     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000



                                                      REGISTRATION NO. 333-42244

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               WEBVAN GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            77-0446411
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               310 LAKESIDE DRIVE
                             FOSTER CITY, CA 94404
                                 (650) 627-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GEORGE T. SHAHEEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               WEBVAN GROUP, INC.
                               310 LAKESIDE DRIVE
                             FOSTER CITY, CA 94404
                                 (650) 627-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           JEFFREY D. SAPER, ESQ.                      DANIEL G. KELLY, JR., ESQ.
         J. ROBERT SUFFOLETTA, ESQ.                       DAVIS POLK & WARDWELL
      WILSON SONSINI GOODRICH & ROSATI                     1600 EL CAMINO REAL
          PROFESSIONAL CORPORATION                        MENLO PARK, CA 94025
             650 PAGE MILL ROAD                              (650) 752-2000
             PALO ALTO, CA 94304
               (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LOGO                                                                        LOGO

                        JOINT PROXY STATEMENT/PROSPECTUS

                    WEBVAN GROUP, INC./HOMEGROCER.COM, INC.

To the Stockholders of Webvan Group, Inc. and HomeGrocer.com, Inc.:

     After careful consideration, the boards of directors of Webvan and HomeGrocer have unanimously approved a merger between Webvan and HomeGrocer.


     If the merger is completed, each share of HomeGrocer will be exchanged for
1.07605 shares of Webvan common stock. Webvan common stock is traded on the Nasdaq National Market under the trading symbol "WBVN," and on August 3, 2000, the closing price of Webvan common stock was $5.25 per share. Based on the capitalization of the two companies as of July 31, 2000, 137,777,814 shares of Webvan common stock would be issued to HomeGrocer stockholders in connection with the merger, representing approximately 28% of the outstanding shares of Webvan common stock after the merger.


     The merger cannot be completed unless a quorum of the outstanding shares of Webvan and HomeGrocer are represented in person or by proxy at each of the stockholder meetings described below, and a majority of the shares represented at the Webvan meeting and the holders of two-thirds of the outstanding shares of HomeGrocer vote in favor of the proposals presented relating to the merger. The attached joint proxy statement/prospectus provides detailed information concerning Webvan, HomeGrocer, the merger and proposals related to the merger. Please give all of the information contained in the joint proxy statement/ prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 6 of this joint proxy statement/prospectus.

     AFTER CAREFUL CONSIDERATION, THE BOARDS OF DIRECTORS OF BOTH WEBVAN AND HOMEGROCER HAVE UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO THE STOCKHOLDERS OF THEIR COMPANIES AND IN THEIR BEST INTERESTS. THE BOARDS OF DIRECTORS OF BOTH COMPANIES UNANIMOUSLY RECOMMEND ITS ADOPTION TO THE STOCKHOLDERS OF THEIR COMPANY.

     Stockholders of HomeGrocer and Webvan are cordially invited to attend stockholder meetings to vote on the merger:


     - The special meeting of HomeGrocer stockholders will be held on August 31, 2000 at 2:00 p.m. local time at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington 98101. Only stockholders who hold shares of HomeGrocer at the close of business on July 31, 2000 will be entitled to vote at this special meeting.



     - The special meeting of Webvan stockholders will be held on August 31, 2000 at 2:00 p.m. local time at the San Francisco Airport Marriott, 1800 Old Bayshore Highway, Burlingame, California 94010. Only stockholders who hold shares of Webvan at the close of business on July 28, 2000 will be entitled to vote at this special meeting.


     Please use this opportunity to take part in the affairs of Webvan and HomeGrocer by voting on the merger. Whether or not you plan to attend the Webvan or HomeGrocer meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the appropriate meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     We appreciate your consideration of this matter.


/s/ George T. Shaheen                          /s/ Mary Alice Taylor
George T. Shaheen                              Mary Alice Taylor
President and Chief Executive Officer          Chairman and Chief Executive Officer
Webvan Group, Inc.                             HomeGrocer.com, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         This joint proxy statement/prospectus is dated August 3, 2000 and will be first mailed to stockholders on or about August 10, 2000

                               WEBVAN GROUP, INC.
                               310 LAKESIDE DRIVE
                             FOSTER CITY, CA 94404
                                 (650) 627-3000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON AUGUST 31, 2000 AT 2:00 P.M.


To Our Stockholders:


     A Special Meeting of Stockholders of Webvan Group, Inc. will be held at the San Francisco Airport Marriott, 1800 Old Bayshore Highway, Burlingame, CA 94010, on August 31, 2000 at 2:00 p.m., Pacific time, for the following purposes:


          1. To approve the issuance of shares of Webvan common stock in the proposed merger of a wholly owned subsidiary of Webvan, with and into HomeGrocer.com, Inc., as contemplated by the Agreement and Plan of Reorganization dated as of June 25, 2000, between Webvan and HomeGrocer. Webvan will issue 1.07605 shares of common stock in exchange for each outstanding share of common stock of HomeGrocer and HomeGrocer will become a wholly-owned subsidiary of Webvan.

          2. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. We encourage you to read the entire document carefully.


     We have fixed the close of business on July 28, 2000 as the record date for the determination of our stockholders entitled to vote at this meeting.


                                          By Order of the Board of Directors of
                                          Webvan Group, Inc.

                                          /s/ George T. Shaheen
                                          George T. Shaheen
                                          President and Chief Executive Officer
Foster City, California

August 3, 2000


     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              HOMEGROCER.COM, INC.
                             10230 NE POINTS DRIVE
                               KIRKLAND, WA 98033
                                 (425) 201-7575

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON AUGUST 31, 2000 AT 2:00 P.M.


To Our Stockholders:


     NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of HomeGrocer.com, Inc. will be held on August 31, 2000, at 2:00 p.m. at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington 98101, to:


          1. Consider and vote on the proposed merger of a wholly-owned subsidiary of Webvan Group, Inc., with and into HomeGrocer.com, Inc., as contemplated by the Agreement and Plan of Reorganization dated as of June 25, 2000, between Webvan and HomeGrocer. In the merger, Webvan will issue 1.07605 shares of its common stock in exchange for each outstanding share of common stock of HomeGrocer and HomeGrocer will become a wholly-owned subsidiary of Webvan.

          2. Transact such other business as may properly come before the special meeting or any adjournment thereof.

     The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. You are encouraged to read the entire document carefully.


     The board of directors has fixed the close of business on July 31, 2000, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.


                                          By Order of the Board of Directors of
                                          HomeGrocer.com, Inc.

                                          /s/ Mary Alice Taylor
                                          Mary Alice Taylor
                                          Chairman of the Board and Chief
                                          Executive Officer

August 3, 2000

Kirkland, Washington

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS FOR WEBVAN STOCKHOLDERS AND HOMEGROCER
  STOCKHOLDERS..............................................    1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    3
     Forward-Looking Statements.............................    3
     The Companies..........................................    3
     Summary of the Merger..................................    4
RISK FACTORS................................................    6
     General Risks Related to the Merger....................    6
SELECTED CONSOLIDATED FINANCIAL DATA........................   29
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   33
COMPARATIVE PER SHARE DATA..................................   40
MARKET PRICE AND DIVIDEND INFORMATION.......................   41
THE WEBVAN MEETING..........................................   42
THE HOMEGROCER MEETING......................................   45
THE MERGER..................................................   48
     Background of the merger...............................   48
     HomeGrocer's reasons for the merger....................   51
     Recommendation of the HomeGrocer Board of Directors....   53
     Webvan's reasons for the merger........................   53
     Recommendation of Webvan's Board of Directors..........   55
     Opinion of Webvan's financial advisor..................   55
     Opinion of HomeGrocer's financial advisor..............   60
     Interests of HomeGrocer directors, officers and
      significant stockholders in the merger................   66
     Completion and effectiveness of the merger.............   67
     Structure of the merger and conversion of HomeGrocer
      common stock..........................................   67
     Exchange of HomeGrocer stock certificates for Webvan
      stock certificates....................................   67
     No dividends...........................................   68
     Material United States federal income tax
      considerations........................................   68
     Accounting treatment for the merger....................   70
     Regulatory filings and approvals required to complete
      the merger............................................   70
     Certain securities laws considerations.................   70
     Dissenters' rights.....................................   70
     Listing on the Nasdaq Market of Webvan common stock to
      be issued in the merger...............................   71
     Delisting and deregistration of HomeGrocer common stock
      after the merger......................................   71
THE MERGER AGREEMENT........................................   72
AGREEMENTS RELATED TO THE MERGER............................   86
WEBVAN BUSINESS.............................................   90
     Webvan's Management's Discussion and Analysis of
      Financial Condition and Results of Operations.........  100
     Webvan Management......................................  107
     Webvan Principal Stockholders..........................  114
     Webvan Transactions with Related Parties...............  117
HOMEGROCER BUSINESS.........................................  118
     HomeGrocer Management's Discussion and Analysis of
      Financial Condition and Results of Operations.........  126
     HomeGrocer Management..................................  135
     HomeGrocer Principal Stockholders......................  137

                                                              PAGE
                                                              ----
     HomeGrocer Transactions with Related Parties...........  140
DESCRIPTION OF WEBVAN CAPITAL STOCK.........................  141
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE
  MATTERS...................................................  144
RIGHTS OF DISSENTING HOMEGROCER STOCKHOLDERS................  153
LEGAL MATTERS...............................................  155
EXPERTS.....................................................  155
STOCKHOLDER PROPOSALS.......................................  155
WHERE YOU CAN FIND MORE INFORMATION.........................  156
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1
ANNEX A Agreement and Plan of Reorganization
ANNEX B Opinion of Webvan's Financial Advisor, Goldman,
  Sachs & Co.
ANNEX C Opinion of HomeGrocer's Financial Advisor, Morgan
  Stanley & Co. Incorporated
ANNEX D Amazon.com, Inc. Registration Rights Agreement
ANNEX E Chapter 23B.13 of the Washington Business
  Corporation Act (Dissenters' Rights)

                 QUESTIONS AND ANSWERS FOR WEBVAN STOCKHOLDERS
                          AND HOMEGROCER STOCKHOLDERS

Q: WHY ARE THE COMPANIES PROPOSING TO MERGE?

    A: Webvan and HomeGrocer are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earnings power and growth potential than either company would have on its own.

       We also believe the complementary geographical presence of the two companies will provide an opportunity to accelerate the revenue growth of the combined company and extend its position in the online delivery retail marketplace.


Q: WHAT WILL BE THE EFFECT OF THE MERGER ON THE STOCKHOLDERS OF WEBVAN AND
   HOMEGROCER? (SEE PAGE 48)


    A: Upon consummation of the merger, HomeGrocer will become a wholly-owned subsidiary of Webvan. After the merger, the current stockholders of Webvan will own approximately 72% of Webvan and the former stockholders of HomeGrocer will own approximately 28% of Webvan.

Q: WHAT WILL HOMEGROCER COMMON STOCKHOLDERS RECEIVE IN THE MERGER?

    A: When the merger is completed, holders of HomeGrocer common stock will receive 1.07605 shares of Webvan common stock in exchange for each outstanding share of HomeGrocer common stock. No fractional shares will be issued. HomeGrocer common stockholders that otherwise would receive fractional shares will instead receive cash in an amount based on the average closing price, as reported on the Nasdaq National Market, of Webvan common stock for the five trading days immediately preceding the last full trading day prior to the effective date of the merger.

       Upon completion of the merger, Webvan will assume options and warrants to purchase shares of HomeGrocer common stock in connection with the merger. The number of shares of Webvan common stock purchasable under each post-merger option or warrant will be calculated using the merger exchange ratio of 1.07605 shares of Webvan common stock for each share of HomeGrocer.

Q: DOES THE BOARD OF DIRECTORS OF WEBVAN RECOMMEND VOTING IN FAVOR OF THE
   ISSUANCE OF WEBVAN SHARES IN THE MERGER?

    A: Yes. After careful consideration, Webvan's board of directors unanimously recommends that its stockholders vote in favor of the issuance of Webvan common stock to the stockholders of HomeGrocer in the merger. Certain Webvan stockholders have agreed to vote shares totaling approximately 40% of the outstanding shares of Webvan in favor of the share issuance.

Q: DOES THE BOARD OF DIRECTORS OF HOMEGROCER RECOMMEND VOTING IN FAVOR OF THE
   MERGER?

    A: Yes. After careful consideration, HomeGrocer's board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the proposed merger. Certain directors and their affiliated entities have agreed to vote shares totaling approximately 55% of the outstanding shares of HomeGrocer in favor of the merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


    A: Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page 6.

Q: WHAT DO I NEED TO DO NOW? (SEE PAGES 42 AND 45)


    A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting.

       If you do not include instructions on how to vote your properly signed proxy card, your common stock will be voted "FOR" approval of matters related to the merger.

       HOMEGROCER STOCKHOLDERS, PLEASE DO NOT SEND YOUR HOMEGROCER STOCK CERTIFICATES AT THIS TIME.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE

   MY SHARES FOR ME? (SEE PAGES 43, 46)


    A: Brokers cannot vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE? (SEE PAGES 43, 47)


    A: If you want to change your vote, send the secretary of Webvan or HomeGrocer, as applicable, a later-dated, signed proxy card before your meeting or attend the meeting in person. You may also revoke your proxy card by sending written notice to the applicable secretary before the meeting. If you have signed a stockholder voting agreement in connection with the merger agreement, you have agreed not to revoke your proxy.

Q: AS A HOMEGROCER STOCKHOLDER, SHOULD I SEND IN MY HOMEGROCER STOCK

   CERTIFICATES NOW? (SEE PAGE 67)


    A: No. After the merger is completed, Webvan will send you written instructions for exchanging your HomeGrocer stock certificates for Webvan stock certificates.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 67)


    A: Webvan and HomeGrocer are working toward completing the merger as quickly as possible. We hope to complete the merger late in the third calendar quarter or early in the fourth calendar quarter of 2000.


Q: WILL I BE TAXED ON THE MERGER? (SEE PAGE 68)


    A: Webvan stockholders and HomeGrocer stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except that HomeGrocer stockholders will recognize gain or loss resulting from the receipt of cash instead of any fractional shares of Webvan common stock. All stockholders are urged to consult their own tax advisor to determine their particular tax consequences.


Q: ARE THE HOMEGROCER STOCKHOLDERS ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?
   (SEE PAGE 70)



    A: Yes, HomeGrocer stockholders have the opportunity to assert dissenters' rights relating to the merger. To claim these rights, HomeGrocer stockholders must comply with the requirements of Washington law. You should read the section called Rights of Dissenting HomeGrocer Stockholders on page 70.



Q: ARE THE WEBVAN STOCKHOLDERS ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?


    A: No.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

    A: Webvan stockholders should call Robert Okunski, at (650) 627-3944, with any questions about the merger.

       HomeGrocer stockholders should call Rob Flores, at (425) 201-7606, with any questions about the merger.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of Webvan with and into HomeGrocer, and it is being sent to the holders of HomeGrocer common stock and holders of Webvan common stock. This summary may not contain all of the information that is important to you. You should read carefully this entire document, including the merger agreement and other documents attached to this joint proxy statement/prospectus and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the merger agreement (and the exhibits thereto), which is attached as Annex A, the opinion of Goldman, Sachs & Co., which is attached as Annex B, the opinion of Morgan Stanley & Co. Incorporated, which is attached as Annex C, the Amazon.com Registration Rights Agreement, which is attached as Annex D and Chapter 23B.13 of the Washington Business Corporation Act relating to dissenters' rights, which is attached as Annex E.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Webvan and HomeGrocer that are based on the beliefs of the management of Webvan and HomeGrocer as well as assumptions made by and information currently available to the management of Webvan and HomeGrocer including statements related to the designed capacity of distribution facilities, the time required for a distribution facility to operate at designed capacity, the timing and amount of capital expenditures and financing needs, and the economics of a distribution facility including its revenue potential, average order size, orders processed per day, cash flow potential and operating margin. In addition, when used in this document, the words "likely," "will," "suggests," "may," "would," "could," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to Webvan or HomeGrocer or the management of either company, may identify forward-looking statements. Such statements reflect the judgment of Webvan or HomeGrocer management as of the date of this joint proxy statement/prospectus with respect to future events, the outcome of which is subject to certain risks, including the risk factors set forth herein, which may have a significant impact on the business, operating results or financial conditions of Webvan, HomeGrocer or the combined company. Stockholders are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Neither Webvan nor HomeGrocer undertake any obligation to update forward-looking statements.

                                 THE COMPANIES

                               WEBVAN GROUP, INC.
                               310 Lakeside Drive
                             Foster City, CA 94404
                                 (650) 627-3000

     Webvan is an Internet retailer offering delivery of consumer products through an innovative proprietary business design which integrates its Webstore, distribution center and delivery system. Webvan's current product offerings are principally focused on food, non-prescription drug products and general merchandise, such as housewares, pet supplies and books. Webvan currently has distribution centers in Oakland, California, Atlanta, Georgia and Chicago, Illinois. Webvan's Oakland distribution center serves the San Francisco Bay Area and Sacramento, California markets.
                              HOMEGROCER.COM, INC.
                             10230 NE Points Drive
                               Kirkland, WA 98033
                                 (425) 201-7500

     HomeGrocer is a retailer of grocery and other consumer products on the Internet. HomeGrocer operates a state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with local supermarket prices. HomeGrocer has rapidly expanded since its initial launch of service in June 1998, and currently serves customers in Seattle, Washington; Portland, Oregon; Orange County, Los Angeles, and San Diego, California; and Dallas, Texas; and San Diego, California.

                             SUMMARY OF THE MERGER


THE MERGER (SEE PAGE 48)

     In the merger, HomeGrocer will merge with a wholly-owned subsidiary of Webvan. HomeGrocer will survive the merger as a wholly-owned subsidiary of Webvan. HomeGrocer common stockholders will receive, in exchange for each of their shares, 1.07605 shares of Webvan common stock.

     The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 81)


     Webvan's and HomeGrocer's respective obligations to complete the merger are subject to the satisfaction or waiver of closing conditions.

     If either Webvan or HomeGrocer waives any conditions, we will each consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from our respective stockholders is appropriate.

VOTE REQUIRED FOR APPROVAL

     The holders of a majority of the shares of Webvan common stock present or represented by proxy at the stockholders' meeting must approve the issuance of Webvan common stock in the merger. Webvan stockholders are entitled to cast one vote per share of Webvan common stock owned as of the record date. Webvan stockholders holding approximately 40% of the votes represented by outstanding Webvan common stock as of the record date have agreed to vote their common stock of Webvan in favor of the issuance of common stock in the merger.

     The holders of two-thirds of the outstanding shares of HomeGrocer common stock must approve the merger agreement and the merger. HomeGrocer stockholders holding approximately 55% of the outstanding common shares as of the record date have agreed to vote all their shares in favor of the merger agreement and the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 82)


     Webvan and HomeGrocer each have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee by the terminating party.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY FOLLOWING THE MERGER

     Following the merger, the board of directors of the combined company will consist of the then current members of Webvan's board of directors, and James Barksdale and Mary Alice Taylor, directors of HomeGrocer.

     Following the merger, George T. Shaheen, the current President and Chief Executive Officer of Webvan, will continue to be President and Chief Executive Officer of the combined company.


OPINIONS OF WEBVAN'S AND HOMEGROCER'S FINANCIAL ADVISORS (SEE PAGES 55, 60)


     In connection with the merger, Webvan's board of directors considered the opinion it received from its financial advisor, Goldman, Sachs & Co., as to the fairness, from a financial point of view, to Webvan, of the exchange ratio provided for in the merger agreement. HomeGrocer's board of directors considered the opinion it received from its financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness, from a financial point of view, to the holders of HomeGrocer common stock, of the exchange ratio provided for in the merger agreement. The full text of the written opinions of the financial advisors are attached to the back of this document as Annex B and Annex C, and should be read carefully in their entirety to understand the procedures followed, the assumptions made, matters considered and limitations on the review undertaken in providing the opinions. The opinion of Goldman, Sachs & Co. is directed to the Webvan board and the opinion of Morgan Stanley & Co. Incorporated is directed to the

HomeGrocer board, and these opinions do not address the prices at which Webvan's common stock will trade after the proposed merger and do not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the proposed merger.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 68)


     We have structured the merger so that, in general, Webvan, Webvan's stockholders, HomeGrocer and HomeGrocer's stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except as a result of cash received by HomeGrocer stockholders instead of fractional shares of Webvan common stock.

     It is a condition to the merger that both Webvan and HomeGrocer receive legal opinions to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 70)


     Webvan intends to account for the merger as a "purchase" for financial accounting purposes, in accordance with United States generally accepted accounting principles. As a result, a significant amount of goodwill is expected to be created, which will be amortized to expense over five years.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 66)


     When considering the recommendations of HomeGrocer's board of directors, you should be aware that certain HomeGrocer directors, officers and stockholders have interests in the merger that are different from, or are in addition to, yours. These interests include the acceleration of options, or the lapse of HomeGrocer's right to repurchase restricted shares held by various HomeGrocer executive officers and directors, the employment of certain HomeGrocer executive officers by Webvan after the merger and the indemnification of directors and officers of HomeGrocer against certain liabilities both before and after the merger.

DISSENTERS' RIGHTS (SEE PAGE 70)


     Under Washington law, stockholders of HomeGrocer are entitled to dissenters' rights in connection with the merger, provided that they follow the proper procedures to perfect their dissenters' rights.

     Stockholders of Webvan are not entitled to dissenters' rights in connection with the merger.


RESTRICTIONS ON THE ABILITY TO SELL WEBVAN STOCK (SEE PAGE 87)


     All Webvan common stock received by HomeGrocer stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either HomeGrocer or Webvan under the Securities Act of 1933 as amended. Shares of Webvan held by affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act.

     Certain Webvan stockholders and HomeGrocer stockholders that will hold in the aggregate approximately 245.4 million shares of Webvan common stock following the merger have agreed not to sell or transfer such shares for a period of six months after the merger. In addition, Amazon.com, a HomeGrocer stockholder that we expect will receive approximately 29.8 million shares of Webvan common stock in the merger, has agreed not to sell or transfer any shares of Webvan common stock it receives in the merger for a period of six months after the merger, with the exception of up to three million shares that may be sold in the first three months after the merger and an additional five million shares that may be sold in the second three months after the merger. In connection with the merger, Webvan granted Amazon.com rights to have its shares of Webvan common stock registered for resale under the Securities Act.

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                                  RISK FACTORS

     The merger involves a high degree of risk. By voting in favor of the merger, current HomeGrocer stockholders will be choosing to invest in Webvan common stock, and current Webvan stockholders will face dilution of their ownership interest in Webvan. An investment in Webvan common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, the combined company, Webvan and HomeGrocer, in deciding whether to vote for the merger and the related issuance of Webvan shares.

GENERAL RISKS RELATED TO THE MERGER

THE NUMBER OF WEBVAN SHARES TO BE RECEIVED BY HOMEGROCER STOCKHOLDERS IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED FOR CHANGES IN THE PRICE OF WEBVAN OR HOMEGROCER SHARES.

     Webvan's stock price is volatile and the value of Webvan common stock issued in the merger will depend on its market price at the time of the merger, and no adjustment will be made as a result of changes in the market price of Webvan's common stock.

     At the closing of the merger, each share of HomeGrocer common stock will be exchanged for 1.07605 shares of Webvan common stock. This exchange ratio will not be adjusted for changes in the market price of Webvan common stock or HomeGrocer common stock. In addition, neither Webvan nor HomeGrocer may terminate or renegotiate the merger agreement, and HomeGrocer may not resolicit the vote of its stockholders solely because of changes in the market price of Webvan common stock or HomeGrocer common stock. Any reduction in Webvan's common stock price will result in HomeGrocer stockholders receiving less value in the merger at closing. HomeGrocer stockholders will not know the exact value of Webvan's common stock to be issued to them in the merger at the time of the special meeting of HomeGrocer stockholders.

     The market price of Webvan's common stock, like that of the shares of many other technology and Internet companies, has been and is expected to continue to be volatile. For example, since Webvan's initial public offering on November 4, 1999, Webvan common stock has traded as high as $34.00 per share and as low as $4.375 per share.

     Recently, the stock market in general and the shares of Internet companies in particular have experienced significant price fluctuations. The market price of Webvan's common stock is expected to continue to fluctuate significantly in response to various factors, including:

     - Webvan's historical and anticipated quarterly and annual operating results;

     - Webvan's historical and anticipated operating metrics such as the number of orders per day, the number of active customers and the frequency with which they order, average order size, and gross margin;

     - Webvan's ability to prove its business model, including the ability of a distribution center to break even on a cash flow basis in the fifth quarter of its operations;

     - the timing and success of Webvan's expansion plans as Webvan constructs and begins to operate new distribution centers in additional geographic markets;

     - variations between Webvan's actual results and the expectations of investors or published reports or analyses of Webvan;

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

     - announcements by Webvan or others and developments affecting Webvan's business, systems or expansion plans; and

     - conditions and trends in e-commerce industries, particularly the online grocery industry.

WEBVAN WILL FACE SIGNIFICANT CHALLENGES IN INTEGRATING WEBVAN AND HOMEGROCER AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     Integrating the operations and personnel of Webvan and HomeGrocer will be a complex process, and Webvan is uncertain that the integration will be completed in a timely manner or will achieve the anticipated benefits of the merger. Since HomeGrocer is located in Kirkland, Washington, it may be more difficult to retain employees of HomeGrocer if, after the merger, some of the activities and management of HomeGrocer move from Kirkland, Washington to the San Francisco Bay Area. The successful integration of Webvan and HomeGrocer will require, among other things, integration of their finance, human resources and sales and marketing groups and coordination of development efforts. The diversion of the attention of Webvan's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of Webvan's business. Further, the process of combining Webvan and HomeGrocer could negatively affect employee morale and the ability of Webvan to retain some of its key employees after the merger.

     Webvan's business model depends upon a high degree of technology integration among its Webstore, merchandising, fulfillment and delivery subsystems. Following the merger, Webvan plans to use a single technology platform for the operation of both Webvan's distribution centers and HomeGrocer's customer fulfillment centers in an effort to enhance the operations of HomeGrocer fulfillment centers. The time or cost required to transition the HomeGrocer model, which operates smaller, less automated facilities and uses direct delivery rather than the hub and spoke delivery system used by Webvan, to a technology platform that is common to the Webvan business model may be greater than anticipated and will strain Webvan's limited technology resources, which could have a material adverse effect on Webvan's business and results of operations. Webvan cannot assure you that the proposed technology platform integration will materially improve the operation or financial performance of the HomeGrocer's customer fulfillment centers.

     Webvan expects to incur significant costs in connection with integrating the combined companies' operations as described in Note 2(D) of the Notes to Unaudited Pro Forma Financial Combined Condensed Consolidated Financial Statements on page 37 and the pro forma adjustment to which Note 2(D) relates. Costs associated with the merger may prove to be greater than expected which could have an adverse effect on Webvan's financial condition and available capital resources.

     In addition, Webvan will be required to determine whether to maintain or eliminate differences in the particular features of the two companies' business models, such as the duration of a delivery window and the selection of grocery and other items offered. The elimination of one or more of these differences in connection with the integration process may adversely impact customer experiences or the productivity of facilities or delivery operations, which could have a material adverse effect on Webvan's business and results of operations.

     The success of the merger will also depend upon Webvan's ability to transition existing HomeGrocer customers to the Webvan brand. Webvan cannot assure you that the proposed integration of the two businesses will not result in disruptions in customers' shopping experiences which may have a material adverse effect on Webvan's business and net sales.

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

IF WEBVAN DOES NOT SUCCESSFULLY INTEGRATE HOMEGROCER OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF INVESTORS OR FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF WEBVAN COMMON STOCK MAY DECLINE.

     The market price of Webvan common stock may decline as a result of the merger if:

     - the combined company is unable to obtain additional capital on acceptable terms when required;

     - the integration of Webvan and HomeGrocer is not completed in a timely and efficient manner;

     - Webvan does not achieve the benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts;

     - Webvan's assumptions about HomeGrocer's business model and operations, considered on a stand-alone basis, such as the rate at which a customer fulfillment center's operations will improve, may prove incorrect, thereby requiring additional capital to fund the operating losses of such facilities;

     - the effect of the merger on Webvan's financial results is not consistent with the expectations of financial or industry analysts; or

     - significant stockholders of Webvan following the merger may determine to dispose of their shares because the results of the merger are not consistent with their expectations.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE MARKET PRICE OF HOMEGROCER OR WEBVAN COMMON STOCK.

     If the merger is not completed for any reason, HomeGrocer and Webvan will be subject to a number of material risks, including:

     - the provision in the merger agreement that HomeGrocer and Webvan could be required to pay the other party a termination fee of up to $36.0 million and/or reimburse the other party for costs and expenses incurred in connection with the merger;

     - the market price of HomeGrocer common stock or Webvan common stock may decline to the extent that the current market price of such shares may reflect a market assumption that the merger will be completed;

     - costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

     - benefits that the companies expect to realize from the merger, such as the potentially enhanced financial and competitive position of the combined company, would not be realized; and

     - the diversion of management attention from day-to-day business, and the potential to disrupt employees and relationships with customers and suppliers during the period before consummation of the merger, may affect the financial and market position of either or both companies if the merger does not occur.

     If the merger is terminated and the HomeGrocer board of directors seeks another merger or business combination, HomeGrocer stockholders cannot be certain that HomeGrocer will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Webvan in the merger.

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

DURING THE PENDENCY OF THE MERGER, HOMEGROCER AND WEBVAN MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

     Until the merger is completed or the merger agreement is terminated, subject to specified exceptions, HomeGrocer is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any other person. Webvan is similarly prohibited with respect to similar transactions that are conditioned on the termination of the merger or are structured in a manner that makes it impossible to consummate such transaction and the merger with HomeGrocer. As a result of these prohibitions, HomeGrocer and Webvan may not be able to enter into an alternative transaction at a favorable price.

HOMEGROCER'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of HomeGrocer participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, those of other HomeGrocer stockholders, including the following:

     - as of July 1, 2000, the executive officers and directors of HomeGrocer owned stock, restricted stock or options to purchase an aggregate of approximately 82.5 million shares of HomeGrocer common stock, of which approximately 10.5 million are unvested or subject to a right of HomeGrocer to repurchase the shares. If the merger were completed and an officer terminated other than for cause, as of the above date approximately 1.3 million of the unvested options will accelerate and become immediately exercisable under their existing terms, and the right to repurchase approximately 8.1 million of the unvested shares of restricted stock will lapse under the existing terms of such shares;

     - certain officers of HomeGrocer are entitled to certain benefits, including substantial severance packages, if their employment is terminated after a change of control of HomeGrocer, such as in the merger;

     - Webvan has entered into employment agreements with two executive officers of HomeGrocer that take effect upon consummation of the merger and may enter into agreements with other executive officers;

     - Amazon and Webvan have entered into a registration rights agreement providing Amazon with rights upon completion of the merger to cause Webvan to register the shares of common stock received by Amazon in the merger under the Securities Act; this is a right which has not been given to other HomeGrocer stockholders; and

     - Webvan has agreed to cause the surviving corporation in the merger to indemnify each present and former HomeGrocer officer and director against liabilities arising out of such person's services as an officer or director. Webvan will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

     The directors and officers of HomeGrocer may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. HomeGrocer stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger -- Interests of HomeGrocer directors, officers and significant stockholders in the merger" on page 66.

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

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE HOMEGROCER TO LOSE KEY PERSONNEL.

     Current and prospective HomeGrocer employees may experience uncertainty about their future roles with Webvan. This uncertainty may adversely affect HomeGrocer's ability to attract and retain key management, sales, marketing and technical personnel. In addition, Webvan's ability to successfully integrate the two companies may be adversely affected if a significant number of key HomeGrocer personnel depart prior to consummation of the merger, which would adversely affect Webvan's business and results of operations.

RISKS RELATED TO WEBVAN AND HOMEGROCER

     Except as otherwise specified, the following risk factors relate to the businesses of Webvan and HomeGrocer prior to the merger. If the merger is not consummated for any reason, each company expects to continue to be subject to such risks. If the merger is consummated, the combined company will be subject to the risks of each of Webvan and HomeGrocer.

WEBVAN AND HOMEGROCER ARE EARLY-STAGE COMPANIES OPERATING IN A NEW AND RAPIDLY EVOLVING MARKET.

     Webvan was incorporated in December 1996. From 1997 through May 1999, Webvan was focused on developing its Webstore and constructing and equipping its first distribution center serving the San Francisco Bay Area. Webvan did not begin commercial operations in the San Francisco Bay Area until June 1999, in Atlanta, Georgia until May 2000 and in Chicago, Illinois until August 1, 2000. Webvan's experience operating multiple facilities commenced, therefore, only very recently. Prior to June 1998, HomeGrocer was focused on developing its web site and constructing and equipping its first customer fulfillment center serving the Seattle, Washington area. HomeGrocer did not begin commercial operations in the Seattle area until June 1998, the Portland, Oregon area until May 1999, the Southern California area until September 1999 and the San Diego, California and Dallas, Texas areas until May 2000.

     The limited operating history of Webvan and HomeGrocer makes an evaluation of their respective businesses and prospects very difficult. You must consider their business and prospects in light of the risks and difficulties encountered by an early stage company in the new and rapidly evolving market of e-commerce. These risks and difficulties include, but are not limited to:

     - a complex business system that is unproven at or near the order volumes for which it is designed;

     - lack of sufficient customers, orders, net sales or cash flow;

     - difficulties in managing rapid growth in personnel and operations;

     - high capital expenditures associated with distribution facilities, systems and technologies; and

     - lack of widespread acceptance of the Internet as a means of purchasing groceries and other consumer products.

     Neither company can be certain that its business strategy will be successful or that it will successfully address these risks. The failure of Webvan or HomeGrocer to address any of the risks described above could have a material adverse effect on their businesses.

WEBVAN'S BUSINESS SYSTEM IS NEW AND UNPROVEN AT HIGH VOLUMES, AND THE ACTUAL CAPACITY OF WEBVAN'S SYSTEM MAY BE LESS THAN ITS DESIGNED CAPACITY.

     Webvan has designed a new business system which integrates its Webstore, highly automated distribution center and complex order fulfillment and delivery operations. Webvan has only been

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

delivering products to customers commercially since it began operations from Webvan's Oakland, California distribution center in June 1999 and the average daily volume of orders that Webvan has had to fulfill to date has been significantly below Webvan's designed capacity of 8,000 orders per day and below, as well, the levels that are necessary for Webvan to achieve profitability. Although Webvan's initial distribution center was designed to process product volumes equivalent to approximately 18 supermarkets, as of June 30, 2000, Webvan was operating at less than 40% of such designed capacity.

     HomeGrocer's current facilities were originally designed to process 2,500 orders per day in a single shift operation based on numerous assumptions. The number of orders that can be delivered each day is sometimes constrained by the number of delivery vehicles and employees. To date, the most orders processed in one day by any of HomeGrocer's customer fulfillment centers is approximately 1,670. HomeGrocer has therefore not yet proven that its facilities are capable of assembling or delivering 2,500 orders per day. During the first half of 2000, the average number of orders per day for those customer fulfillment centers which were opened for the entire period was 548.

     Though Webvan's average order size at its prototype distribution center in Oakland has increased in each of its first full four quarters of operation, Webvan cannot assure you that its average order size at Webvan's Oakland facility will remain at current levels or increase in the future. Webvan does not expect any distribution center to operate at designed capacity for several years following its commercial launch, and Webvan cannot assure you that any distribution center will ever operate at or near its designed capacity.

     It is not practicable to test Webvan's system at high volumes except by processing commercial orders. As part of its testing process, Webvan voluntarily limits the number of customer orders accepted in any given delivery window in an effort to ensure that its systems and technologies function properly while maintaining a high level of customer service. Webvan plans to incrementally increase its voluntary limit on orders as Webvan's systems and technologies are proven at each incremental volume level and as the volume of orders justifies deployment of the resources necessary to support such higher volume levels. As a result, the success of Webvan's system in a high order volume environment has yet to be proven. Based on Webvan's operational experiences, Webvan refines and modifies its business systems, operational processes and technologies in connection with the process of scaling its business to its design capacity; such refinements and modifications will continue to be necessary or advisable and the costs associated with them may be material. In addition, new system and technology features developed in response to Webvan's marketing and operational experience have to be integrated into Webvan's systems and technologies. Webvan cannot assure you that its business system will be able to accommodate a significant increase in the number of customers and orders, that such an increase in orders will be matched by the productivity increases in Webvan's operational processes that Webvan assumed in the design of its business systems or that Webvan's initial distribution center or other distribution centers will in fact ever operate at or near designed capacity. If Webvan is unable to effectively accommodate substantial increases in customer orders, Webvan may lose existing customers or fail to add new customers, which would adversely affect its business, net sales and operating margins.

WEBVAN'S BUSINESS SYSTEM IS COMPLEX, AND WEBVAN IS PERIODICALLY AFFECTED BY OPERATIONAL DIFFICULTIES.

     Webvan's business system relies on the complex integration of numerous software and hardware subsystems that utilize advanced algorithms to manage the entire process from the receipt and processing of goods at Webvan's distribution center to the picking, packing and delivery of these goods to customers in a 30-minute delivery window. Webvan has, from time to time, experienced operational "bugs" in its systems and technologies which create system instabilities and which have resulted in order errors such as missing items and delays in deliveries. Webvan's experience to date suggests that new operational bugs in its software and hardware subsystems are likely to be revealed as Webvan increases the order volumes at which its systems are operated. Operational bugs may arise from one or more factors including electro-mechanical equipment failures, computer server or system failures, network outages, software performance problems, power failures or failures to properly maintain software or hardware systems. Webvan expects bugs to continue to occur from time to time, and Webvan cannot assure you that its operations will not be adversely affected. To date, these bugs have been corrected in a short period of time by Webvan employees or contractors or by systems vendors and have not resulted in any long term impact on its operations. In addition, difficulties in implementing refinements or modifications to Webvan's systems have, from time to time, caused Webvan to suffer unanticipated system disruptions, which impair the quality of its service during the period of disruption. The efficient and stable operation of Webvan's business system is critical to consumer acceptance of its service. If Webvan is unable to meet customer demand or service expectations as a result of operational issues, Webvan may be unable to develop customer relationships that result in repeat orders, which would adversely affect its business and net sales.

WEBVAN WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL TO FUND ITS PLANNED EXPANSION, AND WEBVAN CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

     Webvan requires substantial amounts of capital to fund its business operations. In addition, the opening of new distribution centers and the continued development of Webvan's order fulfillment and delivery systems requires significant amounts of capital. The rate at which Webvan's capital is utilized is affected by the pace of its expansion under Webvan's business plan. Since Webvan's inception, Webvan has experienced negative cash flow from operations and expects to experience significant negative cash flow from operations for the foreseeable future. Webvan continues to evaluate alternative means of financing to meet its needs on terms that are attractive to Webvan. Webvan currently anticipates that, assuming no additional distribution centers are built in 2001, its available funds will be sufficient to meet its anticipated capital needs to fund operations and capital expenditures through the period ending June 30, 2001. Webvan expects that it will have to raise additional funds to fund its operations for the period after June 30, 2001. Webvan also currently anticipates that if the merger occurs, assuming no additional distribution centers are built in 2001, its available funds will likewise be sufficient to meet its anticipated capital needs to fund operations and capital expenditures through the period ending June 30, 2001 and expects that it will have to raise additional funds to fund its operations for the period after June 30, 2001. Webvan intends in the immediate future to raise additional funds to support its business plan for 2001 or Webvan will curtail its expansion plans. Webvan cannot be certain that additional financing will be available to it on favorable terms when required, or at all. If Webvan is unable to obtain sufficient additional capital when needed, Webvan would be forced to alter its business strategy which could have a material adverse effect on its business, financial condition and Webvan's ability to reduce losses or generate profits.

     In July 1999, Webvan entered into an agreement with Bechtel for the construction of up to 26 additional distribution centers over three years. Webvan has no obligation under the Bechtel agreement to build any or all of these distribution centers and, consequently, no capital commitment under the agreement until Webvan determines to proceed with the build out of a particular distribution center. Webvan's expenditures for the design, construction and equipping of 26 distribution centers are estimated to be approximately $1.0 billion. Specific capital commitments under this contract are incurred only as and to the extent Webvan determines to proceed with a scheduled build out of a distribution center.

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

     Webvan's future capital needs will be highly dependent on the number and actual cost of additional distribution centers Webvan opens, the timing of openings and the success of Webvan's facilities once they are launched. While Webvan expects that the higher average costs of its initial distribution centers, all of which involve retrofits of existing buildings, will be offset by the anticipated lower average costs of subsequent distribution centers, Webvan cannot assure you of the actual cost of its additional distribution centers. Webvan will need to raise additional capital to fund its planned expansion of additional distribution centers in 2001 and plans to seek to raise such capital in the immediate future. In the past, Webvan has funded its operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. From time to time Webvan has considered and discussed various financing alternatives and expects to continue such efforts. There can be no assurance that such efforts will result in additional capital on terms acceptable to Webvan. If Webvan raises additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of its common stock and Webvan's stockholders may experience substantial dilution.

THE BUSINESS SYSTEMS USED BY WEBVAN AND HOMEGROCER MAY NOT BE READILY OR COST-EFFECTIVELY REPLICABLE IN ADDITIONAL GEOGRAPHIC MARKETS.

     A critical part of the business strategy of Webvan and HomeGrocer is to expand their businesses by opening additional distribution facilities in new markets to achieve economies of scale and leverage their significant and ongoing capital investments in their proprietary business systems. Webvan currently anticipates opening its Baltimore and New Jersey distribution centers in the fourth quarter of 2000, and, given among other things, the pendency of the merger, has determined to postpone the opening of its Seattle distribution center until the first quarter of 2001. Webvan currently plans to open an additional two distribution centers by mid-2001 if it is able to raise sufficient additional capital. Webvan's expansion strategy is dependent upon the ability of its proprietary business system and enabling software to be readily replicated to facilitate expansion into additional geographic markets on a timely and cost-effective basis. Because Webvan's business system is extremely complex and operation of its second distribution center has only recently begun, Webvan has not demonstrated whether its proprietary business system is in fact readily and cost-effectively replicable. Upon the completion of the merger, Webvan will also face the challenge of integrating HomeGrocer's systems into its business system or replicating its own business system in HomeGrocer's locations. The timing and/or cost of implementing this integration plan may be greater than anticipated and may adversely effect customers' shopping experiences which would have a material adverse effect on Webvan's business, net sales and results of operations.

     Webvan has recently determined that it can leverage Webvan's investment in, and utilize the capacity of, certain distribution centers by serving additional markets to the ones in which such facilities are located. While Webvan believes that this will allow Webvan to extend its market reach without a corresponding expenditure of capital resources, Webvan cannot assure you that the incremental revenues associated with entry into such additional markets will warrant the corresponding advertising and operational expenses.

     The ability of Webvan and HomeGrocer to successfully and cost-effectively replicate their business systems in additional geographic markets will also depend upon a number of factors, including:

     - the availability of appropriate and affordable sites that can accommodate distribution facilities;

     - the ability to successfully and cost-effectively hire and train qualified employees to operate new distribution facilities;

     - the ability to develop relationships with local and regional distributors, vendors and other product providers;

     - acceptance of their product and service offerings; and

     - competition.

     The number, timing and cost of opening of new distribution facilities are dependent on these factors and are therefore subject to considerable uncertainty. If the replication element of the expansion strategy of Webvan or HomeGrocer fails, the affected company could incur substantial additional operating costs and be forced to delay its entrance into other markets.

     Webvan currently obtains all of its carousels for Webvan's distribution centers from Diamond Phoenix Corporation. In the event that the supply of carousels from Diamond Phoenix was delayed or terminated for any reason, Webvan believes that it could obtain similar carousels from other sources; however, the integration of other carousels into the complex systems of Webvan's distribution centers could result in construction delays and could require modifications to Webvan's software systems. Similarly, the failure of Diamond Phoenix to support and maintain installed carousels could result in system disruptions, which would impair the quality of Webvan's service during the period of disruption. Accordingly, any delay or termination of Webvan's relationship with Diamond Phoenix could cause a material delay and increased cost in Webvan's planned expansion program, or affect service expectations which could adversely affect its business and sales.

WEBVAN'S EXPANSION PLANS ARE DEPENDENT ON THE PERFORMANCE OF, AND WEBVAN'S RELATIONSHIP WITH, BECHTEL CORPORATION.

     In July 1999, Webvan entered into an agreement with Bechtel, providing for the provision of any combination of engineering, design, procurement, construction and program management services for up to 26 additional distribution centers over three years. Webvan expects to utilize Bechtel's services under this agreement in connection with the construction of future distribution centers. The success of Webvan's expansion program is highly dependent on the success of Webvan's relationship with Bechtel and Bechtel's ability to perform its obligations under the contract. Similarly, the failure of the materials handling equipment systems integrator to perform on its contracts with Webvan could adversely affect the timing and cost of Webvan's expansion. Webvan's working relationship with Bechtel is relatively new and Webvan cannot assure you that it will not encounter unexpected delays or design problems in connection with the build-out of Webvan's distribution centers. Webvan also cannot assure you that its relationship with Bechtel and Bechtel's acquisition of experience in the construction of Webvan's distribution centers will result in the expected cost efficiencies on which are based Webvan's estimates of the average cost of these distribution centers. If Webvan's relationship with Bechtel fails for any reason, Webvan would be forced to engage another contractor, which would likely result in a significant delay in Webvan's expansion plans and could result in increased costs of constructing and equipping Webvan's distribution centers.

WEBVAN AND HOMEGROCER HAVE LITTLE EXPERIENCE IN MANAGING GEOGRAPHICALLY DIVERSE OPERATIONS.

     Webvan has only very recently begun operating in more than one region and managing multiple distribution centers. HomeGrocer has operated in multiple markets for over a year but only recently began operating in areas other than on the West Coast. The success of each company's expansion plans will depend upon a number of factors, including:

     - the ability to integrate the operations of new distribution facilities into existing operations;

     - the ability to coordinate and manage distribution operations in multiple, geographically distant locations;

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

     - the ability to respond to issues specific to other geographic areas, such as adverse seasonal weather conditions that are not present in the initial markets; and

     - the ability to establish and maintain adequate management and information systems and financial controls.

     Any failure by Webvan or HomeGrocer to successfully address these factors; as applicable, could have a material adverse effect on its ability to expand and on its results of operations.

     Upon completion of the merger, Webvan's ability to integrate the operations of HomeGrocer's operations in six markets not previously served by Webvan (Seattle, Washington; Portland, Oregon; Los Angeles, Orange County and San Diego, California; and Dallas, Texas) will also depend on its ability to successfully address such factors.

WEBVAN AND HOMEGROCER ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW.

     Webvan and HomeGrocer have experienced significant net losses and negative cash flow since inception. As of June 30 and July 1, 2000, respectively, Webvan had an accumulated deficit of $291.6 million and HomeGrocer had an accumulated deficit of $195.1 million. Webvan incurred net losses of $132.2 million, $144.6 million and $12.0 million for the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998, respectively. HomeGrocer incurred net losses of $101.9 million, $84.0 million and $7.9 million for the 26 week period ended July 1, 2000 and the fiscal years ended January 1, 2000 and January 2, 1999, respectively. Each of Webvan and HomeGrocer will continue to incur significant capital and operating expenses over the next several years in connection with planned expansion, including:

     - the construction of and equipment for new Webvan distribution centers in additional geographic markets at an estimated cost of $30.0 million to $35.0 million per distribution center based on Webvan's experience to date and efficiencies it expects will be progressively realized over the course of Webvan's contract with Bechtel, such as savings associated with procurement for multiple sites and the design of standardized build-to-suit buildings which is expected to reduce construction time and result in construction efficiencies;

     - approximately $6.0 to $9.0 million to equip any new HomeGrocer customer fulfillment center in additional geographic markets;

     - the continued expansion and development of operations at currently operational distribution facilities;

     - increases in personnel at distribution facilities;

     - brand development, customer service, marketing and other promotional activities;

     - operating losses anticipated to be incurred at each distribution facility until such time as it achieves breakeven economics;

     - the continued development of their respective computer networks, websites, warehouse management and order fulfillment systems and delivery infrastructure; and

     - the development of strategic business relationships.

     If a Webvan distribution center, viewed as a stand-alone business unit without regard to headquarters' costs and certain promotional costs, is able to successfully operate at the volume and cost levels expected to be reached by a distribution center at the end of the first year of operation, Webvan expects that the annualized earnings before interest, taxes, depreciation and amortization for that distribution center, would be positive and the distribution center would start to generate cash flow beginning in the fifth quarter of operations. If a distribution center, viewed as a stand-alone

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

business unit without regard to headquarters' costs, is able to operate successfully at volumes and costs expected to be reached through the end of the third year of operation, Webvan expects that the annualized earnings before interest, taxes, depreciation and amortization for that distribution center, from its launch through the end of that three-year period, would approximate the expected costs of constructing and equipping such distribution center. Webvan cannot assure you that its distribution centers will be able to successfully operate at expected volume or cost levels, which are dependent upon a number of factors including the productivity of delivery operations and the productivity of Webvan's distribution center employees and operational processes.

     As a result of the factors described above, both Webvan and HomeGrocer expect to continue to have operating losses and negative cash flow on a quarterly and annual basis for the foreseeable future. To achieve profitability, the companies must accomplish the following objectives:

     - substantially increase the number of customers and the number of orders placed by its customers;

     - ensure that its systems and technologies function properly at increased volumes;

     - generate a sufficient average order size;

     - achieve favorable gross margins; and

     - achieve favorable operating margins, including by improving the productivity of distribution facility operations and delivery operations.

     Neither Webvan nor HomeGrocer can assure you that it will be able to achieve these objectives.

     In addition, because of the substantial capital costs associated with the development of distribution facilities, Webvan and HomeGrocer will be unable to achieve profitability or reduce their operating losses if they do not process sufficient order volumes. Furthermore, because of the significant capital and operating expenses associated with expansion, the overall losses of Webvan and HomeGrocer will increase significantly from current levels in the event of continued expansion. If either company does achieve profitability, it cannot be certain that it would be able to sustain or increase such profitability on a quarterly or annual basis in the future. If either company cannot achieve or sustain profitability, it may not be able to meet its working capital requirements, which would have a material adverse effect on its business.

THE SIGNIFICANT CAPITAL INVESTMENT REQUIRED BY THE BUSINESS DESIGNS OF WEBVAN AND HOMEGROCER MAY ADVERSELY AFFECT THEIR ABILITY TO ENTER ADDITIONAL MARKETS IN A TIMELY AND EFFECTIVE MANNER AND COULD HARM THEIR COMPETITIVE POSITION.

     The business designs of Webvan and HomeGrocer require a significant capital investment to build, equip and launch distribution facilities in the markets in which they seek to operate. Their competitors, both on-line and traditional brick and mortar retailers, have developed or may develop systems that are not as highly automated or capital-intensive. This could enable on-line competitors to commence operations in, or through the use of third party delivery services, offer their products in a particular geographic market before Webvan or HomeGrocer is able to do so, which could harm their competitive position.

WEBVAN AND HOMEGROCER FACE INTENSE COMPETITION FROM TRADITIONAL AND ONLINE RETAILERS OF GROCERY PRODUCTS AND OTHER PRODUCTS.

     The grocery retailing business is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise the principal competition for Webvan and HomeGrocer as an on-line grocery retailer, although each company also faces substantial competition from convenience stores, liquor retailers, membership warehouse clubs,

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

specialty retailers, supercenters, and drugstore chains. To the extent that Webvan or HomeGrocer adds non-grocery store product categories, local, regional and national retailers in those product categories, as well as online retailers in those product categories, will provide competition in those areas. Recently, Safeway, a traditional grocery chain, acquired securities convertible into 50% of GroceryWorks.com, an Internet grocer currently serving markets in Texas, and Royal Ahold, the owner of several traditional grocery chains, acquired securities convertible into 51% of Peapod. In November 1999, Albertson's introduced an Internet-based service in the Seattle area. Many existing and potential competitors, particularly traditional grocers and retailers such as Safeway, Royal Ahold and Albertson's and certain online retailers, are larger and have substantially greater resources than Webvan or HomeGrocer do separately or on a combined basis. Webvan and HomeGrocer expect that this competition in the online grocery and other product categories will intensify in the coming years.

     Webvan's initial distribution center in Oakland, California operates in the San Francisco Bay Area and Sacramento markets. In these markets, Webvan competes primarily with traditional grocery retailers and with online grocers NetGrocer and Peapod. In Atlanta, Georgia and Chicago, Illinois, where Webvan has recently opened distribution centers, Webvan competes primarily with traditional grocery retailers and online grocers Peapod and Streamline. The number and nature of competitors and the amount of competition Webvan and HomeGrocer will experience will vary by market. In other markets, Webvan and HomeGrocer expect to compete with respect to supermarket offerings primarily with traditional grocery retailers and these and other online grocers, including Albertson's, HomeRuns, GroceryWorks, ShopLink and Streamline. The principal competitive factors that affect Webvan and HomeGrocer's businesses are location, breadth of product selection, quality, service, price and consumer loyalty to traditional and online grocery retailers. If either Webvan or HomeGrocer fails to compete effectively in any one of these areas, the affected company may lose existing and potential customers which would have a material adverse effect on its business, net sales and operating margins.

IF WEBVAN OR HOMEGROCER FAILS TO GENERATE SUFFICIENT LEVELS OF REPEAT ORDERS AND MARKET PENETRATION, BUSINESS AND NET SALES WILL BE ADVERSELY AFFECTED.

     In the online retail industry, customer attrition rates, or the rates at which subscribers cancel a service, are generally high. Webvan and HomeGrocer depend upon customers to continue to order after their initial order is placed, and each company competes to retain customers once they have used the company's service. Accordingly, the ability of each company to increase the number of orders placed by its customers is dependent upon the level of success not only in getting people to try its service and generating customer accounts, but in converting users into repeat customers. Even occasional failures of systems can cause variations in the levels of operational execution which are sufficient to materially affect the ability of each company to retain customers. Webvan and HomeGrocer cannot assure you that their efforts to convert sufficient numbers of customers into repeat users of their service will be successful.

     In addition, the success of each company's business depends on its ability to establish sufficient levels of market penetration in each market in which they operate. This in turn will depend upon their ability to achieve customer loyalty by means of a high quality of customer service and operational execution. In general, in most of the larger metropolitan areas Webvan has targeted as initial markets, Webvan believes it will need to achieve penetration levels of approximately 1% to 3% of the households in order for Webvan's distribution center in a market to be successful. However, Webvan cannot assure you as to the levels of penetration it will achieve any market, and even if Webvan does achieve these levels of penetration, it cannot assure you that it will achieve positive earnings. If Webvan or HomeGrocer is unable to establish sufficient customer loyalty to achieve market penetration levels or if they experience significant decreases in repeat customer orders as a percentage of orders delivered, their business and net sales could be materially adversely affected.

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

THE INTERNET MAY FAIL TO BECOME A WIDELY ACCEPTED MEDIUM FOR GROCERY SHOPPING.

     Webvan and HomeGrocer rely solely on product orders received through their Webstores for sales. The market for e-commerce is new and rapidly evolving, and it is uncertain whether e-commerce will achieve and sustain high levels of demand and market acceptance, particularly with respect to the grocery industry. The success of Webvan and HomeGrocer will depend to a substantial extent on the willingness of consumers to increase their use of online services as a method to buy groceries and other products and services. Such success will also depend upon vendors' acceptance of Webvan's and HomeGrocer's online service as a significant means to market and sell their products. Moreover, the growth of Webvan and HomeGrocer will depend on the extent to which an increasing number of consumers own or have access to personal computers or other systems that can access the Internet. If e-commerce in the grocery industry does not achieve high levels of demand and market acceptance, the business of Webvan and HomeGrocer will be materially adversely affected.

WEBVAN AND HOMEGROCER MAY FAIL TO ADEQUATELY PREDICT TECHNOLOGY TRENDS.

     New technologies, such as kitchen appliances, hand-held devices and software applications for telephones, are being developed to allow consumers to access the Internet less expensively or more conveniently than with personal computers. Any failure to adequately or cost-effectively create systems or enter into strategic relationships that will allow Webvan's or HomeGrocer's website to be accessed by technologies used by consumers to access the Internet would have a material adverse effect on the affected company's business and net sales.

THE EFFORTS OF WEBVAN AND HOMEGROCER TO BUILD STRONG BRAND IDENTITY AND CUSTOMER LOYALTY MAY NOT BE SUCCESSFUL.

     Webvan and HomeGrocer each believe that establishing and maintaining brand identity and brand loyalty is critical to attracting consumers and vendors. Furthermore, each company believes that the importance of brand loyalty will increase with the proliferation of Internet retailers. In order to attract and retain consumers and vendors, and respond to competitive pressures, each company intends to spend substantial amounts to create and maintain brand loyalty among these groups. Each company plans to accomplish this goal through a variety of programs which may include radio, newspaper, online and television advertising campaigns. Advertising rates, and the cost of advertising campaigns in particular, could increase substantially in the future. In addition, each company must continue to invest in the creation of a world class customer service function as a failure of their customer service representatives to promptly respond to customer inquiries and concerns in a helpful manner may negatively impact customer loyalty. If these branding efforts are not successful or either company is unable to provide high quality customer care, the company's net sales and ability to attract customers will be materially and adversely affected.

     Promotion and enhancement of the each company's brand will also depend on its success in consistently providing a high-quality consumer experience for purchasing groceries and other products. If consumers, other Internet users and vendors do not perceive either company's service offerings to be of high quality, or if either company introduces new services that are not favorably received by these groups, the value of the brand could be harmed. Any brand impairment or dilution could decrease the attractiveness of such company to one or more of these groups, which could harm the company's reputation, reduce its net sales and cause it to lose customers. Promotion and enhancement of the Webvan brand will also depend upon its success in identifying its website in customers' minds as a website for non-grocery products. Failure of consumers to perceive Webvan as other than an on-line grocery e-tailer may limit Webvan's ability to capitalize on the potential of its distribution center infrastructure.

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

     Upon completion of the merger, Webvan intends to transition the business of HomeGrocer to the Webvan brand. The integration process may result in the disruption of customers' shopping experience which may have a material adverse effect on Webvan's business and net sales. In addition, the inability of HomeGrocer to be able to offer the same breadth and depth of products from its facilities as Webvan does may adversely impact Webvan's efforts to develop a consistent brand which could result in one or more of the adverse effects described above.

IF WEBVAN OR HOMEGROCER IS UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF PRODUCTS FROM APPROPRIATE VENDORS, OR RELATIONSHIPS WITH KEY CONSUMER PRODUCTS COMPANIES ARE NOT SUCCESSFUL, AVERAGE ORDER SIZE AND NET SALES WOULD BE ADVERSELY AFFECTED.

     Each of Webvan and HomeGrocer derives a significant percentage of its net sales of grocery products from high-volume items, well-known brand name products and fresh foods. Each company sources these products from a network of manufacturers, wholesalers and distributors, and currently relies on national and regional distributors for a substantial portion of its items. Each of Webvan and HomeGrocer also utilize premium specialty suppliers or local sources for gourmet foods, farm fresh produce, fresh fish and meats. From time to time, Webvan and HomeGrocer may experience difficulty in obtaining sufficient product allocations from a key vendor. In addition, Webvan has entered into strategic relationships with a number of the largest consumer products companies in the U.S. in an attempt to optimize its product marketing, product assortment and supply chain management practices. Webvan cannot assure you that these relationships will prove successful and any failure in this regard would adversely affect the goal of these relationships: to increase average order sizes, improve gross margins and improve customer acquisition and retention. In addition, key vendors of Webvan and HomeGrocer may establish their own online retailing efforts, which may impact such company's ability to get sufficient product allocations from these vendors. Many of the key vendors of Webvan and HomeGrocer also supply products to their online and traditional grocery competitors.

IF WEBVAN OR HOMEGROCER IS UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF NON-GROCERY PRODUCTS FROM ITS KEY VENDORS TO MEET CUSTOMER DEMAND, ITS NET SALES, RESULTS OF OPERATIONS AND THE ABILITY OF THAT COMPANY TO FULFILL THE "LAST MILE" OF E-COMMERCE WOULD BE MATERIALLY ADVERSELY AFFECTED.

     Webvan and HomeGrocer must establish and maintain strategic relationships with a number of manufacturers, wholesalers and distributors of non-grocery products in connection with the expansion of the categories of product each company expects to offer to their customers. The ability of Webvan and HomeGrocer to secure the rights to sell these products or to secure favorable pricing for these products will depend in part upon vendor perceptions of Webvan and HomeGrocer as a distribution channel for these products. Neither Webvan nor HomeGrocer can assure you that these vendors will view it as a suitable distribution channel for their products or that it will be successful as a distribution channel for a sufficient number of these products, and the inability of either company to offer key product categories at appropriate prices to their customers would adversely affect the company's ability to become for its customers the preferred choice for purchases of products over the Internet that are delivered to the home.

WEBVAN'S REVENUES ARE STILL DERIVED PRIMARILY FROM TWO DISTRIBUTION CENTERS; HOMEGROCER OPERATES A LIMITED NUMBER OF DISTRIBUTION FACILITIES.

     Webvan currently operates three distribution centers located in Oakland, California, serving the San Francisco Bay Area and Sacramento markets, in Suwanee, Georgia, serving Atlanta and in Carol Stream, Illinois, serving Chicago. Because Webvan only recently opened its second and third distribution centers, Webvan's business and operations would be materially adversely affected if any of

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

the following events affected Webvan's Oakland distribution center or the San Francisco Bay Area: prolonged power or equipment failures; disruptions in Webvan's website, computer network, software and Webvan's order fulfillment and delivery systems; disruptions in the transportation infrastructure including bridges, tunnels and roads; refrigeration failures or other failures due to power outages; or fires, floods, earthquakes or other disasters.

     Since the San Francisco Bay Area is located in an earthquake-sensitive area, Webvan is particularly susceptible to the risk of damage to, or total destruction of, Webvan's distribution center and the surrounding transportation infrastructure caused by earthquakes. Webvan cannot assure you that it is adequately insured to cover the total amount of any losses caused by any of the above events. In addition, Webvan is not insured against any losses due to interruptions in its business due to damage to or destruction of Webvan's distribution center caused by earthquakes or to major transportation infrastructure disruptions or other events that do not occur on Webvan's premises.

     HomeGrocer operates customer fulfillment centers in Seattle, Washington; Portland, Oregon; Orange County, Los Angeles and San Diego, California; and Dallas, Texas. The business, operations and financial results of the combined company following the merger could be hurt if any of the external factors listed above affect distribution facilities in any of these geographic areas.

IF THE MERGER IS NOT COMPLETED, HOMEGROCER WILL NEED SUBSTANTIAL ADDITIONAL CAPITAL TO FUND ITS OPERATIONS AND PLANNED EXPANSION, AND HOMEGROCER CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.

     HomeGrocer requires substantial amounts of working capital to fund its business. In addition, the opening of new customer fulfillment centers and the continued development of HomeGrocer's order fulfillment and delivery systems require significant amounts of capital. For example, HomeGrocer anticipates that it will require approximately $6.0 to $9.0 million to equip each new customer fulfillment center and approximately $5.0 to $12.0 million for brand development, marketing and other promotional activities in each new geographic market. In addition, HomeGrocer will need substantial additional capital to fund growth beyond the initial phase of its expansion or if it encounters unexpected costs in the initial phase of its expansion, such as higher than anticipated real estate, technology or customer acquisition costs. Since its inception, HomeGrocer has experienced negative cash flow from operations and expects to experience significant negative cash flow from operations for the foreseeable future. In the past, HomeGrocer has funded its operating losses and capital expenditures through proceeds from equity offerings, debt financing and equipment leases. Changes in the equity markets since HomeGrocer's initial public offering on March 10, 2000 have affected the markets for debt financing and equipment leases. HomeGrocer expects to require substantial additional capital to fund its expansion program and operating expenses. HomeGrocer's future capital needs will be highly dependent on the number and actual cost of additional customer fulfillment centers it opens, the timing of openings and the success of its facilities once they are launched. HomeGrocer cannot be certain that additional financing will be available to it on favorable terms when required, or at all. If HomeGrocer is unable to obtain sufficient additional capital when needed, it could be forced to alter its business strategy, delay or abandon some of its expansion plans or sell assets. Any of these events would have a material adverse effect on its business, financial condition and our ability to reduce losses or generate profits. In addition, if HomeGrocer raises additional funds through the issuance of equity, debt or other securities, those securities may have rights, preferences or privileges senior or equal to those of the rights of its common stock and its stockholders may experience substantial dilution.

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THE LIMITED OPERATING HISTORY OF WEBVAN AND HOMEGROCER MAKES FINANCIAL
FORECASTING DIFFICULT FOR EACH COMPANY AND FOR FINANCIAL ANALYSTS THAT MAY PUBLISH ESTIMATES OF THEIR FINANCIAL RESULTS.

     As a result of the limited operating history of Webvan and HomeGrocer, it is difficult to accurately forecast either company's total revenue, revenue per distribution facility, gross and operating margins, real estate and labor costs, average order size, number of orders per day and other financial and operating data. Each of Webvan and HomeGrocer has a limited amount of meaningful historical financial data upon which to base planned operating expenses. Webvan bases its current and future expense levels on its experience since June 1999, Webvan's operating plans and estimates of future revenue, and Webvan's expenses are dependent in large part upon Webvan's facilities costs, which depend in part upon employee productivity, delivery densities, and product costs. Sales and operating results for Webvan and HomeGrocer are difficult to forecast because they generally depend on the growth of each company's customer base and the volume of the orders received, the mix of products sold, and each company's ability to match demand, which fluctuates through each day and among the days of the week, with the resources employed to fulfill that demand. As a result, each company may be unable to make accurate financial forecasts and adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. These difficulties also apply to financial analysts that may publish estimates of either company's financial results. This inability to accurately forecast results could cause its net losses in a given quarter to be greater than expected and could cause a decline in the trading price of the common stock of Webvan or HomeGrocer.

THE QUARTERLY OPERATING RESULTS OF WEBVAN AND HOMEGROCER ARE EXPECTED TO BE VOLATILE AND DIFFICULT TO PREDICT BASED ON A NUMBER OF FACTORS THAT WILL ALSO AFFECT THE LONG-TERM PERFORMANCE OF EACH COMPANY.

     Each of Webvan and HomeGrocer expects its quarterly operating results to fluctuate significantly in the future based on a variety of factors. These factors are also expected to affect the long-term performance of each company. Some of these factors include the following:

     - the timing of expansion plans as each company constructs and begins to operate new distribution facilities in additional geographic markets;

     - changes in pricing policies;

     - changes in product and service offerings and customer acceptance of each company as an on-line retailer of non-grocery products;

     - increases in personnel, marketing and other operating expenses to support each company's anticipated growth;

     - the inability to obtain new customers or retain existing customers at reasonable cost;

     - the inability to manage distribution and delivery operations to handle significant increases in the number of customers and orders or to overcome system or technology difficulties associated with these increases;

     - the inability of each company to adequately maintain, upgrade and develop its website, its computer network or the systems that it uses to process customer orders and payments;

     - competitive factors; and

     - technical difficulties, system or web site downtime, denial of service attacks or Internet brownouts.

     In addition to these factors, the quarterly operating results of each of Webvan and HomeGrocer are expected to fluctuate based upon seasonal purchasing patterns of its customers and the mix of groceries and other products sold. Because of each company's short operating history and limited geographical coverage, they may not accurately predict the seasonal purchasing patterns of its customers and may experience unexpected difficulties in matching inventory to demand by customers.

     Due to all of these factors, each of Webvan and HomeGrocer expects its operating results to be volatile and difficult to predict. As a result, quarter-to-quarter comparisons of each company's operating results may not be good indicators of its future performance. In addition, it is possible that in any future quarter the operating results of Webvan or HomeGrocer could be below the expectations of investors generally and any published reports or analyses of such company. In that event, the price of such company's common stock could decline, perhaps substantially.

IF WEBVAN OR HOMEGROCER EXPERIENCES PROBLEMS IN ITS DELIVERY OPERATIONS, ITS BUSINESS COULD BE SERIOUSLY HARMED.

     Webvan delivers products by truck from the distribution center to its local stations and, uses its couriers to deliver from the local stations to its customers. HomeGrocer uses its own couriers to deliver products from its distribution facility to its customers. Webvan and HomeGrocer are each subject to the risks associated with its ability to provide delivery services to meet its shipping needs, including potential labor activism or employee strikes, inclement weather, disruptions in the transportation infrastructure, including bridges, roads and traffic congestion. While each of Webvan and HomeGrocer strives to maintain high on-time delivery rates and order fulfillment accuracy rates, each company has, on occasion, experienced operational "bugs" that have resulted in a high proportion of late deliveries or order fulfillment inaccuracies on particular days. To date, these bugs have been corrected in a short period of time by employees or contractors and have not resulted in any long term impact on either company's operations. Any material decrease in the on-time delivery rate or in order fulfillment accuracy would likely have an adverse impact on the company's consumer acceptance of its service and harm its reputation and brand, and a prolonged decline in on-time delivery rate or in order fulfillment accuracy would have an adverse impact on the company's financial results.

THE NET SALES OF WEBVAN AND HOMEGROCER WOULD BE HARMED IF ONLINE SECURITY MEASURES FAIL.

     Customer relationships may be adversely affected if the security measures that Webvan or HomeGrocer uses to protect their personal information, such as credit card numbers, are ineffective. If, as a result, the affected company loses many customers, its net sales and results of operations would be harmed. Webvan relies on security and authentication technology to perform real-time credit card authorization and verification with Webvan's bank. Webvan cannot predict whether events or developments will result in a compromise or breach of the technology Webvan uses to protect a customer's personal information.

     Furthermore, Webvan's computer servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Webvan and HomeGrocer may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. Neither company can assure you that it can prevent all security breaches, and any failure to do so could have a material adverse effect on its reputation and results of operations.

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

THE LOSS OF THE SERVICES OF ONE OR MORE KEY PERSONNEL, OR THE FAILURE TO ATTRACT, INTEGRATE NEW HIRES AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE WOULD SERIOUSLY HARM THE BUSINESS OF WEBVAN AND HOMEGROCER.

     The loss of the services of one or more key personnel of Webvan or HomeGrocer could seriously harm its business. Each company depends on the continued services and performance of its senior management and other key personnel. In particular, Webvan is dependent on George T. Shaheen, Webvan's President and Chief Executive Officer and its senior vice presidents, and HomeGrocer is dependent on its senior executives. The future success of each company also depends upon the continued service of its executive officers and other key software development, merchandising, marketing and support personnel. The competition for talented employees in the San Francisco Bay Area is intense and Webvan's ability to retain key employees at its headquarters is a function of a number of factors, some of which are beyond Webvan's control, such as the value of other opportunities perceived to be available in the Bay Area. None of Webvan's officers or key employees is bound by an employment agreement and Webvan's relationships with these officers and key employees are at will. Several key members of Webvan's management team have joined Webvan in the past nine months. If Webvan does not effectively integrate these employees into its business, if they do not work together as a management team to enable Webvan to implement its business strategy, or if Webvan is unable to retain them for any reason, Webvan's business will suffer. Additionally, there are low levels of unemployment in the San Francisco Bay Area and in many of the regions in which Webvan plans to operate. These low levels of unemployment have led to pressure on wage rates, which can make it more difficult and costly for Webvan to attract and retain qualified employees.

     In addition, the inability of either Webvan or HomeGrocer to hire and train qualified employees in accordance with its schedule for meeting demand at any distribution facility as order volumes scale at that facility could have a negative impact on its ability to attract and retain customers. Webvan plans to open two distribution centers in the fourth quarter of 2000 and one distribution center in January 2001, which may place a strain on Webvan's ability to properly train employees responsible for managing the systems at those distribution centers.

     The loss of key personnel, or the failure of Webvan or HomeGrocer to attract additional personnel, could have a material adverse effect on the business, results of operations and performance in specific geographic markets.

WEBVAN MAY NEED TO CHANGE THE MANNER IN WHICH IT CONDUCTS ITS BUSINESS IF GOVERNMENT REGULATION OF THE INTERNET INCREASES OR IF REGULATION DIRECTED AT LARGE-SCALE RETAIL OPERATIONS IS DEEMED APPLICABLE TO WEBVAN.

     The adoption or modification of laws or regulations relating to the Internet and large-scale retail store operations could adversely affect the manner in which Webvan currently conducts its business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws which may impose additional burdens on Webvan. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The Federal Trade Commission has indicated that it will investigate the practices of Internet companies relating to the handling of user-specific data. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In 1999, the Governor of California vetoed legislation which would have prohibited a public agency from authorizing retail store developments exceeding 100,000 square feet if more than a small portion of the store were devoted to the sale of non-taxable items, such as groceries. While it is not clear whether the operations of Webvan or HomeGrocer would be considered a retail store for purposes of this kind of legislation, neither company can assure you that other state or local governments will not seek to enact similar laws or that they would be successful if forced to challenge the applicability of this kind of legislation to its distribution facilities. The expenses associated with any challenge to this kind of legislation could be material. If Webvan or HomeGrocer is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause the affected company to incur additional expenses or alter its business model.

WEBVAN AND HOMEGROCER MAY INCUR SIGNIFICANT COSTS OR EXPERIENCE PRODUCT AVAILABILITY DELAYS IN COMPLYING WITH REGULATIONS APPLICABLE TO THE SALE OF FOOD PRODUCTS.

     Neither Webvan nor HomeGrocer is currently subject to regulation by the United States Department of Agriculture, or USDA. Whether the handling of food items in either company's distribution facilities, such as meat and fish, will subject it to USDA regulation in the future will depend on several factors, including whether the company sells food products on a wholesale basis or whether the company obtains food products from non-USDA inspected facilities. Although Webvan and HomeGrocer have designed their food handling operations to comply with USDA regulations, neither can assure you that the USDA will not require changes to its food handling operations. Webvan and HomeGrocer will also be required to comply with local health regulations concerning the presentation, preparation and packaging of its prepared meals and other food items. Any applicable federal, state or local regulations may cause Webvan and HomeGrocer to incur substantial compliance costs, including changes to software systems or operational processes, or delay the availability of a number of items at one or more of the company's distribution facilities. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on the company's reputation. Any of these events could have a material adverse effect on the affected company's business and expansion plans and could cause such company to lose customers.

WEBVAN AND HOMEGROCER MAY NOT BE ABLE TO OBTAIN REQUIRED LICENSES OR PERMITS FOR THE SALE OF ALCOHOL AND TOBACCO PRODUCTS IN A COST-EFFECTIVE MANNER OR AT ALL.

     Webvan and HomeGrocer will be required to obtain state licenses and permits for the sale of alcohol and tobacco products in each location in which they seek to open a distribution facility. Webvan and HomeGrocer cannot assure you that they will be able to obtain any required permits or licenses in a timely manner, or at all. Webvan does not currently have a license for alcohol in its Atlanta distribution center, nor does HomeGrocer have a liquor license for its customer fulfilment center in Dallas, Texas. Webvan and HomeGrocer may be forced to incur substantial costs and experience significant delays in obtaining permits or licenses for these and other facilities and each company faces significant regulatory hurdles in these locations. In addition, the United States Congress is considering enacting legislation which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or the inability of Webvan or HomeGrocer to obtain required permits or licenses could prevent such company from selling alcohol or tobacco products in one or more of its geographic markets. Any of these events could substantially harm the affected company's net sales, gross profit and its ability to attract and retain customers.

ANY FAILURE OF EMPLOYEES TO ADHERE TO OPERATIONAL POLICIES MAY HAVE A NEGATIVE IMPACT ON WEBVAN'S OR HOMEGROCER'S REPUTATION AND MAKE THAT COMPANY VULNERABLE TO LIABILITY CLAIMS.

     A number of operational processes are designed to ensure that Webvan's and HomeGrocer's services comply with applicable law and customer expectations. For instance, each company is required to verify the age of purchasers of alcohol and tobacco products. If delivery personnel fail to request the proper identification or if false identification cards are presented by the purchaser, Webvan or HomeGrocer could face substantial penalties and legal liability for sales of alcohol and tobacco products to underage persons. Any inquiry or investigation from a regulatory authority could have a negative impact on the affected company's reputation and any liability claims could require such company to spend significant time and money in litigation.

IN THE FUTURE, WEBVAN OR HOMEGROCER MAY FACE POTENTIAL PRODUCT LIABILITY CLAIMS OR ADVERSE PUBLICITY.

     Neither Webvan nor HomeGrocer can assure you that the products that it delivers will be free from contaminants. Grocery and other related products occasionally contain contaminants due to inherent defects in the products or improper storage or handling. If any of the products that either company sells cause harm or has the potential to cause harm to any of its customers, the company could be subject to product liability lawsuits or adverse publicity. If Webvan or HomeGrocer is found liable under a product liability claim, or even if the company is required to defend itself against such a claim, the affected company's reputation could suffer and customers may substantially reduce their orders or stop ordering from such company.

THE NET SALES OF WEBVAN OR HOMEGROCER WOULD BE HARMED IF SUCH COMPANY EXPERIENCES SIGNIFICANT CREDIT CARD FRAUD.

     A failure to adequately control fraudulent credit card transactions would harm the net sales and results of operations of Webvan or HomeGrocer because neither company carries insurance against this risk. The affected company may suffer losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, Webvan or HomeGrocer would be liable for fraudulent credit card transactions because neither company obtains a cardholder's signature. Because each of Webvan and HomeGrocer has had a short operating history, they cannot predict their future levels of bad debt expense.

IF THE PROTECTION OF THE TRADEMARKS AND PROPRIETARY RIGHTS OF WEBVAN OR HOMEGROCER IS INADEQUATE, THE AFFECTED COMPANY'S BUSINESS MAY BE SERIOUSLY HARMED.

     Each of Webvan and HomeGrocer regards patent rights, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to its success. Each company relies on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights; however, the steps each company takes to protect its proprietary rights may be inadequate. Neither Webvan nor HomeGrocer currently has any patents. Each of Webvan and HomeGrocer has filed, and from time to time expects to file, patent applications directed to aspects of its proprietary technology. Neither company can assure you that any of these applications will be approved, that any issued patents will protect its intellectual property or that any issued patents will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to Webvan or HomeGrocer. Each company evaluates which inventions it should file patent applications for and in what jurisdictions such applications should be filed on the basis of a number of factors such as the relative benefits of trade secret and patent protection, the likelihood of a patent's issuing, the cost of prosecuting patent applications and its current assessment of the long-term value of the invention from a competitive point of view. However, neither company can assure you that its patent strategy will prove to be successful in best securing the competitive advantages of its technologies. The failure of either company to protect its proprietary rights could materially adversely affect such company's business and competitive position.

INTELLECTUAL PROPERTY CLAIMS AGAINST WEBVAN OR HOMEGROCER CAN BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     Patent, trademark and other intellectual property rights are becoming increasingly important to Webvan, HomeGrocer and other e-commerce vendors. Many companies are devoting significant resources to developing patents that could affect many aspects of each company's business. Other parties may assert infringement or unfair competition claims against Webvan or HomeGrocer that could relate to any aspect of such company's technologies, business processes or other intellectual property. Neither Webvan nor HomeGrocer can predict whether third parties will assert claims of infringement against them, the subject matter of any of these claims, or whether these assertions or prosecutions will harm its business. If Webvan or HomeGrocer is forced to defend itself against any of these claims, whether they are with or without merit or are determined in such company's favor, then such company may face costly litigation, diversion of technical and management personnel, inability to use its current web site technology, or product shipment delays. As a result of a dispute, Webvan or HomeGrocer may have to develop non-infringing technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may be unavailable on acceptable terms, or at all. If there is a successful claim of patent infringement against Webvan or HomeGrocer and such company is unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, its business and competitive position may be materially adversely affected.

ANY DEFICIENCIES IN THE INTERNAL SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WEBVAN OR HOMEGROCER RELY COULD ADVERSELY AFFECT THEIR BUSINESS AND RESULT IN A LOSS OF CUSTOMERS.

     Each of Webvan's and HomeGrocer's Webstores has experienced in the past and may experience in the future slower response times or disruptions in service for a variety of reasons including failures or interruptions in such company's systems. In addition, users depend on Internet service providers, online service providers and other web site operators for access to the Webstore of each company. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to the systems of either Webvan or HomeGrocer. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could have a material adverse effect on the business of Webvan and HomeGrocer and could result in a loss of customers.

     Webvan's communications hardware and certain of Webvan's other computer hardware operations are currently located at the facilities of AboveNet Communications, Inc. in Santa Clara County, California. The hardware for the warehouse management and materials handling systems of each distribution center is maintained at that distribution center. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems or cause them to fail completely. For instance, a power failure in October 1999 at the facilities of Webvan's previous webstore server host caused Webvan's webstore to be inaccessible for approximately two hours. To date, Webvan has experienced several other instances when its Webstore was inaccessible for unexpected reasons. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect Webvan's webstore. Webvan's business could be adversely affected if its systems were affected by any of these occurrences. Problems faced by AboveNet, with the telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers, including Webvan, could adversely impact the customer shopping experience and consequently, Webvan's business. Similarly, power outages on any day at a distribution center could adversely impact Webvan's ability to fulfill orders from that distribution center on that day, which would in turn impact customer satisfaction with Webvan's service.

Webvan's insurance policies may not adequately compensate it for any losses that may occur due to any failures or interruptions in Webvan's systems.

     HomeGrocer's communications hardware and other computer hardware options are located at a web site hosting provider in Seattle, Washington. The hardware for HomeGrocer's warehouse management and inventory system is maintained in its corporate data center in Kirkland, Washington. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems or cause them to fail completely. In addition, HomeGrocer's hosting provider is responsible for the allocation of HomeGrocer's system capacity and any unanticipated problems with telecommunications network providers with whom it contracts or with the systems by which it allocates capacity among its customers could reduce its system capacity. Natural disasters and any other unanticipated problems faced by its hosting provider could adversely impact the customer shopping experience and, consequently, its business.

THE STOCK PRICES OF WEBVAN AND HOMEGROCER ARE LIKELY TO BE VOLATILE AND COULD DECLINE SUBSTANTIALLY.

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly consumer-oriented Internet-related companies, have been highly volatile.

     For instance, prices of many "Business-to-Consumer" Internet retailer companies have declined substantially since the initial public offerings of Webvan and HomeGrocer. The prices at which Webvan's and HomeGrocer's common stock trades has been and is likely to continue to be volatile and may fluctuate substantially due to factors such as:

     - the company's historical and anticipated quarterly and annual operating results;

     - variations between the company's actual results and the expectations of investors or published reports or analyses;

     - changes in analysts' estimates of the company's performance or industry performance;

     - announcements by the company or others and developments affecting its business, systems or expansion plans;

     - sales of large blocks of the company's common stock; and

     - conditions and trends in e-commerce industries, particularly the online grocery industry.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

FUTURE SALES OF WEBVAN COMMON STOCK MAY CAUSE WEBVAN'S STOCK PRICE TO DECLINE.

     If Webvan's stockholders sell substantial amounts of Webvan common stock in the public market, the market price of Webvan common stock could decline. The lock-up agreements entered into by Webvan's directors, officers and stockholders in connection with Webvan's initial public offering contained restrictions on the sale or other transfer of Webvan common stock expired in their entirety on May 3, 2000.

     The lock-up agreements entered into by HomeGrocer's directors, officers and stockholders in connection with HomeGrocer's initial public offering containing restrictions on the sale or other transfer of HomeGrocer common stock will expire on September 6, 2000.

     In connection with the merger, Webvan stockholders holding approximately 199 million shares have agreed not to sell or dispose of such shares for a period of six months following the closing. In addition, HomeGrocer stockholders that will receive an aggregate of approximately 76 million shares of Webvan common stock in the merger have agreed not to sell or dispose of such shares for a period of six months following the closing, except that one such stockholder, Amazon.com, may sell up to three million shares in the first three months following the merger and up to an additional five million shares in the second three months following the closing of the merger. See "Agreements Related to the Merger -- Lock-up Agreements". The market price of Webvan common stock could decline if one or more of these significant stockholders decide for any reason to sell substantial amounts of Webvan stock in the public market.

                  WEBVAN SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with Webvan's consolidated financial statements and the notes to those statements and "Webvan's Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the period from inception through December 31, 1997 and for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited consolidated financial statements and the notes to those statements included in this joint proxy statement/prospectus that have been audited by Deloitte & Touche LLP. The selected consolidated balance sheet data at December 31, 1997 has been derived from the audited financial statements of Webvan not included in this joint proxy statement/prospectus, which has been audited by Deloitte & Touche LLP. The consolidated statement of operations data for the six months ended June 30, 1999 and 2000, and the consolidated balance sheet data at June 30, 2000 are derived from unaudited consolidated financial statements that include, in the opinion of Webvan's management, all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the information set forth therein. The consolidated results of operations for the six months ended June 30, 2000 are not necessary indicative of future results.

                                           PERIOD FROM
                                          DECEMBER 17,                                           SIX MONTHS ENDED
                                        1996 (INCEPTION)       YEARS ENDED DECEMBER 31,              JUNE 30,
                                         TO DECEMBER 31,     ----------------------------   --------------------------
                                              1997              1998             1999          1999           2000
                                        -----------------    -----------     ------------   -----------   ------------
                                                        (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net sales.............................     $       --        $        --     $     13,305   $       395   $     44,569
Cost of goods sold....................             --                 --           11,289           419         32,445
                                           ----------        -----------     ------------   -----------   ------------
  Gross profit (loss).................             --                 --            2,016           (24)        12,124
Operating expenses:
  Sales and marketing expenses........             --                 --           11,746         2,339         18,266
  Software development................            244              3,010           15,237         6,308         10,988
  General and administrative..........          2,612              8,825           92,406        22,957         96,883
  Amortization of deferred stock
    compensation......................             --              1,060           36,520         3,953         34,494
                                           ----------        -----------     ------------   -----------   ------------
      Total operating expenses........          2,856             12,895          155,909        35,557        160,631
                                           ----------        -----------     ------------   -----------   ------------
Loss from operations..................         (2,856)           (12,895)        (153,893)      (35,581)      (148,507)
                                           ----------        -----------     ------------   -----------   ------------
Interest income.......................             85                923           11,480         1,641         16,623
Interest expense......................             69                 32            2,156         1,194            296
                                           ----------        -----------     ------------   -----------   ------------
  Net interest income.................             16                891            9,324           447         16,327
                                           ----------        -----------     ------------   -----------   ------------
Net loss..............................     $   (2,840)       $   (12,004)    $   (144,569)  $   (35,134)  $   (132,180)
                                           ==========        ===========     ============   ===========   ============
Basic and diluted net loss per
  share...............................     $    (0.33)(1)    $     (0.31)(1) $      (1.43)  $     (0.62)  $      (0.41)
                                           ==========        ===========     ============   ===========   ============
Weighted average shares outstanding --
  basic and diluted...................      8,575,050(1)      39,343,747(1)   101,043,634    56,966,388    324,251,799
                                           ==========        ===========     ============   ===========   ============
OTHER OPERATING DATA:
Capital expenditures..................     $      265        $    32,669     $     64,253   $    25,948   $    123,216
Depreciation and amortization.........             57              1,323           44,232         6,626         44,114

                                                                     DECEMBER 31,                JUNE 30,
                                                              ---------------------------   -------------------
                                                               1997     1998       1999       1999       2000
                                                              ------   -------   --------   --------   --------
                                                                               (IN THOUSANDS)
                                                                                                (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents........................................  $2,935   $13,839   $ 60,220   $ 21,836   $ 21,221
Marketable securities.......................................   5,043     7,728    578,561     22,231    388,783
Working capital.............................................   7,693    10,923    605,618     31,773    367,286
Total assets................................................   8,279    60,009    757,793    112,429    685,297
Long-term liabilities.......................................      17    14,337     12,147     14,216     14,272
Total stockholder's equity..................................   7,972    33,612    705,252     79,626    613,410

-------------------------
(1) As restated, see Note 15 of Notes to Consolidated Financial Statements.

                       HOMEGROCER SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "HomeGrocer's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of HomeGrocer and the related notes included elsewhere in this joint proxy statement/prospectus. The selected statement of operations data set forth below for the period from January 15, 1997 (inception) to January 3, 1998 and for the fiscal years ended January 2, 1999, and January 1, 2000, and the selected balance sheet data as of January 2, 1999 and January 1, 2000 have been derived from the audited financial statements of HomeGrocer included elsewhere in this joint proxy statement/prospectus, which have been audited by Ernst & Young LLP, Independent Auditors. The selected balance sheet data as of January 3, 1998 has been derived from the audited financial statements of HomeGrocer not included in this joint proxy statement/prospectus, which has been audited by Ernst & Young, LLP Independent Auditors. The unaudited financial data as of July 3, 1999, and July 1, 2000 and for the periods ended July 1, 2000 and July 3, 1999 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which HomeGrocer considers necessary for a fair presentation of the results of operations for these periods. The historical results are not necessarily indicative of results to be expected for any future period. Certain amounts have been reclassified to conform with the 26 weeks ended July 1, 2000 presentation.

                                    51 WEEKS FROM
                                   JANUARY 15, 1997       52 WEEKS           52 WEEKS         26 WEEKS       26 WEEKS
                                    (INCEPTION) TO         ENDED              ENDED            ENDED          ENDED
                                   JANUARY 3, 1998    JANUARY 2, 1999    JANUARY 1, 2000    JULY 3, 1999   JULY 1, 2000
                                   ----------------   ----------------   ----------------   ------------   ------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales........................     $       --         $    1,094         $   21,648       $    5,220     $   51,008
Cost of merchandise sold.........             --              1,018             19,515            4,294         39,827
Customer fulfillment center
  expenses.......................             --              1,103             18,932            3,389         40,140
Marketing expenses...............            160              1,756              9,345            2,088         21,317
Technology operations and
  development expenses...........            594              2,599             12,274            3,218         14,580
Preopening expenses..............             36                249              2,895              256          7,379
General & administrative
  expenses.......................            274              1,748             15,762            2,603         17,640
Merger expenses..................             --                 --                 --               --          1,487
Stock-based compensation
  expense........................            230                412             28,158              822         14,862
                                      ----------         ----------         ----------       ----------     ----------
Loss from operations.............         (1,294)            (7,791)           (85,233)         (11,450)      (106,224)
Interest expense.................            (61)              (172)              (384)            (151)          (997)
Interest income..................             --                 54              2,232              356          5,351
Other income/(expense)...........             --                 --               (608)            (124)            18
                                      ----------         ----------         ----------       ----------     ----------
Net loss.........................     $   (1,355)        $   (7,909)        $  (83,993)      $  (11,369)    $ (101,852)
                                      ==========         ==========         ==========       ==========     ==========
Basic and diluted net loss per
  share..........................     $    (0.14)        $    (0.72)        $    (5.56)      $    (0.85)    $    (1.26)
                                      ==========         ==========         ==========       ==========     ==========
Weighted average shares
  outstanding used to compute
  basic and diluted net loss per
  share..........................     10,034,721         11,044,174         15,102,698       13,375,947     80,538,749
                                      ==========         ==========         ==========       ==========     ==========

                                                                           AS OF
                                     ---------------------------------------------------------------------------------
                                     JANUARY 3, 1998   JANUARY 2, 1999   JANUARY 1, 2000   JULY 3, 1999   JULY 1, 2000
                                     ---------------   ---------------   ---------------   ------------   ------------
                                                                      (IN THOUSANDS)
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents and
  marketable securities............      $   313           $1,084           $ 77,568         $41,945        $158,571
Working capital (deficit)..........       (1,296)             373             66,593          39,236         147,494
Total assets.......................          997            3,558            146,929          52,542         335,499
Long-term obligations, less current
  portion..........................           --              880             17,790           4,276          28,272
Total shareholders' equity
  (deficit)........................         (643)           1,387            112,147          44,132         271,628

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

OVERVIEW

     On June 25, 2000, Webvan entered into an agreement to merge with HomeGrocer in a transaction to be accounted for under the purchase method of accounting. The terms of the merger agreement require Webvan to issue 1.07605 shares of Webvan common stock for each share of HomeGrocer common stock outstanding as of the effective date of the merger.

     The accompanying unaudited pro forma combined condensed consolidated balance sheet assumes that the merger took place as of June 30, 2000. The unaudited pro forma combined condensed balance sheet combines the unaudited consolidated balance sheet of Webvan as of June 30, 2000 and the unaudited balance sheet of HomeGrocer as of July 1, 2000.

     The accompanying unaudited pro forma combined condensed statements of operations present the results of operations of Webvan for: (i) the year ended December 31, 1999 combined with the statement of operations of HomeGrocer for the fiscal year ended January 1, 2000 and: (ii) the unaudited results of operations for Webvan for the six month period ended June 30, 2000, combined with the unaudited results of operations for HomeGrocer for the 26 week period ended July 1, 2000. The unaudited pro forma combined condensed consolidated statements of operations give effect to the merger as if it had occurred as of January 1, 1999.

     The unaudited pro forma combined condensed consolidated balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies.

     The unaudited pro forma combined condensed consolidated financial information should be read in conjunction with the audited consolidated financial statements and related notes of Webvan and HomeGrocer which are included elsewhere in this registration statement.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                             WEBVAN         HOMEGROCER                 PRO FORMA
                                             ACTUAL           ACTUAL       ----------------------------------
                                          JUNE 30, 2000    JULY 1, 2000    ADJUSTMENTS              COMBINED
                                          -------------    ------------    -----------             ----------
ASSETS
Current Assets:
  Cash and Equivalents                      $  21,221       $ 158,571      $       --              $  179,792
  Marketable Securities                       388,783              --              --                 388,783
  Inventories                                   3,226           6,890              --                  10,116
  Related Party Receivable                      1,248              --              --                   1,248
  Prepaid Expenses and Other Current
    Assets                                     10,423          16,373            (650)      A          26,146
                                            ---------       ---------      ----------              ----------
    Total Current Assets                      424,901         181,834            (650)                606,085
Property, Equipment and Leasehold
  Improvements, Net                           237,588         126,619         (48,104)      A         316,103
Deposits and Other Long-term Assets            22,808           6,742          17,804       B          47,354
Restricted Cash                                    --          20,304         (20,304)      B              --
Goodwill                                           --              --         904,257       C         904,257
Other Intangible Assets                            --              --          25,000       C          25,000
                                            ---------       ---------      ----------              ----------
    Total                                   $ 685,297       $ 335,499      $  878,003              $1,898,799
                                            =========       =========      ==========              ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable                          $  30,954       $   4,315      $    9,212       E      $   44,481
  Accrued Liabilities                          21,988          12,896          59,830     D, E         94,714
  Accrued Compensation and Related
    Liabilities                                    --           9,190          (9,190)      E              --
  Current Portion of Capital Lease
    Obligations                                    --           4,005          (4,005)      E              --
  Current Portion of Long-term
    Obligations                                 4,673           3,934           5,159       E          13,766
                                            ---------       ---------      ----------              ----------
    Total Current Liabilities                  57,615          34,340          61,006                 152,961
Capital Lease Obligations less Current
  Portion                                          --          22,013         (22,013)      E              --
Long-term Obligations, less Current
  Portion                                      14,272           6,259          22,118       E          42,649
Other Long-term Liabilities                        --           1,259          (1,259)      E              --
                                            ---------       ---------      ----------              ----------
  Total Liabilities                            71,887          63,871          59,852                 195,610
Shareholders' Equity:
  Common Stock                                     33         501,800        (501,786)      F              47
  Additional Paid-in Capital                  964,864              --       1,119,106       G       2,083,970
  Notes Receivable from Officers for
    Common Stock                                   --          (3,231)          3,231       E              --
  Deferred Compensation                       (62,208)        (31,744)          2,403       H         (91,549)
  Accumulated Deficit                        (291,593)       (195,109)        195,109       I        (291,593)
  Accumulated Other Comprehensive Income
    (Loss)                                      2,314             (88)             88       I           2,314
                                            ---------       ---------      ----------              ----------
    Total Shareholders' Equity                613,410         271,628         818,151               1,703,189
                                            ---------       ---------      ----------              ----------
    Total                                   $ 685,297       $ 335,499      $  878,003              $1,898,799
                                            =========       =========      ==========              ==========

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            FISCAL YEAR ENDED
                                   ------------------------------------
                                   DECEMBER 31, 1999    JANUARY 1, 2000               PRO FORMA
                                        WEBVAN            HOMEGROCER       --------------------------------
                                        ACTUAL              ACTUAL         ADJUSTMENTS            COMBINED
                                   -----------------    ---------------    -----------            ---------
Net Sales                              $  13,305           $ 21,648         $      --             $  34,953
Cost of Goods Sold                        11,289             19,515                --                30,804
                                       ---------           --------         ---------             ---------
Gross Profit                               2,016              2,133                --                 4,149
                                       ---------           --------         ---------             ---------
Customer Fulfillment Center
  Expenses                                    --             18,932           (18,932)     J             --
Sales and Marketing Expenses              11,746              9,345                                  21,091
Development and Engineering
  Expenses                                15,237             12,274            (7,145)    J, M       20,366
General and Administrative
  Expenses                                92,406             15,762            40,008     J, M      148,176
Amortization of Deferred
  Compensation                            36,520             28,158            (5,824)    J, K       58,854
Amortization of intangible assets             --                 --           193,351      L        193,351
Preopening Expenses                           --              2,895            (2,895)     J             --
                                       ---------           --------         ---------             ---------
    Total Expenses                       155,909             87,366           198,563               441,838
                                       ---------           --------         ---------             ---------
Loss from Operations                    (153,893)           (85,233)         (198,563)             (437,689)
Interest Income                           11,480              2,232                --                13,712
Interest Expense                           2,156                384                --                 2,540
Other Expense                                 --                608                --                   608
                                       ---------           --------         ---------             ---------
Net Interest and Other Expense             9,324              1,240                                  10,564
                                       ---------           --------         ---------             ---------
Net Loss                                (144,569)           (83,993)         (198,563)             (427,125)
Unrealized Gain (Loss) on
  Marketable Securities                     (729)                --                --                  (729)
                                       ---------           --------         ---------             ---------
Comprehensive Loss                     $(145,298)          $(83,993)        $(198,563)            $(427,854)
                                       =========           ========         =========             =========
Basic and Diluted Net Loss Per
  Share                                $   (1.43)          $  (5.56)                              $   (1.79)
Weighted Average Shares
  Outstanding -- Basic and
  Diluted                                101,044             15,103           122,681               238,828
                                       =========           ========         =========             =========

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      SIX MONTHS       26 WEEKS
                                         ENDED          ENDED
                                     JUNE 30, 2000   JULY 1, 2000
                                     -------------   ------------             PRO FORMA
                                        WEBVAN        HOMEGROCER    ------------------------------
                                        ACTUAL          ACTUAL      ADJUSTMENTS          COMBINED
                                     -------------   ------------   -----------          ---------
Net Sales                              $  44,569       $  51,008     $      --           $  95,577
Cost of Goods Sold                        32,445          39,827            --              72,272
                                       ---------       ---------     ---------           ---------
Gross Profit                              12,124          11,181            --              23,305
                                       ---------       ---------     ---------           ---------
Customer Fulfillment Center
  Expenses                                    --          40,140       (40,140)    J            --
Sales and Marketing Expenses              18,266          21,317            --              39,583
Development and Engineering
  Expenses                                10,988          14,580       (10,347)   J, M      15,221
General and Administrative Expenses       96,883          17,640        59,544     J       174,067
Amortization of Deferred
  Compensation                            34,494          14,862         7,274    J, K      56,630
Amortization of Intangible Assets             --              --        96,676     L        96,676
Preopening Expenses                           --           7,379        (7,379)    J            --
Merger Expenses                               --           1,487        (1,487)    J            --
                                       ---------       ---------     ---------           ---------
     Total Expenses                      160,631         117,405       104,141             382,177
                                       ---------       ---------     ---------           ---------
Loss from Operations                    (148,507)       (106,224)     (104,141)           (358,872)
Interest Income                           16,623           5,351            --              21,974
Interest Expense                             296             997            --               1,293
Other Income                                  --              18            --                  18
                                       ---------       ---------     ---------           ---------
Net Interest and Other Expense            16,327           4,372            --              20,699
                                       ---------       ---------     ---------           ---------
Net Loss                                (132,180)       (101,852)     (104,141)           (338,173)
Unrealized Gain (Loss) on
  Marketable Securities                    3,039             (88)           --               2,951
                                       ---------       ---------     ---------           ---------
Comprehensive Loss                     $(129,141)      $(101,940)    $(104,141)          $(335,222)
                                       =========       =========     =========           =========
Basic and Diluted Net Loss Per
  Share                                $   (0.41)      $   (1.26)                        $    (.73)
Weighted Average Shares
  Outstanding -- Basic and Diluted       324,252          80,539        57,245             462,036
                                       =========       =========     =========           =========


See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

     On June 25, 2000, Webvan and HomeGrocer entered into a definitive agreement that provides for the merger of Webvan and HomeGrocer. Under the terms of the agreement, Webvan will issue 137.8 million shares of Webvan common stock to HomeGrocer stockholders as of the date of the merger agreement.

     The unaudited pro forma combined financial statements give effect to the proposed merger of Webvan and HomeGrocer using the purchase method of accounting. Under this method, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of the tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price to the respective assets and liabilities acquired is preliminary and subject to the completion of a study to allocate the purchase price and finalize appropriate accruals. This allocation should be completed soon after the consummation of the transaction. Accordingly, the information presented herein may differ from the final purchase price allocation; however, the allocations are not expected to differ materially from the preliminary amounts.

     The unaudited pro forma combined condensed consolidated balance sheet assumes that the merger took place as of June 30, 2000. The unaudited pro forma combined condensed balance sheet combines the unaudited consolidated balance sheet of Webvan as of June 30, 2000 and the unaudited balance sheet of HomeGrocer as of July 1, 2000.

     The unaudited pro forma combined condensed statements of operations present the results of operations of Webvan for: (i) the year ended December 31, 1999 combined with the statement of operations of HomeGrocer for the fiscal year ended January 1, 2000 and: (ii) the unaudited results of operations for Webvan for the six month period ended June 30, 2000, combined with the unaudited results of operations for HomeGrocer for the 26 week period ended July 1, 2000. The unaudited pro forma combined condensed consolidated statements of operations give effect to the merger as if it had occurred as of January 1, 1999.

     The total purchase cost of the HomeGrocer merger is estimated as follows (in thousands):

Value of common shares issued...............................  $  992,792
Assumption of HomeGrocer options............................     101,118
Estimated transaction costs and expenses....................       5,000
                                                              ----------
  Total consideration.......................................  $1,098,910
                                                              ==========

     The purchase price allocation, which is preliminary and therefore subject to change based on Webvan's final analysis, is as follows (in thousands):

Tangible assets.............................................  $  293,376
Intangible assets acquired:
Goodwill....................................................     904,257
Customer lists..............................................       2,500
Intellectual property.......................................       2,500
Workforce-in-place..........................................      20,000
Long-term debt..............................................     (37,470)
Other liabilities...........................................     (86,253)
                                                              ----------
  Total purchase price......................................  $1,098,910
                                                              ==========

     HomeGrocer's tangible and specific intangible assets will be identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of operations. The identifiable intangible assets include customer lists, existing technology and workforce-in-place.

     The majority of acquired intellectual property relates to the website processes. The acquired workforce in place consists of technology, marketing, customer order fulfillment, delivery, general and administrative personnel.

2. PRO FORMA ADJUSTMENTS

     The Webvan unaudited pro forma combined condensed consolidated financial statements give effect to the allocation of the total purchase cost to the assets and liabilities of HomeGrocer, based on their respective fair market values and to the amortization of the fair value over the respective useful lives. The following pro forma adjustments have been made to the unaudited pro forma combined condensed consolidated financial statements:

(A) To reflect certain prepaid expenses and property, equipment and leasehold improvements at fair value, based on certain management assumptions as to which acquired assets will and will not be utilized by the merged entity.

(B) To reclassify HomeGrocer restricted cash balances to conform to Webvan's financial statement presentation of such balances offset by an adjustment to reflect real estate deposits at fair value based on management's assumptions regarding estimated potential impairment of such deposits for real estate sites that will not be utilized by the merged entity.

(C) To record the estimated fair value on intangible assets resulting from the merger including:

 Goodwill....................................................  $904,257
 Intellectual property.......................................     2,500
 Customer list...............................................     2,500
 Workforce-in-place..........................................    20,000
                                                               --------
   Total.....................................................  $929,257
                                                               ========

(D) To record an estimated liability for Webvan's merger related transaction costs, costs for disposing of real estate agreements and costs for renegotiating or terminating vehicle, marketing and equipment agreements.

(E) To reclassify amounts to conform with the Webvan financial statement presentation for similar amounts.

(F) To eliminate the historical common stock amount of HomeGrocer and to record the par value of common stock of $14,000 to be issued upon closing of the merger.

(G) To record the anticipated value of approximately 137.8 million shares of Webvan common stock valued at $993 million, in excess of par value, plus the fair value of approximately $130 million of Webvan stock options granted to former HomeGrocer employees in exchange for HomeGrocer stock options previously held by such employees, offset by stock issuance costs incurred by Webvan and a reclassification of HomeGrocer notes receivable from officers to conform with Webvan financial statement presentation.

(H) To record deferred compensation related to the unvested HomeGrocer stock options assumed in the merger offset by the value of HomeGrocer stock options cancelled in exchange for Webvan stock options issued.

(I) To eliminate the historical accumulated deficit and accumulated other comprehensive loss of HomeGrocer.

(J) To reclassify amounts presented by HomeGrocer to general and administrative expenses to conform with Webvan's financial statement presentation for information technology -- operations, depreciation, customer fulfillment, non-cash compensation, preopening costs and costs related to the merger.

(K) To record the amortization of deferred compensation as if the merger had occurred on January 1, 1999, using the multiple grant approach.

(L) To record the amortization of goodwill and other identified intangible assets related to the merger as if the transaction had occurred on January 1, 1999. Goodwill is amortized over five years and other intangibles are amortized over 24 months.

(M) To reclassify depreciation and the cost of personnel working in information technology -- operations to general and administrative expense to conform with Webvan's financial statement presentation.

3. RESTRUCTURING COSTS

     In connection with the merger, Webvan will incur costs associated with its plans to exit some of its existing activities related to duplicate facilities in accordance with Emerging Issues Task Force No. 95-3 (EITF No. 95-3), "Recognition of Liabilities in Connection with a Purchase Business Combination". In accordance with EITF 95-3, Webvan estimates that it will incur approximately $16 million of restructuring costs. Of these restructuring charges, approximately $8.5 million is expected to be paid in cash and the remaining $7.5 million will consist of assets written off at the time of disposal. These costs relate to disposing of real estate agreements and terminating equipment agreements within the year following consummation of the merger.

4. NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999 the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Based on these guidelines, revenue should not be recognized until it is realized or realizable and earned. Webvan and HomeGrocer will adopt this statement in the fourth fiscal quarter of its fiscal year ended December 31, 2000. Management does not expect any material impact as a result of adopting the guidelines of this standard.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), that clarifies guidance for certain issues related to the application of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB
25). The new guidance under FIN 44 would not have impacted Webvan's historical accounting for equity instruments and neither company believes that FIN 44 will have an impact on accounting for future equity instruments.

     In May 2000, the Emerging Issues Task Force reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. The issue addresses the accounting for sales incentives by vendors without charge to customers that can be used in a single exchange transaction. For example, certain promotional costs, such as those relating to coupons, must be recorded as a reduction in revenue. The consensus is required to be adopted prospectively in the first fiscal quarter beginning after May 18, 2000. Upon adoption, Webvan will reclassify $140,000 and $2.35 million of promotional costs previously included in sales and marketing expense as a reduction to revenues for the year ended December 31, 1999 and six months ended June 30, 2000, respectively. HomeGrocer believes that its current and past accounting procedures are already in accordance with Issue 00-14.

                           COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net loss and book value per share of Webvan common stock and the historical net loss and book value per share of HomeGrocer common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to Webvan's proposed merger with HomeGrocer, and (b) the equivalent historical net loss and book value per share attributable to 1.07605 shares of Webvan common stock which will be received for each share of HomeGrocer common stock.

     The historical book value per share is computed by dividing stockholders' equity as of June 30, 2000 and July 1, 2000, by the actual common stock outstanding. The pro forma per share loss from continuing operations is computed by dividing the pro forma loss from continuing operations by the pro forma weighted average number of shares outstanding, assuming Webvan had merged with HomeGrocer at the beginning of the earliest period presented. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at June 30, 2000, assuming the merger had occurred on that date. The Webvan equivalent pro forma combined per share amounts are calculated by multiplying the Webvan pro forma combined per share amounts by the exchange ratio of 1.07605.

     The following information should be read in conjunction with the separate audited historical consolidated financial statements and related notes of Webvan and HomeGrocer, the unaudited pro forma condensed combined financial information and related notes of Webvan and the selected historical and selected unaudited pro forma financial data included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger of HomeGrocer had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

                                                                                   SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,      ENDED
                                                        ------------------------    JUNE 30,
                                                         1997     1998     1999       2000
                                                        ------   ------   ------   ----------
HISTORICAL WEBVAN:
  Basic and diluted net loss per share................  $(0.33)  $(0.31)  $(1.43)    $(0.41)
  Book value per share at the end of the period.......  $ 0.12   $ 0.43   $ 2.19     $ 1.84

                                      51 WEEKS FROM
                                     JANUARY 15, 1997      52 WEEKS          52 WEEKS         26 WEEKS
                                      (INCEPTION) TO         ENDED             ENDED           ENDED
                                     JANUARY 3, 1998    JANUARY 2, 1999   JANUARY 1, 2000   JULY 1, 2000
                                     ----------------   ---------------   ---------------   ------------
HISTORICAL HOMEGROCER:
  Basic and diluted net loss per
     share.........................       $(0.14)           $(0.72)           $(5.56)          $(1.26)
  Book value (deficit) per share at
     the end of the period.........       $(0.40)           $ 0.11            $ 3.79           $ 2.12

                                                               YEAR ENDED     SIX MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1999       JUNE 30, 2000
                                                              ------------   -------------
WEBVAN AND HOMEGROCER PRO FORMA COMBINED:
  Pro forma net loss per Webvan share -- basic and
     diluted................................................     $(1.79)        $(0.73)
  Pro forma net loss per equivalent HomeGrocer
     share -- basic and diluted.............................     $(1.93)        $(0.79)
  Pro forma book value per Webvan share at the end of the
     period.................................................                    $ 3.62
  Pro forma book value per equivalent HomeGrocer share at
     the end of the period..................................                    $ 3.89

                     MARKET PRICE AND DIVIDEND INFORMATION

     Webvan common stock has been traded on the Nasdaq National Market under the symbol "WBVN" since November 4, 1999, the date of Webvan's initial public offering. HomeGrocer's common stock has been traded on the Nasdaq National Market under the symbol "HOMG" since March 9, 2000, the date of HomeGrocer's initial public offering. Prior to such dates, there was no established public trading market for either company's capital stock. The following table sets forth for the periods indicated the quarterly high and low sale prices per share of Webvan common stock and HomeGrocer common stock as reported on the Nasdaq National Market.


                                                           WEBVAN           HOMEGROCER
                                                      ----------------    ---------------
                                                       HIGH      LOW       HIGH      LOW
                                                      ------    ------    ------    -----
Fiscal Year Ended December 31, 1999:
  Fourth Quarter....................................  $34.00    $15.06       N/A      N/A
Fiscal Year Ended December 31, 2000:
  First Quarter.....................................   18.50      7.47    $16.25    $7.94
  Second Quarter....................................    9.19      4.38     10.25     3.19
  Third Quarter (through August 3, 2000)............    9.38      4.94      8.00     4.94


RECENT SHARE PRICE


     The table below presents the per share closing prices of Webvan common stock and HomeGrocer common stock on the Nasdaq National Market and the pro forma equivalent market value of Webvan common stock to be issued for HomeGrocer common stock in the merger as of the dates specified. June 23, 2000 was the last trading date before announcement of the merger. August 3, 2000 was the latest practicable trading day before the printing of this joint proxy statement/prospectus. The table also sets forth the equivalent per share price for HomeGrocer common stock, which was determined by multiplying the closing prices of the Webvan common stock as of the specified dates by the exchange ratio of 1.07605.



                                                                                  WEBVAN
                                                WEBVAN        HOMEGROCER       COMMON STOCK
                                             COMMON STOCK    COMMON STOCK    EQUIVALENT VALUE
                                             ------------    ------------    ----------------
June 23, 2000..............................     $8.72           $8.09             $9.38
August 3, 2000.............................      5.25            5.13              5.65


     HomeGrocer stockholders are advised to obtain current market quotations for Webvan common stock and HomeGrocer common stock. No assurance can be given as to the market prices of Webvan common stock or HomeGrocer common stock at any time before the consummation of merger or as to the market price of Webvan common stock at any time after merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate HomeGrocer stockholders for decreases in the market price of Webvan common stock which have and could occur further before the merger becomes effective. In the event the market price of Webvan common stock decreases or increases prior to the consummation of the merger, the value of the Webvan common stock to be received in merger in exchange for HomeGrocer common stock would correspondingly decrease or increase.

DIVIDENDS

     Neither Webvan nor HomeGrocer has ever declared or paid cash dividends on its capital stock. Pursuant to the merger agreement, each of Webvan and HomeGrocer has agreed not to pay cash dividends pending the consummation of merger, without the written consent of the other. If the merger is not consummated, the HomeGrocer board anticipates that it would continue its policy of retaining any and all earnings to finance the expansion of its business. Webvan expects to retain all any and earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends before or after the merger.

                               THE WEBVAN MEETING

DATE, TIME AND PLACE OF WEBVAN SPECIAL MEETING

     The date, time and place of the special meeting of Webvan stockholders are as follows:


                                   August 31, 2000


                             2:00 p.m. Pacific Time


                         San Francisco Airport Marriott


                           1800 Old Bayshore Highway


                          Burlingame, California 94010


PURPOSE OF THE SPECIAL MEETING


     Webvan is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Webvan's board of directors. The Webvan board of directors will use the proxies at the special meeting of stockholders of Webvan to be held on August 31, 2000 and at any adjournment or postponement thereof.


     The special meeting is being held so that Webvan stockholders may consider and vote upon the following proposals:

     1. To approve the issuance of shares of Webvan common stock in the proposed merger of a wholly owned subsidiary of Webvan, with and into HomeGrocer, as contemplated by the Agreement and Plan of Reorganization dated as of June 25, 2000, between Webvan and HomeGrocer. Webvan will issue 1.07605 shares of common stock in exchange for each share of outstanding common stock of HomeGrocer.

     2. To transact any other business that properly comes before the special meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING SHARES


     Webvan's board of directors has fixed the close of business on July 28, 2000 as the record date for the special meeting. Only holders of record of Webvan's common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 333,303,764 shares of common stock, outstanding and entitled to vote, held of record by approximately 800 stockholders, although Webvan has been informed that there are in excess of 70,000 beneficial owners of common stock.


VOTE AND QUORUM REQUIRED

     Holders of Webvan common stock are entitled to one vote for each share held as of the record date. Approval of the proposals to be voted upon by Webvan stockholders requires the affirmative vote of a majority of the total voting power of the outstanding common stock of Webvan present in person or represented by proxy at the meeting. Attendance at the meeting in person or by proxy of the shares representing a majority of the votes represented by Webvan is required for a quorum.


     On the record date, directors and executive officers of Webvan as a group beneficially owned approximately 133 million shares of common stock. Stockholders of Webvan have entered into voting agreements with HomeGrocer that obligates them to vote, with respect to a total of approximately 40% of the voting power represented by Webvan's common stock outstanding as of the record date, in favor of approval of the issuance of common stock in connection with the merger.

ABSTENTIONS; BROKER NON-VOTES


     Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST any proposal considered at the special meeting.

     In the event that a broker, bank, custodian, nominee or other record holder of Webvan's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

EXPENSES OF PROXY SOLICITATION

     Webvan will pay the expenses of soliciting proxies to be voted at the meeting, except that HomeGrocer will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, Webvan will request brokers, custodians, nominees and other record holders of Webvan common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Webvan common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, Webvan will reimburse such holders for their reasonable expenses.

     In addition to solicitation by mail, directors, officers and key employees of Webvan may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

VOTING OF PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Webvan board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Webvan. All properly signed proxies that Webvan receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the proposals to be considered at the special meeting. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of Webvan by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Webvan's board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of Webvan has unanimously determined that the terms of the merger agreement and the issuance of common stock in the merger, are in the best interests of Webvan and the Webvan stockholders. Accordingly, the Webvan board of directors recommends that Webvan stockholders vote FOR the proposal to approve the merger agreement and the issuance of common stock in the merger.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                             THE HOMEGROCER MEETING

DATE, TIME AND PLACE OF THE HOMEGROCER SPECIAL MEETING

     The date, time and place of the special meeting of the stockholders of HomeGrocer are as follows:

                                August 31, 2000


                             2:00 p.m. Pacific Time


                                the Westin Hotel


                               1900 Fifth Avenue


                           Seattle, Washington 98101


PURPOSE OF THE SPECIAL MEETING


     HomeGrocer is furnishing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the board of directors of HomeGrocer relating to the proposed merger with Webvan. The HomeGrocer board of directors will use the proxies at the special meeting of stockholders of HomeGrocer to be held on August 31, 2000 and at any adjournment or postponement thereof.


     The special meeting is being held so that HomeGrocer stockholders may consider and vote upon a proposal to approve a merger of Webvan with HomeGrocer whereby each outstanding share of HomeGrocer common stock will be converted into the right to receive 1.07605 shares of Webvan common stock, and to transact such other business as may properly come before the special meeting. The merger agreement is included as Annex A to this joint proxy statement/prospectus.

RECORD DATE AND OUTSTANDING SHARES


     The board of directors of HomeGrocer has fixed the close of business on July 31, 2000 as the record date for the special meeting. Only holders of record of HomeGrocer common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 128,040,346 shares of HomeGrocer common stock outstanding and entitled to vote, held of record by approximately 295 stockholders, although HomeGrocer has been informed that there are approximately 31,000 beneficial owners.


VOTE AND QUORUM REQUIRED

     Holders of HomeGrocer common stock are entitled to one vote for each share held as of the record date. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of HomeGrocer common stock outstanding on the record date. Attendance at the meeting in person or by proxy of a majority of the outstanding shares of HomeGrocer common stock is required for a quorum.


     On the record date, the directors and executive officers of HomeGrocer as a group beneficially owned 81,492,810 shares of HomeGrocer common stock (excluding any shares issuable upon the exercise of options). Certain directors and executive officers of HomeGrocer have entered into stockholder voting agreements with Webvan that obligate them to vote, with respect to a total of approximately 55% of HomeGrocer common shares outstanding as of the record date, in favor of approval of the merger and merger agreement.


VOTING OF PROXIES

     All properly executed proxies received before the vote at the special meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to approve the merger agreement and the merger, and the proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     In the event that a broker, bank, custodian, nominee or other record holder of HomeGrocer common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will count as a vote against the proposal to approve the merger.

     In addition to solicitation by mail, directors, officers and key employees of HomeGrocer may solicit proxies in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

DISSENTERS' RIGHTS

     Under Washington law, HomeGrocer stockholders are entitled to dissent from the merger and instead demand payment from HomeGrocer of the fair value of their shares. To claim dissenters' rights, you must comply with the following requirements:

     - before the stockholder vote on the merger and the merger agreement is taken, you must deliver to HomeGrocer written notice of your intent to demand payment for your shares if the merger is effected;

     - you must not vote your shares in favor of the merger at the HomeGrocer stockholder meeting;

     - if you properly notified HomeGrocer of your intent to demand dissenters' rights, HomeGrocer will send you written notice within ten days after the completion of the merger, indicating when and how to demand payment for your shares. After receiving the notice, you must demand payment for your shares and deposit the certificates representing your shares in the manner and within the time frame required by the notice sent by HomeGrocer; and

     - you must certify to HomeGrocer that you acquired beneficial ownership of your shares before June 25, 2000.

If you do not comply with the requirements outlined above, you will not be entitled to receive payment for your shares under the dissenters' rights provisions of Washington law. There is no guarantee under Washington law that dissenters will receive compensation equal or greater than the value of the Webvan shares to be otherwise received in the merger.

     If you comply with the outlined requirements, within 30 days of the later of the date of effectiveness of the merger or the date HomeGrocer received your demand for payment, HomeGrocer will pay to you the amount HomeGrocer estimates to be the fair value of your shares of HomeGrocer common stock. If you believe HomeGrocer's estimate of the fair value of your shares is incorrect, or if HomeGrocer has not paid you for your shares within 60 days of the last day you were entitled to demand payment, you may notify HomeGrocer in writing of your own estimate of the fair value of your shares of HomeGrocer common stock and demand payment of your estimate. YOUR DISSENTERS' RIGHTS ARE SET OUT IN THEIR ENTIRETY IN CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX E.

EXPENSES OF PROXY SOLICITATION


     HomeGrocer will be using the proxy solicitation firm of D.F. King & Co., Inc. The fee for these proxy solicitation services is $5,000 plus any costs associated with these services. HomeGrocer will pay the expenses of soliciting proxies to be voted at the meeting, except that Webvan will share equally the expenses incurred in connection with filing and printing this joint proxy statement/ prospectus. Following the original mailing of the proxies and other soliciting materials, HomeGrocer will request brokers, custodians, nominees and other record holders of HomeGrocer common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of HomeGrocer common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, HomeGrocer will reimburse such holders for their reasonable expenses.

PROXIES

     The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the HomeGrocer board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to the corporate offices of HomeGrocer to the attention of the corporate secretary. All properly signed proxies that HomeGrocer receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger. You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

     - delivering a written notice to the secretary of HomeGrocer by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

     - signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; and

     - attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     The board of directors of HomeGrocer does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The board of directors of HomeGrocer has unanimously determined that the terms of the merger agreement and the merger are in the best interests of HomeGrocer and the HomeGrocer stockholders. Accordingly, the HomeGrocer board of directors recommends that HomeGrocer stockholders vote FOR the proposal to approve the merger agreement and the merger.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes the proposed merger. While Webvan and HomeGrocer believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Webvan and HomeGrocer referred to for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     During a conversation in early May 2000, between Christos M. Cotsakos, a member of Webvan's Board of Directors, and James A. Barksdale, a member of HomeGrocer's Board of Directors, the parties raised the possibility that HomeGrocer and Webvan might explore a possible business combination. On May 8, 2000, Mr. Cotsakos phoned George T. Shaheen, President and Chief Executive Officer of Webvan, to discuss the possibility of such a transaction.

     Mr. Shaheen and Mary Alice Taylor, Chief Executive Officer of HomeGrocer, met at the offices of Mr. Cotsakos in Menlo Park, California on May 10, 2000. At this meeting, the two discussed their respective businesses and possible advantages and risks of a merger of Webvan and HomeGrocer. As a result of this meeting, the parties agreed to consider a more in depth meeting in the near future.

     On May 12, 2000, Mr. Shaheen phoned Ms. Taylor to schedule a meeting on May
15. Mr. Shaheen and Ms. Taylor spoke by phone again on May 12 to discuss who should attend the May 15 meeting. Ms. Taylor also arranged for Mr. Shaheen and Mr. Risher, a HomeGrocer director and Senior Vice President, U.S. Retail of Amazon.com, HomeGrocer's largest stockholder, to speak on May 12. Mr. Shaheen spoke by phone with Mr. Risher several times and later in the day with Jeff Bezos, Chief Executive Officer of Amazon, regarding Amazon's contractual right of first of refusal to acquire HomeGrocer.

     On May 15, 2000, Mr. Shaheen, Robert Swan, Webvan's Chief Financial Officer and two of Webvan's outside directors, Michael Moritz and David Beirne, met with Ms. Taylor, Dan Lee, HomeGrocer's Chief Financial Officer, and Doug MacKenzie, who is one of HomeGrocer's outside directors, at Mr. Moritz's offices in Menlo Park, California. Ms. Taylor outlined the potential benefits of possible business combination between Webvan and HomeGrocer. The parties then discussed the general terms of a possible transaction.

     On May 16, 2000, Mr. MacKenzie spoke by phone with Mr. Moritz and indicated his belief that the parties should be able to work toward a mutually acceptable transaction. On May 17, 2000, Mr. Barksdale spoke by phone with Mr. Cotsakos and indicated that he would be willing to raise with the other members of the HomeGrocer Board a transaction on a basis which would allow discussions between the parties to resume, which conversation Mr. Cotsakos relayed to Mr. Shaheen. On May 18, 2000, Mr. Cotsakos spoke by phone with Mr. Barksdale and indicated that Mr. Shaheen would speak with Ms. Taylor.

     On May 18, 2000, Messrs. Beirne and Moritz met with Louis H. Borders, Chairman of the Webvan Board of Directors, to discuss a possible transaction between HomeGrocer and Webvan. Over the course of May 18 and 19, 2000, Mr. Shaheen had several telephone conversations with Messrs. Beirne, Moritz and Cotsakos, regarding a possible transaction. On May 18, 2000, Mr. Shaheen spoke by phone with Ms. Taylor and indicated that Webvan was interested in continuing discussions regarding a strategic business combination with HomeGrocer.

     On May 19, 2000, Mr. Shaheen spoke by phone several times with Ms. Taylor and discussed the general terms of a possible transaction and outlined business integration issues that would have to be discussed. During the last conversation, Ms. Taylor indicated that the HomeGrocer Board was willing to proceed forward with due diligence in the coming week.

     On May 19 and 21, 2000, the HomeGrocer Board held special telephonic meetings to discuss potential sources of new capital for HomeGrocer and potential strategic partners. During each meeting the Board also discussed a range of economic and operational issues that would have to be resolved in any transaction between HomeGrocer and Webvan.

     On May 20, 2000, the Webvan Board of Directors held a special telephonic meeting to discuss the possible transaction with HomeGrocer. Mr. Swan presented a financial analysis to the Webvan Board regarding a preliminary valuation of HomeGrocer and a comparison of HomeGrocer's operations with Webvan's. Webvan's legal counsel participated in the meeting and reviewed various items with the Board. The Webvan Board discussed the possible advantages and risks of a strategic business combination. Following this discussion, the Board authorized management to proceed with negotiations and due diligence regarding a proposed transaction. Subsequently, Mr. Shaheen and Ms. Taylor spoke and discussed the due diligence process as well as the need to reach agreement on operational issues.

     On May 22, 2000, Webvan and HomeGrocer entered into a mutual non-disclosure agreement. From May 22 through 24, representatives of Webvan, including Messrs. Shaheen and Swan, and representatives of HomeGrocer, including Ms. Taylor and Mr. Lee, and their respective legal counsel met in Seattle to continue discussions regarding a potential merger. Representatives of Morgan Stanley & Co. Incorporated, HomeGrocer's financial advisor, also attended the meeting. Among other things, they discussed each company's business and operations and personnel and other integration issues. Webvan representatives also visited the HomeGrocer facility in Renton, Washington. While in Seattle, on May 23, 2000, Messrs. Shaheen and Swan also met with members of Amazon.com's senior management to discuss matters relating to the transaction.

     On May 22, 2000, legal counsel to Webvan distributed to HomeGrocer and its counsel the initial draft of a proposed form of merger agreement. From May 22 through June 25, 2000, representatives of each company, including legal, financial and accounting advisors, conducted due diligence and negotiated the terms of the merger agreement and related documents.

     On May 24, 2000, the Webvan Board held a special telephonic meeting during which members of Webvan's senior management reported on the status of discussions with HomeGrocer, the results of due diligence and the feasibility of the transaction. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, P.C., Webvan's legal counsel, also attended the meeting. Mr. Shaheen reviewed the status of negotiations and due diligence with the Webvan Board. The Webvan Board then discussed, among other things, retention of HomeGrocer employees, technology integration and transaction terms. The Webvan Board authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

     Mr. Shaheen and Ms. Taylor spoke several times by phone on May 24 and met on May 25, 2000 in Seattle to discuss the terms of the transaction. The parties agreed to resume discussions on May 30.

     From May 30, 2000 through June 2, Mr. Shaheen and Ms. Taylor spoke by phone several times to negotiate the terms of the transaction and to discuss the results of the due diligence process.

     On June 5 and 6, 2000, representatives of Webvan, including Messrs. Shaheen and Swan, and representatives of HomeGrocer, including Ms. Taylor and Mr. Lee, and their respective legal advisors, met in Menlo Park, California to continue negotiations.

     The HomeGrocer Board of Directors had a telephonic meeting on June 5 to discuss the status of discussions with Webvan and with Amazon.com, HomeGrocer's largest stockholder. Representatives of Morgan Stanley and Davis Polk & Wardwell, HomeGrocer's legal counsel, also attended the meeting.

     On June 6, 2000, the Webvan Board held a special telephonic meeting to review the status of the negotiations and the results of due diligence. Subsequently, through June 10, Mr. Shaheen and Ms. Taylor continued to negotiate the general terms of a possible transaction by phone.

     On June 9, 2000, the HomeGrocer Board of Directors held a special telephonic meeting at which the Board approved a non-binding term sheet which called for an exchange ratio of 1.07605 shares of Webvan common stock for each share of HomeGrocer common stock. Representatives of Morgan Stanley and Davis Polk & Wardwell also attended the meeting.

     On June 10, 2000, the parties determined that an exchange ratio of 1.07605 shares of Webvan common stock for each share of HomeGrocer common stock was within a range that would justify further negotiation of the merger agreement and related documents.

     On June 10, 2000, HomeGrocer formally notified Amazon of the terms of the proposed transaction as required by a contractual right of first refusal to acquire HomeGrocer held by Amazon. On June 12, 2000, Mr. Shaheen and Ms. Taylor spoke by phone and Ms. Taylor indicated that Amazon was requesting registration rights with respect to the Webvan shares they would receive in the proposed merger.

     On June 13, 2000, at a regularly scheduled Webvan Board meeting, Webvan's Board reviewed the proposed transaction. Members of Webvan's senior management and Webvan's legal counsel also participated in this meeting. Management reported to the Board on the results of due diligence and business integration matters. Legal counsel reported on the status of negotiations on the merger agreement and related documents. The Webvan Board authorized and instructed management to continue negotiations and due diligence with respect to the transaction.

     From June 15 through June 25, 2000, Webvan negotiated the terms of the definitive merger agreement and related documents, including employment agreements for certain HomeGrocer employees, voting agreements and lock-up agreements under which significant stockholders of Webvan and HomeGrocer would agree not to sell their Webvan shares for a period of six months following the merger. Webvan and Amazon also negotiated a registration rights agreement with respect to the shares of Webvan stock to be received by Amazon in connection with the proposed merger.

     On June 19, 2000, the Webvan Board held a special telephonic meeting to review the status of the negotiations and the results of the ongoing due diligence. Webvan's legal counsel also participated in this meeting.

     The HomeGrocer Board of Directors met on three separate occasions between June 18 and June 22 to review issues that arose in negotiations with Webvan. Representatives of Morgan Stanley and Davis Polk & Wardwell also attended the meetings. At the special meeting of the HomeGrocer Board of Directors on June 22, 2000, HomeGrocer's legal advisors reviewed the principal terms of the merger and summarized the material provisions of the final draft merger agreement. In addition, Morgan Stanley presented its financial analysis and rendered its oral opinion to the Board, later confirmed in writing, to the effect that, as of June 22, 2000, from a financial point of view the exchange ratio pursuant to the merger agreement was fair to holders of shares of HomeGrocer common stock. In light of the prior discussions among members of the HomeGrocer Board, the prior meetings of the HomeGrocer Board and the presentations and discussions at the current meeting, on June 23, the HomeGrocer Board of Directors, by unanimous written consent, approved the merger and the merger agreement, and determined to recommend that HomeGrocer's stockholders vote to approve the proposed transaction.

     On June 25, 2000, the Webvan Board held a special meeting to consider the proposed transaction. Prior to the meeting, the directors were provided with the definitive draft of the merger agreement and related documents. Webvan's legal counsel described to the Webvan Board the terms of the merger documents and the fiduciary duties applicable to directors in considering a strategic business combination such as the merger. Members of Webvan's senior management also made presentations to the Webvan Board regarding integration issues and the results of the ongoing due diligence. A representative of Goldman Sachs discussed with the Webvan Board certain financial analyses of the merger, and delivered the oral opinion of Goldman Sachs, later confirmed in writing, to the effect that, based on and subject to matters set forth in its opinion, as of June 25, 2000 the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Webvan. In light of the prior discussions among members of the Webvan Board, the prior meetings of the Webvan Board and the presentations and discussions at the current meeting, the Webvan Board determined by unanimous vote that the transactions contemplated by the merger agreement and related documents were in the best interests of Webvan and its stockholders and unanimously approved the agreements and the issuance of the shares of Webvan common stock pursuant to the merger.

     The merger agreement and related documents were signed by the parties on the night of June 25, 2000. On the morning of June 26, 2000, prior to the commencement of trading, Webvan and HomeGrocer issued a joint press release announcing the transaction.

HOMEGROCER'S REASONS FOR THE MERGER

     By unanimous written consent, the HomeGrocer Board of Directors, on June 23, 2000, voted to enter into the merger agreement and to recommend that HomeGrocer's stockholders vote to approve the merger and the merger agreement.

     In the course of reaching its decision, the HomeGrocer Board of Directors consulted HomeGrocer's management, as well as its outside financial advisors and legal counsel, and considered the following material factors:

     - that by combining complementary operations, the combined company would have better opportunities for future growth;

     - information concerning the business, earnings, operations, competitive position and prospects of HomeGrocer and Webvan both individually and on a combined basis including, but not limited to, the compatibility of the two companies' operations as a result of the consolidation of HomeGrocer's and Webvan's operations;

     - analyses and other information with respect to HomeGrocer and Webvan including, without limitation, a discussion of the strategic focus of the combined company and the likelihood of its ability to compete successfully against traditional retailers;

     - the risks and potential rewards associated with continuing to execute HomeGrocer's strategic plan as an independent entity as an alternative to the merger, including, among others, risks associated with obtaining capital for expansion and rewards associated with the opportunity for existing HomeGrocer's stockholders to participate in the future growth of HomeGrocer;

     - the possibility, as alternatives to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than Webvan and the HomeGrocer Board of Directors' conclusion that a transaction with Webvan would be more feasible;

     - the enhanced financial position of the combined company and its reduced need for capital compared to the combined needs of the companies on a stand-alone basis, especially during periods of volatility in the financial markets;

     - the presentation of Morgan Stanley at the HomeGrocer Board of Directors' meeting held on June 22, 2000, and the opinion of Morgan Stanley that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of HomeGrocer common stock. We have described the opinion of Morgan Stanley in detail under the heading "Opinion of HomeGrocer's financial advisers";

     - the amount and form of the consideration to be received by HomeGrocer's stockholders in the merger and information on the historical trading ranges of HomeGrocer's common stock and Webvan's common stock;

     - that HomeGrocer's stockholders would hold approximately 28% of the outstanding common stock of the combined company after the merger;

     - that the merger would provide HomeGrocer's stockholders with an opportunity to receive a premium over the market price for their HomeGrocer common stock immediately prior to the announcement of the merger;

     - the expectation that the merger will qualify as a tax-free reorganization;

     - that the merger will provide HomeGrocer's stockholders with the opportunity to share in the combined company's long-term growth as a result of the merger;

     - the financial and other terms and conditions of the merger and the merger agreement including:

       - the limited conditions to Webvan's obligation to close the merger;

       - the ability of HomeGrocer's Board of Directors, in the exercise of its fiduciary duties in accordance with the merger agreement, to authorize HomeGrocer to provide information to, and engage in negotiations with another party as described under "The Merger Agreement -- No solicitation by HomeGrocer";

     - that Webvan's Board is obligated to take all actions reasonably necessary such that two persons mutually agreed by the Board of Webvan and HomeGrocer will be appointed to the Board of Webvan, as described under "The Merger Agreement -- Conditions to completion of the merger";

     - that, while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by stockholders; and

     - the interests that certain executive officers and directors of HomeGrocer may have with respect to the merger in addition to their interests as stockholders of HomeGrocer generally as described in "Interests of HomeGrocer directors, officers and significant stockholders in the merger."

     In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the HomeGrocer Board of Directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the HomeGrocer Board of Directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including through discussions with and questioning of HomeGrocer's management and management's analysis of the proposed merger based on information received from HomeGrocer's legal, financial and accounting advisors. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors. HomeGrocer's Board of Directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

RECOMMENDATION OF THE HOMEGROCER BOARD OF DIRECTORS

     The Board of Directors of HomeGrocer believes that the terms of the merger are fair to and in the best interests of HomeGrocer and its stockholders and recommends to its stockholders that they vote "FOR" the proposal to approve and adopt the merger and the merger agreement.

     In considering the recommendation of the HomeGrocer Board of Directors with respect to the merger, you should be aware that certain directors and officers of HomeGrocer's have certain interests in the merger that are different from, or are in addition to, the interests of HomeGrocer's stockholders generally. Please see the section entitled "Interests of HomeGrocer Directors, Officers and Significant Stockholders in the Merger."

WEBVAN'S REASONS FOR THE MERGER

     At a meeting held on June 25, 2000, the board of directors of Webvan concluded that the merger was in the best interests of Webvan and its stockholders and determined to recommend that the Webvan stockholders approve the issuance of the shares of Webvan common stock in the merger. In its evaluation of the merger, the Webvan board over the course of several meetings identified several potential benefits of the merger, the most important of which included the board's expectation that:

     - by combining its operations with HomeGrocer, Webvan would be better positioned to accelerate its revenue growth and extend its position as a leading Internet retailer;

     - the merger would allow Webvan to penetrate new markets to a greater degree than Webvan could on its own with its existing capital resources due to the acquisition of HomeGrocer's existing distribution facilities and customers in Southern California, the Pacific Northwest and Dallas, Texas;

     - HomeGrocer's cash reserves would enable Webvan to partially fund the anticipated ongoing operating losses incurred by HomeGrocer's facilities;

     - the merger would allow Webvan to obtain access to a large, trained employee base;

     - the merger would enable Webvan to realize significant operating synergies, including increased purchasing power with its vendors, reduced corporate overhead, the consolidation of sales and marketing organizations and the need to support one, rather than two brands; and

     - the combined company would be able to employ the best practices and processes of each of Webvan and HomeGrocer in its future operations.

     Webvan's board of directors consulted with senior management, as well as its legal counsel and financial advisor, in reaching its decision to approve the merger. In its evaluation of the merger, the Webvan board reviewed several factors, including:

     - information concerning the business, financial condition, operations, competitive position and prospects of Webvan and HomeGrocer both individually and on a combined basis including the compatibility of the two companies' operations as a result of the consolidation of Webvan and HomeGrocer;

     - analyses and other information with respect to Webvan and HomeGrocer including consideration of the strategic focus of the combined company and the likelihood of its ability to compete successfully against traditional retailers;

     - the risks associated with continuing to execute Webvan's strategic plan without undertaking the merger, including risks associated with obtaining the capital required for expansion into additional markets, taking into consideration the effect on Webvan's expansion plans of changes in the capital markets during 2000 and the likelihood of continued uncertainties in the capital markets;

     - the possibility, as an alternative to the merger, of seeking to acquire another company;

     - the cash position of the combined company, especially during periods of volatility in the financial markets;

     - the oral opinion of Goldman Sachs to the Webvan board of directors, later confirmed in writing, to the effect that, based on and subject to matters set forth in its opinion, as of June 25, 2000 the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Webvan. The opinion of Goldman Sachs is described below under "Opinion of Webvan's Financial Advisor";

     - the amount and form of the consideration to be received by HomeGrocer's stockholders in the merger in light of comparable transactions and the historical market prices, volatility and trading information for HomeGrocer's common stock and Webvan's common stock;

     - that Webvan's stockholders would hold approximately 72% of the outstanding common stock of the combined company after the merger;

     - the expectation that the merger will qualify as a tax-free reorganization;

     - the financial and other terms and conditions of the merger and the merger agreement;

     - that, while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and, as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by stockholders;

     - the belief by Webvan's senior management that the terms of the merger agreement are reasonable;

     - the potential impact of the merger on Webvan's and HomeGrocer's customers and employees; and

     - discussions with its management, legal and financial advisors as to the results of the due diligence investigation of HomeGrocer.

     The Webvan board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the costs associated with the merger, including merger related transaction costs, costs for disposing of real estate agreements and costs for renegotiating or terminating vehicle, marketing and equipment agreements.

     - the difficulty of integrating HomeGrocer with Webvan and the management effort and costs required to complete the integration following the merger, including: the difficulty of maintaining a consistent brand image given certain differences in the companies' respective business models; potential difficulties in providing HomeGrocer customers with the requisite level of service in the post-merger transition; and, given the importance of operating the combined companies on a common technology platform, possible difficulties associated with migrating HomeGrocer's operations to the Webvan technology platform;

     - the possibility that the merger may not be consummated, even though it has been approved by Webvan's and HomeGrocer's boards of directors;

     - the negative effect that treating the merger, for accounting purposes, as a "purchase," will have on the combined company's future earnings per share, due to amortization of "goodwill" purchased from HomeGrocer;

     - the risk that the premium offered relative to HomeGrocer's current stock price may not be viewed favorably by the market;

     - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

     - the impact of the accelerated vesting provisions of HomeGrocer's employee stock option plan on the combined company's ability to retain the HomeGrocer employees; and


     - the other applicable risks described in this joint proxy statement/prospectus under "Risk Factors" beginning on page 6.


     The Webvan board concluded however, that, on balance, the potential benefits to Webvan and its stockholders of the merger outweighed the risks associated with the merger. The discussion of the information and factors considered by the Webvan board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Webvan board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

RECOMMENDATION OF WEBVAN'S BOARD OF DIRECTORS

     After careful consideration, the Webvan board of directors has determined the merger agreement and the merger to be fair to and in the best interests of its stockholders. Webvan's board of directors recommends approval of the issuance of shares of Webvan common stock in connection with the merger as described in this joint proxy statement/prospectus.

OPINION OF WEBVAN'S FINANCIAL ADVISOR

     Goldman Sachs has acted as financial advisor to Webvan in connection with the merger. On June 25, 2000, Goldman Sachs delivered its opinion, subsequently confirmed in writing, to the board of directors that, as of the date of such opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Webvan.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. STOCKHOLDERS OF WEBVAN ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed:

     - the merger agreement;

     - the annual report to stockholders and the Annual Report on Form 10-K of Webvan for the fiscal year ended December 31, 1999;

     - the registration statement on Form S-1 of Webvan, including the prospectus of Webvan filed November 5, 1999;

     - the registration statement on Form S-1 of HomeGrocer, including the prospectus of HomeGrocer filed March 10, 2000;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Webvan and HomeGrocer;

     - certain other communications from Webvan and HomeGrocer to their respective stockholders;

     - certain internal financial analyses and forecasts for HomeGrocer prepared by HomeGrocer's management;

     - certain internal financial analyses and forecasts for HomeGrocer prepared by Webvan's management;

     - the Webvan Forecasts, which are certain internal financial analyses and forecasts for Webvan prepared by Webvan's management; and

     - the Pro Forma Forecasts, which are certain internal financial analyses and forecasts for Webvan and HomeGrocer as a combined entity prepared by Webvan's management, including the effect of certain cost savings and operating synergies projected by Webvan's management to result from the merger.

     Goldman Sachs also held discussions with members of the senior management of Webvan and HomeGrocer regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs has reviewed the reported price and trading activity for Webvan's common stock and HomeGrocer's common stock, which like many Internet-related stocks have been and are likely to continue to be subject to significant short-term price and trading volatility, compared certain financial and stock market information for Webvan and HomeGrocer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs has assumed, with the consent of the Webvan board, that the Webvan Forecasts and the Pro Forma Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Webvan, and that the Pro Forma Forecasts will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Webvan or HomeGrocer or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs's advisory services and Goldman Sachs's opinion were provided for the information and assistance of the Webvan board in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of Webvan common stock should vote with respect to the merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Webvan board on June 25, 2000. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY.

     Transaction Premium Analysis. Goldman Sachs compared the historical stock prices of Webvan common stock and HomeGrocer common stock on the basis of the respective closing prices per share on June 23, 2000, and the respective closing stock prices and period averages for the prior five days,

10 days, 20 days, 30 days and since HomeGrocer's initial public offering. The following table presents:

     - the implied exchange ratio between the closing stock price or average closing stock prices of HomeGrocer common stock and the Webvan common stock at the specified point in time or over the specified period, and

     - the premiums over those implied exchange ratios implied by the actual exchange ratio in the merger.

           DATE OR PERIOD             IMPLIED EXCHANGE RATIO   PREMIUM OVER IMPLIED EXCHANGE RATIO
           --------------             ----------------------   -----------------------------------
June 23, 2000.......................           .928                           15.9%
5 day...............................           .985                            9.2
10 day..............................           .960                           12.0
20 day..............................           .882                           22.0
30 day..............................           .868                           24.0
Since IPO...........................           .962                           11.9

     Selected Internet Companies Analysis. Goldman Sachs compared specified financial information of Webvan and HomeGrocer with publicly-available information for the following Internet retailers:

                   FIRST GROUP RETAILERS
                   ---------------------
Amazon.com, Inc.
Ashford.com, Inc.
BarnesandNoble.com Inc.
eToys Inc.

     Goldman Sachs also compared certain financial information of Webvan and HomeGrocer with publicly-available information for the following Internet retailers:

                   SECOND GROUP RETAILERS
                   ----------------------
drugstore.com, inc.
Global Sports, Inc.
BUY.COM INC.
Fogdog, Inc.
Peapod, Inc.
Pets.com, Inc.

     The following table presents for Webvan, HomeGrocer and the two groups of Internet retailers projected year 2000 and 2001 levered market capitalization as a multiple of revenue, projected year 2001 gross margin and five-year forecasted compound annual growth rate. The analysis was performed using stock prices on June 23, 2000. Levered market capitalization is a company's equity market capitalization plus outstanding indebtedness and less cash. Forecasted revenue and gross margin were based on Goldman Sachs research, except for HomeGrocer which was based on other publicly available research. Compound annual growth rates are from estimates provided by Institutional Brokers Estimate System, or IBES.

                                                                                 IBES 5 YR
                                            REVENUE MULTIPLE                     COMPOUND
                                            -----------------   GROSS MARGIN   ANNUAL GROWTH
                                            CY 2000   CY 2001     CY 2001          RATE
                                            -------   -------   ------------   -------------
Webvan....................................   16.5x      3.4x        26.0%          90.0%
HomeGrocer................................    5.4       1.1         23.0             NA
First Group Mean..........................    2.4       2.1         23.0           55.0
First Group Median........................    1.8       2.1         22.7           53.8
Second Group Mean.........................    0.8       0.4         19.9           70.0
Second Group Median.......................    0.5       0.4         20.6           70.0

     Contribution Analysis. Goldman Sachs analyzed and compared the respective contributions of each of Webvan and HomeGrocer to the combined company's projected revenue and gross profit for each of 2000, 2001, 2002 and 2003, as projected by management of Webvan, to the percentage ownerships of the combined company by the stockholders of each of Webvan and HomeGrocer. The following table presents the results of that analysis:

                                                  CONTRIBUTIONS TO TOTAL
                                                 ------------------------
                                                 % WEBVAN    % HOMEGROCER
                                                 --------    ------------
Revenue
  CY 2000E.....................................    48.0%         52.0%
  CY 2001E.....................................    49.7          50.3
  CY 2002E.....................................    51.2          48.8
  CY 2003E.....................................    53.2          46.8
Gross Profit
  CY 2000E.....................................    47.9%         52.1%
  CY 2001E.....................................    48.7          51.3
  CY 2002E.....................................    50.0          50.0
  CY 2003E.....................................    52.1          47.9

In comparison, based on the exchange ratio in the merger and Webvan's and HomeGrocer's closing stock prices on June 23, 2000, stockholders of Webvan would own approximately 71.7% of the combined company's equity interests considered on a diluted basis and the stockholders of HomeGrocer would own approximately 28.3% of the combined company's equity interests on a diluted basis.

     Attribution Analysis. Goldman Sachs analyzed and compared (1) the percentage of Webvan's forecasted stand-alone revenue, gross profit and EBITDA attributable to Webvan's current stockholders and optionholders with (2) the percentage of the forecasted combined company revenue, gross profit and EBITDA which would be attributable to Webvan's current stockholders and optionholders, in each case for the years 2000, 2001, 2002 and 2003. The analysis was performed assuming additional equity issuances by Webvan, and the resulting dilution related to those additional equity issuances, to fund capital requirements. Forecasted revenue, gross profit and EBITDA for both Webvan and the combined company were based on projections provided by the management of Webvan. EBITDA refers to earnings before interest, taxes, depreciation and amortization. The information in the table below details the percentage increases in revenue, gross profit and EBITDA attributable to current Webvan stockholders and optionholders as a result of the merger. The information in the column "At Maturity" in the table below presents the results of such analysis at that point in time when the portfolio of distribution centers assumed in the forecasts are each at full capacity and assumes no additional equity is issued or repurchased after 2003.

                                                   INCREASE ATTRIBUTABLE TO WEBVAN STOCKHOLDERS
                                                 ------------------------------------------------
                                                 2000     2001     2002     2003     AT MATURITY
                                                 -----    -----    -----    -----    ------------
Revenue percentage increase....................  39.9%    59.1%    37.4%    16.4%        21.9%
Gross Profit percentage increase...............  41.0     63.7     38.2     17.6         23.2
EBITDA Percentage Increase.....................    NM       NM       NM       NM        110.4

     Pro Forma Merger Analysis. Goldman Sachs analyzed the potential pro forma effects of the merger on Webvan's forecasted revenue per share, gross profit per share and EBITDA per share for the years 2000, 2001, 2002 and 2003. Forecasted revenue, gross profits and EBITDA were based on projections of Webvan management. In order to calculate meaningful per share accretion and dilution data for these financial parameters, revenue, gross profit and EBITDA, Goldman Sachs assumed that 100% of the capital requirements for Webvan would continue to be funded exclusively with equity during the forecast period. The following tables present the results of that analysis:

          PRO FORMA REVENUE ACCRETION
          ---------------------------
CY2000E.................................    39.9%
CY2001E.................................    59.1
CY2002E.................................    33.3
CY2003E.................................    11.1

        PRO FORMA GROSS PROFIT ACCRETION
        --------------------------------
CY2000E.................................    41.0%
CY2001E.................................    63.7
CY2002E.................................    34.1
CY2003E.................................    12.3

           PRO FORMA EBITDA ACCRETION
           --------------------------
CY2000E.................................  $(0.10)
CY2001E.................................    0.15
CY2002E.................................    0.21
CY2003E.................................    0.60

     Comparable Transaction Premium Analysis. Goldman Sachs analyzed certain information relating to 55 selected transactions. The transactions were chosen because they involved Internet companies since March 1996. The following table presents the ranges, means and mediums of the premiums paid in the transactions in relation to the closing price of the target the day before the transaction was announced, the weighted average price of the target in the 30 days prior to the announcement and the 52-week high closing price of the target prior to the announcement. The premium was calculated based on the equity consideration paid for the target by the acquiror in the transactions.

                                                              SELECTED TRANSACTIONS
                                                        ---------------------------------
                                                             RANGE         MEAN    MEDIAN
                                                        ----------------   ----    ------
Premium to day prior closing price....................  (17.8)% - 181.1%    31.5%   22.4%
Premium to average of prior 30-day closing price......  (44.4)% - 249.6%    61.1    46.1
Premium to 52-week high...............................  (82.0)% -  51.7%   (12.3)  (16.3)

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs's opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Webvan or HomeGrocer or the merger. The analyses were prepared solely for purposes of Goldman Sachs's providing its opinion to the Webvan board as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to Webvan. The analyses do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results, which are inherently subject to uncertainty, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs's opinion to the Webvan board was one of many factors taken into consideration by the Webvan board in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to Webvan's board of directors on June 25, 2000, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B.


     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Webvan, having provided certain investment banking services to Webvan from time to time, including having acted as managing underwriter of the initial public offering of 28,750,000 shares of Webvan common stock in November 1999. As of June 25, 2000, entities affiliated with Goldman Sachs owned an aggregate of 7,880,220 Webvan shares, purchased in July 1999 as Series D-2 Preferred Stock of Webvan for an aggregate purchase price of approximately $100.0 million. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Webvan or HomeGrocer for its own account and for the accounts of customers. As of June 25, 2000, Goldman Sachs had accumulated in various trading accounts a long position of 4,219 shares of Webvan common stock against which Goldman Sachs was short 1,347,680 Webvan shares, and a long position of 1,000 HomeGrocer shares of common stock.


     Pursuant to a letter agreement dated June 22, 2000, Webvan engaged Goldman Sachs to act as its financial advisor to render a fairness opinion to the Webvan board of directors in connection with the exchange ratio pursuant to the merger agreement. Pursuant to that letter agreement, Webvan paid Goldman Sachs a fee equal to $1,500,000 upon delivery of its fairness opinion. Webvan has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF HOMEGROCER'S FINANCIAL ADVISOR

     Under an engagement letter dated May 22, 2000, HomeGrocer retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. HomeGrocer's Board of Directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of HomeGrocer. At the meeting of the HomeGrocer Board of Directors on June 22, 2000, Morgan Stanley rendered its oral opinion, later confirmed in writing, that as of June 22, 2000, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of HomeGrocer common stock.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED AS OF JUNE 22, 2000, IS ATTACHED AS ANNEX C TO THIS DOCUMENT. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION IS DIRECTED TO HOMEGROCER'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO HOLDERS OF SHARES OF HOMEGROCER COMMON STOCK AS OF THE DATE OF THE OPINION. IT DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF HOMEGROCER COMMON STOCK AS TO HOW TO VOTE AT THE HOMEGROCER SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly available financial statements and other information of HomeGrocer;

     - reviewed certain internal financial statements and other financial and operating data concerning HomeGrocer prepared by the management of HomeGrocer;

     - reviewed certain financial projections prepared by the managements of HomeGrocer and Webvan;

     - reviewed certain publicly available financial projections from equity research analysts reports of HomeGrocer;

     - discussed the past and current operations and financial condition and the prospects of HomeGrocer, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of HomeGrocer;

     - reviewed certain publicly available financial statements and other information of Webvan;

     - reviewed certain internal financial statements and other financial and operating data concerning Webvan prepared by the management of Webvan;

     - reviewed the pro forma impact of the merger on certain operational and financial metrics of Webvan;

     - discussed the past and current operations and financial condition and the prospects of Webvan, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Webvan;

     - reviewed the reported prices and trading activity for the HomeGrocer common stock and Webvan common stock;

     - compared the financial performance of HomeGrocer and Webvan and the prices and trading activity of the HomeGrocer common stock and Webvan common stock with that of certain other publicly-traded companies comparable to HomeGrocer and Webvan, respectively, and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - reviewed and discussed with the senior managements of HomeGrocer and Webvan their strategic rationales for the Merger;

     - participated in discussions and negotiations among representatives of HomeGrocer, Webvan and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections and discussions relating to the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of HomeGrocer and Webvan. Morgan Stanley relied upon the assessment by the managements of HomeGrocer and Webvan of their ability to retain key employees of HomeGrocer. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of HomeGrocer and Webvan of: (i) the strategic, financial and operational benefits expected to result from the merger; (ii) the timing and risks associated with the integration of HomeGrocer and Webvan; and (iii) the validity of, and risks associated with, HomeGrocer's and Webvan's existing and future technologies, services and business models.

     Morgan Stanley was not furnished with, and did not independently make, any valuation or appraisal of the assets or liabilities or technology of HomeGrocer and Webvan. In addition, Morgan Stanley assumed that the merger will be completed in accordance with the terms set forth in the merger agreement and that the merger will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 22, 2000. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     HomeGrocer Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of HomeGrocer common stock over various time periods ending on June 21, 2000. Morgan Stanley observed the following:

                                                           HOMEGROCER
                                                          COMMON STOCK
                                                          CLOSING PRICE
                     PERIOD ENDING                       ---------------
                     JUNE 21, 2000                        LOW      HIGH
                     -------------                       -----    ------
Since initial public offering..........................  $3.19    $16.25
Last 30 days...........................................  $3.56    $ 7.13
June 21, 2000 closing price............................           $ 6.19
Implied transaction value..............................           $ 7.03

     The implied transaction value of $7.03 per share of HomeGrocer common stock is based on the exchange ratio of 1.07605 and Webvan's common stock price of $6.53 as of June 21, 2000. Morgan Stanley noted that the implied transaction value reflected a 14% premium to HomeGrocer's closing price on June 21, 2000 and was near the high end of the range of the closing prices over the preceding 30 days prior to June 21, 2000. Morgan Stanley noted that Webvan's common stock price increased 24% to $8.13 as of June 22, 2000. Though Morgan Stanley's analysis was based on closing prices as of June 21, 2000, Morgan Stanley noted that based on Webvan's closing price of $8.13 as of

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June 22, 2000 the implied transaction value per share of HomeGrocer common stock would be $8.75 or a 31% premium to HomeGrocer's closing price as of June 22, 2000.

     Exchange Ratio Premium Analysis. Morgan Stanley reviewed the ratios of the closing prices of HomeGrocer common stock divided by the corresponding closing prices of Webvan common stock over various periods ending June 21, 2000. These ratios are referred to as period average exchange ratios. Morgan Stanley examined the premiums represented by the exchange ratio set forth in the merger agreement over the averages of these period average exchange ratios, and found them to be as follows:

                                                               TRANSACTION
                                                                PREMIUM TO
              PERIOD ENDING                 PERIOD AVERAGE    PERIOD AVERAGE
              JUNE 21, 2000                 EXCHANGE RATIO    EXCHANGE RATIO
              -------------                 --------------    --------------
Last 30 days..............................      0.864x              25%
June 21, 2000.............................      0.947x              14%

     Comparative Stock Price Performance. Morgan Stanley analyzed the indexed percentage changes in the price of HomeGrocer common stock, Webvan common stock, the NASDAQ Index and the Morgan Stanley Internet Index ("MOX") from HomeGrocer's initial public offering date of March 10, 2000 to June 21, 2000:

         INDEXED PERCENTAGE PRICE CHANGE (PERIOD ENDING JUNE 21, 2000)

                                                       SINCE MARCH 10, 2000
                                                       --------------------
HomeGrocer...........................................         (56.2)%
Webvan...............................................         (44.7)%
NASDAQ index.........................................         (19.5)%
MOX..................................................         (37.9)%

Morgan Stanley noted that HomeGrocer's share price had declined more than Webvan's share price and more than these indices on a relative basis over the specified period.

     Analysis of Peapod Acquisition. Morgan Stanley analyzed valuation multiples reflected by the acquisition of Peapod, Inc. by Koninklijke (Royal) Ahold NV including analyses of the implied multiples of revenue and customers. Based on the analyses of the Peapod acquisition, Morgan Stanley calculated an implied reference range for HomeGrocer common stock of $2.03 - $2.28 per share. Morgan Stanley observed that the implied transaction value of $7.03 per share of HomeGrocer common stock was greater than the implied reference range based on this analysis.

     The Peapod acquisition is not identical to the merger and neither HomeGrocer nor Webvan is identical to Peapod, Inc. or Royal Ahold. Morgan Stanley made judgements and assumptions with regard to the Peapod acquisition due to the business, operating model and competitive differences that are unique to each company.

     Analysis of Stock Price Premiums Paid. Morgan Stanley reviewed certain publicly available statistics for precedent acquisition transactions involving public U.S. technology companies greater than $100 million in market capitalization since January 1, 1999. Based on the analyses, Morgan Stanley applied 20% to 60% premia to the 10 day trading range preceding June 21, 2000 and calculated an implied reference range for HomeGrocer common stock of $6.15 - $11.40 per share. Morgan Stanley observed that the implied transaction value of $7.03 per share of HomeGrocer common stock as of June 21, 2000 was within this estimated reference range.

     Morgan Stanley also compared certain publicly available statistics for precedent acquisition transactions involving mergers of equals and other strategic acquisitions of public U.S. companies

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

from December 15, 1996 to June 21, 2000, where the ownership of the acquired company was below 40%. In addition, Morgan Stanley compared certain publicly available statistics for precedent acquisition transactions involving strategic consolidations in the internet and software sectors from May 26, 1998 to June 21, 2000. Based on the analyses, Morgan Stanley applied 20% to 30% premia to HomeGrocer's 30 day prior share price and estimated a reference range for HomeGrocer common stock of $6.04 - $6.54 per share. Morgan Stanley observed that the implied transaction value of $7.03 per share of HomeGrocer common stock as of June 22, 2000 was above this estimated reference range.

     No company or transaction utilized in the analysis of stock price premiums paid is identical to HomeGrocer or Webvan or the merger. In evaluating the precedent acquisition transactions, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of HomeGrocer and Webvan, such as the impact of competition on the business of HomeGrocer, Webvan, or the industry generally, industry growth and the absence of any adverse material change in financial condition of HomeGrocer, Webvan or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

     Relative Contribution Analysis. Morgan Stanley compared HomeGrocer and Webvan stockholders' respective percentage ownership of the combined company to HomeGrocer's and Webvan's respective percentage contribution to the combined company using revenues and gross profit based on both publicly available research estimates and management's limited market rollout plan, which represented management's ability to utilize minimal capital while executing management's modest market rollout plan. In addition, Morgan Stanley reviewed the relative contribution of cash and investments, book value and market capitalization. Morgan Stanley noted that the implied pro forma HomeGrocer ownership of the combined company of 28.2% using the exchange ratio of 1.07605x was less than most of the implied pro forma ownership percentages calculated by Morgan Stanley based on the relative contribution analyses. Morgan Stanley noted that HomeGrocer's implied pro forma ownership percentage ranged from 45% to 50% using estimated revenues and gross profit while the implied pro forma ownership percentage ranged from 26% to 33% using cash and investments, book value and market capitalization. Morgan Stanley also noted that additional funding would likely be required for either company to achieve the projections for revenue and gross profit.

     Morgan Stanley also calculated based on common stock prices as of June 21, 2000, Webvan's aggregate value to revenue multiples of 11.5x and 2.4x for estimated 2000 and 2001, respectively, and noted that they represented a significant premium to HomeGrocer's aggregate value to revenue multiples of 3.7x and 0.8x for estimated 2000 and 2001, respectively. Morgan Stanley noted that Webvan was consistently valued more highly than HomeGrocer based on estimated revenue multiples since HomeGrocer's initial public offering.

     Discounted Equity Value. Morgan Stanley performed an analysis of the implied present value per share of HomeGrocer common stock on a standalone basis based on various projections for HomeGrocer's future revenue. For purpose of this analysis Morgan Stanley calculated an implied present value per share range of $6.33 to $12.12 using a range of revenue multiples of 1.2x to 1.5x, stock prices of $5 and $15, respectively, for future financing and discount rates of 15% to 25%. Morgan Stanley observed that the implied transaction consideration of $7.03 per share of HomeGrocer common stock as of June 22, 2000 was within this estimated reference range.

     Discounted Cash Flow Analysis. Morgan Stanley performed an analysis of the present value per share of the implied value of HomeGrocer common stock on a standalone basis based on HomeGrocer's projected future cash flow based on two sets of projections prepared by the management of HomeGrocer. HomeGrocer management prepared a limited market rollout plan and a

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

continued market rollout plan. The continued market rollout plan represented management's ability to raise additional funding while executing management's aggressive market rollout plan. Based on the limited market rollout plan, Morgan Stanley calculated an implied reference range of $4.19 - $6.49 per share based on a discount rate of 16% and a range of forward earnings before interest, taxes, depreciation and amortization multiples of 9x to 15x. Morgan Stanley applied the same discount rate and forward multiples to management's continued market rollout plan and calculated an implied reference range of $10.31 - $19.98. Morgan Stanley observed that the implied transaction consideration of $7.03 per share of HomeGrocer common stock as of June 22, 2000 was above the estimated reference range for the limited market rollout plan and was below the estimated reference range for the continued market rollout plan.

     In connection with the review of the merger by HomeGrocer's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of HomeGrocer or Webvan. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of HomeGrocer or Webvan. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to holders of shares of HomeGrocer common stock and in connection with the delivery of its opinion to HomeGrocer's Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of HomeGrocer or Webvan might actually trade.

     The exchange ratio pursuant to the merger agreement was determined through arm's length negotiations between HomeGrocer and Webvan and was approved by HomeGrocer's Board of Directors. Morgan Stanley provided advice to HomeGrocer during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to HomeGrocer or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

     In addition, Morgan Stanley's opinion and its presentation to HomeGrocer's Board of Directors was one of many factors taken into consideration by HomeGrocer's Board of Directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of HomeGrocer's Board of Directors with respect to the exchange ratio or of whether HomeGrocer's Board of Directors would have been willing to agree to a different exchange ratio.

     HomeGrocer's Board of Directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for HomeGrocer and Webvan and have received fees for the rendering of these services. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of HomeGrocer, Webvan or any other parties involved in the merger.

     Under the engagement letter, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and HomeGrocer agreed to pay Morgan Stanley a fee of $4 million, of which $1 million was payable upon announcement of the transaction and $2 million of Morgan Stanley's fee is payable in HomeGrocer common stock which will be converted at the exchange ratio into shares of Webvan common stock. HomeGrocer has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, HomeGrocer has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement.

INTERESTS OF HOMEGROCER DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS IN THE MERGER

     When considering the recommendation of HomeGrocer's Board of Directors that stockholders approve the merger, you should be aware that some HomeGrocer directors and officers have interests in the merger that are different from, or are in addition to, your interests. The HomeGrocer Board was aware of these potential conflicts and considered them. These include:

     - Severance Payments. HomeGrocer's Chief Executive Officer and Chairman, Mary Alice Taylor, and Terrence Drayton, a co-founder, will receive severance payments equal to 12 months total cash compensation (base salary and bonus) and 24 months total cash compensation, respectively, in the event either is terminated without cause within one year following consummation of the merger. In addition, other senior officers of HomeGrocer will be eligible to receive severance payments equal to 12 months total cash compensation if they are terminated without cause, or if their duties or other terms of employment are adversely changed, within one year following consummation of the merger.

     - Accelerated Vesting. At the closing of the merger, HomeGrocer's right to repurchase at cost 375,000 restricted common shares owned by Ms. Taylor and approximately 70,000 restricted common shares owned by Mr. Drayton will lapse, in addition to the lapsing of such repurchase right which will occur with respect to additional shares pursuant to the terms of the employment agreements covering such individuals. Specifically, pursuant to each of their employment agreements, assuming the merger closes after September 2, 2000, HomeGrocer's repurchase right will lapse with respect to 3 million restricted shares held by Ms. Taylor and 1.1 million restricted shares held by Mr. Drayton as a result of the merger and the fact they will not serve in substantially similar positions with the surviving company. Additionally, all options issued prior to January 5, 2000 under HomeGrocer's 1997 Stock Incentive Compensation Plan provide for acceleration of vesting if, within two years following the merger, an option holder's employment is terminated without cause or if his or her duties or terms of employment are adversely changed. This provision applies to options to purchase 13,721,000 shares. Also, pursuant to the terms of options granted to directors, vice presidents and senior vice presidents on May 1, 2000, if the combined company terminates the option holder's employment without cause, or makes adverse changes in his or her duties or other terms of employment, within one year following the merger, then a portion of the options will

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

       vest on an accelerated basis. This provision applies to a maximum of options to purchase 3,938,000 shares held by 52 individuals, which could result in accelerated vesting of options to purchase up to 1,181,400 shares if all of these individuals are terminated within 12 months following the merger.

     - Employment. Two new directors, James Barksdale and Mary Alice Taylor, will be appointed to the Webvan board. In addition, some executive officers of HomeGrocer will become executive officers of Webvan. Webvan has entered into employment agreements with two executive officers and other key employees and may enter into additional employment contracts with other employees of HomeGrocer.

     - Lock-up Agreements and Amazon.com Registration Rights. Other than as described below, certain significant stockholders of HomeGrocer have agreed not to sell any of the shares that they receive in the merger for a period of six months following the closing of the merger. HomeGrocer's largest stockholder, Amazon.com, Inc., has entered into a separate agreement with Webvan permitting Amazon.com to sell up to 8 million shares within the first six months following the closing. Please see the section entitled "Amazon.com Registration Rights Agreement."

     - Indemnification. The directors and executive officers of HomeGrocer have customary rights to indemnification against certain liabilities. Further, Webvan has agreed to maintain for six years, subject to certain cost limitations, a policy of directors' and officers' liability insurance with respect to matters occurring on or before the effective time of the merger for the benefit of the present and former directors and officers of HomeGrocer.

     As a result, these directors, executive officers and stockholders could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not hold these interests.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of HomeGrocer and Webvan and approval of the issuance of Webvan common stock in the merger by stockholders of Webvan. The merger will become effective upon the filing of the certificate of merger with the Secretary of the State of Washington.

STRUCTURE OF THE MERGER AND CONVERSION OF HOMEGROCER COMMON STOCK

     Pursuant to the merger agreement, Robin Merger Corporation, a wholly-owned Washington subsidiary of Webvan, will merge with and into HomeGrocer. Immediately following this merger, HomeGrocer will be a wholly-owned subsidiary of Webvan.

     Upon completion of the merger, each outstanding share of HomeGrocer common stock will be converted into the right to receive 1.07605 shares of Webvan common stock. No fractional shares of Webvan common stock will be issued pursuant to the merger. In lieu of the issuance of any fractional share of Webvan common stock, cash equal to the product of such fractional share amount, after aggregating all fractional shares to which a former holder of HomeGrocer common stock would be entitled, and the average closing price of Webvan common stock as reported on Nasdaq for the five trading days immediately preceding the last full trading day prior to the effectiveness of the merger.

EXCHANGE OF HOMEGROCER STOCK CERTIFICATES FOR WEBVAN STOCK CERTIFICATES

     When the merger is completed, Webvan's exchange agent will mail to HomeGrocer stockholders a letter of transmittal and instructions for use in surrendering HomeGrocer stock certificates in

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

exchange for Webvan stock certificates. When former HomeGrocer stockholders deliver their HomeGrocer stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the HomeGrocer stock certificates will be canceled and former HomeGrocer stockholders will receive Webvan stock certificates representing the number of full shares of Webvan common stock to which they are entitled under the merger agreement. They will receive payment in cash, without interest, in lieu of any fractional shares of Webvan common stock which would have been otherwise issuable to them in the merger.

     HomeGrocer stockholders should not submit their HomeGrocer stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

NO DIVIDENDS

     HomeGrocer stockholders are not entitled to receive any dividends or other distributions on Webvan common stock until the merger is completed and they have surrendered their HomeGrocer stock certificates in exchange for Webvan stock certificates.

     Subject to the effect of applicable laws, promptly following surrender of HomeGrocer stock certificates and the issuance of the corresponding Webvan certificates, HomeGrocer stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger which were previously paid with respect to their whole shares of Webvan common stock.

     Webvan will only issue HomeGrocer stockholders a Webvan stock certificate or a check in lieu of a fractional share in the name in which the surrendered HomeGrocer stock certificate is registered. If HomeGrocer stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The discussion below constitutes the opinion of Wilson Sonsini Goodrich & Rosati, P.C. and Davis Polk & Wardwell regarding the material United States federal income tax considerations generally applicable to United States holders of HomeGrocer common stock who, pursuant to the merger, exchange their HomeGrocer common stock solely for Webvan common stock and cash in lieu of fractional shares of Webvan common stock. Consummation of the merger is conditioned upon Webvan's and HomeGrocer's receipt of opinions of their respective counsel, confirming their opinions as described in this section entitled "Material United States federal income tax considerations," to the effect that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

     The opinions of Wilson Sonsini Goodrich & Rosati, P.C. and Davis Polk & Wardwell set forth in this section entitled "Material United States federal income tax considerations" are subject to certain limitations, qualifications and assumptions and are based on certain facts and representations, including representations contained in certificates executed by officers of Webvan and HomeGrocer. The opinions have assumed the absence of changes in relevant facts or in law between the date of this joint proxy statement/prospectus and the closing date. The opinions are not binding on the Internal Revenue Service or the courts. No ruling from the Internal Revenue Service has been or will be sought. The discussion below is based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify (including on a retroactive basis) the discussion below.

     The discussion below does not purport to deal with all aspects of United States federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not (or who will not at the time of the merger) hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws and further does not consider any tax consequences of transactions effectuated by stockholders subsequent to, or concurrently with, the merger.

     In the opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Webvan, and in the opinion of Davis Polk & Wardwell, counsel to HomeGrocer, the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Assuming the merger constitutes a reorganization, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

     - no gain or loss will be recognized by the holders of HomeGrocer common stock upon the receipt of Webvan common stock solely in exchange for such HomeGrocer common stock in the merger, except as a result of cash received in lieu of fractional shares of Webvan common stock;

     - cash payments received by holders of HomeGrocer common stock in lieu of a fractional share of Webvan common stock will result in capital gain (or capital loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of HomeGrocer common stock surrendered that is allocable to such fractional share. Such capital gain (or capital loss) will be long-term capital gain (or capital loss) if the shares of HomeGrocer common stock allocable to such fractional share have been held for more than one year at the effective time of the merger;

     - the aggregate tax basis of the Webvan common stock received by HomeGrocer stockholders in the merger will be the same as the aggregate tax basis of the HomeGrocer common stock surrendered in exchange, reduced by any tax basis allocable to a fractional share of Webvan common stock for which cash is received;

     - the holding period with respect to Webvan common stock received by each HomeGrocer stockholder in the merger will include the holding period for the HomeGrocer common stock surrendered in exchange; and

     - no gain or loss will be recognized by Webvan, HomeGrocer or the transitory subsidiary that merges into HomeGrocer solely as a result of the merger.

THE ABOVE DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. HOMEGROCER STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

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

ACCOUNTING TREATMENT FOR THE MERGER

     Webvan intends to account for the merger as a "purchase" for financial reporting and accounting purposes, under generally accepted accounting principles.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     This merger is subject to review by the Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated until the specified waiting period requirements of that Act have been satisfied. Webvan and HomeGrocer will file all required notification reports, together with requests for early termination for the waiting period, with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Certain HomeGrocer directors who will be directors of Webvan after the merger may also be required to file notification reports with the Federal Trade Commission. In addition, the completion of this merger is subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of the Washington and Delaware.

CERTAIN SECURITIES LAWS CONSIDERATIONS

     The Webvan common stock to be issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Webvan common stock issued to any person who is deemed to be an affiliate of HomeGrocer. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with HomeGrocer and include HomeGrocer's officers and directors, as well as its principal stockholders. HomeGrocer's affiliates may not sell their Webvan common stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

DISSENTERS' RIGHTS

     Under Washington law, HomeGrocer stockholders are entitled to dissent from the merger and instead demand payment from HomeGrocer of the fair value of their shares. To claim dissenters' rights, you must comply with the following requirements:

     - before the stockholder vote on the merger and the merger agreement is taken, you must deliver to HomeGrocer written notice of your intent to demand payment for your shares if the merger is effected;

     - you must not vote your shares in favor of the merger at the HomeGrocer stockholder meeting;

     - if you properly notified HomeGrocer of your intent to demand dissenters' rights, HomeGrocer will send you written notice within ten days after the completion of the merger, indicating when and how to demand payment for your shares. After receiving the notice, you must demand payment for your shares and deposit the certificates representing your shares in the manner and within the time frame required by the notice sent by HomeGrocer; and

     - you must certify to HomeGrocer that you acquired beneficial ownership of your shares before June 25, 2000.

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

If you do not comply with the requirements outlined above, you will not be entitled to receive payment for your shares under the dissenters' rights provisions of Washington law.

     If you comply with the outlined requirements, within 30 days of the later of the date of effectiveness of the merger or the date HomeGrocer received your demand for payment, HomeGrocer will pay to you the amount HomeGrocer estimates to be the fair value of your shares of HomeGrocer common stock. If you believe HomeGrocer's estimate of the fair value of your shares is incorrect, or if HomeGrocer has not paid you for your shares within 60 days of the last day you were entitled to demand payment, you may notify HomeGrocer in writing of your own estimate of the fair value of your shares of HomeGrocer common stock and demand payment of your estimate. YOUR DISSENTERS' RIGHTS ARE SET OUT IN THEIR ENTIRETY IN CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX E.

LISTING ON THE NASDAQ MARKET OF WEBVAN COMMON STOCK TO BE ISSUED IN THE MERGER

     Webvan has agreed to cause the shares of Webvan common stock to be issued in the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the effective time of the merger.

DELISTING AND DEREGISTRATION OF HOMEGROCER COMMON STOCK AFTER THE MERGER

     If the merger is completed, HomeGrocer's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

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                              THE MERGER AGREEMENT

     This section of the joint proxy statement/prospectus describes the merger agreement. While Webvan and HomeGrocer believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and Webvan and HomeGrocer urge you to read it carefully.

GENERAL

     Following the adoption of the merger agreement and approval of the merger by HomeGrocer stockholders and the satisfaction or waiver of the other conditions to the merger, the transitory subsidiary, a wholly owned subsidiary of Webvan, will merge into HomeGrocer. HomeGrocer will survive the merger as a wholly owned subsidiary of Webvan. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the secretary of state of the state of Washington.

THE EXCHANGE RATIO AND TREATMENT OF HOMEGROCER COMMON STOCK

     At the effective time of the merger, each issued and outstanding share of HomeGrocer common stock will be converted into the right to receive 1.07605 shares of Webvan common stock. However, any shares owned by HomeGrocer and any shares owned by Webvan or the merger subsidiary will be cancelled without conversion. Webvan will adjust the exchange ratio to reflect any reclassification, stock split, stock dividend, reorganization or other similar change with respect to Webvan common stock or HomeGrocer common stock occurring before the effective time of the merger.


     Based on the exchange ratio of 1.07605, and based on the number of shares of HomeGrocer common stock outstanding as of July 31, 2000, a total of approximately 137,777,814 shares of Webvan common stock will be issued in the merger.


TREATMENT OF RESTRICTED STOCK OF HOMEGROCER

     At the effective time of the merger, all outstanding shares of HomeGrocer common stock granted by HomeGrocer under any of its plans or arrangements will be converted into Webvan common stock based on the exchange ratio and will remain subject to the same terms, restrictions and vesting schedules as were applicable prior to the effective time of the merger, including, to the extent not otherwise waived, accelerated vesting on the terms provided in HomeGrocer's 1997 Stock Incentive Compensation Plan for restricted shares acquired pursuant to the exercise of options granted prior to January 10, 2000 and for restricted shares acquired pursuant to the exercise of some options granted on May 1, 2000 under the HomeGrocer 1999 Stock Incentive Plan. Webvan will assume any rights HomeGrocer held prior to the effective time of the merger to repurchase these unvested shares.

TREATMENT OF HOMEGROCER STOCK OPTIONS AND WARRANTS

     At the effective time of the merger, Webvan will assume each outstanding option, whether vested or unvested, and warrant to purchase shares of HomeGrocer common stock and convert them into options or warrants, as the case may be, to purchase Webvan common stock subject to the same terms and conditions as were applicable prior to the effective time of the merger, including, to the extent not otherwise waived, accelerated vesting on the terms provided in HomeGrocer's 1997 Stock Incentive Compensation Plan for options granted prior to January 10, 2000 and for some options granted as of May 1, 2000 under the HomeGrocer 1999 Stock Incentive Plan. The number of shares

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of Webvan common stock issuable upon the exercise of such stock options and warrants will be adjusted based on the exchange ratio. Any fractional Webvan common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per share of Webvan common stock issuable under each HomeGrocer option and warrant will equal the aggregate exercise price of the HomeGrocer common stock purchasable under the HomeGrocer option or warrant divided by the number of whole Webvan common stock the optionholder or warrantholder is entitled to purchase based on the exchange ratio. The exercise price will be rounded up to the nearest whole cent.

     Webvan will reserve for issuance a sufficient number of its common stock for delivery upon a HomeGrocer optionholder's or warrantholder's exercise of his or her option or warrant. Webvan will file a registration statement on Form S-8 with respect to the assumed HomeGrocer stock options.

     Prior to the completion of the merger, HomeGrocer's Employee Stock Purchase Plan will be terminated.

EXCHANGE OF CERTIFICATES

     Exchange Agent; Exchange Procedures; No Further Ownership Rights. After the effective time of the merger, Webvan's exchange agent will mail to each record holder of HomeGrocer common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing Webvan common stock, cash in lieu of any fractional Webvan common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of HomeGrocer common stock will be cancelled. After the effective time of the merger, each certificate representing shares of HomeGrocer common stock that have not been surrendered will only represent the right to receive common stock of Webvan, cash in lieu of any fractional Webvan common stock and dividends or distributions. Following the effective time of the merger, HomeGrocer will not register any transfers of HomeGrocer common stock on its stock transfer books.

     No Fractional Shares. Webvan will not issue any fractional common stock in the merger. Instead, each holder of shares of HomeGrocer common stock exchanged in the merger who would otherwise be entitled to receive a fraction of a share of common stock of Webvan will receive cash, without interest, equal to the fractional share multiplied by the average closing price per share of Webvan common stock on the Nasdaq National Market for the five trading days immediately preceding the closing of the merger.

     Distributions With Respect to Unexchanged Shares. After the effective date of the merger, no dividends or other distributions declared or made after the closing of the merger with respect to Webvan common stock will be paid to the holder of any unsurrendered HomeGrocer certificate and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders its HomeGrocer certificate in accordance with the letter of transmittal. Upon surrender, Webvan will pay to the recordholder of the certificate, without interest, the amount of cash payable in lieu of fractional shares to which the holder is entitled and any dividends or distributions with respect to the Webvan common stock to which the holder is entitled which have a record date after the closing date of the merger but prior to the surrender of the certificate and a payment date after the surrender of the certificate.

     Lost Certificates. If any HomeGrocer common stock certificate is lost, stolen or destroyed, a HomeGrocer stockholder must provide an appropriate affidavit of that fact. Webvan may require a HomeGrocer stockholder to deliver a bond as indemnity against any claim that may be made against Webvan with respect to any lost, stolen or destroyed certificate.

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     HOLDERS OF HOMEGROCER COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES
UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

REPRESENTATIONS AND WARRANTIES

     Webvan and HomeGrocer each made a number of representations and warranties in the Merger Agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     HOMEGROCER'S REPRESENTATIONS AND WARRANTIES

     HomeGrocer's representations and warranties include representations as to:

     - HomeGrocer's corporate organization and its qualification to do business;

     - HomeGrocer's articles of incorporation and bylaws;

     - HomeGrocer's capitalization;

     - authorization of the merger agreement by HomeGrocer;

     - the effect of the merger on obligations of HomeGrocer under applicable laws;

     - the vote of HomeGrocer stockholders required to approve the merger;

     - regulatory approvals required to complete the merger;

     - HomeGrocer's filings and reports with the SEC;

     - HomeGrocer's financial statements;

     - HomeGrocer's liabilities;

     - changes in HomeGrocer's business since April 1, 2000;

     - HomeGrocer's taxes;

     - intellectual property used by HomeGrocer;

     - HomeGrocer's compliance with applicable laws;

     - restrictions on the conduct of HomeGrocer's business;

     - permits required to conduct HomeGrocer's business and compliance with those permits;

     - litigation involving HomeGrocer;

     - payments, if any, required to be made by HomeGrocer to brokers and agents on account of the merger;

     - HomeGrocer's employee benefit plans;

     - HomeGrocer's title to the properties it owns and leases;

     - environmental laws that apply to HomeGrocer;

     - HomeGrocer's labor relations;

     - HomeGrocer's material contracts;

     - HomeGrocer's insurance coverage;

     - information supplied by HomeGrocer in this joint proxy statement/prospectus and the related registration statement filed by Webvan;

     - approval by the HomeGrocer board of directors;

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

     - the inapplicability of state takeover statues to the merger; and

     - the fairness opinion received by HomeGrocer from its financial advisor.

     The representations and warranties of HomeGrocer expire at the effective time of the merger.

     WEBVAN REPRESENTATIONS AND WARRANTIES

     Webvan's representations and warranties include representations as to:

     - Webvan's corporate organization and its qualification to do business;

     - Webvan's certificate of incorporation and bylaws;

     - Webvan's capitalization;

     - authorization of the merger agreement by Webvan and Robin Merger Corporation;

     - the effect of the merger on obligations of Webvan under applicable laws;

     - the vote of Webvan's stockholders required to approve the merger;

     - regulatory approvals required to complete the merger;

     - Webvan's filings and reports with the SEC;

     - Webvan's financial statements;

     - Webvan's liabilities;

     - changes in Webvan's business since March 30, 2000;

     - Webvan's taxes;

     - intellectual property used by Webvan;

     - Webvan's compliance with applicable laws;

     - restrictions on the conduct of Webvan's business;

     - permits required to conduct Webvan's business and compliance with those permits;

     - litigation involving Webvan;

     - payments, if any, required to be made by Webvan to brokers or agents because of the merger;

     - Webvan's employee benefit plans;

     - Webvan's title to the properties it owns and leases;

     - environmental laws applicable to Webvan;

     - Webvan's labor relations;

     - Webvan's material contracts;

     - Webvan's insurance coverage;

     - information supplied by Webvan in this joint proxy statement/prospectus and the related registration statement filed by Webvan;

     - approval by the Webvan board of directors; and

     - the fairness opinion received by Webvan from its financial advisor.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled

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"Representations and Warranties of Company," relating to HomeGrocer and
"Representations and Warranties of Parent and Merger Sub," relating to Webvan and Robin Merger Corporation.

HOMEGROCER'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     HomeGrocer agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Webvan consents in writing, HomeGrocer will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     HomeGrocer also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless Webvan consents in writing, HomeGrocer will conduct its business in compliance with certain specific restrictions relating to the following:

     - restricted stock and stock options;

     - employees and employee benefits, including severance and termination payments;

     - HomeGrocer's intellectual property;

     - the issuance of dividends or other distributions;

     - the issuance, encumbrance and redemption of securities;

     - modification of HomeGrocer's articles of incorporation and bylaws;

     - the acquisition of assets or other entities;

     - the sale, lease, license and disposition of assets;

     - the incurrence of indebtedness;

     - the adoption, amendment or increase of employee benefit plans, policies or arrangements;

     - payment or settlement of liabilities;

     - making of certain payments;

     - modification, amendment or termination of material contracts;

     - entrance into new material contracts;

     - accounting policies and procedures;

     - incurrence of obligations to make certain expenditures;

     - actions that would affect the qualification of the merger as a "reorganization" under the Internal Revenue Code;

     - making of tax elections;

     - making of capital expenditures in excess of specified thresholds; and

     - entrance into collective bargaining agreements.

     The agreements related to the conduct of HomeGrocer's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct of Business by Company," relating to HomeGrocer.

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

WEBVAN'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Webvan has agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless HomeGrocer consents in writing, Webvan will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relation with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     Webvan also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless HomeGrocer consents in writing, Webvan will conduct its business in compliance with certain specific restrictions relating to the following:

     - Restricted stock and stock options;

     - the issuance of dividends or other distributions;

     - the issuance, encumbrance and redemption of securities;

     - amendment of Webvan's certificate of incorporation and bylaws;

     - the acquisition of assets or other entities;

     - the incurrence of indebtedness;

     - payment or settlement of liabilities;

     - revaluation of assets or changing of accounting policies and procedures;

     - actions that would affect the qualification of the merger as a "reorganization" under the Internal Revenue Code; and

     - making of tax elections.

NO SOLICITATION BY HOMEGROCER

     HomeGrocer further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Acquisition Proposal.

     Until the merger is completed or the merger agreement is terminated, HomeGrocer and its subsidiaries agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

     - participate in any discussions or negotiations regarding any Acquisition Proposal;

     - furnish to any person any information with respect to any Acquisition Proposal;

     - knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal;

     - subject to certain limited exceptions discussed below, approve, endorse or recommend any Acquisition Proposal; or

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

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

     HomeGrocer's board may, without breaching the merger agreement, respond to an unsolicited, bona fide written Acquisition Proposal by discussing the proposal with, and furnishing information to the party making the proposal, if all of the following conditions are met:

     - HomeGrocer's board reasonably concludes that the proposal constitutes a Superior Proposal;

     - HomeGrocer's board determines in good faith, after considering the advice of its outside legal counsel, that its fiduciary obligations require it to do so;

     - HomeGrocer gives prior written notice to Webvan of discussions with, or furnishing of information to the party making the proposal, and HomeGrocer receives a customary confidentiality agreement from that party;

     - when furnishing nonpublic information to the party making the proposal, HomeGrocer contemporaneously furnishes the same information to Webvan; and

     - receipt of the proposal is not the result of HomeGrocer's breach of any of the non-solicitation provisions contained in the merger agreement.

     For purposes of the foregoing, any action by any officer, director, affiliate or employee of HomeGrocer or any investment banker, attorney or other advisor or representative of HomeGrocer is deemed to be a breach by HomeGrocer.

     An ACQUISITION PROPOSAL is any offer, inquiry or proposal relating to any Acquisition Transaction, other than an offer, inquiry or proposal from Webvan.

     An ACQUISITION TRANSACTION is any transaction or series of transactions, other than the merger, involving any of the following:

     - the acquisition or purchase from HomeGrocer of more than a 15% interest in the total outstanding voting securities of HomeGrocer or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of HomeGrocer or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving HomeGrocer pursuant to which the stockholders of HomeGrocer immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of HomeGrocer; or

     - any liquidation, dissolution or recapitalization of HomeGrocer;

     A SUPERIOR PROPOSAL is an Acquisition Proposal that meets all of the following conditions:

     - if any cash consideration is involved, is not subject to any financing contingency, or HomeGrocer's board of directors has determined, after considering the advice of its independent financial advisors, that the acquiring party is capable of consummating the proposed transaction on the proposed terms; and

     - HomeGrocer's board of directors has determined after considering the written opinion of its financial advisor that such proposal provides greater value to the stockholders of HomeGrocer than the merger.

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

     HomeGrocer has agreed to promptly inform Webvan of any request for information that HomeGrocer reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which HomeGrocer reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. HomeGrocer further agreed to keep Webvan informed in all material respects of the status and details, including material amendments or proposed amendments, or any such request, Acquisition Proposal or inquiry, and to provide Webvan with advance notice of any meeting of the HomeGrocer board of directors at which the board of directors is reasonably expected to consider an Acquisition Proposal or recommend a Superior Proposal to HomeGrocer's stockholders.

HOMEGROCER STOCKHOLDER MEETING

     Regardless of whether there has been a Superior Proposal, HomeGrocer is obligated under the merger agreement to hold and convene the HomeGrocer special meeting of stockholders for purposes of voting on the merger agreement and the merger.

NO SOLICITATION BY WEBVAN

     Webvan further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Webvan Acquisition Proposal.

     Until the merger is completed or the merger agreement is terminated, Webvan and its subsidiaries agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate, encourage or induce the making, submission or announcement of any Webvan Acquisition Proposal;

     - participate in any discussions or negotiations regarding any Webvan Acquisition Proposal;

     - furnish to any person any information with respect to any Webvan Acquisition Proposal;

     - knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Webvan Acquisition Proposal;

     - engage in discussions with any person with respect to any Webvan Acquisition Proposal;

     - subject to certain limited exceptions discussed below, approve, endorse or recommend any Webvan Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Webvan Acquisition Transaction.

     Webvan's board may, without breaching the merger agreement, respond to an unsolicited, bona fide written Webvan Acquisition Proposal by discussing the proposal with, and furnishing information to the party making the proposal, if all of the following conditions are met:

     - Webvan's board reasonably concludes that the proposal constitutes a Superior Proposal;

     - Webvan's board determines in good faith, after considering the advice of its outside legal counsel, that its fiduciary obligations require it to do so;

     - Webvan gives prior written notice to HomeGrocer of discussions with, or furnishing of information to the party making the proposal, and Webvan receives a customary confidentiality agreement from that party;

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

     - when furnishing nonpublic information to the party making the proposal, Webvan contemporaneously furnishes the same information to HomeGrocer; and

     - receipt of the proposal is not the result of Webvan's breach of any of the non-solicitation provisions contained in the merger agreement.

     For purposes of the foregoing, any action by any officer, director, affiliate or employee of Webvan or any investment banker, attorney or other advisor or representative of Webvan is deemed to be a breach by Webvan.

     A WEBVAN ACQUISITION PROPOSAL is any offer, inquiry or proposal relating to any Webvan Acquisition Transaction.

     A WEBVAN ACQUISITION TRANSACTION is any transaction or series of transactions, other than the merger, that is conditioned upon termination of the merger agreement, or that is structured in a manner that makes it impossible to consummate both such transaction and the merger, and involves any of the following:

     - the acquisition or purchase from Webvan of more than a 15% interest in the total outstanding voting securities of Webvan or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Webvan or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving Webvan pursuant to which the stockholders of Webvan immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Webvan; or

     - any liquidation, dissolution or recapitalization of Webvan;

     A WEBVAN SUPERIOR PROPOSAL is a Webvan Acquisition Proposal that meets all of the following conditions:

     - if any cash consideration is involved, is not subject to any financing contingency, or Webvan's board of directors has determined, after considering the advice of its independent financial advisors, that the acquiring party is capable of consummating the proposed transaction on the proposed terms; and

     - Webvan's board of directors has determined after considering the written opinion of its financial advisor that such proposal provides greater value to the stockholders of Webvan than the merger.

     Webvan has agreed to promptly inform HomeGrocer of any request for information that Webvan reasonably believes would lead to a Webvan Acquisition Proposal, or of any Webvan Acquisition Proposal, or any inquiry with respect to or which Webvan reasonably believes would lead to any Webvan Acquisition Proposal, the material terms and conditions of such request, Webvan Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Webvan Acquisition Proposal or inquiry. Webvan further agreed to keep HomeGrocer informed in all material respects of the status and details, including material amendments or proposed amendments, or any such request, Webvan Acquisition Proposal or inquiry, and to provide HomeGrocer with advance notice of any meetings of Webvan's board of directors at which the board of directors is reasonably

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

expected to consider a Webvan Acquisition Proposal or recommend a Webvan Superior Proposal to Webvan's stockholders.

WEBVAN STOCKHOLDER MEETING

     Regardless of whether there has been a Webvan Superior Proposal, Webvan is obligated under the merger agreement to hold and convene the Webvan special meeting of stockholders for purposes of voting on the merger agreement and the merger.

EMPLOYEE BENEFITS MATTERS

     Individuals who continue to be employed by HomeGrocer after the merger is completed who become participants or are subject to Webvan's employee benefit plans will, subject to certain qualifications, receive credit for length of service with HomeGrocer prior to the merger for eligibility and vesting purposes.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Webvan and HomeGrocer to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the merger:

     - the merger agreement must be approved and adopted and the merger must be approved by the requisite vote of holders of HomeGrocer stock;

     - the issuance of Webvan's shares to HomeGrocer's stockholders must be approved by the requisite vote of Webvan stockholders under the rules of the Nasdaq Stock Market;

     - Webvan's registration statement on Form S-4 must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness have been initiated or threatened by the SEC;

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated; and

     - Webvan and HomeGrocer must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     HomeGrocer's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Webvan's representations and warranties must be true and correct as of June 25, 2000 and at and as of the date the merger is to be completed as if made at and as of such time except:

       - to the extent Webvan's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

       - if any of Webvan's representations and warranties (other than representations and warranties relating to capital structure and board approval) are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a material adverse effect on Webvan, then this condition will be deemed satisfied; and

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

     - Webvan must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Webvan at or before completion of the merger.

     Webvan's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - HomeGrocer's representations and warranties must be true and correct as of June 25, 2000 and at and as of the date the merger is to be completed as if made at and as of such time except:

       - to the extent HomeGrocer's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

       - if any of HomeGrocer's representations and warranties (other than representations and warranties relating to capital structure and board approval) are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a material adverse effect on HomeGrocer, then this condition will be deemed satisfied;

     - HomeGrocer must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by HomeGrocer at or before completion of the merger;

     - HomeGrocer shall have obtained all consents, waivers and approvals required by identified contracts.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement and approval of the merger by HomeGrocer stockholders and Webvan's stockholders:

     - by mutual consent of the board of directors of Webvan and HomeGrocer;

     - by Webvan or HomeGrocer, if the merger is not completed before November 30, 2000 except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before November 30, 2000 and such action or failure to act constitutes a material breach of the merger agreement;

     - by Webvan or HomeGrocer, if there is any final and nonappealable action of a court or governmental authority having jurisdiction over either Webvan or HomeGrocer permanently restraining, enjoining or prohibiting the completion of the merger;

     - by Webvan or HomeGrocer, if the merger agreement fails to receive the requisite vote for approval and adoption and the merger fails to receive the requisite vote for approval by the stockholders of HomeGrocer at a HomeGrocer stockholders meeting or at any adjournment of that meeting or if the share issuance fails to receive the requisite approval by the stockholders of Webvan at a Webvan stockholders meeting or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to any party where the failure to obtain stockholder approval was caused by that party's action or failure to act and such action or failure to act constitutes a breach of the merger agreement;

     - by HomeGrocer, upon a breach of any representation, warranty, covenant or agreement on the part of Webvan in the merger agreement, or if any of Webvan's representations or warranties

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       are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Webvan, and Webvan exercises best efforts, HomeGrocer may not terminate the merger agreement for 30 days after delivery of written notice from HomeGrocer to Webvan of the breach;

     - by Webvan, upon a breach of any representation, warranty, covenant or agreement on the part of HomeGrocer set forth in the merger agreement, or if any of HomeGrocer's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by HomeGrocer and HomeGrocer exercises best efforts, Webvan may not terminate the merger agreement for 30 days after delivery of written notice from Webvan to HomeGrocer of the breach;

     - by Webvan if any of the following shall have occurred:

       - HomeGrocer's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Webvan or its stockholders;

       - HomeGrocer's board of directors approves or recommends any Acquisition Proposal;

       - HomeGrocer breaches any of the non-solicitation provisions of the merger agreement;

       - An Acquisition Proposal is announced or becomes publicly known to HomeGrocer's board of directors and HomeGrocer's board of directors fails to recommend against such proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days; or

       - HomeGrocer's board of directors resolves to take any of the actions described above;

     - by HomeGrocer if any of the following shall have occurred:

       - Webvan's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to HomeGrocer or its stockholders;

       - Webvan's board of directors approves or recommends any Webvan Acquisition Proposal;

       - Webvan breaches any of the non-solicitation provisions of the merger agreement;

       - A Webvan Acquisition Proposal is announced or becomes publicly known to Webvan's board of directors and Webvan's board of directors fails to recommend against such proposal or fails to reconfirm its approval and recommendation of the merger agreement and the merger, within five business days; or

       - Webvan's board of directors resolves to take any of the actions described above.

PAYMENT OF TERMINATION FEE BY HOMEGROCER

     HomeGrocer will pay Webvan a termination fee of $36 million if any of the following conditions occur:

     - Webvan terminates the merger agreement because of any of the following:

       - HomeGrocer's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Webvan or its stockholders;

       - HomeGrocer's board of directors approves or recommends any Acquisition Proposal;

       - HomeGrocer breaches any of the non-solicitation provisions of the merger agreement;

       - An Acquisition Proposal is announced or becomes publicly known to HomeGrocer's board of directors and HomeGrocer's board of directors fails to recommend against such proposal

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         or fails to reconfirm its approval and recommendation in favor of the merger agreement and the merger, within five business days; or

       - HomeGrocer's board of directors resolves to take any of the actions described above; or

     - the merger agreement is terminated because the merger has not been consummated by November 30, 2000 or because the merger has failed to receive the requisite vote for approval by the stockholders of HomeGrocer at a HomeGrocer stockholders meeting or at any adjournment of that meeting and (1) at or prior to such termination, there exists or has been proposed an Acquisition Proposal and that Acquisition Proposal has not been publicly, irrevocably and unconditionally withdrawn, and (2) within 6 months after such termination (or within 12 months after such termination, if such termination occurred because of the nonapproval of the merger by the stockholders of HomeGrocer), HomeGrocer enters into a definitive agreement with respect to an acquisition of HomeGrocer (and that acquisition is later consummated) or an acquisition of HomeGrocer is consummated.

     HomeGrocer will pay Webvan a termination fee of $15 million if the merger agreement is terminated because the merger has failed to receive the requisite vote for approval by the stockholders of HomeGrocer at a HomeGrocer stockholders meeting, unless at the time of such vote Webvan's representations and warranties have become untrue or inaccurate or Webvan has failed to perform or comply in any material respect with any of its agreements and covenants required to be performed or complied with under the merger agreement. However, HomeGrocer will not be obligated to pay Webvan this $15 million termination fee if HomeGrocer has already become obligated to pay Webvan the $36 million termination fee described above, and payment of this $15 million termination fee will be credited against the $36 million termination fee if HomeGrocer later becomes obligated to pay the $36 million termination fee.

     In addition, if Webvan terminates the merger agreement because of a breach by HomeGrocer of a representation, warranty, covenant or agreement in the merger agreement or because of HomeGrocer's representations and warranties failing to remain true, then HomeGrocer will be required to reimburse Webvan for Webvan's costs and expenses in connection with the merger agreement.

PAYMENT OF TERMINATION FEE BY WEBVAN

     Webvan will pay HomeGrocer a termination fee of $36 million if any of the following conditions occur:

     - HomeGrocer terminates the merger agreement because of any of the following:

       - Webvan's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to HomeGrocer or its stockholders;

       - Webvan's board of directors approves or recommends any Webvan Acquisition Proposal;

       - Webvan breaches any of the non-solicitation provisions of the merger agreement;

       - A Webvan Acquisition Proposal is announced or becomes publicly known to Webvan's board of directors and Webvan's board of directors fails to recommend against such proposal or fails to reconfirm its approval and recommendation in favor of the merger agreement and the merger, within five business days; or

       - Webvan's board of directors resolves to take any of the actions described above; or

     - the merger agreement is terminated because the merger has not been consummated by November 30, 2000 or because the issuance of shares of Webvan in connection with the merger under Nasdaq rules has failed to receive the requisite vote for approval by the

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       stockholders of Webvan at a Webvan stockholders meeting and (1) at or prior to such termination, there exists or has been proposed a Webvan Acquisition Proposal provided that for purposes of the termination fee the definition of Webvan Acquisition Proposal does not include the requirement that such alternate transaction be incompatible with the merger and that Webvan Acquisition Proposal has not been publicly, irrevocably and unconditionally withdrawn, and (2) within 6 months after such termination (or within 12 months after such termination, if such termination occurred because of the nonapproval of the issuance of shares by the stockholders of Webvan), Webvan enters into a definitive agreement with respect to an acquisition of Webvan (and that acquisition is later consummated) or an acquisition of Webvan is consummated.

     Webvan will pay HomeGrocer a termination fee of $15 million if the merger agreement is terminated because the issuance of shares of Webvan in connection with the merger under Nasdaq rules has failed to receive the requisite vote for approval by the stockholders of Webvan at a Webvan stockholders meeting, unless at the time of such vote HomeGrocer's representations and warranties have become untrue or inaccurate or HomeGrocer has failed to perform or comply in any material respect with any of its agreements and covenants required to be performed or complied with under the merger agreement. However, Webvan will not be obligated to pay HomeGrocer this $15 million termination fee if Webvan has already become obligated to pay HomeGrocer the $36 million termination fee described above, and payment of this $15 million termination fee will be credited against the $36 million termination fee if Webvan later becomes obligated to pay the $36 million termination fee.

     In addition, if HomeGrocer terminates the merger agreement because of a breach by Webvan of a representation, warranty, covenant or agreement in the merger agreement or because of Webvan's representations and warranties failing to remain true, then Webvan will be required to reimburse HomeGrocer for HomeGrocer's costs and expenses in connection with the merger agreement.

OPERATIONS AFTER THE MERGER


     Following the merger, it is expected that HomeGrocer will continue its operations as a wholly-owned subsidiary of Webvan. The stockholders of HomeGrocer will become stockholders of Webvan, and their rights as stockholders will be governed by the Webvan certificate of incorporation and bylaws, as currently in effect, and the laws of Delaware. See "Comparison of Stockholder Rights and Corporate Governance Matters" on page 144 of this joint proxy statement/prospectus.


EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Webvan and HomeGrocer may amend the merger agreement before completion of the merger by mutual written consent.

     Either Webvan or HomeGrocer may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

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                        AGREEMENTS RELATED TO THE MERGER

     This section of the joint proxy statement/prospectus describes agreements related to the merger agreement, including the HomeGrocer Voting Agreements, the Webvan Voting Agreements, the HomeGrocer Lock-Up Agreements, the Webvan Lock-Up Agreements, the HomeGrocer Affiliate Agreements and the Amazon.com Registration Rights Agreement. While Webvan and HomeGrocer believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. Forms of these agreements are attached as exhibits to Annex A and as Annex D to this joint proxy statement/prospectus.

HOMEGROCER VOTING AGREEMENTS

     Webvan required the members of the HomeGrocer board of directors and four executive officers of HomeGrocer to enter into voting agreements. By entering into the voting agreements these HomeGrocer stockholders have irrevocably appointed Webvan as their lawful attorney and proxy. These proxies give Webvan the limited right to vote the shares of HomeGrocer common stock beneficially owned by these HomeGrocer stockholders and affiliated entities and subject to the voting agreements as follows:

     - in favor of the approval of the merger agreement and the merger;

     - in favor of any matter that could reasonably be expected to facilitate the merger;

     - against any matter that could reasonably be expected to prevent the merger;

     - against any Acquisition Proposal; and

     - against any matter that could reasonably be expected to facilitate any Acquisition Proposal.

     These HomeGrocer stockholders may vote their shares of HomeGrocer common stock on all other matters.

     As of June 25, 2000, the HomeGrocer stockholders who entered into voting agreements collectively beneficially owned approximately 80.3 million shares of HomeGrocer common stock and these stockholders agreed to subject to voting agreements 70.6 million shares, which represented approximately 55.0% of the outstanding HomeGrocer common stock. None of the HomeGrocer stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Each HomeGrocer stockholder who is a party to a voting agreement agreed not to sell the HomeGrocer stock and options subject to the voting agreement and owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

     In general, the voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of HomeGrocer voting agreement is attached as Exhibit A-1 to the merger agreement which is attached as to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

WEBVAN VOTING AGREEMENTS

     HomeGrocer required that Webvan stockholders enter into voting agreements with respect to shares of Webvan common stock which represented approximately 40.0% of the outstanding Webvan common stock, and certain significant stockholders, including five members of the Webvan board of directors and one other executive officer of Webvan, agreed to enter into voting agreements. By entering into the voting agreements these Webvan stockholders have irrevocably appointed

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HomeGrocer as their lawful attorney and proxy. These proxies give HomeGrocer the limited right to vote the shares of Webvan common stock beneficially owned by these Webvan stockholders and subject to the voting agreements as follows:

     - in favor of the approval of the issuance of Webvan common stock under the merger agreement;

     - in favor of any matter that could reasonably be expected to facilitate the issuance of Webvan common stock under the merger agreement;

     - against any matter that could reasonably be expected to prevent the issuance of Webvan common stock under the merger agreement;

     - against any Webvan Acquisition Proposal; and

     - against any matter that could reasonably be expected to facilitate any Webvan Acquisition Proposal.

     These Webvan stockholders may vote their shares of Webvan common stock on all other matters.

     As of June 25, 2000, these Webvan stockholders entered into voting agreements with respect to approximately 133 million shares of Webvan common stock beneficially owned by them which represented approximately 40.0% of the outstanding Webvan common stock. None of the Webvan stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

     Each Webvan stockholder who is a party to a voting agreement agreed not to sell the Webvan stock subject to the voting agreement by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement.

     The Webvan voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of Webvan voting agreement is attached as Exhibit A-2 to the merger agreement which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

LOCK-UP AGREEMENTS

     As an inducement to Webvan to enter the merger agreement, certain significant stockholders of HomeGrocer have executed a lock-up agreement. Under these lock-up agreements, these persons have agreed that until the date which is six months after the effective date of the merger, they will not sell or otherwise dispose of the common stock they receive under the merger. The form of HomeGrocer lock-up agreement is attached as Exhibit B-1 to the merger agreement which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

     As an inducement to HomeGrocer to enter into the merger agreement, Webvan stockholders executed lock-up agreements with respect to an aggregate of approximately 60% of the outstanding shares of Webvan common stock. Under these lock-up agreements, these persons have agreed that until the date which is six months after the effective date of the merger, they will not sell or otherwise dispose of the Webvan common stock subject to the lock-up agreement. The form of Webvan lock-up agreement is attached as Exhibit B-2 to the merger agreement which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

     Under a registration rights agreement to be entered into between Amazon.com and Webvan in connection with the merger, Amazon.com will agree that it will not sell or otherwise dispose of

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Webvan shares for a six month period following the closing of the merger, except that (a) during the first three months following the closing of the merger, Amazon.com will be allowed to sell up to 3.0 million shares in accordance with the provisions of Rule 145 under the Securities Act, and (b) during the second three months following the closing of the merger, Amazon.com will be allowed to sell up to 5.0 million shares in accordance with the provisions of Rule 145 under the Securities Act.

HOMEGROCER AFFILIATE AGREEMENTS

     As an inducement to Webvan to enter into the merger agreement, each member of the HomeGrocer board of directors and each executive officer of HomeGrocer and certain stockholders of HomeGrocer is required to execute an affiliate agreement. Under the affiliate agreements, Webvan will be entitled to place appropriate legends on these persons' certificates evidencing any Webvan common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Webvan common stock. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Webvan common stock to be received by them in the merger. The form of HomeGrocer affiliate agreement is attached as Exhibit C to the merger agreement which is attached to this joint proxy statement/prospectus as Annex A, and you are urged to read it in its entirety.

AMAZON.COM REGISTRATION RIGHTS AGREEMENT

     In connection with the merger agreement, Webvan agreed to grant registration rights to Amazon.com, Inc., with respect to the shares of Webvan to be acquired in the merger. The registration rights agreement entered into between Amazon.com and Webvan is attached to this proxy/statement prospectus as Annex D, and you are urged to read it in its entirety. The following is a summary of the registration rights granted to Amazon.com:

     - in the event of an underwritten registered equity offering by Webvan occurring during the first six months following the closing of the merger, Amazon.com would receive piggyback registration rights, subject to a customary underwriter's cutback to limit the number of Amazon.com's Webvan shares to not less than 20% of that offering, provided, however, that in no event would Amazon.com be cutback to less than 3.0 million shares to be included if the offering occurs in the first three months following the closing of the merger, and to not less than 5.0 million shares if the offering occurs in the second three months following the closing of the merger;

     - effective six months after the closing of the merger, Amazon.com would have the right to (a) two demand registration rights for an underwritten offering of its Webvan shares over an 18 month period and (b) unlimited piggyback registration rights to include its Webvan shares in underwritten equity offerings of common stock being sold by Webvan or by Webvan stockholders with demand registration rights during such 18 month period. The demands for registration must be at least nine months apart and would be subject to the right of Webvan to defer each demand registration once for not more than 90 days, based upon the good faith judgment of Webvan's board of directors. Within 30 days of receipt of a demand notice by Amazon.com, Webvan will prepare and file with the Securities and Exchange Commission a registration statement relating to the sale of the Amazon.com securities covered by such demand and will use its best efforts to effect registration of the securities. Webvan would pay all expenses related to such registration and sales, excluding underwriter's discounts and Amazon.com's legal fees;

     - Amazon.com's piggyback registration rights and demand registration rights (in the event that Webvan elects to participate in the underwritten offering pursuant to Amazon.com's demand

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       rights) would each be subject to a cutback to limit the number of
       Amazon.com's Webvan shares to not less than 30% of such offering, provided, however, in no event would Amazon.com be cutback to less than the lesser of (a) the number of shares Amazon.com would be able to sell in a three month period under Rule 145 or (b) 40% of the offering;

     - in the event of a demand or piggyback registration, the lead underwriter will be selected by Webvan and the maximum offering size will be determined by such underwriter in conjunction with Webvan and Amazon.com;

     - in any underwritten offering of common stock by Webvan during the 12 months following the closing of the merger, for so long as Amazon.com held at least 2% of the outstanding capital stock of Webvan, Amazon.com would agree not to sell or otherwise dispose of its shares for a period of time not to exceed 90 days following the offering, provided that all executive officers and directors as well as existing Webvan stockholders then holding as many shares as are then held by Amazon.com agree to such a lock-up provision, and provided that if any such holders are subsequently released from the lock-up, Amazon.com would also be released;

     - in the event of an underwritten offering of securities other than common stock by Webvan during the 12 months following the closing of the merger, for so long as Amazon.com held at least 2% of the outstanding capital stock of Webvan, Amazon.com would agree not to sell or otherwise dispose of its shares for a period of time not to exceed 60 days following the offering, provided that all executive officers and directors as well as existing Webvan stockholders then holding as many shares as are then held by Amazon.com agree to such a lock-up provision, and provided that if any such holders are subsequently released from the lock-up, Amazon.com would also be released; and

     - in any offering in which Amazon.com's shares are included, Amazon.com would agree not to sell or otherwise dispose of its Webvan shares for a period not to exceed 90 days.

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                                WEBVAN BUSINESS

     Webvan is an Internet retailer offering delivery of consumer products through an innovative proprietary business design that integrates its Webstore, distribution center and delivery system. Webvan's current product offerings are principally focused on food, non-prescription drug products and general merchandise including housewares, pet supplies, consumer electronics and entertainment products and books.

THE WEBVAN WEBSTORE

     The Webvan Webstore is a user-friendly, informative and personalized web site which enables users to quickly and easily navigate and purchase from a wide selection of items. The Webstore makes the shopping experience easy for the customer by offering them multiple methods for shopping the site. The store directory is divided into twelve intuitively organized categories and allows the customer to quickly and efficiently find items. The Webstore is customized for each distribution center to present only the products available in that distribution center. Webvan offers a broad selection of traditional grocery store products and an increasing number of non-grocery store products. Once customers find the item they want, they may add it to the shopping cart or may save it to a shopping list. Customers can also access for ease of shopping a special category called "My Personal Market" containing only those products that a customer has already ordered in prior visits to Webvan's Webstore. The shopping cart is always visible on the screen and instantly updates and calculates the order total while the customer shops. Webvan's Webstore promotes brand loyalty and repeat purchases by providing a convenient, easy-to-use experience that encourages customers to return frequently.

     HOME PAGE. Webvan's home page serves as the entry point and gives visitors a glimpse of the wide selection available on the site. On Webvan's home page, customers find weekly specials on brand name products and links that showcase specific products and areas of the site.

     BROWSING. Webvan's Webstore displays a store directory which allows visitors to browse through all the categories of products Webvan offers. The categories are intuitively organized by type of product and enable the user to drill down from general to more specific categories, such as moving from produce to fruits to bananas or from bookstore to fiction to mystery books. The browsing tool also enables customers to see all products in a particular category before making a selection, similar to scanning the shelves of a neighborhood store. In addition, each item on the site has an image and many grocery products have nutritional information attached, which further enhances the user experience.

     SEARCHING. Webvan's Webstore contains an interactive, searchable database of SKUs that are or have been available for purchase from the applicable distribution center. The customer can search based on product type, brand name or category. The search results page displays each relevant item, along with the product category and subcategories.

     CONTENT AND FEATURES. Webvan offers an array of content on the site to enhance the user experience and encourage visitors to try new items. Webvan's weekly electronic magazine, Sensations, features special recipes, cooking tips, features authored by food and health experts, and the opportunity to interact with culinary professionals. As Webvan accumulates data, Webvan's Webstore can be personalized to appeal to individual customer preferences and buying habits.

     PERSONALIZATION AND LISTS. Webvan's Webstore enables a customer to personalize their shopping experience. The site's shopping list feature allows customers to create and retain personal shopping lists in their profiles. Multiple lists can be saved for weekly shopping, specific events or special occasions. Once a list has been created and saved, it can be retrieved and modified at any time, enabling customers to shop and check out in a few minutes. Webvan believes that the personalization

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of a customer's shopping experience is an important element of Webvan's value proposition and Webvan intends to continue to enhance its personalization services. For instance, the "My Personal Market" category generates a shopping category with everything a customer has ever purchased at webvan.com sorted by product category as well as a shopping category with a customer's 50 most frequently purchased items sorted by purchase frequency.

     DELIVERY. Customers schedule their delivery by selecting a time from a grid of 30-minute alternatives. Webvan's real-time inventory tracking and delivery route software systems are designed to help ensure that the groceries a customer orders will be available so that they can be delivered within the delivery window selected by the customer. Using this system, the customer is able to schedule a delivery to occur within an available specific 30-minute window up to six days after the order is placed. Deliveries are generally made from 6:00 a.m. to 10:00 p.m. from Webvan's facilities though delivery hours may be more limited on specific days or in markets being served from facilities located in other markets. Webvan evaluates the appropriate delivery times for particular zones to which it delivers and tailors the delivery windows available for some zones to reflect demand, optimize Webvan's delivery resources, and maximizes its service area. Webvan's customers must be at home to accept delivery of high value, perishable or frozen items or regulated products such as alcohol and tobacco. Non-perishable items may be delivered when the customer is not home.

     For the last several quarters, over 90% of Webvan's deliveries were on time. While Webvan strives to maintain high on-time delivery rate and order fulfillment accuracy rates, Webvan has, on occasion, experienced operational "bugs" or systems difficulties that have resulted in a high proportion of late deliveries or order fulfillment inaccuracies on particular days. Any material decrease in Webvan's on-time delivery rate or in order fulfillment accuracy would likely have an adverse impact on Webvan's consumer acceptance of its service and on its ability to increase average daily order volume. A prolonged decline in Webvan's on-time delivery rate or in order fulfillment accuracy would have an adverse impact on Webvan's financial results.

TECHNOLOGY AND SYSTEMS

     Webvan has developed a technologically advanced systems platform, which integrates its entire business process from end to end. Webvan has built an array of proprietary advanced inventory management, warehouse management, route management and materials handling systems and software to manage the entire customer ordering and delivery flow process. By customizing software systems in the manner required by Webvan's platform and developing proprietary programs and algorithms to integrate these systems into a seamless platform, Webvan's systems are able to manage and track transactions from the Webstore to a customer's front door. Webvan's proprietary automated materials handling controller communicates with the Webstore and warehouse management system and issues instructions to the various mechanized areas of the distribution center to ensure the proper fulfillment of orders. Webvan designed the system to utilize automated conveyors and carousels to transport items to centrally located employees. As a result, the system is designed to allow Webvan to increase volume without a proportionate increase in human resources. Once a delivery is scheduled, a route planning feature of the system determines the most efficient route to deliver goods to the customer's home. The courier communicates with the route planner and delivery scheduler modules throughout the delivery process through the use of a wireless mobile field device. Each aspect of this process is tightly integrated and enables Webvan to provide high quality service to its customers.

     Webvan's software development operating expenses were approximately $11 million in the first 6 months of 2000 and $15 million, $3 million and $0.2 million in 1999, 1998 and 1997, respectively. Webvan is continuously refining and modifying its systems based on its experience and an attempt to incorporate additional features that make order processing more efficient and customer experience more rewarding. Webvan outsources most of its physical data center requirements, as Webvan's web

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and database servers are hosted at AboveNet Communications, Inc. in Santa Clara
County, California. The continued uninterrupted operation of Webvan's Webstore and transaction-processing systems is essential to Webvan's business, and it is the job of Webvan's site operations staff to ensure, to the greatest extent possible, the reliability of Webvan's Webstore and transaction-processing systems.

DISTRIBUTION CENTERS

     Webvan currently operates distribution center facilities of approximately 350,000 square feet in Oakland, California (serving the greater San Francisco Bay area and Sacramento markets), Suwanee, Georgia (serving the greater Atlanta market) and Carol Stream, Illinois (serving the greater Chicago market). Webvan's distribution centers were designed to process product volumes equivalent to approximately 18 supermarkets and to be the hub for the receipt and distribution of products, allowing for efficient sorting and distribution of products. This design, using Webvan's integrated software systems and automated materials handling equipment such as carousels and conveyors, is intended to provide economies of scale in the process of fulfilling customer orders compared to traditional retail and distribution facilities. Identical software systems are implemented at each distribution center, to enable the easy replication of the distribution center model across multiple locations and allow for central management of the entire system.

     Each distribution center is a clean, climate-controlled facility segmented into separate ambient, refrigerated and frozen areas that store grocery items at optimal temperatures. The distribution centers were designed to allow for a highly flexible inventory selection of 50,000 grocery and non-grocery SKUs. In this regard, Webvan continues to refine and modify its materials handling equipment infrastructure and software systems as Webvan scales its systems to design capacity.

     Webvan's distribution centers are located generally in industrially zoned areas, which generally have lower real estate costs than traditional supermarkets located in commercial areas.

DISTRIBUTION CENTER ROLL OUT

     Webvan's first facility in Oakland, California was commercially launched in June 1999. Webvan's second distribution center in Suwanee, Georgia opened in May, 2000 and its third located in Carol Stream, Illinois, is scheduled to open on August 1, 2000. During the remainder of 2000 Webvan plans to open facilities of approximately 350,000 square feet in Baltimore (serving the greater Baltimore and Washington, D.C. markets) and Bergen, New Jersey (serving the northern New Jersey market). Given, among other things, the pendancy of the announced merger with HomeGrocer, Webvan has recently determined to postpone opening its distribution facility in Kent, Washington (serving the Seattle market) until January 2001. In addition, Webvan plans, subject to its ability to raise additional capital, to open two additional distribution centers by the end of the first half of 2001. In July 1999, Webvan entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers after Atlanta over the next three years. Bechtel has completed construction of Webvan's Chicago distribution center and is in the process of constructing Webvan's Seattle, Baltimore and Bergen, New Jersey distribution centers.

     Webvan believes that its alliance with Bechtel will enable Webvan to more aggressively and cost-effectively roll out distribution centers in other markets as Bechtel is able to provide a variety of project related services, including engineering, design, procurement, construction and program management services. The Bechtel agreement allows Webvan the flexibility of choosing what aspect of Bechtel's expertise to utilize with respect to any particular distribution center project. Webvan has, for example, mutually determined with Bechtel that the entity acting as materials handling equipment systems integrator, the contract for which represents a significant portion of the cost of constructing and equipping Webvan's distribution centers, will contract directly with Webvan, rather than act as a

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subcontractor to Bechtel, which Webvan expects will be more effective due to
Webvan's prior relationship with this contractor in connection with the design, construction and equipping of its Oakland and Atlanta distribution centers. Webvan expects to continue leveraging Bechtel's strengths in engineering management to incorporate improvements to the design of Webvan's distribution centers. For instance, "build-to-suit" design specifications were designed with Bechtel to be provided to potential landlords for the development of buildings with "standardized" or identical layouts. Webvan has no obligation under the Bechtel agreement to build 26 distribution centers and, consequently, no capital commitment under the agreement until Webvan determines to proceed with the build out of a particular distribution center. Webvan's expenditures for the design, construction and equipping of 26 distribution centers are estimated to be approximately $1.0 billion. The decision to commit to any distribution center project depends upon the availability of capital. Webvan's experiences to date has demonstrated that actual costs of a particular distribution center project vary significantly from market to market depending upon a number of factors, including the cost of labor, the degree to which unionized labor is utilized in that area, and whether the project will involve a retrofit of an existing building or a new building being built by a developer. Webvan estimates the average cost of the construction of and equipment of 26 distribution centers at $30.0 million to $35.0 million based on Webvan's experience to date and on efficiencies Webvan expects will be progressively realized over the course of Webvan's contract from its relationship with Bechtel, including cost of construction efficiencies Webvan expects to follow from "build-to-suit" design specifications. Webvan expects that the higher average costs of its initial distribution centers, all of which involve retrofits of existing buildings, will be offset by the anticipated lower average costs of subsequent distribution centers.

     Bechtel performs services under its agreement with Webvan within schedule and budgetary parameters determined by Webvan, and is eligible to receive cash incentive payments to the extent distribution centers are completed within the preestablished parameters. Under Webvan's agreement with Bechtel, Bechtel has agreed not to provide substantially similar services to any other entity operating in a number of Internet retail segments. Webvan also issued Bechtel a warrant to purchase up to 1,800,000 shares of Webvan's stock. The warrant has been exercised as to 150,000 shares and becomes exercisable as to 150,000 additional shares when the first six distribution centers are completed and as to an additional 57,690 shares upon the completion of each distribution center within agreed upon schedule and budgetary parameters.

     All of Webvan's carousels for its distribution centers are currently obtained from Diamond Phoenix Corporation. Under Webvan's agreement with Diamond Phoenix, Diamond Phoenix has agreed not to sell carousels to any other entity operating in a number of Internet retail segments. Webvan has granted Diamond Phoenix a limited waiver from these exclusivity restrictions. In the event that the supply of carousels from Diamond Phoenix were delayed or terminated for any reason, the Company believes that it could obtain similar carousels from other sources; however, the integration of such other carousels into Webvan's distribution centers could result in construction delays and could require modifications to Webvan's software systems. Accordingly, any such delay or termination of Webvan's relationship with Diamond Phoenix could cause a material delay in any future expansion. In addition, in connection with this arrangement, Webvan made in 1998 a minority equity investment in Diamond Phoenix.

DELIVERY OPERATIONS

     Webvan's distribution centers serve as the center of its hub-and-spoke delivery system. Orders are collected from the Webstore, routed and managed by the distribution center, transferred to stations and delivered from the stations to customers' homes. This model enables Webvan to efficiently and cost effectively deliver consumer goods to the home by combining centralized order fulfillment with decentralized delivery. Webvan uses temperature-controlled trucks to deliver from the

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distribution center to the station and smaller vans to deliver from the station to the home. The stations are strategically positioned throughout a delivery region within approximately 50 miles of a distribution center, with each serving a geographic zone that typically includes target customer residences within an approximately 10 miles radius from the station. Based on Webvan's experience to date, Webvan expects to vary the number of stations served by a distribution center to take into account differing densities of its customers within the geographic area served by that distribution center. The particular geography served from a station is comprised of zones which are further subdivided into sub zones. Based on Webvan's experience to date, Webvan also expects to both add and eliminate particular geographic zones and subzones served from any particular station based on the presence and absence of the requisite amount of demand for Webvan's services in a particular zone or subzone. For, example, while Webvan's distribution center in the San Francisco Bay Area currently operates using 10 stations, Webvan is currently planning to consolidate several of these stations where more than one zone can more efficiently be served from one station, while Webvan has also added to the number of zones being served from certain other stations. Webvan's distribution centers in Atlanta and Chicago each opened operating nine stations. Webvan delivers to the customer's door in a smaller van complete with refrigeration equipment to keep chilled and frozen items at temperatures that maintain their quality and freshness. Each customer's order is delivered in environmentally-friendly reusable containers, called totes.

     In the second quarter of 2000 Webvan began offering deliveries five days a week to a portion of the Sacramento market from Webvan's Oakland distribution center. Taking advantage of Webvan's systems, which were designed to permit scheduling of deliveries to defined areas served from specific stations, Webvan established a station in Sacramento that is serviced by trucks departing from Webvan's Oakland facility. Webvan expects, based on its experience to date in Sacramento and Webvan's current planning, to be able to serve multiple markets from certain other distribution centers. Webvan believes that the strategy of serving more than one market from a single facility can be efficiently employed to allow Webvan to leverage its investment in, and utilize the capacity of, that facility while allowing Webvan to extend its market reach without a concomitant expenditure of capital resources.

     All of Webvan's couriers are Webvan employees. Webvan utilizes strict hiring standards in choosing couriers and requires each new employee to complete an intensive training program. The courier training lasts two weeks and includes 36 hours of classroom training, 12 hours of driving training and 28 hours of on the job training. Couriers are trained in responsible driving practices, verification procedures related to the sale of alcohol and tobacco products, courtesy and the proper handling of totes and products. Webvan's couriers receive a competitive compensation package, including cash and stock options, and are incentivized to reinforce Webvan's brand and help to create a lasting one-to-one relationship with Webvan's customers. In addition, couriers have been trained to answer questions about the service and handle service issues directly and promptly at the customer residence. If the customer is not satisfied with the products received, the courier is able to initiate a transaction to replace items or credit the customer's bill.

CUSTOMER SERVICE

     Webvan believes that its ability to establish and maintain long-term relationships with its customers and to encourage repeat visits and purchases depends on the strength of Webvan's customer support and service operations and staff. Webvan seeks to achieve frequent communication with and feedback from its customers to continually improve the Webvan service. Webvan offers a number of automated help options as well as an on-line "chat" system that connects customers and customer service representatives on the website and an easy-to-use direct e-mail service to enable customers to ask questions and to encourage feedback and suggestions. Webvan plans to respond to customer e-mail inquiries within 12 hours of the submission and allow for a maximum response time

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of 24 hours. Webvan's team of customer support and service personnel are responsible for handling general customer inquiries, answering customer questions about the ordering process, and investigating the status of orders, deliveries and payments. Currently located in Oakland, California, Webvan is in the process of building out a national customer service center in Las Vegas, Nevada to service all of Webvan's distribution centers. Users can contact customer service representatives via Webvan's toll free telephone number to ask questions. Webvan's automated customer service function distributes e-mails to customers after registration and after each order is placed. Webvan plans to enhance the automation of the tools used by its customer support and service staff in the future.

MARKETING AND PROMOTION

     Webvan's marketing and promotion program is designed to strengthen the Webvan brand name, drive trials of Webvan's service in its target markets, build strong customer loyalty and maximize repeat usage and purchases. Webvan intends to build its brand name and customer loyalty through Webvan's public relations programs, advertising campaigns and promotional activities. Webvan's efforts focus on building credibility with customers and achieving market acceptance for Webvan's services. While Webvan currently advertises primarily with respect to the grocery offerings which stimulates the greatest frequency of contact with Webvan's customers, Webvan also expects to increase the marketing and promotion of its non-grocery offerings consistent with its intent to identify Webvan in its customers' minds as a website where non-grocery products can be purchased. Webvan expects to advertise locally in its initial launch markets, including markets such as Sacramento served by a distribution center located in another market, and plan to tailor its advertising to each specific market.

     In the future, Webvan expects to be able to provide increasingly targeted and customized services by using the customer purchasing, preference and behavioral data obtained through the traffic and purchases generated at the Webstore. Webvan also builds brand loyalty though personalized interaction with customers through prompt, professional delivery persons and through use of Webvan delivery vehicles. By offering customers a compelling and personalized value proposition, Webvan's goal is to increase the number of visitors that make a purchase, to encourage repeat visits and purchases and to extend customer retention. In addition, loyal, satisfied customers generate strong word-of-mouth support and awareness which drive new customer acquisitions and increased order volumes.

MERCHANTS AND VENDORS

     Webvan sources grocery products from a network of food and drug manufacturers, wholesalers and distributors. Webvan sources other products from a network of manufacturers, distributors and wholesalers. Webvan currently relies on rapid fulfillment from national and regional distributors for a substantial portion of its grocery items. Webvan purchases a number of top grocery brands and high volume grocery items directly from manufacturers and may increase its use of direct suppliers as its product volumes increase with additional distribution centers. Webvan also utilizes premium specialty suppliers or local sources for gourmet foods, farm fresh produce, fresh fish and meats. Because Webvan covers a broad area and service high volumes from a single point of distribution, Webvan believes that it offers Webvan's suppliers a very efficient product supply model which is reflected in the discounts and pricing Webvan receives. When Webvan selects a new product for purchase, it is entered into the inventory management system and its Webstore. Webvan employs advanced replenishment and expiration date controls to manage its grocery inventory and maintain product freshness. As of June 30, 2000, Webvan was purchasing products from approximately 50 distributors and directly from approximately 300 vendors.

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LEVERAGE DISTRIBUTION SYSTEM TO ENTER ADDITIONAL CONSUMER PRODUCT CATEGORIES

     Webvan's initial focus is on groceries and non-prescription drugstore offerings because Webvan believes this is the best way to establish long-term relationships with customers given the frequency with which people shop for these products compared to other items and the size of the grocery and drugstore market. Webvan believes that customer reliance on the convenience and reliability of Webvan deliveries to their homes will enable implementation of the larger strategy of using Webvan's distribution system to sell products in other consumer product categories and ultimately to position Webvan as the preferred choice of customers for purchasing products over the Internet that are delivered to the home. In the first six months of 2000 Webvan added a number of product categories, including books, consumer electronics, DVDs and CDs and pet supplies.

COMPETITION

     Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise Webvan's principal competition as an on-line grocery retailer, although Webvan also faces substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and drugstore chains. To the extent that Webvan adds non-grocery store product categories to its offering, local, regional and national retailers in those product categories, as well as online retailers in those product categories, will provide Webvan's principal competition in those areas. Many of Webvan's existing and potential competitors, particularly traditional grocers and retailers and certain online retailers, are larger and have substantially greater resources than Webvan does. Webvan expects this competition in the online grocery and non-grocery areas will intensify as more traditional and online grocery retailers offer competitive services either directly or, in the case of certain traditional grocery retailers, through their affiliates, such as Peapod in the case of Royal Ahold and GrocerWorks.com in the case of Safeway.

     Webvan's distribution centers in Oakland, California, Suwanee, Georgia and Carol Stream, Illinois operate in the San Francisco Bay Area, Sacramento, Atlanta and Chicago markets. In these markets, Webvan competes primarily with traditional grocery retailers and with online grocer Peapod. HomeGrocer has a customer fulfillment facility built in Atlanta though it recently has announced plans to postpone introduction of its online grocery service in Atlanta. Webvan's potential competitors in markets other than the San Francisco Bay Area, Sacramento, Atlanta and Chicago are comprised primarily of traditional grocery retailers, but include as well between five and ten full-service grocery retailers operating exclusively online, including HomeGrocer, HomeRuns, ShopLink, GroceryWorks and Streamline. The number and nature of competitors and the amount of competition Webvan will experience will vary over time and by market area. Many of the online grocery retailers charge membership, delivery or service fees, and often offer their goods at a premium to traditional supermarkets.

     The principal competitive factors that affect Webvan's business are location, breadth of product selection, quality, service, convenience, price and consumer loyalty to traditional and online grocery and non-grocery retailers. In the grocery business, Webvan believes that they compete favorably with respect to each of these factors as compared to other online grocery retailers. However, many traditional grocery retailers may have substantially greater levels of consumer loyalty and serve many more locations than Webvan currently does. In addition, while Webvan's experience to date leads Webvan to expect that in each market it enters there will be an initial number of customers who are attracted to an online service for the regular purchase of their groceries and that many other individuals will try an online service once or twice, Webvan's primary challenge is to change customer shopping habits so that customers order from Webvan, and not the traditional supermarket, on a regular basis. As Webvan expands into additional product categories, Webvan's ability to attract and retain customers for these products will be a function of the same competitive factors. If Webvan

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fails to compete effectively in any one or more of these areas, Webvan may lose existing and potential customers, which could materially harm Webvan's business.

GOVERNMENT REGULATION

     In addition to regulations applicable to businesses generally or directly applicable to electronic commerce, Webvan is subject to a variety of regulations concerning the handling, sale and delivery of food, alcohol and tobacco products. Currently, Webvan is not subject to regulation by the United States Department of Agriculture, or USDA. Whether the handling of certain food items in Webvan's distribution facility, such as meat and fish, will subject Webvan to USDA regulation in the future will depend on several factors, including whether Webvan sells food products on a wholesale basis, whether Webvan obtains food products from non-USDA inspected facilities and the manner in which Webvan determines to fulfill orders for home-prepared meals. Although Webvan has designed its food handling operations to comply with USDA regulations, Webvan cannot assure you that the USDA will not require changes to its food handling operations. Webvan will also be required to comply with local health regulations concerning the preparation and packaging of its prepared meals and other food items. Any applicable federal, state or local regulations may cause Webvan to incur substantial compliance costs, including as a result of required changes to Webvan's software systems or operational processes, or delay the availability of a number of items at one or more of its distribution centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on Webvan's reputation. Any of these events could have a material adverse effect on Webvan's business and expansion plans and could cause Webvan to lose customers.

     Webvan will be required to obtain state, and in some cases county or municipal licenses and permits for the sale of alcohol and tobacco products in each location in which Webvan seeks to open a distribution center. Given the complexity of these regulations governing the issuance of these permits and licenses and the fact that most were enacted prior to the existence of an Internet-based sales model, Webvan cannot assure you that it will be able to obtain any required permits or licenses in a timely manner, or at all. Webvan may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. For instance, Webvan does not have an alcohol license in Atlanta for its distribution center, and Webvan's pursuit of regulatory or legislative clarification to existing rules in order to obtain a license may be ultimately unsuccessful or expensive. In addition, the United States Congress is considering enacting legislation which would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or Webvan's inability to obtain required permits or licenses could prevent Webvan from selling alcohol or tobacco products in one or more of its geographic markets or a portion of those markets where a market extends over two or more licensing jurisdictions. Any of these events could substantially harm Webvan's net sales, gross profit and ability to attract and retain customers.

     The adoption of laws or regulations relating to large-scale retail store operations could adversely affect the manner in which Webvan currently conducts its business. For example, the Governor of California recently vetoed legislation which would have prohibited a public agency from authorizing retail store developments exceeding 100,000 square feet if more than a small portion of the store were devoted to the sale of non-taxable items, such as groceries. While it is not clear whether Webvan's operations would be considered a retail store for purposes of this kind of legislation, Webvan cannot assure you that other state or local governments will not seek to enact similar laws or that Webvan would be successful if forced to challenge the applicability of this kind of legislation to Webvan's distribution facilities. The expenses associated with any challenge to this kind of legislation could be material. If Webvan is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause Webvan to incur additional expenses or alter its business model.

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     In addition, because of the increasing popularity of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet and e-commerce that could adversely affect the manner in which Webvan conducts its business. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Webvan does not currently provide user-specific personal information regarding its users to third parties. However, the adoption of consumer protection laws, regulations or guidelines could create uncertainty in web usage, reduce the demand for Webvan's products and services and, possibly, limit Webvan's ability to share aggregated data which does not disclose any user-specific personal information with its business partners, which could adversely affect the price at which those entities are willing to engage in business with Webvan.

     Webvan is not certain how its business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet market place. This uncertainty could reduce demand for Webvan's services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

INTELLECTUAL PROPERTY

     Webvan regards patent rights, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to its success. Webvan relies on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect Webvan's proprietary rights; however, the steps Webvan takes to protect its proprietary rights may be inadequate. Webvan has filed trademark registration applications, including for the marks "WEBVAN", "WEBVAN.COM," the Webvan logo and "THE ONLY .COM YOU REALLY NEED". Webvan currently has no patents protecting its technology. From time to time, Webvan has filed and expects to file patent applications directed to aspects of its proprietary technology. Webvan cannot assure you that any of these applications will be approved, that any issued patents will protect its intellectual property or that any issued patents or trademark registrations will not be challenged by third parties. In addition, other parties may independently develop similar or competing technology or design around any patents that may be issued to Webvan.

EMPLOYEES

     As of June 30, 2000, Webvan had approximately 2,500 full-time employees consisting of approximately 200 in software development, approximately 225 in operations, administration and customer service, approximately 75 in merchandising and marketing and approximately 2,000 at Webvan's distribution centers. Webvan expects to hire additional personnel as Webvan expands its operations and staff additional distribution centers. None of Webvan's employees are represented by a labor union. Webvan has not experienced any work stoppages and consider its employee relations to be good.

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FACILITIES

     Webvan's corporate offices are located in Foster City, California, where it leases a total of approximately 200,000 square feet under leases that expire between August 2001 and November 2012 which Webvan anticipates will satisfy its corporate office space needs for the foreseeable future. Webvan leases approximately 340,000 square feet in Oakland, California for its distribution center under a lease that expires in June 2008, with an option to extend the lease for an additional five years. Webvan leases approximately 350,000 square feet in each of Suwanee, Georgia and Carol Stream, Illinois for its second and third distribution centers, serving Atlanta and Chicago. These leases expire in 2009 with options to extend the lease for two and three additional five year periods, respectively. Webvan also leases approximately 350,000 square feet in each of Kent, Washington, Glen Burnie, Maryland and North Bergen, New Jersey for distribution centers currently under construction to serve Seattle, Baltimore and Washington, D.C., and Northern New Jersey, respectively. These leases expire between 2009 and 2010, with options to extend the lease for two or three additional five year terms, as the case may be. Webvan has also signed leases for sites in Springfield, Virginia, Logan, New Jersey, Bronx, New York, and Ayer, Massachusetts, on which, subject to Webvan's ability to raise additional capital, it plans to construct distribution centers averaging approximately 350,000 square feet in existing or to-be-built buildings that will serve the metropolitan areas of the District of Columbia, Philadelphia, New York City and Boston respectively. Webvan has also signed leases for sites in Grapevine, Texas and Denver, Colorado which Webvan expects to dispose of as indicated in Note 3 of the Pro Forma Unaudited Combined Condensed Consolidated Financial Statements. Subject to its ability to raise capital, Webvan expects to evaluate sites for additional distribution centers in other markets. Although Webvan expects additional sites to be available in connection with any future expansion, it cannot assure you that suitable sites will be available on commercially reasonable terms. Webvan does not own any real estate and expects to lease distribution center and station locations in the other markets it may enter.

LEGAL PROCEEDINGS

     From time to time, Webvan may be involved in litigation relating to claims arising out of its ordinary course of business. Webvan is not currently a party to any material litigation.

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                      WEBVAN'S MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations of Webvan should be read in conjunction with Webvan's Condensed Consolidated Financial Statements and the Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as Webvan's plans, objectives, expectations and intentions. Webvan's actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

OVERVIEW

     Webvan is an Internet retailer offering same-day delivery of consumer products through an innovative proprietary business design which integrates its Webstore, distribution center and delivery system. Webvan's current product offerings are principally focused on food, non-prescription drug products and general merchandise, such as housewares, pet supplies and books.

     Webvan was incorporated in December 1996 as Intelligent Systems for Retail, Inc. In April 1999, Webvan changed its name to Webvan Group, Inc. Webvan commenced its grocery delivery service in May 1999 on a beta test basis to approximately 1,100 persons and commercially launched its Webstore on June 2, 1999. For the period from inception in December 1996 to June 1999, Webvan's primary activities consisted of raising capital, recruiting and training employees, developing its business strategy, designing a business system to implement its strategy, constructing and equipping its first distribution center and developing relationships with vendors. Since launching its service in June 1999, Webvan has continued these operating activities and has also focused on building sales momentum, establishing additional vendor relationships, promoting its brand name, enhancing its distribution, delivery and customer service operations and construction of additional distribution centers. Webvan's cost of sales and operating expenses have increased significantly since inception and are expected to continue to increase. This trend reflects the costs associated with Webvan's formation and larger sales volumes, as well as increased efforts to promote the Webvan brand, build market awareness, attract new customers, recruit personnel, build out its distribution centers, refine and modify its operating systems and develop its Webstore and associated systems that Webvan uses to process customers' orders and payments.

     Webvan's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. These risks for Webvan include an unproven business system and its ability to successfully manage its growth. To address these risks, Webvan must:

     - develop and increase its customer base;

     - implement and successfully execute its business and marketing strategy;

     - continue to develop, test, increase the capacity of and enhance its Webstore, order fulfillment, transaction processing and delivery systems;

     - respond to competitive developments; and

     - attract, retain and motivate quality personnel.

     Since its inception, Webvan has incurred significant losses, and as of June 30, 2000, Webvan had an accumulated deficit of $291.6 million. Webvan incurred net losses of $132.2 million in the six months ended June 30, 2000 and $144.6 million and $12.0 million in the years ended December 31,

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1999 and 1998, respectively. As of June 30, 2000, Webvan's prototype distribution center in Oakland, California was operating at less than 40% of the capacity for which it was designed.

     Webvan does not expect any of its distribution centers to operate at designed capacity for several years following their commercial launch, and Webvan cannot assure you that any distribution center will ever operate at or near its designed capacity. From the commercial launch of its Webstore in June 1999 through June 30, 2000, Webvan generated approximately $57.9 million in net sales. During that period, over 75% of Webvan's orders were from customers who had previously used its service and its average order size was $87.60. There can be no assurance that its average order size will not decline significantly in future periods.

     Webvan believes that its success and its ability to achieve profitability will depend on its ability to:

     - substantially increase the number of customers and its average order size;

     - ensure that its technologies and systems function properly at increased order volumes;

     - realize repeat orders from a significant number of customers; and

     - achieve favorable gross and operating margins and, to this end, increase distribution center operations and delivery operations productivity.

     To meet these challenges, Webvan intends to continue to invest heavily in marketing and promotion, distribution facilities and equipment, technology and personnel. As a result, Webvan expects to incur substantial operating losses for the foreseeable future and the rate at which such losses will be incurred may increase significantly from current levels. In addition, Webvan's limited operating history makes the prediction of future results of operations difficult, and accordingly, Webvan cannot assure you that it will achieve or sustain revenue growth or profitability.

     In connection with the grant of stock options Webvan has recorded deferred compensation which amounted to $99.2 million as of December 31, 1999 and $62.2 million as of June 30, 2000. Deferred compensation represents the difference between the deemed fair value and option exercise price as determined by Webvan's Board of Directors on the date of grant. Deferred compensation is included as a component of stockholder's equity and is amortized over the four year vesting period of the underlying options.

RESULTS OF OPERATIONS FOR THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND
1999

NET SALES

     Net sales consist of the price of groceries and other products Webvan sells, net of returns and credits. Webvan commenced commercial operations in June 1999 in the San Francisco Bay Area and May 2000 in the Greater Atlanta Area. Net sales were $28.3 million and $44.6 million for the three and six month periods ended June 30, 2000 compared to $383,000 and $395,000 for the three and six month periods ended June 30, 1999. Webvan's average order size was $91.00 and $90.94 for the three and six months periods ended June 30, 2000, and $58.06 for the period ending June 30, 1999. Webvan expects that the addition of new distribution centers, such as Atlanta in the second quarter of 2000, will cause its average order size to fluctuate, based on the number and timing of new distribution center openings, as increases in average order size at distribution centers with longer operating histories will be offset by lower average orders sizes at new distribution centers.

COST OF GOODS SOLD

     Cost of goods sold includes the cost of the groceries and other products Webvan sells, adjustments to inventory and payroll and related expenses for the preparation of its home replacement

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

meals, offset by certain vendor promotional funds. Cost of goods sold were $20.3 million and $32.4 million for the three month and six month periods ended June 30, 2000 compared to $410,000 and $419,000 for the comparable periods in the prior year. Webvan's gross profit as a percentage of net sales was 28.2% for the three months ended June 30, 2000 and 27.2% for the six months ended June 30, 2000. Gross profit is expected to fluctuate as a result of a variety of factors, including the number of distribution centers launched in the reporting period, and the level of inventory spoilage related to perishables.

SALES AND MARKETING EXPENSES

     Sales and marketing expenses include the costs of the creative development and placement of Webvan's advertisements, promotions, public relations, and the payroll and related expenses of its headquarters marketing staff. Marketing expenses were $9.9 million for the three months ended June 30, 2000 and $18.3 million for the six months ended June 30, 2000, an 18% increase quarter over quarter. This is comparable to $1.9 million and $2.3 million for the three and six month periods ended June 30, 1999. The external costs of its advertisements and promotions for the three and six month periods increased to $9.3 million and $17.1 million from $1.2 million and $1.2 million in the comparable prior year periods, as Webvan began commercial operations in June of 1999. Payroll and related expenses increased by $0.2 million for the quarter, and $0.3 million for the comparable six month period. As Webvan launches its business in new markets, Webvan expects marketing expenses will increase as the company continues to build brand awareness and increase its customer base in its existing markets and as it opens new distribution centers serving additional markets.

DEVELOPMENT AND ENGINEERING EXPENSES

     Development and engineering expenses include the payroll and consulting costs for software developers directly involved in programming its computer systems. Software development expenses were $5.5 million and $11.0 million for the three and six month periods ended June 30, 2000 compared to $3.0 million and $6.3 million for the prior year three and six month periods. These increases were primarily attributable to increases in the number of employees required for developing, enhancing and increasing the capacity of Webvan's website, order processing, accounting, distribution center and delivery systems. Payroll and related expenses increased to $4.1 million and $7.7 million for three and six month periods ended June 30, 2000 from $1.2 million and $2.3 million in the comparable prior year periods. Consulting costs decreased to $1.0 million and $2.6 million for the three and six month periods ended June 30, 2000 from $1.5 million and $3.0 million in the comparable prior year periods. Payroll and consulting costs for the second quarter of 2000 do not include $2.8 million of software development costs that were capitalized. Webvan believes that continued investment in software development is critical to attaining its strategic objectives and, as a result, expects software development expenses to increase in future quarters.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses include costs related to the fulfillment and delivery of products, real estate, technology operations, merchandising, finance, customer service and professional services, as well as certain non-cash compensation and related expenses. General and administrative expenses increased to $57.9 million and $96.9 million in the three and six month periods ended June 30, 2000 from $16.2 million and $23.0 in the comparable prior year periods. Of these $41.7 million and $73.9 million increases for the three and six months ended June 30, 2000, $27.8 million and $45.3 million, respectively, pertained to aggregate distribution center operating expenses for distribution centers that have opened as well as for those in their pre-launch phase. Such expenses were $34.6 million and $55.2 million for the three and six month periods ended June 30, 2000 versus $6.8 million and $10.0 million in the comparable prior year periods. At Webvan's

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


corporate headquarters, payroll and related costs increased to $12.3 million and $23.2 million for the three and six month periods ended June 30, 2000 from $6.4 million and $8.4 million in the comparable prior year periods. Additionally, occupancy charges for its expanded corporate headquarters facilities increased to $3.2 million and $5.9 million for the three and six month periods ended June 30, 2000 from $0.4 million and $0.7 million over comparable prior year periods. As Webvan rolls out its business in new markets, it expects general and administrative expenses, including pre-launch distribution center expenses, to increase significantly.


AMORTIZATION OF STOCK BASED COMPENSATION

     Deferred stock-based compensation primarily represents the difference between the exercise price and the deemed fair value of Webvan's common stock for accounting purposes on the date certain stock options were granted. During the three and six months ended June 30, 2000, amortization of stock-based compensation was $16.8 million and $34.5 million, respectively, compared to $2.2 million and $4.0 million for the comparable prior year periods. Amortization for the six months ended June 30, 2000 included expenses for a significant number of headquarters staff hired in the second half of 1999.

INTEREST INCOME (EXPENSE) NET

     Interest income (expense), net consists of earnings on Webvan's cash and cash equivalents and interest payments on its loan and lease agreements. Net interest income was $7.7 million and $16.3 million for the three and six months ended June 30, 2000. This is compared to a net interest expense of $52,000 and net interest income of $447,000 for the comparable prior year periods. These increases were primarily due to earnings on higher average cash and cash equivalent balances during the quarter as a result of financing activities during the third and fourth quarters of 1999.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NET SALES

     Webvan commenced commercial operations in June 1999. Net sales were $13.3 million for the fiscal year ended December 31, 1999. Webvan did not have any net sales in the comparable prior year periods. In December 1999, Webvan launched its "America's Second Harvest Food Donation Program" in which individual or corporate customers order food from Webvan (included in Net Sales) for donation to local foodbanks. Net sales under this program were approximately $.8 million of which approximately $.7 million were purchased by entities and individuals associated or affiliated with Webvan or investors in Webvan. Webvan's average order size was $77.65 for the whole year and $81.31 for the fourth quarter, not including net sales under the Second Harvest program.

COST OF GOODS SOLD

     Cost of goods sold was $11.3 million for the fiscal year ended December 31, 1999. Webvan did not have any cost of goods sold in the comparable prior year periods. Gross profit as a percentage of net sales was 15.2% for the fiscal year ended December 31, 1999.

SALES AND MARKETING EXPENSES

     Marketing expenses were $11.7 million during 1999 compared to none in 1998 and 1997. The external costs of Webvan's advertisements and promotions for 1999 were $7.2 million compared to none in 1998 and 1997. Payroll and related expenses were $3.2 million for 1999, compared to none in 1998 and 1997.

DEVELOPMENT AND ENGINEERING EXPENSES

     Software development expenses were $15.2 million for 1999, $3.0 million for 1998, and $.2 million for 1997. These increases were primarily attributable to increases in the number of employees and consultants required for developing, enhancing and increasing the capacity of Webvan's website, order processing, accounting, distribution center and delivery systems. Payroll and related expenses for 1999 increased to $7.9 million from $2.4 million in 1998 and $0 in 1997. Consulting expenses for 1999 increased to $6.2 million from $.9 million in 1998 and $0 for 1997.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased to $92.4 million in 1999 from $8.8 million in 1998 and $2.6 million in 1997. Of this $83.6 million increase in 1999 over 1998, $31.6 million pertained to certain non-cash compensation and other expenses comprised primarily of payroll and related charges in connection with the terms of Mr. Shaheen's employment and $30.7 million pertained to aggregate distribution center operating expenses for Webvan's San Francisco Bay Area distribution center and other distribution centers in their pre-launch phase. Such expenses were $31.9 million in 1999 versus only $1.2 million in 1998. There were no distribution center expenses in 1997. At Webvan's corporate headquarters, payroll and related costs increased to $14.5 million in 1999 from $4.1 million in 1998 and $.9 million in 1997. Additionally, consulting and professional fees and rent and facility charges also contributed to the general and administrative expense increases.

AMORTIZATION OF STOCK-BASED COMPENSATION

     During 1999, amortization of stock-based compensation was $36.5 million compared to $1.1 million for 1998, and $0 for 1997.

INTEREST INCOME (EXPENSE) NET

     Net interest income was $9.3 million in 1999, $.9 million in 1998 and $16,000 in 1997. These increases were primarily due to earnings on higher average cash and cash equivalent balances during the relevant years.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Webvan has financed its operations primarily through private sales of preferred stock which through September 30, 1999 totaled $393.6 million (net of issuance costs) and the initial public stock offering of its common stock in November, 1999 which totaled $402.6 million (net of underwriter's discount and other issuance costs). Net cash used in operating activities was $99.0 million for the six months ended June 30, 2000. Net cash used in operating activities primarily consisted of net losses less amortization of deferred compensation, depreciation and amortization, in addition to decreases in prepaid expenses and accrued liabilities, net of contractor liabilities. Uses were partially offset by an increase in accounts payable.

     Net cash provided by investing activities was $58.9 million for the six months ended June 30, 2000, of which $192.8 million was provided from the sale of marketable securities. This amount was offset by $123.3 million used for purchases of property and equipment, consisting primarily of leasehold improvements and material handling systems for new distribution centers.

     Net cash provided by financing activities in the six months ended June 30, 2000 was $1.0 million. This amount represents proceeds from stock option exercises and certain landlord tenant improvement allowances, offset by repayment of debt. As of June 30, 2000, Webvan's principal sources of liquidity consisted of $21.2 million of cash and cash equivalents and $388.8 million of marketable securities.

     As of June 30, 2000, Webvan's principal commitments consisted of obligations totaling approximately $13.8 million outstanding under capital leases and loans. In addition, Webvan had capital commitments at June 30, 2000 of approximately $90.0 million principally related to the construction of and equipment for distribution centers currently under construction in Baltimore, New Jersey and Seattle. These commitments comprise all of Webvan's anticipated capital expenditures for the 12 month period ending June 30, 2001, assuming no additional distribution centers are built in 2001. Webvan currently anticipates it would increase its capital expenditures over the twelve months ended June 30, 2001 in connection with the design, construction and equipping of additional distribution centers to the extent it is able to raise additional capital for such purposes in continuation of its roll out plan. In July 1999, Webvan entered into an agreement with Bechtel Corporation for the construction of up to 26 additional distribution centers over the next three years. Webvan has no obligation under the Bechtel agreement to build 26 distribution centers and, consequently, no capital commitment under the agreement until Webvan determines to proceed with the build out of a particular distribution center. Webvan's capital expenditures for the design, construction and equipping of 26 distribution centers are estimated to be approximately $1.0 billion. Specific capital commitments under this contract are incurred only as Webvan determines to proceed with a scheduled build out of a distribution center. The decision to proceed with each distribution center will require us to purchase equipment and install leasehold improvements and, other than lease obligations with respect to sites already leased by Webvan for future distribution centers, to commit to additional lease obligations.

     Webvan currently anticipates that, assuming no additional distribution centers are built in 2001, its available funds will be sufficient to meet its anticipated capital needs to fund operations and capital expenditures for the 12 months ending June 30, 2001. Webvan intends in the immediate future to raise additional funds to support its business plan for 2001 or curtail its 2001 expansion plans. Webvan also currently anticipates that, assuming no additional distribution centers are built in 2001, it will be required to raise additional funds to fund operations for the period beginning after June 30, 2001. Webvan cannot be certain that additional financing will be available to it on favorable terms when required, or at all. From time to time Webvan has considered and discussed various financing alternatives and expects to continue such efforts. There can be no assurance that such efforts will result in additional capital on terms acceptable to Webvan. If Webvan issues additional securities to raise funds, those securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution. Webvan's future capital needs will be highly dependent on the number and actual cost of additional distribution centers it opens, the timing of these openings and the success of these facilities once they are launched. Thus, any projections of future cash needs and cash flows are subject to substantial uncertainty. If available funds and cash generated from operations are insufficient to satisfy its liquidity requirements, Webvan will be required to sell additional equity or debt securities, obtain a line of credit or alter its business plan.

YEAR 2000 COMPLIANCE

     As of July 24, 2000, Webvan had not experienced any material problems associated with the occurrence of the year 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Webvan maintains a short-term investment portfolio primarily consisting of corporate debt securities with maturities of thirteen months or less. These available-for-sale securities are subject to interest rate risk and will rise and fall in value if market interest rates change. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates. Webvan does not expect any material loss with respect to its investment portfolio.

     Webvan's restricted cash balance is invested in certificates of deposit. Accordingly, changes in market interest rates have no material effect on Webvan's operating results, financial condition and cash flows. There is inherent roll over risk on these certificates of deposit as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

     The following table provides information about Webvan's investment portfolio, restricted cash, capital lease obligations and long-term debt as of December 31, 1999, and presents principal cash flows and related weighted averages interest rates by expected maturity dates. Risks associated with marketable securities are mitigated by purchasing instruments from credit-worthy institutions.

                                             YEAR OF MATURITY                      TOTAL
                             -------------------------------------------------    CARRYING
                               2000        2001       2002      2003     2004      VALUE
                             --------    --------    ------    ------    -----    --------
                                                (DOLLARS IN THOUSANDS)
Cash and Equivalents.......  $ 60,220          --        --        --       --    $ 60,220
  Average interest rate....      4.84%         --        --        --       --        4.84%
Corporate and Government
  Debt Securities..........  $318,617    $259,944        --        --       --    $578,561
  Average interest rate....      5.47%       6.03%       --        --       --        5.72%
Restricted
  cash -- Certificates of
  Deposit..................  $  1,924    $     --        --        --       --    $  1,924
  Average interest rate....      4.49%         --        --        --       --        4.49%
Capital Lease
  Obligations..............  $    667    $    775    $  734    $  283       --    $  2,459
  Average fixed interest
     rate..................     15.77%      15.81%    15.28%    13.81%      --       15.43%
Long-term Debt.............  $  3,639    $  4,577    $5,149    $   65    $  46    $ 13,476
  Average fixed interest
     rate..................     16.24%      16.24%    16.25%     9.68%    8.57%      16.21%

     Fair value approximates carrying value for the above financial instruments.

     For the six months ended June 30, 2000 there were no material changes in Webvan's exposure to financial market risk, including changes in interest rates.

                               WEBVAN MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of June 30, 2000 with respect to Webvan's executive officers and directors.

                  NAME                    AGE                     POSITION(S)
                  ----                    ---                     -----------
Louis H. Borders........................  51    Chairman of the Board
George T. Shaheen.......................  56    President, Chief Executive Officer and Director
Robert H. Swan..........................  40    Chief Financial Officer
Arvind Peter Relan......................  37    Senior Vice President, Platform Group
Mark X. Zaleski.........................  37    Senior Vice President, Area Operations
F. Terry Bean...........................  52    Senior Vice President, Human Resources
David M. Beirne.........................  36    Director
Christos M. Cotsakos....................  51    Director
Tim Koogle..............................  49    Director
Michael J. Moritz.......................  45    Director

     LOUIS H. BORDERS has served as Chairman of the Board since founding Webvan in December 1996. Mr. Borders served as President and Chief Executive Officer of Webvan from December 1996 to September 1999. Mr. Borders co-founded Synergy Software, a software consulting company, in November 1989 and served on its board of directors from November 1989 to November 1997. Mr. Borders founded Borders Books, a retail bookstore chain, in 1971 and served as President and Chief Executive Officer until 1983 and as Chairman from 1983 to 1992. He also developed the advanced information systems used by Borders Books to manage inventory across diverse geographic and demographic regions. In addition, Mr. Borders is chairman of Mercury Capital Management, an investment firm he founded in 1995. Mr. Borders holds a B.A. in Mathematics from the University of Michigan.

     GEORGE T. SHAHEEN has served as President and Chief Executive Officer and as a member of the Board of Webvan since September 1999. Prior to joining Webvan, he had been the managing partner and chief executive officer of Andersen Consulting, a global consulting firm, since the firm became an independent unit in 1989. He joined Andersen Consulting in 1967 and became a partner in 1977. From 1980 to 1985, he oversaw the consulting practice for North and South Carolina before heading the Northern California Consulting practice based in San Francisco. Prior to becoming managing partner and chief executive officer of Andersen Consulting, Mr. Shaheen was managing partner of the Southeast U.S. Region and North American practices. In addition, he was the practice director for Japan and the Pacific Northwest. Mr. Shaheen is also a director of Siebel Systems, Inc., a software company. He is on the Board of Trustees at Bradley University and is a member of the Board of Advisors for the Northwestern University J.L. Kellogg Graduate School of Business. Mr. Shaheen received a bachelor's degree in marketing and a master's degree in finance from Bradley University.

     ROBERT H. SWAN has served as Chief Financial Officer since February 2000; from October 1999 until February 2000 he served as Vice President, Finance of Webvan. From September 1985 to October 1999, Mr. Swan held a variety of positions at General Electric Company, most recently as Vice President, Finance and Chief Financial Officer of GE Lighting. From January 1997 to June 1998, Mr. Swan served as Vice President, Finance of GE Medical Systems in Europe. From October 1994 to January 1997, Mr. Swan served as Chief Financial Officer of GE Transportation Systems. From May 1988 to October 1994, Mr. Swan held several assignments with GE's Corporate Audit Staff. Mr. Swan holds a B.S. in Management from the State University of New York at Buffalo and an M.B.A. from the State University of New York at Binghamton.

     ARVIND PETER RELAN has served as Senior Vice President Platform Group of Webvan since March 2000; from February 1998 until March 2000 he served as Senior Vice President, Technology of Webvan. From May 1994 to February 1998, Mr. Relan served in various management positions at Oracle Corporation, a software company, most recently as Vice President of Internet Server Products in its Application Server Division. In 1995, Mr. Relan founded Oracle's Internet Server Division, including Oracle's patented Web Request Broker technology, Oracle Application Server and Oracle Internet Commerce Server. From 1988 to 1994, Mr. Relan held various positions at Hewlett-Packard, a computer systems, equipment and services company, including principal technologist for the HP Openview Platform. Mr. Relan holds a B.S. in Computer Engineering from the University of California, Los Angeles and a M.S. in Engineering Management from Stanford University.

     MARK X. ZALESKI has served as Senior Vice President, Area Operations of Webvan since July 1999. From December 1998 to July 1999, he served as Chief Operating Officer of Webvan. From 1994 to 1998, Mr. Zaleski served in various executive management positions for ACNielsen, a market research company, most recently as Senior Vice President and Group Managing Director of Central Europe. From 1985 to 1994, Mr. Zaleski held several positions at Federal Express, most recently as a Managing Director for Federal Express, Europe. From 1985 to 1988, Mr. Zaleski held various management positions in hub, ground operation and sales for Federal Express. Mr. Zaleski holds a B.S. in Business Administration and an M.B.A. from the European University in Antwerp, Belgium.

     F. TERRY BEAN has served as Senior Vice President, Human Resources since March 2000. From August 1998 to May 1999 Mr. Bean served as vice president of human resources and corporate services for Equiva Services, a joint venture between Shell Oil Company, Texaco and Saudi Aramco. From 1994 to July 1998, he was with Office Depot, Inc., serving first as the executive vice president, human resources, and from 1997 to 1998, as senior vice president of the company's commercial business unit. From 1989 to 1994, he was the senior vice president, human resources for Roses Stores, Inc. in Henderson, North Carolina and from 1978 to 1989, he held a series of senior positions within the personnel services group at Federal Express Corporation. Mr. Bean received his bachelor's degree in business from Memphis State University.

     DAVID M. BEIRNE has served as a member of the Board since October 1997. Mr. Beirne has been a Managing Member of Benchmark Capital, a venture capital firm, since June 1997. Prior to joining Benchmark Capital, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director of Scient Corporation, Kana Communications, Inc., 1-800-FLOWERS.COM, Inc. and PlanetRx.com, Inc. Mr. Beirne received a B.S. in Management from Bryant College.

     CHRISTOS M. COTSAKOS has served as a member of the Board since May 1998. Mr. Cotsakos has been the Chief Executive Officer and Chairman of the Board of E*TRADE Group, Inc. since December 1998. He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of ACNielsen, Inc. from March 1992 to January 1996. From March 1973 to March 1992, he held a number of senior executive positions at FedEx Corporation. Mr. Cotsakos serves as a director of Digital Island, Inc., Critical Path, Inc., Fox Entertainment Group, Inc., PlanetRx.com, Inc. and Official Payments Corp. Mr. Cotsakos received a B.A. from William Paterson College, an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

     TIM KOOGLE has served as a member of the Board since July 1999. Mr. Koogle has been the Chief Executive Officer of Yahoo!, Inc. and a member of Yahoo!'s Board of Directors since August 1995. He has also been Yahoo!'s Chairman since January 1999 and was its President from August 1995 until January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle also serves as a director of E-LOAN, Inc. Mr. Koogle holds a B.S. degree from the University of Virginia and an M.S. degree from Stanford University.

     MICHAEL J. MORITZ has served as a member of the Board since October 1997. Mr. Moritz has been a general partner of Sequoia Capital, a venture capital firm, since 1988. Between 1979 and 1984, Mr. Moritz was employed in a variety of positions by Time, Inc. Mr. Moritz also serves as a director of Yahoo!, Flextronics International, eToys Inc., Agile Software Corporation, PlanetRx.com, Inc. and Saba Software, Inc. Mr. Moritz holds an M.A. degree in history from Oxford University and an M.B.A. from the Wharton Business School of the University of Pennsylvania.

     Officers serve at the discretion of the Webvan Board and are appointed annually. The employment of each of Webvan's officers is at will and may be terminated at any time, with or without cause. There are no family relationships between any of the directors or executive officers of Webvan.

COMPENSATION OF DIRECTORS

     Webvan's directors do not receive cash for services they provide as directors. In July 1998, Mr. Cotsakos was granted an option to purchase 2,190,276 shares of common stock at an exercise price of $0.10 per share. The option granted to Mr. Cotsakos vests at the rate of one-sixteenth (1/16th) of the shares subject to the option per quarter.

     In July 1999,Webvan issued an option to purchase 150,000 shares of common stock to Yahoo! Inc. at a price of $3.33 per share under our 1997 Stock Plan. While the option does not provide Mr. Koogle with any compensation, it vests at the rate of one-sixteenth (1/16th) of the shares subject to the agreement per quarter as long as Mr. Koogle remains on Webvan's Board of Directors.

BOARD MEETINGS AND COMMITTEES

     The Webvan Board of Directors held eight (8) meetings during fiscal 1999. Mr. Koogle was elected a director in August 1999 and Mr. Shaheen in September 1999. During 1999, each Board member attended 75% or more of the meetings held by the Board (at a time when he was a director of the company) and each committee member attended 75% or more of the meetings held by the committees on which he served, with the exception of Messrs. Koogle and Cotsakos.

     The Audit Committee was formed in August, 1999 and consists of three non-employee directors: Messrs. Beirne, Koogle and Moritz. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the company with Webvan's management and independent auditors, recommends resolutions for any dispute between Webvan's management and its auditors, and reviews other matters relating to the relationship of the company with its auditors. The Audit Committee did meet in 1999.

     The Compensation Committee was formed in August, 1999 and consists of two non-employee directors: Messrs. Cotsakos and Moritz. The Compensation Committee makes recommendations to the Board of Directors regarding the Webvan's executive compensation policies and administers Webvan's stock option plans and employee stock purchase plan. The Compensation Committee did not meet in 1999.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

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

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth all compensation received for services rendered to Webvan and Webvan's subsidiaries in all capacities during the last three fiscal years by (i) Webvan's Chief Executive Officer and (ii) Webvan's four (4) other most highly compensated executive officers earning more than $100,000 in the last fiscal year, also known as the named executive officers:

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)                  LONG TERM
                                -------------------------------------------------   COMPENSATION
                                                                     ALL OTHER      ------------
                                FISCAL                                ANNUAL         AWARDS OF        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS      COMPENSATION(2)     OPTIONS      COMPENSATION(3)
 ---------------------------    ------   --------   -----------   ---------------   ------------   ---------------
Louis H. Borders(4)...........   1999    $     --   $        --       $    --                --        $   --
  Chairman of the Board of       1998          --            --            --                --            --
  Directors and Former
    President                    1997          --            --            --                --            --
  & Chief Executive Officer
George T. Shaheen(5)..........   1999     134,000    13,487,500(6)          --       15,000,000         1,375
  President, Chief Executive
  Officer, and Director
Robert H. Swan................   1999      69,000       450,000            --         1,000,000            --
  Chief Financial Officer(7)
Mark X. Zaleski(7)............   1999     349,000            --            --                --         2,000
  Senior Vice President,         1998      13,000            --            --         3,789,360            --
  Area Operations
Christian Mannella(7).........   1999     218,000            --        42,000                --         2,000
  Former Vice President,         1998      13,000            --            --         2,670,000            --
  Marketing
Gary Dahl(7)..................   1999     185,000            --            --                --           800
  Vice President, Distribution   1998     178,600         8,750            --           600,000         2,000
                                 1997     141,000         4,500        20,000         2,250,000         2,000

-------------------------
(1) Other compensation in the form of perquisites and other personal benefits have been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year.

(2) Represents payments made for relocation allowances.

(3) Represents 401(k) plan matching by Webvan.

(4) Mr. Borders served as President and Chief Executive Officer of Webvan from December 1996 to September 1999.

(5) Mr. Shaheen joined Webvan in September 1999.

(6) Consists of a signing bonus in an amount equal to the purchase price of 1,250,000 shares of common stock purchased by Mr. Shaheen pursuant to his September 1999 employment agreement.

(7) Mr. Swan joined Webvan in October 1999; Messrs. Zaleski and Mannella joined Webvan in December 1998; and Mr. Dahl joined Webvan in April 1997.

                       OPTION GRANTS IN FISCAL YEAR 1999

     The following table sets forth information concerning grants of stock options to each of Webvan's named executive officers during the fiscal year ended December 31, 1999.

                                                INDIVIDUAL GRANTS(1)
                            ------------------------------------------------------------
                                           % OF TOTAL                                            POTENTIAL REALIZABLE VALUE AT
                                            OPTIONS       EXERCISE      FAIR               ANNUAL RATES OF STOCK PRICE APPRECIATION
                                           GRANTED TO      OR BASE     VALUE                          FOR OPTION TERM(3)
                             OPTIONS      EMPLOYEES IN    PRICE PER   ON DATE    EXPIRY    -----------------------------------------
           NAME              GRANTED     FISCAL YEAR(2)     SHARE     OF GRANT    DATE         0%             5%            10%
           ----             ----------   --------------   ---------   --------   -------   -----------   ------------   ------------
Louis H. Borders..........          --         --              --          --         --            --             --             --
George T. Shaheen.........  15,000,000         35%         $ 8.00      $10.79    10/4/09   $41,850,000   $143,637,000   $399,797,000
Robert H. Swan............     812,500        2.3%          11.00       11.00    10/4/09            --      5,621,000     14,244,000
                               187,500                       3.33       11.00    10/4/09     1,438,125      2,735,000      4,725,000
Mark X. Zaleski...........          --         --              --          --         --            --             --             --
Christian Mannella........          --         --              --          --         --            --             --             --
Gary Dahl.................          --         --              --          --         --            --             --             --

-------------------------
(1) Each of these options was granted pursuant to Webvan's 1997 Stock Plan or 1999 Nonstatutory Stock Option Plan and is subject to the terms of such plan. The option granted to Mr. Shaheen was granted with an exercise price below fair market value and was vested as to 3,000,000 shares on his date of hire, while the remaining 12,000,000 shares vest monthly from his date of hire on a pro-rata basis. The option for 187,500 shares granted to Mr. Swan were granted below fair market value and vest six months after the date of grant, while the option for 812,500 shares granted to Mr. Swan vest six months after the date of grant as to 62,500 shares and, as to the remaining 750,000 shares, one-twelfth (1/12th) of the number of shares per quarter beginning one year after grant.

(2) In 1999, Webvan granted employees and consultants options to purchase an aggregate of 42,793,000 shares of common stock.

(3) The gains shown are "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation do not represent an estimate or projection of future common stock prices.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning options exercised by Webvan's named executive officers in fiscal 1999, and exercisable and unexercisable stock options held by each of Webvan's named executive officers as of December 31, 1999.

                                                                         FISCAL YEAR-END OPTION VALUES
                                                              ---------------------------------------------------
                                                                    NUMBER OF             VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                    SHARES                      FISCAL YEAR END(2)         FISCAL YEAR END(3)
                                  ACQUIRED ON      VALUE      ----------------------    -------------------------
              NAME                 EXERCISE     REALIZED(1)    VESTED      UNVESTED       VESTED       UNVESTED
              ----                -----------   -----------   ---------   ----------    -----------   -----------
Louis H. Borders................        --       $     --            --           --    $        --   $        --
George T. Shaheen...............        --             --     3,750,000   11,250,000     31,875,000    95,625,000
Robert H. Swan..................        --             --            --    1,000,000             --     6,938,000
Mark X. Zaleski.................        --             --       947,340    2,842,020     15,236,353    45,709,000
Christian Mannella..............    78,000        809,000       589,500    2,002,500      9,481,000    32,207,000
Gary Dahl.......................        --             --       375,000    1,068,750(4)   6,183,000    17,631,000

-------------------------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) The options are immediately exercisable for all of the option shares (except as to 812,500 shares under option to Mr. Swan), but any shares purchased under those options will be subject to repurchase by Webvan at the original exercise price paid per share, if the optionee ceases service with Webvan before vesting in those shares. The heading "Vested" refers to shares that are no longer subject to repurchase and the heading "Unvested" refers to shares subject to repurchase as of December 31, 1999.

(3) Based upon the closing price of the common stock on December 31, 1999 of $16.50 less the exercise price per share.

(4) Includes 843,750 shares held pursuant to an early exercise of an option which, at December 31, 1999, are unvested and therefore subject to repurchase.

WEBVAN COMPENSATION ARRANGEMENTS

     Mr. Shaheen is a party to an agreement with Webvan effective as of September 19, 1999. As contemplated by this agreement, Mr. Shaheen serves as Chief Executive Officer and President and a member of Webvan's Board of Directors. Under the agreement, Webvan agreed to pay Mr. Shaheen a base salary of $500,000, subject to annual adjustment, and a target bonus of $250,000. In connection with this agreement, Mr. Shaheen was provided a bonus which was used to purchase 1,250,000 shares of fully vested common stock and was granted an option to purchase an additional 15,000,000 shares of common stock at an exercise price of $8.00 per share. The option was immediately vested as to 3,000,000 shares on the date his employment commenced and the remaining shares vest monthly over a four year period, subject to Mr. Shaheen's continued service. Webvan's Chairman, Louis Borders, also granted Webvan an option to purchase up to 4,250,000 shares of common stock beneficially owned by Mr. Borders at an exercise price of $8.00 per share, which option vests to the extent Mr. Shaheen exercises the last 4,250,000 shares subject to the option granted to him. In order to satisfy the tax obligations with respect to the signing bonus paid to Mr. Shaheen to enable him to purchase 1,250,000 shares at the time of his hire, Webvan also agreed to loan Mr. Shaheen $6.7 million at an annual interest rate of 6.2%, with the loan to be repaid solely from a portion of the gain realized by Mr. Shaheen upon the sale of shares of Webvan common stock issued to him in connection with his signing bonus or upon exercise of his Webvan stock options. $4.8 million of this amount was loaned in 1999 and another $1.9 million of this amount was loaned in April 2000.

     Webvan also agreed to provide Mr. Shaheen a supplemental retirement benefit equal to 50% of his base compensation plus target bonus upon his retirement for any reason after June 30, 2000 and to use its best efforts to fund that obligation. In the event that Mr. Shaheen is terminated without cause or resigns for good reason, he is entitled to severance equal to two years of base salary plus target bonus and two years additional vesting on his stock options. In addition, if Mr. Shaheen is terminated without cause or resigns for good reason within 12 months following a change in control of Webvan, he shall be entitled to severance equal to three years of base salary plus target bonus, full vesting as to all of his unvested stock options and payment of any excise taxes payable by Mr. Shaheen in connection with the receipt of such compensation. In the event of Mr. Shaheen's death or permanent disability, he shall be entitled to accelerated vesting as to 50% of his unvested stock options and he or his estate shall have 12 months to exercise any vested options.

     Robert H. Swan, Webvan's Chief Financial Officer, is a party to an offer letter dated October 2, 1999. Under the offer letter Webvan agreed to pay Mr. Swan a salary of $300,000 and a sign-on bonus of $450,000. The offer letter provides that in the event Mr. Swan's employment is terminated for other than cause, Webvan is obligated to pay him a six month salary and benefits severance as well as continued salary and benefits for up to six additional months until he obtains subsequent employment. The offer letter further provides that if Mr. Swan is terminated for other than cause, the unvested portion of his options will become exercisable to the extent of an additional six months of vesting.

     Mark Zaleski, Webvan's Senior Vice President, Area Operations, is a party to an offer letter, dated December 14, 1998. Under the offer letter Webvan agreed to pay Mr. Zaleski a base salary of $300,000. In March 1999, Webvan loaned Mr. Zaleski $200,000 to be used towards the purchase of a house in the San Francisco Bay Area. This loan was made as an interest-free employee relocation bridge loan, as contemplated by his offer letter, and on March 1, 2000 was converted into a three year loan, with interest, at the applicable federal rate, compounding semi-annually. The offer letter also provides that in the event that Mr. Zaleski's employment is terminated for other than cause, Webvan is obligated to pay him a severance of six months of salary and benefits as well as continued salary and benefits for up to 12 months until he obtains subsequent employment. In the event of such a termination, the unvested portion of Mr. Zaleski's options will become exercisable to the extent of an additional 12 months of vesting.

     Mr. Dahl is a party to an offer letter, dated March 31, 1997. Under the offer letter, Webvan agreed to pay Mr. Dahl a base salary of $200,000, subject to annual adjustment.

     Frank Terry Bean, Webvan's Senior Vice President, Human Resources as of March 2000, is a party to an offer letter, dated February 28, 2000. Under the offer letter Webvan agreed to pay Mr. Bean a base salary of $300,000 and a sign-on bonus of $50,000. In May 2000, Webvan loaned Mr. Bean $500,000 in connection with the purchase of a house in the San Francisco Bay Area. The loan has a three year term, with interest, at the applicable federal rate, compounding semi annually, with the first year's interest to be forgiven, and with principal payable at the end of the term. The offer letter also provides that in the event that Mr. Bean's employment is terminated without cause Webvan is obligated to pay him a severance of six months of salary and benefits as well as continued salary and benefits for up to 12 months until he obtains subsequent employment. In the event of such a termination prior to his first anniversary with Webvan, the unvested portion of Mr. Bean's main option grant will become exercisable as to 25% of the shares under the option and in the event of such a termination following his first anniversary with Webvan the unvested portion of Mr. Bean's option will become exercisable to the extent of an additional 6 months of vesting.

                         WEBVAN PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of Webvan common stock as of July 28, 2000 with respect to:


     - each person or group of affiliated persons known by Webvan to own beneficially more than 5% of the outstanding shares of Webvan common stock;

     - each of Webvan's directors;


     - Webvan's chief executive officer and four other most highly compensated executive officers during fiscal 1999; and



     - all Webvan directors and executive officers as of December 31, 1999 as a group.


     The address for each listed director and officer is c/o Webvan Group, Inc., 310 Lakeside Drive, Foster City, California 94404. Except as otherwise indicated in the footnotes to the table, each of the stockholders has sole voting and investment power with respect to the shares of beneficially owned by such stockholders, subject to community property laws where applicable.


                                                               NUMBER OF      PERCENTAGE OF
                                                                 SHARES          SHARES
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                       OWNED          OWNED(1)
                  ------------------------                    ------------    -------------
Louis H. Borders(2)(3)......................................   49,329,493         14.8%
SOFTBANK America Inc.(4)....................................   46,372,251         13.9
Sequoia Capital(5)
  Michael J. Moritz.........................................   40,462,086         12.1
Benchmark Capital(6)
  David M. Beirne...........................................   36,521,976         11.0
Hume Steyer, as Trustee of the Borders 1997 Family Trust
  and ISR GRAT II(3)(7).....................................   44,294,379         13.3
George T. Shaheen(8)........................................   16,250,000          4.7
Robert H. Swan(9)...........................................      250,000            *
Mark X. Zaleski(10).........................................    3,780,710          1.1
Gary B. Dahl(11)............................................    2,122,992            *
Christian Mannella(12)......................................    1,001,250            *
Christos M. Cotsakos(13)....................................    1,232,030            *
Tim Koogle(14)..............................................           --           --
All directors and executive officers as a group (11
  persons)(15)..............................................  164,923,699         46.1


-------------------------
  *  Less than 1%


 (1) Applicable percentage ownership is based on 333,303,764 shares of common stock outstanding as of July 28, 2000. Shares of common stock that a person has the right to acquire within 60 days of July 28, 2000 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.



 (2) Includes 36,208,224 shares held by Louis H. Borders, Trustee of the Louis
     H. Borders Amended and Restated Revocable Trust dated December 4, 1987, or the Trust; and 12,802,846 shares held by ISR Grantor Retained Annuity Trust II, or ISR GRAT II. ISR GRAT II holds shares for the current benefit of Mr. Borders and the contingent future benefit of a member of Mr. Borders' family and will expire in December 2002. Mr. Borders is Chairman of Webvan. Certain employees of Mercury Capital Management held options to purchase 160,000 shares of common stock held by the Trust, and Webvan holds an option to purchase up to 4,250,000 shares of common stock held by the Trust at an exercise price of $8.00 per share. 31,438,283 shares formerly held by ISR GRAT I, of which Mr. Borders was a beneficiary, were conveyed to the Borders 1997 Family Trust when ISR GRAT I terminated in February 2000. Mr. Borders has no beneficial ownership interest in the Borders 1997 Family Trust.

 (3) The 12,802,846 shares (or 3.8% of the shares outstanding on June 30, 2000) held by ISR GRAT II is included in the number of shares beneficially owned by each of Mr. Borders, as a beneficiary of ISR GRAT II, and Mr. Steyer, as trustee of ISR GRAT II.

 (4) Includes 9,709,416 shares held by SOFTBANK Capital Partners LP and 140,859 shares held by SOFTBANK Capital Advisors Fund LLP. The address for SOFTBANK America Inc. is 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801.

 (5) Includes 33,417,612 shares held by Sequoia Capital VII, or Sequoia Capital; 3,940,110 shares held by Sequoia Capital Franchise Fund, or Sequoia Fund and Sequoia Capital Franchise Partners, or Sequoia Partners; 1,460,880 shares held by Sequoia Technology Partners VII; 584,352 shares held by Sequoia International Partners and 1,059,132 shares held by Sequoia 1997 LLC. Mr. Moritz, one of our directors, is a general partner of Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, Sequoia International and Sequoia LLC. Mr. Moritz disclaims beneficial ownership of such shares held by Sequoia Capital, Sequoia Fund, Sequoia Partners, Sequoia Technology, Sequoia International and Sequoia LLC, except to the extent of his pecuniary interest therein. The address for Sequoia Capital is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.

 (6) Includes 32,043,432 shares held by Benchmark Capital Partners, LP, or Benchmark Capital, and 4,478,544 shares held by Benchmark Founders' Fund, LP, or Benchmark Founders. Mr. Beirne, one of our directors, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital and Benchmark Founders. Mr. Beirne disclaims beneficial ownership of such shares held by Benchmark Capital and Benchmark Founders, except to the extent of his pecuniary interest therein. The address for Benchmark Capital is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.


 (7) Includes 31,438,283 shares held by Hume R. Steyer, sole Trustee of the Borders 1997 Family Trust; 12,802,846 shares held by Hume R. Steyer, sole Trustee of ISR GRAT II; 38,250 shares held in a trust of which Mr. Steyer is the sole Protector, the Protector Trust; and 11,250 shares held in trusts for the benefit of members of Mr. Steyer's family. Mr. Steyer disclaims beneficial ownership of all shares held by the Borders 1997 Family Trust, ISR GRAT II and the Protector Trust. The address for Mr. Steyer is c/o Seward & Kissel LLP, One Battery Park Plaza, New York, New York, 10004.



 (8) Includes 15,000,000 shares subject to an option exercisable within 60 days of July 28, 2000, of which 9,000,000 shares are subject to repurchase at the original exercise price by Webvan in the event of termination of Mr. Shaheen's services, which right lapses over time in accordance with a vesting schedule.



 (9) Includes 250,000 shares subject to an option exercisable within 60 days of July 28, 2000.



(10) Includes 3,420,710 shares subject to an option exercisable within 60 days of July 28, 2000, of which 2,131,515 shares are subject to repurchase at the original exercise price by Webvan in the event of termination of Mr. Zaleski's services, which right lapses over time in accordance with a vesting schedule.



(11) Includes 187,500 shares subject to an option exercisable within 60 days of July 28, 2000 of which 112,500 shares are subject to repurchase at the original exercise price by Webvan in the event of termination of Mr. Dahl's services, which right lapses over time in accordance with a vesting schedule. Also includes an additional 421,875 shares acquired upon early exercise of an option that are subject to repurchase at the original exercise price by Webvan in the event of termination of Mr. Dahl's services, which right lapses over time in accordance with a vesting schedule. Includes 44,754 shares held by Kathleen Dahl, spouse of Mr. Dahl and 480,246 shares held by Gary B. Dahl, Trustee of the Double D Trust Number Two.



(12) Includes 641,250 shares subject to an option exercisable within 60 days of July 28, 2000.



(13) Includes 1,095,138 shares held by Cotsakos Ventures LLC, a family limited liability company and 136,892 shares issuable upon the exercise of options which are exercisable within 60 days of July 28, 2000. Does not include 4,304,100 shares held by E*TRADE E-Commerce Fund LLC. Mr. Cotsakos is the Chairman of the Board, President and Chief Executive Officer of E*TRADE Group, Inc. and disclaims beneficial ownership of such shares.



(14) Does not include 4,304,100 shares held by Yahoo!, Inc. or 28,150 shares subject to an option held by Yahoo!, Inc. Mr. Koogle is the Chairman of the Board and Chief Executive Officer of Yahoo!, Inc. and disclaims beneficial ownership of such shares.



(15) Includes an aggregate of 24,338,814 shares subject to options exercisable within 60 days of July 28, 2000, of which 14,586,265 shares are subject to repurchase at the original exercise price by Webvan in the event of termination of services of applicable officers, which right lapses over time in accordance with applicable vesting schedules. Also includes 1,351,875 shares acquired upon early exercise of options that are subject to repurchase at the original exercise price by Webvan in the event of termination of services of applicable officers, which right lapses over time in accordance with applicable vesting schedules. Includes shares held by individuals who were executive officers of Webvan as of December 31, 1999 but who are no longer executive officers.

                    WEBVAN TRANSACTIONS WITH RELATED PARTIES

     In January and April 1999, Webvan issued an aggregate of 32,341,200 shares of Series C preferred stock to investors for an aggregate purchase price of approximately $75.1 million. E*TRADE Group, Inc. and Yahoo! Inc. each purchased 4,304,100 shares (or approximately ten million dollars) of Series C preferred stock in such transaction. Christos M. Cotsakos, a director of Webvan, is the President and Chief Executive Officer of E*TRADE Group, Inc., and Tim Koogle, a director of Webvan, is the Chief Executive Officer and Chairman of Yahoo! Inc. In connection with this issuance, Webvan also entered into an amendment to a registration rights agreement then in existence granting to the purchasers of its Series C preferred stock certain registration rights with respect to the shares of common stock into which such shares of preferred stock were converted at the time of Webvan's initial public offering in November 1999.

     In July 1999, Webvan entered into an agreement to issue an aggregate of 21,670,605 shares of Series D-2 preferred stock to investors at an aggregate purchase price of approximately $275.0 million. Entities affiliated with SOFTBANK America Inc. purchased 9,850,275 shares of Series D-2 preferred stock and entities affiliated with Sequoia Investors Group purchased 3,940,110 shares of Series D-2 preferred stock transaction. In connection with this issuance, Webvan also entered into an amendment to a registration rights agreement then in existence granting to the purchasers of its Series D-2 preferred stock certain registration rights with respect to the shares of common stock into which such shares of preferred stock were converted at the time of Webvan's initial public offering in November 1999.

     In connection with Webvan's America's Second Harvest Food Donation Program, pursuant to which entities and individuals select a dollar amount of groceries they want to purchase and donate, Webvan entered into an agreement with E*TRADE Group, Inc. under which E*TRADE Group, Inc committed for three years to donate one dollar under the program for each new brokerage account it acquires, up to a maximum of one million dollars per year for three years. Of the up to one million dollars applicable to the first year of the agreement, E*TRADE purchased and donated $300,000 of goods in 1999 and $600,000 in the first half of 2000. Christos M. Cotsakos, a director of Webvan, is the President and Chief Executive Officer of E*TRADE Group, Inc.

     In connection with the recruiting of some of Webvan's executive officers, Webvan engaged the services in 1999 of Ramsey/Beirne Associates, an executive search firm. Mr. Beirne, one of our directors, is the chairman of Ramsey/Beirne and owns more than 5% of the stock of Ramsey/Beirne. As consideration for these services, Webvan paid Ramsey/Beirne an aggregate of 15,000 shares of Webvan common stock with an average fair market value of $10.86 per share.

                              HOMEGROCER BUSINESS

OVERVIEW

     HomeGrocer is a retailer of grocery and other consumer products on the Internet. HomeGrocer operates a state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with local supermarket prices.

     HomeGrocer was incorporated in British Columbia, Canada in January 1997, reincorporated in Delaware in September 1997 and reincorporated in Washington in March 2000. HomeGrocer has rapidly expanded since its initial launch of service in June 1998, and currently serves customers in Seattle, Washington; Portland, Oregon; Orange County/Los Angeles, California; Dallas, Texas; and San Diego, California.

     The HomeGrocer web site, www.homegrocer.com, features an extensive product selection, including fresh fruit, vegetables, dairy products, baked goods, meat and fish and a wide assortment of non-perishable items and household products. HomeGrocer also offers health and beauty products, wine and beer, fresh flowers, pet products, home office supplies, postage stamps, seasonal items and top-selling books, video games and movies.

     Since January 1, 2000, HomeGrocer has made deliveries to over 175,000 different households. Since January 1, 2000, approximately 75% of HomeGrocer's orders have been from repeat customers and more than 103,000 customers have placed an order at least two times. Since January 1, 2000, HomeGrocer's customers' average order size was approximately $103.

THE HOMEGROCER SHOPPING EXPERIENCE

     HomeGrocer provides a compelling value proposition for its customers by providing high quality products at competitive prices in a convenient manner. The HomeGrocer shopping experience provides:

     Convenience. HomeGrocer's service makes it easy for consumers to restock their households. HomeGrocer's Internet ordering process, available 24 hours each day, seven days each week, allows its customers to shop whenever they want from their homes, offices or any location with Internet access. Customers then select a convenient time when they can be home to accept delivery. By offering a convenient alternative to a traditional store, HomeGrocer transforms an unpleasant task into a fast, enjoyable shopping experience.

     High Quality Products. HomeGrocer focuses on earning its customers' trust by delivering high quality products, especially perishable items such as meat, breads, fruits and vegetables. Before entering a geographic market, HomeGrocer identifies and establishes relationships with high quality suppliers. HomeGrocer equips both its trucks and its customer fulfillment centers with ambient, refrigerated and frozen zones to ensure product freshness at the customer's door. HomeGrocer's personal shoppers, proprietary technology and distribution process ensure that its products are inspected for quality, handled as few times as possible, and stored in proper temperature settings, leading to improved product quality and reduced spoilage. For example, the HomeGrocer distribution process was designed to handle produce six times or less prior to delivery. In traditional grocery stores, the produce is handled countless times by employees and customers prior to its purchase.

     Competitive Prices. HomeGrocer's prices are competitive with local supermarket prices. HomeGrocer does not charge any membership fees or delivery fees for first-time orders or for subsequent orders over $75.

     Complete Product Offering. HomeGrocer offers a broad range of consumer products and strives to satisfy all of its customers' household needs. This includes offering a significant number of specialty products and products that reflect local market tastes. HomeGrocer has relationships with local suppliers in each of its markets.

     High Quality Customer Service. HomeGrocer seeks to provide the best customer service at every opportunity. HomeGrocer's toll-free help line is staffed seven days each week from 5 a.m. to 11 p.m., and HomeGrocer strives to answer customer emails within four hours. Each shopping experience concludes with a HomeGrocer delivery person interacting face-to-face with the customer, typically in the customer's kitchen. HomeGrocer's delivery staff is selected and trained to deliver friendly, efficient and reliable customer service. From January 1999 through June 2000, HomeGrocer's on-time delivery rate was greater than 97%.

     Highly Interactive and Personalized Storefront. HomeGrocer's web site, called the Storefront, is designed to provide customers with a convenient shopping experience. HomeGrocer's personalization features can reduce the average shopping time for a repeat shopper to as little as 10-15 minutes. The Storefront enables a customer to quickly and easily reorder products from an automatically generated list, called the "My HomeGrocer List", or to create customized lists such as a weekly shopping list or diet-based list of favorite products.

HOMEGROCER OPERATIONS

     There are three key operational aspects to HomeGrocer: the Storefront, the customer fulfillment centers and the delivery service with its integrated technology and distinctive trucks with the "Peach" logo.

THE HOMEGROCER STOREFRONT

     HomeGrocer Storefront is a user-friendly, informative and personalized web site that enables users to quickly and easily navigate and purchase from a wide selection of items. Some of the key features of the Storefront are described below:

     - There is a special home page for repeat shoppers entitled "What's New".

     - The main shopping page currently features the major categories, the items in a selected category and a perpetual shopping basket.

     - The main shopping page allows access to all of the approximately 12,000 to 16,000 items, including different sized packages of the same products, in stock at the appropriate customer fulfillment center for the customer's zip code, using an intuitively organized list of categories.

     - The customer has an opportunity to see all products in a particular category before making a selection, similar to scanning the shelves of a traditional store.

     - HomeGrocer provides high-quality pictures of products photographed in its in-house digital studio.

     - The "My HomeGrocer List" feature automatically lists items that the customer has purchased previously. Thus, after one or two shopping visits, the customer no longer has to sort through the entire available selection to find his or her most frequently purchased items.

     - The "What's New" section provides customers and suppliers with a merchandising format to highlight products and product categories.

     - The "Lists" function allows the customer to establish a standard weekly or monthly shopping list, making it easy for the customer to re-supply his or her kitchen with the household's standard items.

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     - The "Search" feature allows the customer to quickly search the entire database for specific items. This supplants the process of physically searching through the aisles of a traditional store.

     - The "Recipes" function provides menu planning suggestions and allows the customer to easily order all of the ingredients for a recipe.

     - The customer's shopping cart is maintained at all times on HomeGrocer's servers. If a customer's connection is interrupted or his or her personal computer is turned off, the shopping cart in progress is still intact for future ordering. This also allows the customer to use HomeGrocer's site as a perpetual shopping list to accumulate items until he or she is ready to schedule a delivery.

     - The customer, either before or after shopping, can reserve a specific delivery window, which may be on the next day or at any time within the next two weeks. HomeGrocer currently uses 90 minute delivery windows, which are generally available most afternoons, evenings and on some mornings.

     - The customer can generally modify his or her order until 11:00 p.m. on the day prior to the scheduled delivery.

CUSTOMER FULFILLMENT CENTERS

     HomeGrocer operates large customer fulfillment centers that are organized for efficient assembling of orders. Perishable items, such as meats, dairy products, produce and frozen foods, are kept in rooms with temperatures appropriate for each product.

     HomeGrocer locates customer fulfillment centers in non-retail districts where real estate is considerably less expensive than the locations of most supermarkets. Given the size of HomeGrocer's facilities and because there is no need to have surplus product for customer displays, HomeGrocer's customer fulfillment centers can operate with less inventory relative to sales than traditional supermarkets and have higher inventory turnover. HomeGrocer's customer fulfillment centers also have fewer limitations on shelf space and are designed to serve a larger customer base than traditional supermarkets; therefore, HomeGrocer believes it can eventually offer a significantly larger selection of products than most traditional grocery stores.

     HomeGrocer currently operates customer fulfillment centers of approximately 100,000 - 125,000 square feet each in Renton, Washington, Carrollton, Texas, and Irvine, Fullerton, Carson, Azusa and San Diego, California and a customer fulfillment center in Tualatin, Oregon that, together with its Renton facility, serves customers in the Portland metropolitan area. Identical software systems are implemented at each customer fulfillment center, allowing for efficient central management and enabling the continued easy replication of customer fulfillment center model across multiple locations. When operating near designed capacity, assuming a single shift, each full-sized customer fulfillment center, together with its related delivery infrastructure, should employ approximately 300 individuals. The average number of employees at HomeGrocer's customer fulfillment centers was approximately 230 as of July 1, 2000.

     HomeGrocer's current facilities were originally designed to process 2,500 orders per day in a single shift operation based on numerous assumptions. The number of orders that can be delivered each day is sometimes constrained by the number of delivery vehicles and employees. To date, the most orders processed in one day by any of HomeGrocer's customer fulfillment centers is approximately 1,670. HomeGrocer has therefore not yet proven that its facilities are capable of assembling or delivering 2,500 orders per day.

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     During the first half of 2000, the average number of orders per day for those customer fulfillment centers which were opened for the entire period was 548.

OUR TECHNOLOGY AND DELIVERY SYSTEMS

     HomeGrocer has invested heavily in proprietary and third party technologies that fully integrate the Storefront and warehouse management, inventory and delivery routing systems. This integrated technology handles the complex logistics of thousands of available items, three temperature zones, multiple truck routes and numerous delivery windows. The core of this technology is HomeGrocer's proprietary software that enables reliable and efficient transaction processing through Internet and application servers. This technology enables HomeGrocer's Internet and application servers to scale up to large volumes of transactions at multiple locations.

     HomeGrocer designed its system to use technology to enhance the efficiency of personal shoppers assembling the customer orders in the warehouse. Personal shoppers wear wrist-mounted display devices that provide instructions from the system and direct the shopper, using the most efficient sequence, to the location of the specific customer items. A finger-mounted bar-code scanner confirms that the proper item was selected and has been placed into the correct customer's tote. HomeGrocer has successfully deployed this technology in all of its customer fulfillment centers in multiple markets. HomeGrocer has designed the process to establish new distribution operations quickly and efficiently and to increase volume without compromising product quality or order accuracy.

     HomeGrocer also employs a routing and scheduling system that manages the delivery of orders. Trucks deliver orders to assigned neighborhoods. Each route has timeslots that are 90 minute time windows in which orders are scheduled to be delivered. This system spreads the truck loads in an orderly manner. Once a delivery is scheduled, a route-planning feature of the system determines the most efficient route to deliver goods to the customer's home. Each aspect of this process is tightly integrated and enables HomeGrocer to provide high quality and timely service to its customers.

     HomeGrocer's drivers are its ambassadors of customer care. Selected and trained to be courteous and efficient, the drivers, if requested, carry the products directly into the customer's kitchen. Each driver is authorized to replace items or credit the customer's bill if the customer is not 100% satisfied. Drivers are forbidden to solicit or accept tips. Whenever possible, HomeGrocer schedules drivers to visit the same neighborhoods on a regular schedule, thereby providing the drivers an opportunity to establish relationships with regular customers. HomeGrocer believes the direct personal interaction between its employees and its customers, which is rare in the Internet industry, fosters the development of long-term relationships with its customers.

CUSTOMER CARE

     Ongoing customer support is important to HomeGrocer's ability to establish and maintain long-term relationships with its customers. HomeGrocer seeks frequent meaningful communication with its customers to enable HomeGrocer to continually improve its service. For example, a customer service representative frequently calls a customer after the delivery of the first order to ensure his or her satisfaction. HomeGrocer also offers numerous automated help options on the Storefront and a rapid email response service. HomeGrocer's team of customer support and service personnel handle general customer inquiries, answer customer questions about the ordering process, and investigate the status of orders, deliveries and payments. Customer service representatives are available through HomeGrocer's toll free telephone number seven days each week from 5 a.m. to 11 p.m.

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ADVERTISING AGREEMENTS

     HomeGrocer pursues advertising agreements to increase its access to online customers, build brand recognition and expand its online presence. To date, HomeGrocer has entered into the following advertising agreements:

     Amazon.com. HomeGrocer has entered into a $10 million advertising agreement with Amazon.com that calls for Amazon.com to introduce HomeGrocer's service to its customers residing in HomeGrocer's service areas. HomeGrocer believes that the benefits of this relationship with Amazon.com include their introduction of the HomeGrocer web site to their customers and the beneficial aspects of being associated with one of the premier e-commerce companies. Amazon.com is HomeGrocer's largest stockholder and David Risher, Amazon.com's Senior Vice President and General Manager, U.S. Retail, is a member of HomeGrocer's board of directors.

     America Online. HomeGrocer has entered into a five year agreement with America Online, an Internet online service provider with over 21 million members, establishing HomeGrocer as AOL's primary and preferred provider of online grocer services on AOL and its affiliated networks. HomeGrocer's agreement provides for exclusivity in the online grocery sector on a limited number of AOL channels and expires in February 2005. In addition, AOL has agreed to promote and advertise HomeGrocer in online areas controlled by AOL and to deliver a minimum number of annual page views to the online areas promoting HomeGrocer. Over the five year term of the agreement, HomeGrocer is obligated to make payments totaling up to $60 million to AOL. Of this amount HomeGrocer paid $10 million through June 2000 and will pay $4 million quarterly in the balance of the year 2000 and $3 million quarterly beginning March 2001 for the remaining term of the agreement. In addition HomeGrocer will pay a referral fee for each new customer above specified thresholds referred by AOL to HomeGrocer. AOL can reduce or eliminate the limited exclusivity at various times after twenty-four months in the event AOL has delivered specified numbers of impressions to HomeGrocer, in which case HomeGrocer's payment obligations would be reduced.

SUPPLY RELATIONSHIPS

     HomeGrocer sources products from a network of food, houseware and health and beauty aid manufacturers, wholesalers, brokers and distributors. HomeGrocer currently relies on rapid fulfillment from national and regional distributors for a substantial portion of its products. In the Seattle and Portland areas, approximately 46% of current product offerings are sourced through a single wholesaler, SuperValu. For HomeGrocer's five customer fulfillment centers in Southern California, it is using Unified Western Grocers, Inc., who supplies approximately 49% of current product offering in that market. For the Carollton, Texas customer fulfillment center, approximately 56% of current product offerings are sourced through Grocers Supply Company, Inc. HomeGrocer has no contractual relationship with SuperValu, Unified Western Grocers or Grocers Supply Company that requires them to continue to supply HomeGrocer's needs in the future. HomeGrocer purchases a number of top brands and high volume items directly from manufacturers and may increase its use of this direct purchasing as product volumes increase with additional customer fulfillment centers. HomeGrocer also utilizes premium specialty suppliers or local sources for gourmet foods, traditional and organic produce, bakery items, fish and meats and floral products. As of July 1, 2000, HomeGrocer was purchasing products from over 150 distributors and manufacturers.

COMPETITION

     The grocery retailing market is extremely competitive. Local, regional, and national food chains, independent food stores and markets, as well as online grocery retailers comprise HomeGrocer's principal competition, although it also faces substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters and drugstores. Many of

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HomeGrocer's existing and potential competitors, particularly traditional grocers and retailers, have existed for a longer period of time, have greater financial resources and have more established relationships with leading manufacturers, suppliers and advertisers than it does.

     In April 2000, Safeway, a national traditional grocery chain, announced it would purchase securities convertible into 50% of Groceryworks.com, an Internet grocer currently serving Dallas, Texas, a market HomeGrocer entered in mid-May. Royal Ahold, also a traditional grocery chain, has entered into a contract to acquire securities convertible into 51% of Peapod, an online grocer that operates in several of the markets HomeGrocer may enter. In November 1999, Albertson's introduced an Internet based service in the Seattle area and Webvan has indicated that it will introduce its online grocery service in Seattle sometime in early 2001. HomeGrocer expects competition will intensify as more traditional and online grocery retailers offer competitive services.

     The number and nature of competitors and the amount of competition HomeGrocer will experience will vary by geographic area. HomeGrocer expects to compete with traditional grocery stores in every area, including Albertson's, Safeway, Quality Food Centers and Kroger, and other online grocers in most markets, including companies such as Albertson's, Webvan, Peapod, HomeRuns, GroceryWorks.com, ShopLink.com and Streamline.com. The principal competitive factors that affect HomeGrocer's business are product selection, product quality, customer service, price and convenience. For traditional grocers, convenience is largely a function of location and hours of operation. For online grocers, it is primarily determined by ease of use of the web site and availability of delivery times. If HomeGrocer fails to effectively compete in any of these areas, HomeGrocer may lose existing and potential customers and face decreased demand for its products and services, which would hurt its business.

GOVERNMENT REGULATION

     In addition to regulations applicable to businesses generally or directly applicable to e-commerce, HomeGrocer is subject to a variety of regulations concerning the handling, sale and delivery of food, alcohol and tobacco products. Currently, HomeGrocer is not subject to regulation by the U.S. Department of Agriculture, or USDA. Whether the handling of food items in HomeGrocer's distribution facility, such as meat and fish, will subject HomeGrocer to USDA regulation in the future will depend on several factors, including whether HomeGrocer sells food products on a wholesale basis or obtains food products from non-USDA inspected facilities. Although HomeGrocer has designed its food handling operations to comply with USDA regulations, in the future the USDA may require changes to these operations. HomeGrocer is also required to comply with local health regulations concerning the preparation and packaging of any prepared food items, such as deli salads that it prepares on site. Any applicable federal, state or local regulations may cause HomeGrocer to incur substantial compliance costs or delay the availability of a number of items at one or more of its customer fulfillment centers. In addition, any inquiry or investigation from a food regulatory authority could have a negative impact on HomeGrocer's reputation. Any of these events could delay or impair HomeGrocer's business and expansion plans and could cause HomeGrocer to lose customers.

     HomeGrocer will be required to obtain state, and in some cases county and municipal, licenses and permits for the sale of alcohol in each location in which it delivers. HomeGrocer may be forced to incur substantial costs and experience significant delays in obtaining these permits or licenses. In addition, the U.S. Congress is considering enacting legislation that would restrict the interstate sale of alcoholic beverages over the Internet. Changes to existing laws or the inability of HomeGrocer to obtain required permits or licenses could prevent HomeGrocer from selling alcohol or tobacco products in one or more of its geographic markets or a portion of those markets where a market extends over two or more licensing jurisdictions. In those locations where HomeGrocer cannot obtain alcohol permits or licenses, it will be unable to sell these items, which could hurt its business.

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     In addition, it is possible that a number of laws and regulations may be adopted with respect to the Internet and e-commerce that could adversely affect the manner in which HomeGrocer currently conducts its business. In addition, the growth and development of the market for e-commerce may lead to more stringent consumer protection laws which may impose additional burdens on HomeGrocer. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. government recently enacted Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. If HomeGrocer is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause HomeGrocer to incur additional expenses or alter its business model.

     HomeGrocer is not certain how its business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel and export or import matters. The vast majority of these laws were adopted prior to the wide use of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for HomeGrocer's services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

INTELLECTUAL PROPERTY

     HomeGrocer regards patents, copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to its success. HomeGrocer relies on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with its employees, customers, partners and others to protect its proprietary rights; however, the steps it takes to protect its proprietary rights may be inadequate. HomeGrocer has a registered trademark in the United States for "HomeGrocer," and has filed trademark registration applications for the marks "HomeGrocer," "Peach Party," and the HomeGrocer logo in the United States and abroad. HomeGrocer has also filed a trademark application for its slogan "here comes the grocery store" in the United States.

     On January 10, 2000, HomeGrocer filed three provisional patent applications with the U.S. Patent and Trademark Office. From time to time, HomeGrocer may file additional patent applications directed to aspects of its proprietary technology. HomeGrocer currently has no patents protecting its technology. HomeGrocer cannot assure you that any of its pending patent applications will be approved, that any issued patents will protect its intellectual property or that any issued patents or trademark registrations will not be challenged by third parties.

EMPLOYEES

     As of July 6, 2000, HomeGrocer had 2,379 employees, consisting of 192 employed in the information technology area, 112 in operations and administration, 59 in merchandising, 32 in marketing and 1,984 at its customer fulfillment centers and performing related delivery services. Although some companies that operate in the trucking, warehouse and grocery industries are subject to collective bargaining agreements, HomeGrocer's employees are not currently represented by a labor union. HomeGrocer has not experienced any work stoppages and considers its employee relations to be good.

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LEGAL PROCEEDINGS

     From time to time, HomeGrocer may be involved in litigation relating to claims arising in the ordinary course of business.

     On May 11, 2000, HomeGrocer filed suit in United States District Court for the Western District Court of Washington against Peachtree Network, Inc. alleging trademark infringement and unfair competition for use of a logo similar to that of HomeGrocer in online grocery ordering and delivery. Discovery is ongoing.

     On February 28, 2000, CNA Industrial Engineering, Inc. filed suit against HomeGrocer in Superior Court of Washington for King County to collect $473,357 which it claims it is owed for consulting, design and installation services. HomeGrocer disputes the amount claimed and intends to vigorously defend the lawsuit.

FACILITIES

     HomeGrocer's corporate offices are located in Kirkland and Bellevue, Washington where HomeGrocer leases approximately 122,000 square feet. HomeGrocer has also signed a lease for approximately 84,000 square feet in an office building under construction in Bellevue, Washington.

     HomeGrocer leases an aggregate of approximately 2,576,000 square feet for its current and future customer fulfillment centers. Of this, 996,000 square feet is used by customer fulfillment centers currently operating and 1,580,000 square feet consist of warehouse space where HomeGrocer intends or intended to open a customer fulfillment center but has postponed indefinitely the commencement of operations. HomeGrocer is currently reviewing its real estate position and may choose to sublet or negotiate the termination of these leases. HomeGrocer does not own any real estate and expects, wherever possible, to lease customer fulfillment centers in any additional markets.

ENVIRONMENTAL MATTERS

     HomeGrocer is subject to various environmental laws and regulations governing the maintenance of its vehicles, the operation of real property, and the generation, storage, use, emission, discharge, transportation and disposal of oil or other hazardous materials, and the health and safety of its employees. These laws may impose liability even if HomeGrocer did not know of, or was not responsible for, the contamination or other damage. Based on current information, however, HomeGrocer is aware of no liabilities under environmental laws which would be expected to have a material adverse effect on its business, results of operations or financial condition.

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                     HOMEGROCER MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations of HomeGrocer should be read in conjunction with HomeGrocer's Condensed Financial Statements and the Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as HomeGrocer's plans, objectives, expectations and intentions. HomeGrocer's actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under "Risk Factors" and elsewhere in this joint proxy statement/prospectus.

OVERVIEW

     HomeGrocer is a retailer of grocery and other consumer products on the Internet. HomeGrocer operates its own state-of-the-art distribution system providing next-day home delivery of a wide range of products, including high quality food items, at prices competitive with local supermarket prices. HomeGrocer's goals are to expand nationally and to be its customers' preferred regular provider of household consumer products. HomeGrocer believes that its core grocery business provides it with a strong platform to expand into other product and service areas.

     HomeGrocer commercially launched its storefront at www.homegrocer and began delivering groceries to the Seattle area from its Bellevue, Washington customer fulfillment center in June 1998. HomeGrocer currently serves customers in several additional areas: Portland, Oregon since May 1999; Orange County and Los Angeles, California since September 1999; Dallas, Texas since May 2000; and San Diego, California since May 2000.

     HomeGrocer recently decided to conserve capital by postponing its planned openings in Atlanta, Chicago and Washington D.C. until some or all of its existing operations become profitable or the capital markets improve. As of July 1, 2000, HomeGrocer had $158.6 million of unrestricted cash and securities.

MERGER WITH WEBVAN GROUP, INC.

     On June 25, 2000, HomeGrocer entered into a definitive merger agreement with Webvan. The merger is expected to close late in the third quarter or early in the fourth quarter of fiscal 2000 upon satisfaction of customary closing conditions and receipt of governmental and stockholder approvals. Under the terms of the agreement, HomeGrocer stockholders will receive 1.07605 shares of Webvan common stock in exchange for each share of HomeGrocer common stock. Outstanding stock options and warrants to purchase shares of HomeGrocer common stock will be converted to options and warrants to purchase shares of Webvan common stock at the same exchange ratio. Webvan intends to account for the merger as a purchase transaction.

RESULTS OF OPERATIONS

COMPARISON OF THE 13 WEEKS ENDED JULY 1, 2000 AND JULY 3, 1999

     Net Sales. On April 26, 2000 HomeGrocer opened its fourth customer fulfillment center in the Orange County/Los Angeles area. HomeGrocer then introduced its service in the Dallas, Texas market on May 12, 2000 and in the San Diego, California market on May 31, 2000. Due primarily to these openings, HomeGrocer's sales, net of returns and promotional discounts, increased to $29.8 million for the second quarter of fiscal 2000 from $21.2 million in the first quarter of fiscal 2000. This compared to only $3.4 million in the second quarter of fiscal 1999. On average, HomeGrocer delivered 3,170 orders per day in the second quarter, as compared to 2,283 and 426

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orders in the first quarter of fiscal 2000 and second quarter of fiscal 1999, respectively. The average order size for HomeGrocer increased to $103 in the second quarter of fiscal 2000, as compared to $102 and $96 in the first quarter of fiscal 2000 and second quarter of fiscal 1999, respectively. Repeat customers accounted for 74% of total orders in the second quarter of fiscal 2000, as compared to 77% of total first quarter orders. A "repeat customer" is defined as a person who has ordered with HomeGrocer previously. The decrease in the repeat customer percentage reflects the impact of introducing HomeGrocer's service in new markets, where virtually everyone is a new customer.

     Gross Profit. HomeGrocer's cost of sales consists of the cost of merchandise sold or provided to customers, including inbound freight costs. Gross profit (which is HomeGrocer's net sales less the cost of merchandise sold) increased to $7.5 million for the second quarter of fiscal 2000 from $3.7 million in the first quarter of fiscal 2000 and $635,000 in the second quarter of fiscal 1999, respectively. As a percentage of net sales, gross profit increased to 25.1% in the second quarter of fiscal 2000 from 17.4% in the first quarter of fiscal 2000 and 18.4% in the second quarter of fiscal 1999, respectively. The improvement in gross profit is due largely to buying efficiencies, reduced levels of shrink and pricing adjustments.

     To promote the HomeGrocer brand and establish customer loyalty, HomeGrocer will typically offer customers free product or a sales discount on their first or second order. For example, HomeGrocer has previously given its customers a free bag of produce with their first order, waived the delivery fee for any sized first order, and then offered $10 off the customer's second order. The cost of the free produce bag and similar promotions are included in the cost of merchandise sold. Sales discounts and promotions reduce gross sales to net sales and therefore affect the gross margin percentage. HomeGrocer recently began a promotion for the summer period offering a $20 discount on a first order of $50 or more. Based on previous consumer testing of this promotion, this promotion is expected to attract new customers during the summer season. Since the cost of such promotions is deducted from gross sales to achieve net sales rather than being considered a marketing expense, HomeGrocer's gross margin as a percentage of net sales may be negatively affected.

     Customer Fulfillment Expenses. HomeGrocer's customer fulfillment expenses include the wages and benefits of its delivery drivers, personal shoppers, receiving personnel and other operations and administrative staff located at the customer fulfillment center, customer fulfillment center rent and related facility costs, supplies and credit card fees. Customer fulfillment center expenses increased to $22.5 million for the second quarter of fiscal 2000 from $17.6 million and $2.1 million in the first quarter of fiscal 2000 and the second quarter of fiscal 1999, respectively. The increase in such expenses results from the increase in the number of customer fulfillment centers delivering to customers.

     Marketing Expenses. HomeGrocer's marketing expenses increased to $15.7 million for the second quarter of fiscal 2000 as compared to $5.6 million and $1.4 million in the first quarter of fiscal 2000 and the second quarter of fiscal 1999, respectively. HomeGrocer's marketing programs are designed to strengthen the HomeGrocer brand name, encourage trials of its service in its target markets, build customer loyalty, maximize repeat purchases and increase its average order size. The increase in marketing expenses during the second quarter from the first quarter of fiscal 2000 and the second quarter of fiscal 1999 results primarily from the increase in the number of markets HomeGrocer serves and increased ongoing promotional activities in existing markets.

     During the second quarter, American Online, or AOL, began delivering HomeGrocer banner ads or other similar impressions to AOL's customers under the interactive marketing agreement HomeGrocer entered into in February 2000. HomeGrocer did not deliver any mailings to Amazon.com customers under its advertising agreement with Amazon.com until subsequent to July 1, 2000. The costs associated with both agreements are being expensed based on the number of impressions or mailings provided in each period, as compared to the total impressions or mailings

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purchased by the Company through each agreement. In both cases, the cumulative amounts expensed are less than the cumulative cash payments under these agreements. As of July 1, 2000, HomeGrocer has paid $10.0 million to AOL and $1.3 million to Amazon.com under these agreements and has expensed $759,000 under the AOL agreement and nothing under the Amazon.com agreement.

     Technology Operations and Development Expenses. Technology operations and development expenses increased to $8.1 million in the second quarter of fiscal 2000 from $6.5 million and $2.1 million in the first quarter of fiscal 2000 and the second quarter of fiscal 1999, respectively. The increase results primarily from an increase in the number of employees developing, enhancing, and maintaining HomeGrocer's storefront and other internal operating systems. On April 26, 2000, HomeGrocer launched a new version of its web site, providing shoppers with a more convenient shopping experience. HomeGrocer has also invested heavily to improve the reliability and scalability of its systems. HomeGrocer expects to continue to invest heavily in technology due to the rapidly evolving and competitive environment of e-tailing.

     Preopening Expenses. Preopening expenses represent costs incurred at customer fulfillment centers prior to opening and consist primarily of rent and related costs and wages and benefits. Preopening expenses increased to $5.4 million for the second quarter of fiscal 2000 from $2.0 million for first quarter of fiscal 2000. Preopening expenses were $256,000 in the second quarter of fiscal 1999. The increase reflects the execution of HomeGrocer's rollout plans during the quarter.

     General and Administrative Expenses. General and administrative expenses were $9.3 million for the second quarter of fiscal 2000 as compared to $8.3 million and $1.8 million in the first quarter of fiscal 2000 and second quarter of fiscal 1999, respectively. Such expenses have increased significantly from the second quarter of the prior year as HomeGrocer built the corporate infrastructure necessary to support its growth plans. General and administrative expenses as a percentage of sales decreased from 39.2% in the first quarter of fiscal 2000 to 31.3% in the second quarter of fiscal 2000. HomeGrocer expects that, as a percentage of net sales, its general and administrative expenses will continue to decrease.

     Merger Expenses. Merger expenses for the second quarter of fiscal 2000 were $1.5 million. There were no comparable expenses in the first quarter of fiscal 2000 or the second quarter of fiscal 1999. The merger expenses result from HomeGrocer's proposed merger with Webvan and consist principally of investment banking, legal and accounting fees. HomeGrocer expects that there will be additional merger expenses in future quarters.

     Stock-Based Compensation Expense. Stock-based compensation expense consists primarily of the amortization of deferred stock compensation resulting from the grant of stock options or sale of restricted stock at exercise or sale prices subsequently deemed to be less than the fair value of the common stock on the grant or sale date. HomeGrocer recorded total deferred stock-based compensation of $67.7 million for fiscal 1999 and an additional $1.4 million in the first quarter of 2000 in connection with stock options granted and restricted stock sold during the periods. Such deferred compensation was calculated based largely on HomeGrocer's initial public offering price and has not been adjusted for subsequent variations in the share price, even though most of such options and restricted stock are subject to multi-year vesting requirements. Further, on May 1, 2000, in order to retain certain existing employees and hire new employees, HomeGrocer granted options to purchase an aggregate of 4,389,400 shares of common stock at $5.00 per share, the closing price of HomeGrocer's stock on the previous trading day. HomeGrocer's chief executive officer, president and chief financial officer did not receive options as part of the May 1, 2000 grant. On May 1, 2000, the closing price of HomeGrocer common stock was $6.125 per share. Accordingly, because of the increase in the share price on May 1, 2000, an additional $4.9 million of deferred stock-based compensation was recorded during the second quarter.

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

     Deferred stock-based compensation is being amortized to expense over the vesting periods of the applicable agreements, resulting in amortization of deferred stock-based compensation totaling $6.7 million in the second quarter of fiscal 2000 and $8.2 million and $714,000 in the first quarter of fiscal 2000 and the second quarter of fiscal 1999, respectively. The remaining $31.7 million of deferred stock-based compensation for stock options and restricted stock is expected to be amortized in the amounts of $5.9 million and $4.9 million in third and fourth quarters of fiscal 2000, $13.1 million for fiscal year 2001, $6.0 million for fiscal year 2002, $1.5 million for fiscal year 2003, $234,000 for fiscal year 2004 and $59,000 for fiscal year 2005. Such amortization amounts assume that all vesting periods are completed by all employees; to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options will be credited to stock-based compensation expense.

     Interest Income. Interest income increased to $3.7 million for the second quarter of fiscal 2000 as compared to $1.7 million and $352,000 in the first quarter of fiscal 2000 and the second quarter of fiscal 1999, respectively, as HomeGrocer's cash available for investment increased significantly upon receiving the proceeds from its initial public offering in mid-March 2000. Such proceeds are being used to fund HomeGrocer's operations and expansion.

     Interest Expense. Interest expense decreased to $334,000 for the second quarter of fiscal 2000 from $663,000 in the first quarter of fiscal 2000 and increased from $130,000 in the second quarter of fiscal 1999, respectively. Interest expense results from borrowings to finance purchases of fixed assets and fund operations and expansion. Interest expense related to customer fulfillment centers under construction is capitalized and such capitalization accounted for the decrease in interest expense from the first quarter of fiscal 2000 to the second quarter of fiscal 2000.

     Income Taxes. There was no provision or benefit for income taxes for any period since inception due to HomeGrocer's absence of taxable income to date.

COMPARISON OF THE 26 WEEKS ENDED JULY 1, 2000 AND JULY 3, 1999

     Net Sales. Net sales for the first 26 weeks of fiscal 2000 increased to $51.0 million from $5.2 million in the comparable prior year period. As of July 1, 2000 HomeGrocer was delivering to consumers from eight customer fulfillment centers as compared to delivering from two customer fulfillment centers as of July 3, 1999. Also, sales to consumers in the Seattle and Portland markets increased 357% as compared to the sales in these markets during the comparable prior year period.

     Gross Profit. Gross profit increased to $11.2 million for the first 26 weeks of fiscal 2000 from $926,000 in the comparable prior year period. As a percentage of net sales, gross profit increased to 21.9% in the first 26 weeks of fiscal 2000 from 17.7% in the same prior year period. The improvement in gross profit is due largely to buying efficiencies as well as better inventory controls and pricing and procurement systems.

     Customer Fulfillment Expenses. Customer fulfillment center expenses increased to $40.1 million for the first 26 weeks of fiscal 2000 from $3.4 million in the comparable prior year period. The increase in such expenses results from the increase in the number of customer fulfillment centers delivering to customers.

     Marketing Expenses. HomeGrocer's marketing expenses increased to $21.3 million for the first 26 weeks of fiscal 2000 from $2.1 million in the comparable prior year period. The increase in marketing expenses is due to the increase in the number of markets HomeGrocer serves and increased promotional activities in the Seattle and Portland markets.

     Technology Operations and Development Expenses. Technology operations and development expenses increased to $14.6 million for the first 26 weeks of fiscal 2000 from $3.2 million in the comparable prior year period. The increase results primarily from an increase in the number of

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

employees developing, enhancing, and maintaining HomeGrocer's storefront and other internal operating systems.

     Preopening Expenses. Preopening expenses increased to $7.4 million for the first 26 weeks of fiscal 2000 from $256,000 in the comparable prior year period. The increase primarily reflects the implementation of the HomeGrocer's rollout plans.

     General and administrative expenses. General and administrative expenses were $17.6 million for the first 26 weeks of fiscal 2000 as compared to $2.6 million in the comparable prior year period. The significant increase in such expenses results from building the corporate infrastructure necessary to support HomeGrocer's increased size and expansion plans.

     Merger Expenses. Merger expenses for the first 26 weeks of fiscal 2000 were $1.5 million. There were no comparable expenses in the comparable prior year period. The merger expenses result from HomeGrocer's proposed merger with Webvan and consist principally of investment banking, legal and accounting fees.

     Stock-Based Compensation Expense. HomeGrocer recorded stock-based compensation of $14.9 million for the first 26 weeks of fiscal 2000 as compared to $822,000 in the comparable prior year period. The increase in such expense results from additional options granted in the latter half of fiscal 1999 and the first half of fiscal 2000 and increases in the share value used to calculate such expense.

     Interest Income. Interest income increased to $5.4 million for the first 26 weeks of fiscal 2000 from $356,000 in the comparable prior year period, as HomeGrocer's cash available for investment increased significantly upon receiving the proceeds from its initial public offering in mid-March 2000.

     Interest Expense. Interest expense increased to $997,000 for the first 26 weeks of fiscal 2000 from $151,000 in the comparable prior year period, as a result of interest paid on borrowings to finance purchases of fixed assets and fund operations and expansion.

     Income Taxes. There was no provision or benefit for income taxes for any period since inception due to HomeGrocer's absence of taxable income to date.

FISCAL 1999 VS. FISCAL 1998

     Net Sales. Sales, net of returns and promotional discounts, increased from $1.1 million in fiscal 1998 to $21.6 million in fiscal 1999. This increase in net sales resulted from the increase in the number of markets served, a full period of service in the Seattle market, an increase in the average number of orders per day and an increase in the average size in fiscal 1998 orders. The average order size in the Seattle market was $100 in fiscal 1999, compared to $93 for deliveries in fiscal 1998 since HomeGrocer launched its storefront in June 1998. The average number of orders delivered per day in the Seattle market was 241, 365, 426 and 625 in the first, second, third and fourth quarters of 1999, respectively, compared to 36 and 108 in the third and fourth quarters of 1998.

     Gross Profit. Cost of sales consists of the cost of merchandise sold to customers, including inbound freight costs and free products. Gross profit increased from $76,000 in the 52 weeks ended January 2, 1999 to $2.1 million in the same period of the current year. The increase in gross profit was primarily due to increased sales volumes. As a percentage of net sales, gross profit increased from 6.9% in fiscal 1998 to 9.9% in fiscal 1999. HomeGrocer currently anticipates the gross profit percentage to be approximately 15% in the first year of operation for each customer fulfillment center. The total gross profit achieved each year will be dependent on the mix of new and mature centers.

     During the thirty-nine weeks ended October 2, 1999, gross profit percentage was 18.1%. In the fourth quarter of 1999, temporary factors related primarily to the opening of three new fulfillment centers in the September through December time frame resulted in a fourth quarter gross profit

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

percentage of 1.5%. Sales in the fourth quarter exceeded combined sales of the prior three quarters, so the low gross profit percentage in the quarter had a disproportionate impact on the gross profit percentage for the year.

     Selling, General and Administrative. Selling, general and administrative expenses include costs related to fulfillment and occupancy, delivery of products, customer service, advertising and promotional expenditures, information technology and administration, and corporate overhead. Selling, general and administrative expenses increased from $7.5 million in fiscal 1998 to $59.2 million in fiscal 1999. This increase was primarily due to increased payroll and other costs associated with operating four customer fulfillment centers during fiscal 1999 as compared to one customer fulfillment center that operated during only part of the prior year period. Payroll and other costs associated with operating customer fulfillment centers, including delivery of products and customer service increased from approximately $1.4 million in fiscal 1998 to approximately $22.2 million in fiscal 1999. Advertising and promotional expenses increased from $1.0 million in fiscal 1998 to $7.7 million in fiscal 1999. Corporate overhead, including information technology and administration, increased from approximately $5.1 million in fiscal 1998 to approximately $29.3 million in fiscal 1999.

     Stock-Based Compensation Expense. Stock-based compensation expense consists primarily of the amortization of deferred stock compensation resulting from the grant of stock options or sale of restricted stock at exercise or sale prices subsequently deemed to be less than the fair value of the common stock on the grant or sale date. HomeGrocer recorded total deferred stock-based compensation of $67.7 million for fiscal 1999 in connection with stock options granted and restricted stock issued during the period. This cost is being amortized to expense over the vesting periods of the applicable agreements, resulting in amortization of deferred stock-based compensation totaling $26.1 million for fiscal 1999. Additionally, $2.0 million of stock-based compensation expense was recorded in connection with stock options granted to outside consultants. The $41.6 million of deferred stock-based compensation for stock options and restricted stock issued through January 1, 2000 is expected to be amortized in the amounts of $23.9 million for fiscal year 2000, $11.6 million for fiscal year 2001, $5.1 million for fiscal year 2002 and $1.0 million for fiscal year 2003. Such amortization amounts assume that all vesting periods are completed by all employees; to the extent that unvested options are forfeited by an employee, previously recorded amortization related to the unvested options will be credited to stock-based compensation expense.

     Interest Income. Interest income of $2.2 million in fiscal 1999 resulted from the investment of cash, cash equivalents and marketable securities. Such funds were provided primarily from the sale of equity.

     Interest Expense. Interest expense increased from $172,000 in fiscal 1998 to $384,000 in fiscal 1999 as a result of borrowing arrangements entered into primarily to finance purchases of fixed assets and fund operations and expansion.

     Other Expense. Other expense of $608,000 in fiscal 1999 resulted primarily from the write-off of certain machinery and equipment due to the relocation of the Bellevue, Washington customer fulfillment center to Renton, Washington.

     Income Taxes. There was no provision or benefit for income taxes for any period since inception due to operating losses. As of January 1, 2000, HomeGrocer had approximately $66.0 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, HomeGrocer incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended.

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

FISCAL 1998 VS. FISCAL 1997

     Fiscal 1997 was a 51-week year that commenced at inception on January 15, 1997 and ended on January 3, 1998 and fiscal 1998 was a 52-week year that ended on January 2, 1999.

     Net Sales. HomeGrocer commercially launched its storefront and began delivering to customers in the Seattle market in June 1998. HomeGrocer did not have any net sales in fiscal 1997. HomeGrocer had net sales of $1.1 million in fiscal 1998.

     Gross Profit. HomeGrocer did not have any gross profit in fiscal 1997. The fiscal 1998 gross profit of $76,000 was reflective of low sales volume and competitive pricing, as well as various types of promotional discounts and incentives offered to increase HomeGrocer.com brand awareness and loyalty.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $1.1 million in fiscal 1997 to $7.5 million in fiscal 1998 primarily as a result of costs associated with launching the HomeGrocer storefront and commencing delivery operations in June 1998. In fiscal 1998, HomeGrocer increased headcount in all functional areas, increased advertising and promotional expenditures and began leasing its first customer fulfillment center, delivery vehicles and corporate headquarters. Payroll and other costs associated with operating the first customer fulfillment center increased from $62,000 in fiscal 1997 to $1.4 million in fiscal 1998. Advertising and promotional expenses increased from $82,000 in fiscal 1997 to $1.0 million in fiscal 1998. Corporate overhead, including information technology and administration, increased from approximately $920,000 in fiscal 1997 to $5.1 million in fiscal 1998.

     Stock-Based Compensation Expense. Stock-based compensation expense related to stock options granted to outside consultants in exchange for services rendered increased by $182,000 from $230,000 in fiscal 1997 to $412,000 in fiscal 1998.

     Interest Income. HomeGrocer did not have any interest income in fiscal 1997. Interest income increased to $54,000 in fiscal 1998 as average cash and cash equivalents balance increased. Funds for investment were provided primarily from the sale of equity.

     Interest Expense. Interest expense increased by $111,000 from $61,000 in fiscal 1997 to $172,000 in fiscal 1998 as a result of borrowing arrangements entered into primarily to finance purchases of fixed assets and fund operating activities.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to its initial public offering, HomeGrocer financed operations primarily through sales of preferred stock with net cash proceeds of $168.4 million through January 1, 2000. On March 10, 2000, HomeGrocer completed its initial public offering of common stock, generating net proceeds of $243.5 million.

     Net cash used in operating activities for the first 26 weeks of fiscal 2000 was $82.5 million. In addition, HomeGrocer invested $75.2 million primarily in new customer fulfillment centers and the rollout of service, including tenant improvements and the purchase of computer and transportation equipment. HomeGrocer also acquired equipment, principally trucks, through capital leases. As of July 1, 2000, HomeGrocer had $158.6 million of unrestricted cash and cash equivalents. As of that date, HomeGrocer's principal commitments consisted of minimum lease payments due under operating leases totaling approximately $204.0 million over 15 years, agreements to purchase additional delivery vehicles in fiscal 2000 totaling approximately $15.9 million and approximately $50.0 million and $8.8 million due over four and two years under the marketing agreements with America Online and Amazon.com, respectively. Lease commitments include amounts related to customer fulfillment centers that have not yet opened. Cash needs in future periods will be a function of operating results, the speed and magnitude of rollout and the terms and availability of leases for real estate and equipment, including trucks.

     HomeGrocer has recently decided to postpone opening additional facilities until some or all of its existing facilities become profitable or until HomeGrocer is able to raise additional capital. By postponing the rollout of service in additional markets during fiscal 2000, HomeGrocer also reduces the short-term capital required for tenant improvements and additional start up and marketing costs in new markets and can focus its resources on bringing current customer fulfillment centers to profitability.

     HomeGrocer believes that its existing cash and cash equivalents will be sufficient to meet anticipated needs for working capital and capital expenditures into the first or second quarter of 2001. In the past, HomeGrocer has been able to lease much of its transportation equipment on relatively favorable terms. However, changes in the equity markets since HomeGrocer's initial public offering on March 10, 2000 may have affected other capital markets as well. HomeGrocer may have to, for example, purchase some or all of its transportation equipment, much of which in the past has generally been leased. At July 1, 2000, the Company leased 349 and owned 170 delivery vehicles. In addition, the announcement of the proposed merger with Webvan may have affected HomeGrocer's overall ability to raise capital. The merger agreement with Webvan, among other restrictions, has limitations on what HomeGrocer can spend on capital improvements and marketing activities without Webvan's approval as well as limits on HomeGrocer's ability to issue equity or borrow funds. If HomeGrocer raises additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution. HomeGrocer cannot be certain that additional financing will be available on acceptable terms when required, or at all.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), that clarifies guidance for certain issues related to the application of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB
25). The new guidance under FIN 44 would not have impacted HomeGrocer's historical accounting for equity instruments and HomeGrocer does not believe that FIN 44 will have an impact on accounting for future equity instruments.

     In May 2000, the Emerging Issues Task Force reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. The issue addresses the accounting for sales incentives by vendors without charge to customers that can be used in a single exchange transaction. For example, cash incentives must be recorded as a reduction in revenue. The consensus is required to be adopted prospectively in the first fiscal quarter beginning after May 18, 2000. HomeGrocer believes that its current and past accounting procedures are already in accordance with Issue 00-14.

YEAR 2000 COMPLIANCE

     As of July 24, 2000, HomeGrocer had not experienced any material problems associated with occurrence of the year 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     HomeGrocer maintains a short-term investment portfolio consisting of commercial paper with maturities of three months or less. Such securities are subject to interest risk and will rise and fall in value if market interest rates change. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

     HomeGrocer's restricted cash is invested in certificates of deposit. There is inherent risk in these instruments as they mature and are immediately renewed at current market rates. The extent of this risk is not quantifiable or predictable due to the variability of future interest rates.

     HomeGrocer believes that the market risk arising from its holdings of financial instruments is not material.

     The following table provides information about our investment portfolio, restricted cash, capital lease obligations and long-term debt as of July 1, 2000, principal cash flows and related weighted average interest rates by expected maturity dates.

                                        YEAR OF MATURITY
                          ---------------------------------------------             TOTAL
                                                                          AFTER    CARRYING
                            2000      2001      2002     2003     2004     2004     VALUE
                          --------   -------   ------   ------   ------   ------   --------
Cash and cash
  equivalents...........  $158,571        --       --       --       --       --   $158,571
  Average interest
     rate...............       6.4%       --       --       --       --       --        6.0%
Restricted cash --
  certificates of
  deposit...............  $  9,243   $11,061       --       --       --       --   $ 20,304
  Average interest
     rate...............       5.8%      6.6%      --       --       --       --        6.2%
Capital lease
  obligations...........  $  1,945   $ 4,237   $4,286   $3,666   $2,534   $9,350   $ 26,018
  Average interest
     rate...............       8.5%      8.5%     8.9%     8.6%     7.6%     7.6%       8.3%
Long-term debt..........  $  1,924   $ 3,784   $3,841   $  644       --       --   $ 10,193
  Average interest
     rate...............      10.7%     10.8%    10.9%    11.0%      --       --       10.8%

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

                             HOMEGROCER MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS JOINING WEBVAN

DIRECTORS

     The following table sets forth information regarding HomeGrocer's directors and executive officers who will serve as directors and executive officers of Webvan subsequent to the merger.

                  NAME                     AGE                   POSITION
                  ----                     ---                   --------
James L. Barksdale.......................   56   Director
Mary Alice Taylor........................   49   Director
                                                 Senior Vice President, Systems
Rex L. Carter............................   48   Development
Corwin J. Karaffa........................   45   Senior Vice President, Operations

     JAMES L. BARKSDALE has served as a director of HomeGrocer since April 1999. Mr. Barksdale has been managing partner of The Barksdale Group, an investment and advisory group, since May 1999. He was president and chief executive officer of Netscape Communications from January 1995 until March 1999, when Netscape was acquired by America Online. From January 1992 to December 1994, Mr. Barksdale served as president and chief operating officer of AT&T Wireless Services, Wireless Data Division (formerly McCaw Cellular Communications), and from September 1994 to December 1994 also served as the chief executive officer. Prior to that, from April 1983 to January 1992, he served as executive vice president and chief operating officer of Federal Express, an overnight courier service, and from 1979 to 1983 he served as the chief information officer. Mr. Barksdale is also a director of 3Com, a provider of information access products and network systems; Liberate Technologies, a provider of software delivering Internet content to television sets; Federal Express, Robert Mondavi, a winery; Respond.com, an online shopping service; Sun Microsystems, a provider of Internet hardware, software and services; and America Online, a provider of Internet services. Mr. Barksdale holds a B.A. in business from the University of Mississippi.

     MARY ALICE TAYLOR has served as chairman and chief executive officer of HomeGrocer since September 1999. Prior to joining HomeGrocer, Ms. Taylor served as corporate executive vice president of Global Operations and Technology for Citigroup, a financial services organization, from January 1997 to September 1999 where she was responsible for standardizing and centralizing worldwide operations and leading quality and cost-effectiveness efforts. From June 1980 until January 1997, Ms. Taylor held various positions with Federal Express, an overnight courier service, serving most recently as senior vice president of Ground Operations where she was responsible for all aspects of pickup and delivery operations in North America. Prior to her positions at Citigroup and Federal Express, from 1977 to 1980 she was the financial planning manager of U.S. Operations with Northern Telecom, Inc., a telecommunications company. From 1973 to 1977 Ms. Taylor was the controller at Cook Investment Properties, a division of Cook Industries and from 1971 to 1973, Ms. Taylor served as senior accountant, oil and gas explorations with Shell Oil. Ms. Taylor also serves as a director on the boards of Autodesk, a software designer, Allstate Insurance Company, Sabre, Inc., an electronic reservations travel network and software applications supplier to the airlines, Blue Nile, Inc., an internet jewelry retailer, and Dell Computer. Previously she served on the boards of The Perrigo Company, a manufacturer of store brand items. Ms. Taylor holds a B.A. in finance from Mississippi State University and is a Certified Public Accountant.

     REX L. CARTER has served as vice president of systems development and technology of Home Grocer since November 1999 and was also appointed senior vice president in December 1999. Prior to joining HomeGrocer, from February 1993 to November 1999, Mr. Carter was with the Carlson Companies, an owner and operator of hotels, restaurants and travel agencies, most recently serving as senior vice president and chief information officer. From May 1991 to February 1993, Mr. Carter was

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

a senior manager with EDS (Electronic Data Systems), an information technology consulting firm. From September 1978 to May 1991, Mr. Carter held a variety of officer positions, including vice president of telecommunications and technology centers, for the subsidiary companies of Texas Air Corporation, now known as Continental Airlines. From 1974 to 1978, Mr. Carter held the positions of consultant and senior consultant with Booz, Allen & Hamilton, management consultants. Mr. Carter holds a B.S. in engineering from Purdue University. He also attended Xavier (Ohio) Graduate School of Business and is a registered Professional Engineer with the State of Ohio.

     CORWIN J. KARAFFA has served as vice president of operations of HomeGrocer since September 1999 and was appointed senior vice president in December 1999. Before joining HomeGrocer, from January 1995 to August 1999, Mr. Karaffa was the vice president of distribution of Certified Grocers of California, a retailer-owned grocery cooperative serving 2,700 retail stores. From March 1985 to January 1995, Mr. Karaffa held various management positions with Procter & Gamble, a manufacturer of household consumer products, most recently as manager of distribution development. From June 1977 to March 1985, Mr. Karaffa was a U.S. Naval aviator. Mr. Karaffa has a B.S. in political science from the United States Naval Academy in Annapolis, Maryland.

                       HOMEGROCER PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of HomeGrocer's common stock as of July 1, 2000 by:

     - each of HomeGrocer directors and named executive officers;

     - all directors and executive officers as a group; and

     - each person who is known to own beneficially more than 5% of HomeGrocer's common stock.

     Except as otherwise noted, the address of each person listed in the table is c/o HomeGrocer, 10230 N.E. Points Drive, Kirkland, Washington 98033. The table includes all shares of common stock issuable within 60 days of July 1, 2000 upon the exercise of options beneficially owned by the indicated stockholders on that date. Included in this table are shares subject to repurchase by HomeGrocer, held by certain officers of HomeGrocer. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To the knowledge of HomeGrocer, except under applicable community property laws or as indicated in the footnotes below, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 128,043,971 shares of common stock outstanding as of July 1, 2000. Shares of common stock underlying options immediately exercisable or exercisable within 60 days of July 1, 2000 were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER                NUMBER      PERCENT
            ------------------------------------              ----------    -------
Amazon.com, Inc.(1).........................................  27,733,990     21.7
  1200 12th Avenue S., Suite 1200
  Seattle, WA 98144
Kleiner Perkins Caufield & Byers(2).........................  13,918,720     10.9
  2750 Sand Hill Road
  Menlo Park, CA 94025
Hummer Winblad Venture Partners(3)..........................  13,718,720     10.7
  2 South Park, 2nd Floor
  San Francisco, CA 94107
J. Terrence Drayton(4)......................................   6,252,758      4.9
Mary Alice Taylor(5)........................................   6,017,240      4.7
James Barksdale(6)..........................................   5,643,348      4.4
  c/o The Barksdale Group, L.L.C.
  2730 Sand Hill Road, Suite 100
  Menlo Park, CA 94043
Charles K. Barbo(7).........................................   1,968,108      1.5
  1155 Valley Street, Suite 400
  Seattle, WA 98109
Tom A. Alberg(8)............................................   1,339,900      1.0
  c/o Madrona Investment Group LLC
  1000 Second Avenue, Suite 3700
  Seattle, WA 98104
Ken Deering.................................................   1,170,000        *

                                                               SHARES BENEFICIALLY
                                                                      OWNED
                                                              ---------------------
            NAME AND ADDRESS OF BENEFICIAL OWNER                NUMBER      PERCENT
            ------------------------------------              ----------    -------
Jonathan Landers............................................     300,000        *
Jonathan D. Lazarus(9)......................................     883,268        *
  One Mercer Plaza 2835 82nd Avenue
  S.E., Suite 310
  Mercer Island, WA 98040
Philip Schlein..............................................     272,758        *
  2180 Sand Hill Road
  Suite 300
  Menlo Park, CA 94025
Robert G. Duffy.............................................     250,000        *
All directors and executive officers as a group (20
  persons)(10)..............................................  81,492,810     63.7

-------------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) David Risher, a director of HomeGrocer and a vice president of Amazon.com, Inc., disclaims beneficial ownership of the shares held by Amazon.com.

 (2) Includes shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. Douglas Mackenzie, a director of HomeGrocer, and a general partner of the Kleiner Perkins funds, disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest therein.

 (3) Includes shares held by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Venture Partners IV, L.P. and Hummer Winblad Technology Fund III, L.P. Mark Gorenberg, a director of HomeGrocer, is a principal in Hummer Winblad Venture Partners. Mr. Gorenberg disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in those shares.

 (4) Includes shares held by J. Terrence Drayton, Terran Ventures, Inc. and Investment King.

 (5) Includes shares held by Mary Alice Taylor, Mary Alice Taylor 1999 5-Year GRAT, Taylor Family 1999 Trust, Emery DeWitt Wooten 1999 5-Year GRAT and GMME Partnership, L.P. Ms. Taylor, chief executive officer and chairman of the board of directors of HomeGrocer.com, disclaims beneficial ownership of the shares held by the Taylor Family 1999 Trust.

 (6) Includes shares held by The Barksdale Group, L.L.C., Pickwick Group, L.P. and Barksdale Investments, L.L.C. Mr. Barksdale disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

 (7) Includes shares held by C&LB Family Limited Partnership, Charles K. Barbo, Charles K. and Linda K. Barbo, Anne Barbo, Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger. Charles K. Barbo, a director of HomeGrocer, disclaims beneficial ownership of the shares held by Anne Barbo, the Julie Anne Barbo Trust dated 12/10/91 and Sarah Barbo Staiger.

 (8) Includes 862,068 shares held by Madrona Holdings I, L.L.C. for the benefit of Madrona Venture Fund I-A, L.P., Madrona Venture Fund I-B, L.P. and Madrona Managing Director Fund, L.L.C. Mr. Alberg, a director of HomeGrocer.com and a principal of Madrona Investment Group, LLC and the Madrona funds, disclaims beneficial ownership of the shares held by the Madrona funds except to the extent of his pecuniary interest therein.

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 (9) Includes shares held by Lazarus Family Investments LLC, Lazarus Family
     Investments III, LLC and Lazarus Family Investments II, LLC. Jonathan Lazarus, a director of HomeGrocer.com, is a principal in each of these funds.

(10) Includes all shares described above and an additional 2,024,000 shares held by other executive officers.

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                  HOMEGROCER TRANSACTIONS WITH RELATED PARTIES

     In September 1999, HomeGrocer entered into an agreement with Mary Alice Taylor pursuant to which she purchased an aggregate of 6,000,000 shares of common stock for an aggregate purchase price of $2,700,000. As part of such agreement, Ms. Taylor granted HomeGrocer a right of repurchase with respect to 4,500,000 of those shares which repurchase right generally lapses over a period of four years.

     In September 1999, HomeGrocer made loans to Ms. Taylor, in connection with her exercises of stock options and purchase of common stock described above. Ms. Taylor borrowed a total of $2,241,000 pursuant to a full recourse promissory note, with an annual interest rate of 5.98%. All principal and accrued interest under the loans remain outstanding and are due and payable on September 9, 2004. As of July 1, 2000, the outstanding balance of Ms. Taylor's loan was approximately $2,351,000.

     Pursuant to the terms of Ms. Taylor's employment agreement with HomeGrocer, if the merger with Webvan is consummated as planned, HomeGrocer's repurchase right will lapse with respect to 3,000,000 of her shares. Pursuant to an action of the compensation committee of HomeGrocer's board of directors, if the merger with Webvan is consummated, HomeGrocer's repurchase right will lapse as to an additional 375,000 shares. In addition, if the merger with Webvan is consummated and Ms. Taylor's employment is terminated within 12 months of the merger, she will be entitled to receive severance payments equal to 12 months total cash compensation, including base salary and bonus.


     You can read more about HomeGrocer transactions with related parties in the section entitled "Interests of HomeGrocer directors, officers and significant stockholders in the Merger" on page 66.


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                      DESCRIPTION OF WEBVAN CAPITAL STOCK

GENERAL


     Webvan's Restated Certificate of Incorporation authorizes the issuance of up to 800,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established by the Webvan Board of Directors. As of July 28, 2000, 333,303,764 shares of common stock were issued and outstanding and held by approximately 800 stockholders of record and no shares of preferred stock were outstanding.


COMMON STOCK

     The holders of Webvan common stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividend payments. In the event Webvan liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The Webvan Board of Directors is authorized, absent any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Webvan's outstanding voting stock. Webvan has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Set forth below is a summary of the registration rights of certain holders of Webvan's common stock. In addition, in connection with the merger, Amazon.com will be granted registration rights for the shares of Webvan common stock it receives in the merger. See "Agreement Related to the Merger -- Amazon.com Registration Rights Agreement."

     Demand Registrations. The holders of registration rights may request Webvan to register shares of common stock having a gross offering price of at least $25 million subject to Webvan's right, upon advice of its underwriters, to reduce the number of shares proposed to be registered. Webvan will be obligated to effect only three registrations pursuant to such a request by holders of registration rights. If shares requested to be included in a registration must be excluded due to limitations on the number of shares to be registered on behalf of the selling stockholders pursuant to the underwriters' advice, the shares registered on behalf of the selling stockholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares with such rights held by such stockholders.

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     Piggyback Registration Rights. The holders who have registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of employee benefit plans or business combinations subject to Rule 145 under the Securities Act. In registrations following Webvan's initial registration, the underwriters may, for marketing reasons, limit the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration to not less than 30%. In addition, Webvan has the right to terminate any registration initiated by Webvan prior to its effectiveness regardless of any request for inclusion by any stockholders.

     Form S-3 Registrations. After Webvan has qualified for registration on Form S-3, which will not be available until at least November 5, 2000, holders of registration rights may request in writing that Webvan effect an unlimited number of registrations of such shares on Form S-3 provided that the gross offering price of the shares to be so registered in each such registration exceeds $1,000,000. If such registration is to be an underwritten public offering, the underwriters may reduce for marketing reasons the number of shares to be registered on behalf of all stockholders having the right to request inclusion in such registration. Webvan is not obligated to effect a registration on Form S-3 prior to expiration of 180 days following effectiveness of the most recent registration requested by the holders.

     Future Grants of Registration Rights. Webvan cannot grant further registration rights without the prior written consent of current stockholders owning at least a majority of the then outstanding registrable securities, including grants to any holder or prospective holder of any registration rights which would:

     - be on equal or more favorable terms than the existing registration rights;

     - cause a reduction in the amount of registrable securities held by current holders that would be registrable in a registration statement; or

     - require Webvan to effect a registration earlier than the date current holders can first require a registration.

     Transferability. The registration rights are transferable upon notice by the holder to Webvan of the transfer, provided that the transferee or assignee is not deemed by the Board of Directors to be a competitor of Webvan and assumes the rights and obligations of the transferor for such shares.

     Termination. The registration rights will terminate on the first to occur of five years after the date of Webvan's initial public offering or the date on which the holder may sell the shares pursuant to Rule 144, provided that the aggregate of the shares held by the holder represent less than 1% of our then outstanding equity securities.

WARRANTS


     At July 28, 2000, Webvan had outstanding warrants to purchase an aggregate of 2,844,480 shares of common stock. The weighted average exercise price of the warrants is $1.73 per share. Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of payment of the exercise price per share. Warrants to purchase an aggregate of 1,182,480 shares expire in November 2005. Warrants to purchase 1,650,000 shares issued to Bechtel expire in July 2004.


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     In connection with Webvan's agreement with Bechtel Corporation, Webvan issued to Bechtel a warrant to purchase up to 1,800,000 shares at an exercise price of $2.32 per share. The warrant became exercisable as to 150,000 shares as of July 31, 1999. Bechtel exercised the warrant as to 150,000 shares in September 1999. The warrant generally becomes exercisable as to the remaining shares as distribution centers are completed by Bechtel within agreed upon schedule and budgetary parameters.

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       COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

     The rights of Webvan stockholders are currently governed by the Delaware General Corporation Law (the "DGCL"), Webvan's certificate of incorporation and Webvan's by-laws. The rights of HomeGrocer stockholders are currently governed by the Washington Business Corporation Act (the "WBCA"), HomeGrocer's articles of incorporation and HomeGrocer's by-laws. Upon completion of the merger, the rights of HomeGrocer stockholders who become stockholders of Webvan in the merger will be governed by the DGCL, Webvan's certificate of incorporation and Webvan's by-laws. While the rights and privileges of stockholders of a Delaware corporation are, in many instances comparable to those of a stockholder of a Washington corporation, there are certain differences.

     The following description summarizes the significant differences that may affect the rights of stockholders of Webvan and stockholders of HomeGrocer but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, Webvan's certificate of incorporation, Webvan's by-laws, the WBCA, HomeGrocer's articles of incorporation and HomeGrocer's by-laws.

CAPITALIZATION

     Webvan. Webvan's authorized capital stock is described under "Description of Webvan Capital Stock."

     HomeGrocer. The total authorized shares of capital stock of HomeGrocer consist of 1,010,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. At the close of business on June 30, 2000, there were approximately 128.0 million shares of HomeGrocer common stock outstanding and no shares of HomeGrocer preferred stock outstanding.

     The HomeGrocer board of directors is authorized to issue preferred stock from time to time in any series, and to fix and alter the designations, preferences and relative, participating, optional or other special rights of wholly unissued series of preferred shares.

VOTING RIGHTS

     Webvan. The DGCL allows for more or less than one vote per share and permits cumulative voting if each is provided for in the certificate of incorporation. Each holder of Webvan common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     HomeGrocer. The WBCA allows for more or less than one vote per share if provided in the articles of incorporation. The WBCA also provides for cumulative voting for directors unless otherwise provided in the articles of incorporation. Each holder of HomeGrocer common stock is entitled to one vote for each share held of record, and HomeGrocer's articles of incorporation do not permit cumulative voting for the election of directors.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     Webvan. Webvan's board of directors has six members. The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors as fixed by the corporation's certificate of incorporation or by-laws. Webvan's certificate of incorporation provides that the number of directors may be changed from time to time as provided in the by-laws. As permitted under the DGCL, Webvan's certificate of incorporation also provides that the Webvan board of directors

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consists of three classes of directors. The directors in each class serve on the
Webvan board of directors for approximately three years each.

     Webvan's by-laws provide that the number of directors shall be fixed by resolution or by an amendment to the by-laws duly adopted by the board of directors or the stockholders and that a decrease in the number of directors may not shorten the term of an incumbent director. Under Webvan's certificate of incorporation and by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the directors or, if the directors in office are fewer than a quorum, by the affirmative vote of a majority of the remaining directors, and a director elected to fill a vacancy serves for the remainder of the full term of the class of directors in which the vacancy occurred.

     The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

     However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Webvan's certificate of incorporation and by-laws provide that directors may be removed only for cause and only by the holders of a majority of the outstanding shares entitled to vote an election of directors.

     HomeGrocer. HomeGrocer's board of directors has ten members. The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by the corporation's articles of incorporation or by-laws. HomeGrocer's articles of incorporation provide that the number of directors may be changed from time to time as provided in the by-laws. Its by-laws provide that the number of directors shall be fixed by resolution and that a decrease in the number of directors may not shorten the term of an incumbent director. As permitted under the WBCA, HomeGrocer's articles of incorporation provide for its board of directors to consist of three classes. After their initial terms, the directors in each class serve for a term of three years each.

     Under HomeGrocer's by-laws, vacancies on the HomeGrocer board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by stockholders, the directors or, if the directors in office are fewer than a quorum, by the affirmative vote of a majority of the remaining directors. Under HomeGrocer's by-laws a director elected to fill a vacancy serves only until the next election of directors by the stockholders.

     The WBCA provides that a corporation's stockholders at a special meeting called expressly for that purpose may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. HomeGrocer's by-laws provide that any director or the entire HomeGrocer board of directors may be removed at any time, with or without cause, by the holders of the shares of capital stock entitled to elect the director or directors whose removal is sought if a majority of the votes cast are for the removal of that director or those directors.

AMENDMENTS TO ARTICLES OF INCORPORATION

     Webvan. Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and stockholders holding a majority of the outstanding stock of that class entitled to vote on that amendment as a class, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Webvan's certificate of incorporation provides that the corporation may amend its certificate of incorporation in any manner permitted by applicable law.

     HomeGrocer. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation without stockholder action.

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These changes include a change to the corporate name, and, if the corporation has only one class of shares outstanding, changes to the number of authorized shares solely to effectuate a stock split or stock dividend in the corporation's shares and changes to or elimination of provisions with respect to the par value of the corporation's stock. The WBCA requires that other amendments to a corporation's articles of incorporation must be recommended to the stockholders by the board of directors, unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the stockholders. Under the WBCA, these other amendments must be approved by each voting group entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group, unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation, or by the provisions of the WBCA. HomeGrocer's articles of incorporation permit the right to amend or repeal the provisions of the articles of incorporation in any manner permitted by law.

AMENDMENTS TO BY-LAWS

     Webvan. Under the DGCL, by-laws of a corporation may be amended or repealed by stockholders, and, if provided for in the corporation's certificate of incorporation, by the directors. Webvan's certificate of incorporation and by-laws provide that the by-laws may be amended or repealed by a majority of the board of directors then in office or by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote an election of directors.

     HomeGrocer. Under the WBCA, stockholders may amend or repeal the by-laws of a corporation. The board of directors also may amend or repeal the by-laws of a corporation under the WBCA except to the extent the articles of incorporation reserve that power to the stockholders or the stockholders in amending or repealing a by-law expressly provide that directors may not amend or repeal that by-law. HomeGrocer's articles of incorporation and by-laws give the HomeGrocer board of directors the power to adopt, amend or repeal HomeGrocer's by-laws, subject to the power of stockholders of HomeGrocer to amend or repeal HomeGrocer's by-laws. The board may not amend or repeal any by-law that the HomeGrocer stockholders have provided may not be amended or repealed by the board. HomeGrocer's articles of incorporation provide that its stockholders may adopt, amend or repeal the by-laws by a vote of the holders of not less than two-thirds of the outstanding shares.

STOCKHOLDER ACTION

     Webvan. The DGCL authorizes stockholder action without a meeting unless otherwise provided in a corporation's certificate of incorporation. Webvan's certificate of incorporation provides that stockholders may not take action by written consent in lieu of a meeting but must take action at a duly called annual or special meeting.

     HomeGrocer. Under the WBCA, stockholder action for a public company may be taken without a meeting only if written consents setting forth that action are signed by all holders of outstanding shares entitled to vote thereon. HomeGrocer's articles of incorporation provide that all stockholder action must be taken at a meeting of stockholders and may not be taken by written consent. Nominations of persons for election to the board and the proposal of business to be considered by the stockholders may be made by a stockholder only if such stockholder gives notice to HomeGrocer's corporate secretary not later than 60 days prior to the first anniversary of the date on which notice of the prior year's annual meeting was mailed to stockholders. Such stockholder must also be a record holder on the date of such notice and be entitled to vote at the meeting.

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NOTICE OF SPECIFIC ACTIONS BY HOLDERS OF SHARES

     Webvan. Webvan's by-laws provide that for business to be properly brought before a meeting of stockholders, Webvan must deliver notice, not fewer than 10 nor more than 60 days in advance of the date of that meeting.

     HomeGrocer. HomeGrocer's by-laws provide that for business to be properly brought before a meeting of stockholders, HomeGrocer must deliver notice, not fewer than 10 nor more than 60 days in advance of the date of that meeting. However, if the meeting is called to act on an amendment to HomeGrocer's articles of incorporation, a plan of merger or share exchange, the disposition of all or substantially all of HomeGrocer's assets or the dissolution of HomeGrocer, not less than 20 days nor more than 60 days notice of the meeting must be given.

SPECIAL STOCKHOLDER MEETINGS

     Webvan. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. The DGCL requires notice of stockholders' meetings to be sent to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days before the date of the meeting. Webvan's certificate of incorporation and by-laws provide that special meetings of the stockholders may be called by a majority of the members of its board of directors, its president, its Chief Executive Officer or the Chairman of its board of directors.

     HomeGrocer. Under the WBCA, a special meeting of stockholders may be called by a corporation's board of directors or other persons authorized by the corporation's articles of incorporation or by-laws, or, unless limited by the articles of incorporation, on written demand by holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. HomeGrocer's articles of incorporation and by-laws provide that special meetings of the stockholders may be called by a majority of the members of its board of directors, its president, its Chief Executive Officer or the Chairman of its board of directors.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION

     Webvan. The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit the liability of a director for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

     - violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions,

     - any transaction from which the director derived an improper personal benefit, or

     - any act or omission before the adoption of a provision eliminating or limiting the liability of a director for breach of fiduciary duty in the certificate of incorporation.

     Webvan's certificate of incorporation and by-laws limit or eliminate the liability of directors to the fullest extent permitted by the DGCL.

     The DGCL permits a corporation to indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person acted in good faith and in a manner he or she believed to be in the best interests of the corporation

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and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. The DGCL does not permit indemnification if the person is held liable to the corporation except to the extent that an appropriate court concludes, upon application by the person, that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

     Webvan's certificate of incorporation and by-laws provide that the corporation shall indemnify its directors and executive officers and may indemnify other officers and employees and its agents to the fullest extent permitted by law.

     HomeGrocer. The WBCA provides that a corporation's articles of incorporation may include provisions that eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for conduct as a director. However, the provisions may not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, unlawful distributions, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

     HomeGrocer's articles of incorporation authorize HomeGrocer to limit or eliminate the liability of directors to the fullest extent permitted by the WBCA.

     In addition, under the WBCA, if authorized by the articles of incorporation or a by-law adopted or ratified by the stockholders or by a resolution adopted or ratified by the stockholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no indemnification is allowed on account of:

     - acts or omissions of a director or officer finally adjudged to be an intentional misconduct or a knowing violation of the law,

     - conduct of a director or officer finally adjudged to be an unlawful distribution, or

     - any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

     Unless limited by a corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director must be reported to the stockholders in writing with or before notice of the next stockholders' meeting.

     HomeGrocer's by-laws provide a right to indemnification to directors and officers of HomeGrocer subject to the limitations under Washington law described in the previous paragraph. HomeGrocer's articles of incorporation do not limit indemnification if the director or officer is wholly successful on the merits of the action or otherwise. HomeGrocer's by-laws provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition.

DIVIDENDS

     Webvan. As a Delaware corporation, Webvan may declare and pay dividends out of its surplus or, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year in which the dividend was declared, provided that the payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

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     HomeGrocer. Under the WBCA, a corporation may make a distribution in cash or in property to its stockholders upon the authorization of its board of directors and subject to its articles of incorporation unless, after giving effect to that distribution, the corporation would be unable to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose preferential rights are superior to those receiving the distribution. HomeGrocer's by-laws provide that the HomeGrocer board of directors may declare dividends on its outstanding shares pursuant to the WBCA.

PROVISIONS RELATING TO ACQUISITIONS AND BUSINESS COMBINATIONS

     Webvan. Section 203 of the DGCL prohibits a Delaware corporation from engaging in any "business combination" with any person who owns 15% or more of a corporation's voting stock, such as an interested stockholder, for a period of three years following the time that person became an interested stockholder, unless:

     - the corporation's board of directors has approved, before the time on which that person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

     - upon consummation of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock outstanding at that time, excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

     - at or after the time on which that person became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     For purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock.

     A "business combination" is also defined broadly to include:

     - mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder,

     - specific transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries,

     - specific transactions that would result in an increase in the proportionate share of a corporation's or its subsidiaries' stock owned by the interested stockholder, and

     - any receipt by the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its subsidiaries.

     A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation, its by-laws, or an amendment to the original certificate of incorporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. This type of amendment is effective immediately in the case of a corporation that has not elected in its original certificate of incorporation or amendment thereto to be governed by Section 203 and has never had voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Otherwise this amendment is not effective until 12 months following its adoption. Webvan has not made such an election and is subject to Section 203 of the DGCL.

     HomeGrocer. Chapter 23B.19 of the WBCA, which applies to Washington corporations that have a class of voting stock registered with the SEC under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an acquiror that beneficially owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors before the time of acquisition. These prohibited transactions include, among other things, a merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiror, termination of 5% or more of the employees of the target corporation employed in Washington as a result of the acquiror's acquisition of 10% or more of the shares, or allowing the acquiror to receive any disproportionate benefit as a stockholder. After the five-year period, a "significant business transaction" may take place if it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute, and HomeGrocer is subject to it. The merger with Webvan will not be subject to this statute because the HomeGrocer board has approved the merger agreement.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

     Webvan. Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote on the matter, except that no vote of stockholders of a constituent corporation surviving a merger is required unless the corporation provides otherwise in its certificate of incorporation if:

     - the merger agreement does not amend the certificate of incorporation of the surviving corporation,

     - each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

     - either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately before the merger by more than 20%.

     HomeGrocer. Under the WBCA, unless a company's articles of incorporation state otherwise, a merger, consolidation or sale of substantially all of a corporation's assets other than in the regular course of business must be approved by the affirmative vote of a majority of directors and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage, but not less than a majority of all votes entitled to be cast, is specified in the articles of incorporation. HomeGrocer's articles of incorporation are consistent with the WBCA, providing that the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote is required to approve a business combination.

DISSENTERS' APPRAISAL RIGHTS

     Webvan. Under the DGCL, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available under the DGCL if the corporation's stock is either:

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., as the Webvan common shares are, or

     - held of record by more than 2,000 stockholders;

     except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

     - shares of the surviving corporation,

     - shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

     - cash in place of fractional shares.

     Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger. Appraisal rights are not available to Webvan stockholders in connection with the proposed merger with HomeGrocer.

     HomeGrocer. Under the WBCA, a stockholder of a Washington corporation may exercise dissenters' rights and, upon perfection of his appraisal right, obtain fair value for his shares in the event of certain corporate actions. These actions include:

     - a plan of merger providing for a stockholder vote,

     - a plan of exchange involving the acquisition of the corporation's shares providing for a stockholder vote,

     - a sale or exchange of all, or substantially all, the property of the corporation other than in the usual and regular course of business, if a stockholder is entitled to vote on the sale or exchange,

     - a reverse stock split that results in the stockholder owning a fractional share if that fractional share is to be acquired for cash, and

     - any corporate action taken by stockholder vote for which the articles of incorporation, by-laws or resolution of the board of directors provide for dissenters' rights.

     Accordingly, HomeGrocer stockholders have the right to dissent from the merger with Webvan and receive payment of the fair value of their shares of HomeGrocer common stock.

PREEMPTIVE RIGHTS

     Webvan. Under Delaware law stockholders do not have a statutory preemptive right to acquire proportional amounts of a corporation's unissued shares upon a decision by the board of directors to issue them nor does Webvan's certificate of incorporation provide for its stockholders to have any preemptive rights with respect to any shares of Webvan capital stock.

     HomeGrocer. Unless a corporation's articles of incorporation provide otherwise, under the WBCA, stockholders have a preemptive right to purchase a proportional amount of a corporation's unissued shares with respect to certain issuances by the corporation. Unless otherwise provided by the corporation's articles of incorporation, the right may be waived and does not apply to shares issued as compensation, as part of the corporation's initial plan of financing or for consideration other than cash. HomeGrocer's articles of incorporation provide that no preemptive rights shall exist with respect to shares of its capital stock.

STOCKHOLDER RIGHTS PLAN

     Webvan. Webvan does not have a stockholder rights plan.

     HomeGrocer. HomeGrocer does not have a stockholder rights plan.

                  RIGHTS OF DISSENTING HOMEGROCER STOCKHOLDERS

     The following is a brief summary of the rights of holders of HomeGrocer common stock to dissent from the merger and receive cash equal to the fair value of their HomeGrocer common stock instead of receiving shares of Webvan common stock. This summary is not exhaustive, and you should read the applicable sections of chapter 23B.13 of the WBCA, which is attached to this proxy statement/prospectus as Annex E.

     If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the WBCA, you will lose your dissenters' rights.

     To exercise dissenters' rights, you must:

     - file with HomeGrocer before the vote is taken at the stockholders' meeting written notice of your intent to demand the fair value for your HomeGrocer common stock if the merger is consummated and becomes effective; and

     - not vote your shares of HomeGrocer common stock at the stockholders' meeting in favor of the proposal to approve the merger agreement.

     If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement.

     Submitting a proxy card that does not direct how the HomeGrocer common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and a waiver of your statutory dissenters' rights. In addition, voting against the proposal to approve the merger will not satisfy the notice requirement referred to above. You must file the written notice of the intent to exercise dissenters' rights with HomeGrocer at: HomeGrocer.com, 10230 N.E. Points Drive, Kirkland, WA 98033, Attn: Kristin Stred, Senior Vice President, General Counsel and Secretary.

APPRAISAL PROCEDURE

     Within 10 days after the proposed merger has been approved, HomeGrocer will send written notice to all stockholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

     - the address where the demand for payment and certificates representing shares of HomeGrocer common stock must be sent and the date by which they must be received;

     - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     - a form for demanding payment that states the date of the first announcement to the news media or to stockholders of the proposed merger and requires certification of the date the stockholder, or the beneficial owner on whose behalf the stockholder dissents, acquired the HomeGrocer common stock or an interest in it; and

     - a copy of the dissenters' rights provisions of the WBCA, attached as Annex E.

     If you wish to assert dissenters' rights, you must demand payment and deposit your HomeGrocer certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your HomeGrocer certificates within the 30 day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

     Except as provided below, within 30 days of the later of the effective time of the merger or HomeGrocer's receipt of a valid demand for payment, HomeGrocer will remit to each dissenting stockholder who complied with the requirements of the WBCA the amount HomeGrocer estimates to be the fair value of the stockholder's HomeGrocer common stock, plus accrued interest. HomeGrocer will include the following information with the payment:

     - financial data relating to HomeGrocer;

     - HomeGrocer's estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

     - a copy of chapter 23B.13 of the WBCA;

     - a brief description of the procedures to be followed in demanding supplemental payment; and

     - an explanation of how the interest was calculated.

     For dissenting stockholders who were not the beneficial owner of the shares of HomeGrocer common stock before June 25, 2000, HomeGrocer may withhold payment and instead send a statement setting forth its estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting stockholder's demand for payment.

     If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting stockholder's demand for payment is not settled within 60 days after receipt by HomeGrocer of his or her payment demand, section 23B.13.300 of the WBCA requires that HomeGrocer commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting stockholders whose demands remain unsettled as parties to the proceeding.

     The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting stockholders and may be less than, equal to or greater than the market price of the Webvan common stock to be issued to nondissenting stockholders for their HomeGrocer common stock if the merger is consummated. If the court determines that the fair value of the shares is in excess of any amount remitted by HomeGrocer, then the court will enter a judgment for cash in favor of the dissenting stockholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

     The court will determine the costs and expenses of the court proceeding and assess them against HomeGrocer, except that the court may assess part or all of the costs against any dissenting stockholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that HomeGrocer did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against HomeGrocer any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting stockholders out of the amount awarded to the stockholders, if it finds the services of the attorney were of substantial benefit to the other dissenting stockholders and that those fees should not be assessed against HomeGrocer.

     A stockholder of record may assert dissenters' rights as to fewer than all of the shares registered in the stockholder's name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies HomeGrocer in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of the partial dissenting stockholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different stockholders. Beneficial owners of HomeGrocer common stock who desire to exercise dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value.

     For purposes of the WBCA, "fair value" means the value of HomeGrocer common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the WBCA, a HomeGrocer stockholder has no right, at law or in equity, to set aside the approval and adoption of the merger or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of chapter 23B.13 of the WBCA, Revised Code of Washington sections
25.10.900 through 25.10.955, HomeGrocer's articles of incorporation or HomeGrocer's bylaws, or was fraudulent with respect to that stockholder or HomeGrocer.

                                 LEGAL MATTERS

     The validity of the shares of Webvan common stock to be issued in connection with the merger will be passed upon for Webvan by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Davis Polk & Wardwell, Menlo Park, California, represented HomeGrocer in connection with the merger and, in partial consideration of such services, may receive HomeGrocer common shares which will be converted at the exchange ratio into shares of Webvan common stock.

                                    EXPERTS

     The consolidated financial statements of Webvan Group, Inc. and Subsidiary as of December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999 and for the period from December 17, 1996 (Date of Incorporation) to December 31, 1997, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein (which report expresses an unqualified opinion and includes and explanatory paragraph concerning restatement of the 1998 and 1997 consolidated financial statements), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of HomeGrocer.com, Inc. at January 1, 1999 and January 2, 2000 and for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000 appearing in the Webvan Group, Inc. Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     Stockholders of Webvan may submit proper proposals for inclusion in Webvan's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Webvan in a timely manner. In order to be included in Webvan's proxy materials for the annual meeting of stockholders to be held in the year 2001, stockholder proposals must be received by the Secretary of Webvan no later than January 31, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

     In addition, Webvan's Bylaws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of Webvan at least 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. Accordingly, a stockholder who intends to present a nomination or proposal at the 2001 Annual Meeting of stockholders without inclusion of the proposal in Webvan's proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no later than March 3, 2001. A copy of the full text of the Bylaw provision discussed above may be obtained by writing to the Secretary of Webvan. All notices of proposals by stockholders, whether or not included in Webvan's proxy materials, should be sent to Webvan Group, Inc., 310 Lakeside Drive, Foster City, California 94404, Attention:
Corporate Secretary.

     Webvan reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

     The HomeGrocer by-laws require that for business to be properly brought before a stockholders' meeting by a stockholder, the stockholder must have given timely written notice thereof, specifying the name of the stockholder, the class and number of shares owned by the stockholder, the time of such meeting and the general nature of the business proposed to be transacted, the reasons for conducting such business at the meeting and any material interest of the stockholder in such business, and shall be delivered personally to or mailed and received by the secretary of HomeGrocer. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals and must have satisfied the notice procedures for stockholder proposals set forth in the HomeGrocer by-laws. It is not anticipated that HomeGrocer will hold an annual meeting in 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

Reports, proxy statements and other       Reports, proxy statements and other
information concerning Webvan may be      information regarding HomeGrocer may
inspected at:                             be inspected at:

The National Association of               The National Association of
Securities Dealers                        Securities Dealers
1735 K Street, N.W.                       1735 K Street, N.W.
Washington, D.C. 20006                    Washington, D.C. 20006

Requests for documents relating to        Requests for documents relating to
Webvan should be directed to:             HomeGrocer should be directed to:

Webvan Group, Inc.                        HomeGrocer.com, Inc.
Attention: Robert Okunski                 Attention: Rob Flores
310 Lakeside Drive                        10230 NE Points Drive
Foster City,                              Kirkland, Washington 98033
California 94404                          (425) 201-7606
(650) 627-3944

     Webvan and HomeGrocer each file reports, proxy statements and other information with the SEC. Copies of their respective reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

    Judiciary Plaza              Citicorp Center              Seven World Trade Center
    Room 1024                    500 West Madison Street      13th Floor
    450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
    Washington, D.C. 20549       Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Webvan has filed a registration statement under the Securities Act with the SEC with respect to Webvan's common stock to be issued to HomeGrocer stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of Webvan filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.


     You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger agreement and the merger. Webvan and HomeGrocer have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 3, 2000. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than August 3, 2000, and neither the mailing of the joint proxy statement/prospectus to Webvan and HomeGrocer stockholders nor the issuance of Webvan common stock in the merger shall create any implication to the contrary.


     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE WEBVAN COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS DOCUMENT OR IN ITS AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO HOMEGROCER AND ITS SUBSIDIARIES WAS PROVIDED BY HOMEGROCER. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO WEBVAN WAS PROVIDED BY WEBVAN.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
WEBVAN GROUP, INC
Audited Consolidated Financial Statements:
  Independent Auditors Report...............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations and Comprehensive
     Loss...................................................   F-4
  Consolidated Statements of Shareholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
Unaudited Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets.....................  F-22
  Condensed Consolidated Statements of Operations and
     Comprehensive Loss.....................................  F-23
  Condensed Consolidated Statements of Cash Flows...........  F-24
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-25

HOMEGROCER.COM, INC
Audited Financial Statements:
  Report of Independent Auditors............................  F-27
  Balance Sheets............................................  F-28
  Statements of Operations..................................  F-29
  Statements of Shareholders' Equity........................  F-30
  Statements of Cash Flows..................................  F-31
  Notes to Financial Statements.............................  F-32
Unaudited Condensed Financial Statements:
  Condensed Balance Sheets..................................  F-48
  Condensed Statements of Operations........................  F-49
  Condensed Statements of Cash Flows........................  F-50
  Notes to Unaudited Condensed Financial Statements.........  F-51

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Webvan Group, Inc.:
Foster City, California

     We have audited the accompanying consolidated balance sheets of Webvan Group, Inc. (formerly Intelligent Systems for Retail, Inc.) and Subsidiary (collectively "Webvan") as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1999 and for the period from December 17, 1996 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of Webvan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Webvan at December 31, 1999 and 1998, and the results of its operations and its cash flows for the periods stated above, in conformity with generally accepted accounting principles.

     As discussed in Note 15, the accompanying 1997 and 1998 consolidated financial statements have been restated as to the basic and diluted net loss per share and the weighted average shares outstanding -- basic and diluted.

/s/ Deloitte & Touche LLP

San Jose, California
January 26, 2000

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current Assets:
  Cash and Equivalents......................................   $  60,220        $ 13,839
  Marketable Securities.....................................     578,561           7,728
  Inventories...............................................       1,508              --
  Related Party Receivable..................................         320              --
  Prepaid Expenses and Other Current Assets.................       3,678             114
                                                               ---------        --------
          Total Current Assets..............................     644,287          21,681
Property, Equipment and Leasehold Improvements, Net.........      99,978          32,624
Deposits and Other Long-term Assets.........................      13,528           5,704
                                                               ---------        --------
          Total Assets......................................   $ 757,793        $ 60,009
                                                               =========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..........................................   $  18,333        $  6,815
  Accrued Liabilities.......................................      16,030             706
  Current Portion of Long-term Obligations..................       4,306           3,237
                                                               ---------        --------
          Total Current Liabilities.........................      38,669          10,758
Long-term Obligations.......................................      12,147          14,337
Redeemable Common Stock.....................................       1,725           1,302
Shareholders' Equity:
  Series A preferred stock, no par value;
     112,635 shares authorized; 112,635 shares outstanding
     at December 31, 1998 and zero at December 31, 1999;
     (liquidation preferences of $10,794 at December 31,
     1998)..................................................          --          10,759
  Series B preferred stock, no par value;
     41,814 shares authorized; 39,101 shares issued and
     outstanding at December 31, 1998 and zero at December
     31, 1999; (liquidation preference of $35,713 at
     December 31, 1998).....................................          --          34,823
  Common stock, $.0001 par value;
     360,000 and 800,000 shares authorized; 78,590 and
     321,583 issued and outstanding at December 31, 1998 and
     December 31, 1999, respectively........................     959,288          11,921
  Additional Paid-in Capital................................       5,280           1,686
  Deferred Compensation.....................................     (99,178)        (10,737)
  Accumulated Deficit.......................................    (159,413)        (14,844)
  Accumulated Other Comprehensive Income (Loss).............        (725)              4
                                                               ---------        --------
          Total Shareholders' Equity........................     705,252          33,612
                                                               ---------        --------
          Total.............................................   $ 757,793        $ 60,009
                                                               =========        ========

See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               PERIOD FROM
                                                                            DECEMBER 17, 1996
                                              YEAR ENDED DECEMBER 31,    (DATE OF INCORPORATION)
                                              -----------------------        TO DECEMBER 31,
                                                 1999         1998                1997
                                              ----------    ---------    -----------------------
Net Sales...................................  $  13,305     $     --             $    --
Cost of Goods Sold..........................     11,289           --                  --
                                              ---------     --------             -------
Gross Profit................................      2,016           --                  --
                                              ---------     --------             -------
Sales and Marketing Expenses................     11,746           --                  --
Development and Engineering Expenses........     15,237        3,010                 244
General and Administrative Expenses.........     92,406        8,825               2,612
Amortization of Deferred Compensation.......     36,520        1,060                  --
                                              ---------     --------             -------
          Total Expenses....................    155,909       12,895               2,856
                                              ---------     --------             -------
Loss from Operations........................   (153,893)     (12,895)             (2,856)
Interest Income.............................     11,480          923                  85
Interest Expense............................      2,156           32                  69
                                              ---------     --------             -------
Net Interest Income.........................      9,324          891                  16
                                              ---------     --------             -------
Net Loss....................................   (144,569)     (12,004)             (2,840)
Unrealized Gain (Loss) on Marketable
  Securities................................       (729)           4                  --
                                              ---------     --------             -------
Comprehensive Loss..........................  $(145,298)    $(12,000)            $(2,840)
                                              =========     ========             =======
Basic and Diluted Net Loss Per Share........  $   (1.43)    $  (0.31)            $ (0.33)
                                              =========     ========             =======
  (Restated as to 1998 and 1997 -- See Note
     15)
Weighted Average Shares Outstanding -- Basic
  and Diluted...............................    101,044       39,344               8,575
                                              =========     ========             =======
  (Restated as to 1998 and 1997 -- See Note
     15)

See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               CONVERTIBLE              CONVERTIBLE             CONVERTIBLE
                                                SERIES A                 SERIES B                SERIES C
                                             PREFERRED STOCK          PREFERRED STOCK         PREFERRED STOCK
                                         -----------------------   ---------------------   ---------------------
                                            SHARES       AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT
                                         ------------   --------   -----------   -------   -----------   -------
Issuance of Series A preferred, net of
 $35 issuance costs, October 1997......   112,582,992   $ 10,754                 $    --                 $    --
Issuance of restricted common stock,
 April through September 1997..........
Common stock issued for services,
 December 1997.........................
Net Loss...............................
                                         ------------   --------   -----------   -------   -----------   -------
Balances, December 31, 1997............   112,582,992     10,754            --        --            --        --
Issuance of Series A preferred, January
 1998..................................        52,176          5
Issuance of Series B preferred, net of
 $890 issuance costs, May through
 September 1998                                                     39,101,304    34,823
Series B preferred warrants granted for
 debt, May 1998........................
Exercise of Options during 1998........
Options granted for services, September
 and November 1998.....................
Deferred compensation..................
Amortization of deferred
 compensation..........................
Accumulated other comprehensive income
Net Loss...............................
                                         ------------   --------   -----------   -------   -----------   -------
Balance at December 31, 1998...........   112,635,168     10,759    39,101,304    34,823            --        --
Issuance of Series B preferred, January
 99....................................                                 12,000        11
Issuance of Series C preferred, net of
 issuance costs $(2,383)...............                                                     32,341,200    72,776
Issuance of Series D preferred, net of
 issuance costs ($100).................
Exercise of Warrants...................                                                        150,000       349
Conversion of preferred stock into
 common stock..........................  (112,635,168)   (10,759)  (39,113,304)  (34,834)  (32,491,200)  (73,125)
Exercise of options during 1999........
Issuance of Common Stock...............
Shares issued for services rendered....
Public stock offering, net of
 $28,603...............................
Executive Stock Issuance, September
 1999..................................
Executive Stock Issuance, September
 1999..................................
Deferred Compensation..................
Amortization of Deferred
 Compensation..........................
Net Loss...............................
Accumulated Other Comprehensive loss...
Issuance of Shareholder Note...........
                                         ------------   --------   -----------   -------   -----------   -------
Balance at December 31, 1999...........            --   $     --            --   $    --            --   $    --
                                         ============   ========   ===========   =======   ===========   =======

                                              CONVERTIBLE
                                                SERIES D
                                            PREFERRED STOCK            COMMON STOCK
                                         ----------------------   ----------------------     ADDITIONAL
                                           SHARES       AMOUNT      SHARES       AMOUNT    PAID-IN-CAPITAL
                                         -----------   --------   -----------   --------   ---------------
Issuance of Series A preferred, net of
 $35 issuance costs, October 1997......                $     --                 $     --       $   --
Issuance of restricted common stock,
 April through September 1997..........                            64,380,972         53
Common stock issued for services,
 December 1997.........................                                13,500          5
Net Loss...............................
                                         -----------   --------   -----------   --------       ------
Balances, December 31, 1997............           --         --    64,394,472         58           --
Issuance of Series A preferred, January
 1998..................................
Issuance of Series B preferred, net of
 $890 issuance costs, May through
 September 1998
Series B preferred warrants granted for
 debt, May 1998........................                                                         1,679
Exercise of Options during 1998........                            14,195,250         66
Options granted for services, September
 and November 1998.....................                                                             7
Deferred compensation..................                                           11,797
Amortization of deferred
 compensation..........................
Accumulated other comprehensive income
Net Loss...............................
                                         -----------   --------   -----------   --------       ------
Balance at December 31, 1998...........           --         --    78,589,722     11,921        1,686
Issuance of Series B preferred, January
 99....................................
Issuance of Series C preferred, net of
 issuance costs $(2,383)...............
Issuance of Series D preferred, net of
 issuance costs ($100).................   21,670,605    274,900
Exercise of Warrants...................                               379,000                   3,563
Conversion of preferred stock into
 common stock..........................  (21,670,605)  (274,900)  205,910,277    393,618
Exercise of options during 1999........                             6,186,887      1,299
Issuance of Common Stock...............                               450,000      2,246
Shares issued for services rendered....                                67,000        378           31
Public stock offering, net of
 $28,603...............................                            28,750,000    402,648
Executive Stock Issuance, September
 1999..................................                             1,250,000     15,000
Executive Stock Issuance, September
 1999..................................                                           12,000
Deferred Compensation..................                                          124,961
Amortization of Deferred
 Compensation..........................
Net Loss...............................
Accumulated Other Comprehensive loss...
Issuance of Shareholder Note...........                                           (4,783)
                                         -----------   --------   -----------   --------       ------
Balance at December 31, 1999...........           --   $     --   321,582,886   $959,288       $5,280
                                         ===========   ========   ===========   ========       ======


                                                                      NET UNREALIZED
                                                                      GAIN (LOSS) ON       TOTAL
                                           DEFERRED     ACCUMULATED     MARKETABLE     SHAREHOLDERS'
                                         COMPENSATION     DEFICIT       SECURITIES        EQUITY
                                         ------------   -----------   --------------   -------------
Issuance of Series A preferred, net of
 $35 issuance costs, October 1997......   $      --      $      --        $  --          $  10,754
Issuance of restricted common stock,
 April through September 1997..........                                                         53
Common stock issued for services,
 December 1997.........................                                                          5
Net Loss...............................                     (2,840)                         (2,840)
                                          ---------      ---------        -----          ---------
Balances, December 31, 1997............          --         (2,840)          --              7,972
Issuance of Series A preferred, January
 1998..................................                                                          5
Issuance of Series B preferred, net of
 $890 issuance costs, May through
 September 1998                                                                             34,823
Series B preferred warrants granted for
 debt, May 1998........................                                                      1,679
Exercise of Options during 1998........                                                         66
Options granted for services, September
 and November 1998.....................                                                          7
Deferred compensation..................     (11,797)                                            --
Amortization of deferred
 compensation..........................       1,060                                          1,060
Accumulated other comprehensive income                                        4                  4
Net Loss...............................                    (12,004)                        (12,004)
                                          ---------      ---------        -----          ---------
Balance at December 31, 1998...........     (10,737)       (14,844)           4             33,612
Issuance of Series B preferred, January
 99....................................                                                         11
Issuance of Series C preferred, net of
 issuance costs $(2,383)...............                                                     72,776
Issuance of Series D preferred, net of
 issuance costs ($100).................                                                    274,900
Exercise of Warrants...................                                                      3,912
Conversion of preferred stock into
 common stock..........................                                                         --
Exercise of options during 1999........                                                      1,299
Issuance of Common Stock...............                                                      2,246
Shares issued for services rendered....                                                        409
Public stock offering, net of
 $28,603...............................                                                    402,648
Executive Stock Issuance, September
 1999..................................                                                     15,000
Executive Stock Issuance, September
 1999..................................                                                     12,000
Deferred Compensation..................    (124,961)                                            --
Amortization of Deferred
 Compensation..........................      36,520                                         36,520
Net Loss...............................                   (144,569)                       (144,569)
Accumulated Other Comprehensive loss...                                    (729)              (729)
Issuance of Shareholder Note...........                                                     (4,783)
                                          ---------      ---------        -----          ---------
Balance at December 31, 1999...........   $ (99,178)     $(159,413)       $(725)         $ 705,252
                                          =========      =========        =====          =========

See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               PERIOD FROM
                                                                                              DECEMBER 17,
                                                                                              1996 (DATE OF
                                                               YEAR ENDED     YEAR ENDED    INCORPORATION) TO
                                                              DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                                                                  1999           1998             1997
                                                              ------------   ------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss..................................................   $(144,569)      $(12,004)         $(2,840)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       7,712            263               57
    Accretion on redeemable common stock....................         423          1,242               --
    Amortization of deferred compensation...................      36,520          1,060               --
    Stock compensation and options issued for services......      29,020              7               95
    Undistributed income on short-term investments..........          --             --              (47)
    Issuance of warrants....................................       2,173             --               --
    Changes in operating assets and liabilities:............          --             --               --
      Inventories...........................................      (1,508)            --               --
      Prepaid and other current assets......................      (3,684)          (109)              (5)
      Accounts payable......................................       8,105          6,643              172
      Accrued liabilities...................................       6,499            588              118
      Other long-term obligations...........................         511             90               17
                                                               ---------       --------          -------
        Net cash used in operating activities...............     (58,798)        (2,220)          (2,433)
                                                               ---------       --------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, equipment and leasehold
    improvements............................................     (64,253)       (32,669)            (265)
  Purchases of marketable securities........................    (571,562)        (2,681)          (4,996)
  Purchases of investments..................................        (482)          (518)              --
  Deposits and other assets.................................      (4,666)        (1,330)             (88)
  Restricted cash...........................................        (156)        (1,768)              --
                                                               ---------       --------          -------
        Net cash used in investing activities...............    (641,119)       (38,966)          (5,349)
                                                               ---------       --------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sublessee security deposit................................          26             --               --
  Proceeds from shareholder loans...........................          --             --            2,038
  Repayment of shareholder loans............................          --             --           (2,038)
  Proceeds from long-term debt..............................          --         17,168               --
  Repayment of long-term debt...............................      (3,221)          (471)              --
  Proceeds from capital lease financing.....................       2,200            794               --
  Repayment of capital lease obligations....................        (511)           (32)              --
  Loan fees capitalized.....................................          --           (323)              --
  Net proceeds from Series A preferred stock................          --              5           10,664
  Net proceeds from Series B preferred stock................          11         34,823               --
  Net proceeds from Series C preferred stock................      73,125             --               --
  Net proceeds from Series D preferred stock................     274,900             --               --
  Shareholder note receivable...............................      (4,783)            --               --
  Proceeds from common stock issued.........................       1,903             78               53
  Net proceeds from initial public offering.................     402,648             --               --
  Proceeds from redeemable common stock issued..............          --             48               --
                                                               ---------       --------          -------
        Net cash provided by financing activities...........     746,298         52,090           10,717
                                                               ---------       --------          -------
Net Increase in Cash and Equivalents........................      46,381         10,904            2,935
Cash and Equivalents, Beginning of Period...................      13,839          2,935               --
                                                               ---------       --------          -------
Cash and Equivalents, End of Period.........................   $  60,220       $ 13,839          $ 2,935
                                                               =========       ========          =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................   $   2,436       $     32          $    69
                                                               =========       ========          =======

See notes to consolidated financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- Webvan Group, Inc., formerly Intelligent Systems for Retail, Inc., and subsidiary (collectively,"Webvan" or the "Company") was incorporated in California on December 17, 1996. On April 21, 1999, Intelligent Systems for Retail, Inc. changed its name to Webvan Group, Inc. and reincorporated in Delaware in October 1999. Webvan is an Internet retailer offering home delivery of a variety of product offerings, including groceries, non-prescription drug products and other general merchandise. Webvan began selling and delivering products on a beta test basis in May 1999, and opened to the public in June 1999. Prior to 1999, Webvan was a development stage company.

     On March 26, 1998, Webvan formed a wholly-owned subsidiary Webvan -- Bay Area, Inc. ("WBA"). WBA operates Webvan's San Francisco Bay Area distribution center and cross docking stations that provide the internet-based retail service and home delivery to this region.

     Consolidation -- The accompanying consolidated financial statements include the accounts of Webvan and its wholly-owned subsidiary, WBA. Intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents -- Webvan considers all highly liquid instruments acquired with an original maturity of three months or less when purchased to be cash equivalents. The recorded carrying amounts of the Company's cash equivalents approximate their fair market value due to their highly liquid nature.

     Marketable Securities -- Webvan considers all investments with a maturity of more than three months but less than one year when purchased and investments to be sold within one year to be short-term and available for sale.

     Concentration of Credit Risk -- Financial instruments that potentially subject Webvan to concentrations of credit risk consist principally of cash, cash equivalents and short-term investments to the extent these exceed federal insurance limits. Risks associated with cash, cash equivalents and marketable securities are mitigated by banking with and purchasing commercial paper, market auction preferred stock, corporate notes, and corporate bonds from credit-worthy institutions.

     Supplier Concentration -- During 1999, Webvan purchased goods for resale from numerous suppliers for its Bay Area operation. During 1999, two significant suppliers of food products accounted for approximately 34% and 12% of Webvan's purchases of goods for resale, respectively. Although products are available from other sources, the vendors' inability to supply products in a timely manner could adversely affect the Company's ability to satisfy customer demands.

     Property, Equipment and Leasehold Improvements -- Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation on property and equipment is taken on assets placed into service using the straight-line method over estimated useful lives of three to seven years, and leasehold improvements are amortized, using the straight-line method, over the shorter of the lease term or the estimated useful lives of the improvements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company assesses the impairment of long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable. No such impairments have been identified to date.

     Loan Fees -- Webvan capitalizes loan and capital lease origination fees, including the fair value of warrants and amortizes them over the life of the related obligations.

     Income Taxes -- Income taxes are provided at current rates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Under the provisions of SFAS No. 109, "Accounting for Income Taxes," a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

     Stock Options -- As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," Webvan accounts for stock options to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As required by SFAS No. 123, the pro forma impact on earnings and earnings per share resulting from the fair value method is disclosed in Note 8.

     Revenue Recognition -- The Company recognizes revenues from product sales and delivery, net of returns and discounts, when the products are delivered to customers.

     Net Loss Per Share -- Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of Webvan's net losses.

     Capitalized Software -- The Company capitalizes internally developed software costs in accordance with the provisions of Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." Capitalized costs are amortized on a straight line basis over the useful life of the software once it is placed into service.

     Start-Up Costs -- The company expenses the costs of start-up activities and organization costs as they are incurred, in accordance with SOP 98-5, "Reporting on the Cost of Start-up Activities."

     Recently Issued Accounting Standards -- In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. Webvan will adopt this statement in its first fiscal quarter of its fiscal year ending December 31, 2001. Management has not fully assessed the implications of adopting this new standard.

2. INVESTMENTS

     On November 24, 1998, an agreement was signed between an equipment manufacturer and Webvan. As per the agreement, Webvan acquired 1,000 shares of such equipment manufacturer for a total amount of $1,000,000 which represents a less than 10% interest in the manufacturer.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

Investments are recorded at cost as fair market value is not readily determinable, and are included in other long-term assets on the accompanying balance sheets.

3. MARKETABLE SECURITIES

     The fair value of marketable securities at December 31, 1999 and 1998 are presented below. Fair values are based on quoted market prices. The Company's marketable securities are classified as available-for-sale, as the Company intends to sell them as needed for operations. Balances at year-end consist of the following (in thousands):

                                                        DECEMBER 31, 1999
                                              --------------------------------------
                                                            UNREALIZED
                                              AMORTIZED     GAIN (LOSS)      MARKET
                                                COST       ON INVESTMENT     VALUE
                                              ---------    -------------    --------
Money market funds..........................  $ 47,470         $  --        $ 47,470
US government instruments...................   329,990           654         330,644
Asset backed securities.....................   160,505          (825)        159,680
Commercial paper............................     5,505             2           5,507
Foreign debt securities.....................     1,683            (5)          1,678
Corporate notes.............................    87,111          (551)         86,560
                                              --------         -----        --------
          Total.............................   632,264          (725)        631,539
Less amounts included in cash and
  equivalents...............................    52,975             3          52,978
                                              --------         -----        --------
                                              $579,289         $(728)       $578,561
                                              ========         =====        ========

                                                         DECEMBER 31, 1998
                                                 ----------------------------------
                                                              UNREALIZED
                                                 AMORTIZED     GAIN ON      MARKET
                                                   COST       INVESTMENT     VALUE
                                                 ---------    ----------    -------
Money market funds.............................   $    27        $--        $    27
Commercial paper...............................     9,781          3          9,784
Commercial notes...............................     3,164          1          3,165
Commercial bonds...............................     1,285         --          1,285
Market auction preferred.......................     7,306         --          7,306
                                                  -------        ---        -------
          Total................................    21,563          4         21,567
Less amounts included in cash and
  equivalents..................................    13,837          2         13,839
                                                  -------        ---        -------
                                                  $ 7,726        $ 2        $ 7,728
                                                  =======        ===        =======

                       WEBVAN GROUP, INC. AND SUBSIDIARY

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements at December 31, 1999, and 1998 consists of the following (in thousands):

                                                         DECEMBER 31,
                                                      ------------------
                                                       1999       1998
                                                      -------    -------
Computer equipment and software.....................  $18,122    $ 2,284
Machinery and equipment.............................   20,184      2,026
Leasehold improvements..............................   21,816        407
Furniture and fixtures..............................    2,656        287
                                                      -------    -------
                                                       62,778      5,004
Accumulated depreciation and amortization...........   (7,260)      (310)
                                                      -------    -------
                                                       55,518      4,694
Construction in progress............................   44,460     27,930
                                                      -------    -------
Property, equipment and leasehold improvements,
  net...............................................  $99,978    $32,624
                                                      =======    =======

     Equipment under capital leases amounted to $2,994,000 and $794,000 at year end 1999 and 1998. Accumulated amortization on capital leases as of year end 1999 and 1998 was $911,000 and $72,000.

     Construction in progress includes costs incurred in the construction of Webvan's distribution centers. Such costs include the purchase and installation of materials handling equipment, refrigeration and freezer storage units, and related finance charges.

5. BORROWING ARRANGEMENTS

     In December 1998, WBA entered into a $17,000,000 loan and security agreement. The loan is payable in monthly installments of $472,000 from January 1999 through June 2002 with an additional $2,550,000 payment of the remaining balance payable in June 2002. Based upon this repayment schedule, the imputed interest on this loan is 16.33%. The loan is secured by substantially all the assets of Webvan Bay Area, and is guaranteed by Webvan Group, Inc.

     Related to the above financing, Webvan issued warrants to the lenders to purchase an aggregate of 2,233,578 shares of Series B preferred stock at an exercise price of $0.91 per share. The fair value of the warrants at the date granted was $1,564,000 and was capitalized with loan fees (see Note 8). Webvan also paid $323,000 in loan fees. The loan fees are being amortized over the 42 month term of the loan.

     As part of an operating lease for the Oakland facility the landlord agreed to finance $168,000 of improvements. The loan is payable in monthly installments including interest at 11% from January 1, 1999 through July 2003.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     Future principal maturities under loan agreements as of December 31, 1999 are as follows (in thousands):

                  YEAR ENDING
                 DECEMBER 31,
                 ------------
  2000.........................................  $ 3,639
  2001.........................................    4,577
  2002.........................................    5,149
  2003.........................................       65
  2004.........................................       46
                                                 -------
                                                  13,476
Less current maturities........................    3,639
                                                 -------
                                                 $ 9,837
                                                 =======

CAPITAL LEASE OBLIGATIONS

     In March 1998, Webvan entered into a $3,000,000 nonrevolving master lease agreement. As part of the leasing arrangement, warrants for 164,232 shares of Series B preferred stock were granted to the provider at an exercise price of $0.91 per share. Such preferred shares were converted into common shares on a one for one basis at the time of the Company's initial public offering in November, 1999. The $115,000 fair value of the warrants at the date granted has been capitalized with loan fees and is being amortized over a range of 36 to 48 months (see note 8).

     Future lease payments under the lease agreement as of December 31, 1999 are as follows (in thousands):

                  YEAR ENDING
                  DECEMBER 31,
                  ------------
  2000..........................................  $  980
  2001..........................................     978
  2002..........................................     816
  2003..........................................     290
                                                  ------
Total future lease payments.....................   3,064
Less portion relating to interest...............     605
                                                  ------
Total capital lease obligations.................   2,459
Less current portion............................     667
                                                  ------
Total long-term portion.........................  $1,792
                                                  ======

6. SHAREHOLDERS' EQUITY

STOCK SPLITS

     In March 1998, January 1999, July 1999 and September 1999, the Company effected two-for-one, two-for-one, two-for-one and three-for-two stock splits, respectively, on the then outstanding shares, warrants and options. The splits have been retroactively reflected in the financial statements and notes to the financial statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

CONVERTIBLE PREFERRED STOCK

     From October 1997 through January 1998, the Company sold 112,635,168 shares of Series A preferred stock at $.0958 per share. From May through September 1998, the Company sold 39,113,304 shares of Series B preferred stock at $.91 per share. From January through April 1999, the Company sold 32,341,200 shares of Series C preferred stock at $2.32 per share. In September 1999, the Company issued 150,000 shares of Series C preferred stock related to the exercise of warrants. In July, 1999, the Company sold 21,670,605 shares of Series D preferred stock at $12.69 per share. Each share of preferred stock was convertible into one share of common stock at the option of the holder, and automatically upon an underwritten initial public offering (IPO) of the Company's common shares, meeting certain criteria. In November, 1999, at the closing of the Company's initial public offering, all of the Company's preferred stock was converted into 205,910,277 shares of common stock.

     The Board of Directors is authorized, without stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more series, each of the series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. No shares of this preferred stock have been issued.

COMMON STOCK

     At December 31, 1999, Webvan had 800,000,000 authorized shares of common stock of which 326,368,000 were issued and outstanding (including 4,785,000 shares of redeemable common stock). Webvan has the right to repurchase certain shares until vesting is completed. See Note 9. At December 31, 1999, Webvan had reserved 77,153,000 shares for issuance under stock option plans (including with respect to options granted but not exercised).

     Webvan has recorded redeemable common stock, representing common stock sold to employees who have put rights. The put rights allow the shareholders to sell to the Company, at a price of $0.3658 per share, 2,871,000 shares of common stock after February 1999, and an additional 1,914,000 shares of common stock after February 2000. Redeemable common stock was originally recorded at its $0.0125 fair value as determined by the board of directors, and is being accreted to the redemption amounts as compensation expense over the period the put rights become exercisable. These rights expire in March 2000.

7. STOCK OPTION PLAN

     On September 17, 1997, Webvan adopted the 1997 Stock Plan (the "1977 Plan"). A total of 79,500,000 shares of Webvan's common stock have been reserved for issuance under the 1997 Plan, which expires on September 17, 2007. Options are granted at fair market value at the date of grant based on the prior day's closing stock price. As provided for in the 1997 Plan, incentive and non-statutory stock options may be granted to employees, officers, directors or consultants. Incentive options may only be granted to employees and at an exercise price of no less than fair value on the date of grant. Non-statutory options may be granted at less than fair value; such options may not be granted at less than fair value in order to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. For owners of more than 10% of Webvan's stock, incentive options may only be granted for an exercise price of no less than 110% of fair value. Options generally become exercisable at a rate of 25% on the one year

                       WEBVAN GROUP, INC. AND SUBSIDIARY
anniversary of the vesting commencing date, which may precede the grant date, with an additional 6.25% exercisable at the end of each quarter thereafter until fully vested at the end of the fourth year. The term of an incentive option may not exceed five years for grants to owners of more than 10% of Webvan's voting power, nor exceed ten years for all other option holders.

     In August 1999, Webvan adopted the 1999 Nonstatutory Stock Option Plan (the "NSO Plan"). A total of 23,000,000 shares of Webvan's common stock have been reserved for issuance under the NSO Plan. The NSO Plan provides for the grant of nonstatutory stock options to employees and consultants of Webvan. Executive officers (subject to Section 16 of the Securities Exchange Act of 1934, as amended) are only eligible to receive options under the NSO Plan in connection with their initial employment by Webvan. The exercise price, vesting and term of all stock options granted under the NSO Plan are determined by the administrator.

     The 1997 Plan initially provided for the grant of 30,000,000 shares. During 1998 and 1999, Webvan's Board of Directors increased the 30,000,000 shares of common stock reserved under the 1997 Plan as follows: 12,000,000 in May 1998; 6,000,000 in July 1998; 6,000,000 in October 1998; 12,000,000 in December 1998;
6,000,000 in January 1999 and 7,500,000 in August 1999. Including the 23,000,000
shares reserved under the NSO Plan, 77,153,000 shares are reserved in the option pool as of December 31, 1999. At December 31, 1999, shares of common stock available for future options grants under the 1997 Plan and the NSO Plan totaled approximately 5.6 million.

     Stock option activity under the Company's plans is summarized as follows:

                                                            NUMBER OF
                                                              SHARES        WEIGHTED AVERAGE
                                                          (IN THOUSANDS)     EXERCISE PRICE
                                                          --------------    ----------------
Options granted during 1997 (weighted average fair value
  of $0.00016)..........................................      12,588            $0.00081
Options canceled during 1997............................        (108)            0.00081
                                                             -------
Balance, December 31, 1997 (none exercisable)...........      12,480             0.00081
Options granted during 1998 (weighted average fair value
  of $0.01740)..........................................      46,437             0.10546
Options exercised during 1998...........................     (18,981)            0.00645
Options canceled during 1998............................      (3,210)            0.02735
                                                             -------
Balance, December 31, 1998..............................      36,726             0.12758
Options granted during 1999(weighted average fair value
  of $8.64133)..........................................      42,793             7.51307
Options exercised during 1999...........................      (6,187)            0.20936
Options canceled during 1999............................      (1,827)            1.96871
                                                             -------
Balance, December 31, 1999..............................      71,505            $4.48233
                                                             =======

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     Additional information regarding options outstanding as of December 31, 1999 is as follows:

                                          OPTIONS OUTSTANDING
                           -------------------------------------------------        OPTIONS EXERCISABLE
                             NUMBER      WEIGHTED AVERAGE                      ------------------------------
                           OUTSTANDING      REMAINING                            NUMBER
                              AS OF      CONTRACTUAL LIFE   WEIGHTED AVERAGE   EXERCISABLE   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES    12/31/99         (YEARS)         EXERCISE PRICE     12/31/99      EXERCISE PRICE
------------------------   -----------   ----------------   ----------------   -----------   ----------------
$ 0.00083 - $ 0.10000      21,852,261          8.44            $ 0.05444        3,492,089       $ 0.05091
$ 0.41667 - $ 1.35000      14,301,210          9.15            $ 0.66348        1,803,465       $ 0.41667
$ 3.33333 - $ 3.33333       4,237,575          9.59            $ 3.33333          237,374       $ 3.33333
$ 8.00000 - $ 8.00000      16,276,950          9.71            $ 8.00000        3,750,000       $ 8.00000
$10.78667 - $12.00000      13,854,245          9.76            $11.22597          892,220       $11.62461
$14.00000 - $25.43750         982,950          9.91            $17.00987                0       $ 0.00000
                           ----------          ----            ---------       ----------       ---------
$ 0.00083 - $25.43750      71,505,191          9.21            $ 4.48233       10,175,148       $ 4.12475

ADDITIONAL STOCK PLAN INFORMATION

     As discussed in Note 1, Webvan accounts for its stock-based awards using the intrinsic value method in accordance with APB 25. Based on the stock value and exercise prices, during the year ended December 31, 1999, $67,729,000 of compensation expense has been recognized in the financial statements for employee stock arrangements, including $36,520,000 of amortization of deferred compensation. During the year ended December 31, 1998, $2,302,000 of compensation expense was recognized, including $1,060,000 of amortization of deferred compensation.

     SFAS 123 requires the disclosure of pro forma net income and earnings per share as if Webvan had adopted the fair value method as of the beginning of the period ended December 31, 1997. Webvan's calculations were made with the following weighted average assumptions for 1999, 1998 and 1997: expected life of 60 months following the grant date; risk free interest rates of 6%; and no dividends during the expected term. As to volatility, the assumed value for 1999, 1998 and 1997 was 80%, 0% and 0% respectively. Forfeitures are recognized as they occur. If the computed fair value of 1999, 1998 and 1997 awards had been charged to compensation over the vesting period of the awards, the net loss would have been $194,742,000 ($(1.93) per share, (basic and diluted) in 1999, $12,028,000 ($(0.31) per share, (basic and diluted) in 1998 and $2,841,000
($(0.33) per share, (basic and diluted) in 1997.

8. NONCASH FINANCING ACTIVITIES

STOCK AND OPTIONS FOR SERVICES

     Webvan issued the following shares and options for certain consulting or recruiting services that represent non-cash operating expenses (in thousands, except per share amounts):

                                              DATE       NUMBER      FAIR VALUE    FAIR VALUE AT
                                             ISSUED     OF SHARES    PER SHARE     ISSUANCE DATE
                                             -------    ---------    ----------    -------------
Stock:
  Series A preferred stock.................   1997         939        $0.09583         $ 90
  Common...................................   1997         360         0.01250            5
  Series A preferred stock.................   1998          51         0.09583            5
  Common...................................   1999          67         14.3138          378

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                                                           SHARES      EXERCISE
                                                DATE     COVERED BY      PRICE      FAIR VALUE
                                               ISSUED     OPTIONS      PER SHARE    GRANT DATE
                                               ------    ----------    ---------    ----------
Stock options  --
  Common.....................................   1998        160        $0.10000         $7

     All preferred shares were converted into common shares on a one for one basis at the time of the Company's initial public offering in November, 1999.

     In July 1999, the Company issued Yahoo! an option to purchase up to 150,000 shares of Webvan common stock at a price of $3.33 per share. The option vests 6.25% each quarter contingent upon the continued service of Yahoo!'s CEO on Webvan's Board of Directors. The fair value of the options at the grant date was determined to be $180,000 using the Black-Scholes option pricing model. Based upon the terms of the option, it is subject to variable plan accounting using the Multiple Award Method. As of December 31, 1999, the fair value of the remaining options was $1,945,000. Compensation expense related to these options amounted to approximately $225,000 for the year ended December 31, 1999.

     In October 1999, Webvan issued 40,500 shares of Webvan common stock to a consultant in exchange for service, subject to restrictions which lapse as services are provided. The agreement provides for an initial three month term, as well as four six month extensions. As of December 31, 1999, 5,250 shares had vested and restrictions thereupon had lapsed. The stock which vested was valued at $87,000 based on the $16.50 market value of the stock on December 31, 1999.

     Webvan agreed to issue an option for up to 150,000 shares of common stock at an exercise price of $10.79 per share in exchange for recruiting services. The agreement provides that 6,000 options vest for each individual placed under the agreement, contingent upon such individual's continued employment with the Company for eight months following commencement of employment. Based upon the terms of the agreement, the option is subject to variable plan accounting using the Multiple Award Method. Through December 31, 1999, $31,000 of expense was recorded for the fair value of options issued to the recruiter in respect of individuals placed with the Company.

DEFERRED COMPENSATION

     In connection with the grant of certain stock options to employees in 1999 and 1998, the Company recorded deferred compensation of $124,961,000 and $11,797,000 and amortization of deferred compensation expense of $36,520,000 and $1,060,000, respectively, representing the difference between the deemed fair value and the option exercise price. The deferred compensation is generally being amortized over the four-year vesting period of the underlying options.

WARRANTS FOR DEBT

     Webvan issued the following warrants in connection with its long-term debt and capital lease arrangements (in thousands, except per share amounts):

                                                        SHARES
                                             DATE     COVERED BY    EXERCISE PRICE    FAIR VALUE
                                            ISSUED     WARRANTS       PER SHARE       GRANT DATE
                                            ------    ----------    --------------    ----------
Series B preferred stock warrants.........   1998       2,398           $0.91           $1,679

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     The number of shares covered by warrants reflect the two-for-one stock splits in March 1998, January 1999 and July 1999 and the three-for-two stock split in September 1999. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: expected life ranging from five to seven years; risk-free interest rate of 6% in 1999, 1998 and 1997; no dividends during the expected term and volatility ranging from 80% to 100%. The calculations are based on a single option valuation approach and forfeitures are recognized as they occur.

WARRANTS FOR SERVICES

     On July 8, 1999, the Company signed an agreement (the "Agreement") with a contractor to design, develop and construct up to 26 distribution center warehouse facilities ("Distribution Centers") in the United States. The Agreement includes a five year exclusivity clause. The Agreement expires July 8, 2002, unless extended by written agreement. As part of the Agreement, the contractor was granted a warrant to purchase up to 1,800,000 shares of the Company's Series C preferred stock at $2.32 per share (the "Warrant"). The Warrant was exercisable as to 150,000 shares on July 8, 1999 and generally becomes exercisable as to the remaining shares as Distribution Centers are completed by the contractor within agreed upon schedule and budgetary parameters. A portion of the Warrant shares will be forfeited to the extent schedule and budgetary parameters are not met for any Distribution Center.

     Under the applicable accounting guidelines in Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the measurement date for the Warrant is July 8, 1999 as that is the performance commitment date. As of July 8, 1999, the Company capitalized approximately $1.3 million, the fair value of the warrant related to the 150,000 exercisable shares, as determined by the board of directors and is amortizing that amount over the five year exclusivity period. No amount was capitalized as of that date for the fair value of the Warrant related to the non-exercisable shares as eventual exercisability is dependent on counterparty performance. Any amounts capitalized will be based on the contractor's future performance and will be amortized over the useful life of the Distribution Centers. If and when the Warrant becomes exercisable as to additional shares, based on counterparty performance, the Company will capitalize additional cost based on the then fair value of the Warrant related to such additional exercisable shares.

9. NET LOSS PER SHARE

     Net loss per share is calculated by dividing the net loss by the weighted average shares outstanding for the period. The weighted average shares outstanding excludes certain shares subject to repurchase by the Company. Shares subject to repurchase by the Company include options exercised prior to vesting. Shares subject to repurchase by the Company also include certain shares issued in 1997 which vest under the agreements pursuant to which they were issued: The Company's rights to repurchase all but 144,000 of the shares issued in 1997 expire on March 10, 2000.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands except per share amounts):

                                                                                 PERIOD FROM
                                                                                DECEMBER 17,
                                                                                1996 (DATE OF
                                                  YEAR ENDED     YEAR ENDED    INCORPORATION)
                                                 DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                                                     1999           1998            1997
                                                 ------------   ------------   ---------------
Net loss (numerator), basic and diluted........   $(144,569)      $(12,004)       $ (2,840)
                                                  ---------       --------        --------
Shares (denominator):
  Weighted average common shares outstanding...     123,101         76,934          37,407
  Weighted average common shares outstanding
     and subject to repurchase.................     (22,057)       (37,590)        (28,832)
                                                  ---------       --------        --------
Weighted average shares outstanding -- basic
  and diluted*.................................     101,044         39,344           8,575
                                                  =========       ========        ========
Net loss per share, basic and diluted*.........   $   (1.43)      $  (0.31)       $  (0.33)
                                                  =========       ========        ========

---------------
*Restated as to 1998 and 1997 -- See Note 15.

     For the above-mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been anti-dilutive. Such outstanding securities consist of the following (in thousands, except per share amounts):

                                                                                 PERIOD FROM
                                                                                DECEMBER 17,
                                                                                1996 (DATE OF
                                                  YEAR ENDED     YEAR ENDED    INCORPORATION)
                                                 DECEMBER 31,   DECEMBER 31,   TO DECEMBER 31,
                                                     1999           1998            1997
                                                 ------------   ------------   ---------------
Convertible preferred stock....................          --        151,736         112,583
Shares of common stock subject to
  repurchase*..................................       9,945         33,500          34,296
Outstanding options............................      71,684         36,905          12,480
Warrants.......................................       3,831          2,398              --
                                                   --------       --------        --------
          Total................................      85,460        224,539         159,359
                                                   ========       ========        ========
Weighted average exercise price of options.....    $4.48232       $0.12773        $0.00083
                                                   ========       ========        ========
Weighted average exercise price of warrants....    $1.57870       $   0.91        $     --
                                                   ========       ========        ========

---------------
* Restated as to 1998 and 1997 -- See Note 15.

10. INCOME TAXES

     In 1999, when Webvan first generated revenues from operations, expenditures accumulated during the development stage started being amortized for income tax purposes over a five-year period. The deduction of these expenses for financial statement purposes in years preceding the deduction for

                       WEBVAN GROUP, INC. AND SUBSIDIARY
income tax purposes is a temporary difference that creates a deferred tax asset. At statutory rates, the deferred tax asset amounts to approximately $67.8 million which has been offset by a valuation allowance of the same amount due to lack of operating history combined with risks and uncertainties surrounding Webvan's ability to generate future taxable income.

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 35,779    $   101
  Start-up costs capitalized for tax purposes...............     9,614      5,384
  Deferred compensation.....................................    22,310         --
  Other.....................................................       105         34
                                                              --------    -------
Total deferred tax assets...................................    67,808      5,519
Valuation allowance.........................................   (67,808)    (5,519)
                                                              --------    -------
Net deferred tax assets.....................................  $     --    $    --
                                                              ========    =======

     At December 31, 1999 the Company has federal net operating loss carryforwards of approximately $87.8 million, expiring from 2012 to 2019. The Company has research tax credit carryforwards available to offset future federal taxes of $45,000, expiring from 2012 to 2014. The Company has state net operating loss carryforwards of approximately $87.9 million, expiring from 2002 to 2004. The Company also has state tax credit carryforwards of approximately $25,000, which do not expire.

     Utilization of the net operating losses and credits may be subject to an annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate at December 31 as follows:

                                                              1999    1998    1997
                                                              ----    ----    ----
Federal statutory tax rate..................................   35%     35%     35%
State taxes, net of federal benefit.........................    6       6       6
Valuation allowance.........................................  (41)    (41)    (41)
                                                              ---     ---     ---
Effective tax rate..........................................   --%     --%     --%
                                                              ===     ===     ===

11. LEASES

     Webvan leases facilities under noncancelable operating lease agreements which expire at various dates through 2009.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     Future lease payments under the lease agreements as of December 31, 1999 (including leases for ten distribution centers leased as of December 31, 1999) are as follows (in thousands):

                 YEAR ENDING
                 DECEMBER 31,
                 ------------
  2000........................................  $ 14,921
  2001........................................    16,817
  2002........................................    16,530
  2003........................................    16,665
  2004........................................    15,847
Thereafter....................................    94,402
                                                --------
          Total future lease payments.........  $175,182
                                                ========

     Facilities rent expense was $4,702,000, $1,026,000 and $123,000 for the periods ended December 31, 1999, 1998 and 1997, respectively. In January 2000, the Company signed an additional distribution center lease with annual payments, commencing at $1,309,000, through 2010.

12. EMPLOYEE BENEFIT PLANS

     Webvan has a 401(k) profit-sharing plan (the 401(k) Plan) that covers substantially all employees. The 401(k) Plan provides for voluntary salary reduction contributions of up to 15% of eligible participants' annual compensation subject to Internal Revenue Code limitations. Under the terms of the 401(k) Plan, Webvan will match 100% of employees' contributions for the first $500 and 25% thereafter to a maximum of $2,000 per year. Matching contributions made during 1999, 1998 and 1997 were $503,000, $81,000 and $17,000, respectively.

     In November 1999, the Company introduced its Employee Stock Purchase Plan ("ESPP") to its associates. A total of 5,000,000 shares of common stock have been reserved for issuance under the ESPP. The first offering period commenced in November 1999 and will end on or about August 14, 2000, and new offering periods will end every six months thereafter. The number of shares reserved for issuance under the ESPP will be subject to an annual increase on each anniversary beginning January 1, 2000 equal to the lesser of the number of shares issued under the ESPP in the prior year and an amount determined by Webvan's board of directors.

     The ESPP permits eligible employees to purchase common stock through payroll deductions up to a maximum of $25,000 per calendar year and up to 1,000 shares for each purchase period. The price at which common stock will be purchased is equal to 85% of the fair market value of the common stock on the first or last day of the applicable offering period, whichever is lower.

13. RELATED PARTY TRANSACTIONS

     A general contractor of Webvan has subcontracted with an equipment manufacturer (see Note 2) to install equipment in Webvan's distribution center. A total of $5.5 million of this work was completed by December 31, 1999 and is included in fixed assets.

     In September 1999, the Company loaned an officer $4,783,000. The loan bears interest at 6.26%, is secured by 1.25 million shares of Webvan common stock, and matures in connection with the sale of the shares securing the note.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

     Net sales in the fourth quarter of 1999 included approximately $0.8 million of purchases under Webvan's Second Harvest Donation Program pursuant to which individuals and entities order food from Webvan for donation to local foodbanks, of which approximately $0.7 million was purchased by entities and individuals associated or affiliated with Webvan, including an aggregate of $0.4 million by E*Trade Group, Inc. and Yahoo! Inc., whose chief executive officers are directors of Webvan.

14. SELECTED QUARTERLY DATA (UNAUDITED)
    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31, 1999
                                                -----------------------------------------
                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                --------   --------   --------   --------
Net Sales.....................................  $     12   $    383   $  3,841   $  9,069
Gross Profit..................................         3        (27)  $    350   $  1,690
Net Loss......................................   (11,690)   (23,444)  $(60,437)  $(48,998)
Basic and Diluted Net Loss per Share*.........     (0.21)     (0.38)  $  (0.88)  $  (0.22)
Weighted Average Shares Outstanding -- Basic
  and Diluted*................................    56,081     62,252     68,339    220,172

                                                      YEAR ENDED DECEMBER 31, 1998
                                                -----------------------------------------
                                                 FIRST     SECOND      THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER
                                                -------    -------    --------   --------
Net Sales.....................................  $    --    $    --    $     --   $     --
Gross Profit..................................       --         --    $     --   $     --
Net Loss......................................   (1,021)    (2,241)   $ (3,234)  $ (5,508)
Basic and Diluted Net Loss per Share*.........    (0.03)     (0.06)   $  (0.08)  $  (0.12)
Weighted Average Shares Outstanding -- Basic
  and Diluted*................................   30,967     34,505      41,612     46,741

---------------
* As restated -- See Note 15

     Subsequent to issuance of the Company's Consolidated Financial Statements for the three and nine months ended September 30, 1999 and 1998, it was determined that certain shares subject to repurchase (See Note 9) should have been excluded from the weighted average shares outstanding for the three month and nine month periods ended September 30, 1999 and 1998, used in calculating net loss per share for such periods. Accordingly, the following amounts have been restated for such periods:

                                    3 MONTH ENDED SEPT. 30      9 MONTH ENDED SEPT. 30
                                   -------------------------   -------------------------
                                   AS PREVIOUSLY               AS PREVIOUSLY
                                     REPORTED       RESTATED     REPORTED       RESTATED
                                   -------------    --------   -------------    --------
1998 Shares outstanding..........      67,376        41,612        65,523        36,090
1999 Shares outstanding..........      78,983        68,339        75,213        60,929
1998 Net loss per share..........     $ (0.05)      $ (0.08)      $ (0.10)      $ (0.18)
1999 Net loss per share..........     $ (0.77)      $ (0.88)      $ (1.27)      $ (1.57)

                       WEBVAN GROUP, INC. AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

15. RESTATEMENT

     Subsequent to the issuance of the 1998 financial statements, it was determined that 28,832,000 and 27,770,000 shares subject to repurchase should have been excluded from the weighted average number of shares outstanding, for 1997 and 1998, respectively. As a result, basic and diluted net loss per share has been restated from amount previously reported. This restatement had no effect on our net loss for the periods ended December 31, 1997 and 1998. Accordingly, the following amounts have been restated:

                                         AS REPORTED                              AS RESTATED
                            --------------------------------------   --------------------------------------
                              WEIGHTED AVERAGE        BASIC AND        WEIGHTED AVERAGE        BASIC AND
                            SHARES OUTSTANDING --    DILUTED LOSS    SHARES OUTSTANDING --    DILUTED LOSS
                              BASIC AND DILUTED       PER SHARE        BASIC AND DILUTED       PER SHARE
                            ---------------------   --------------   ---------------------   --------------
1997......................  37,407,000                  (.08)              8,575,000             (.33)
1998......................  67,114,000                  (.18)             39,344,000             (.31)

                                 * * * * * * *

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           JUNE 30, 2000    DECEMBER 31, 1999
                                                           -------------    -----------------
ASSETS
Current Assets:
  Cash and Equivalents...................................    $  21,221          $  60,220
  Marketable Securities..................................      388,783            578,561
  Inventories............................................        3,226              1,508
  Related Party Receivable...............................        1,248                320
  Prepaid Expenses and Other Current Assets..............       10,423              3,678
                                                             ---------          ---------
       Total Current Assets..............................      424,901            644,287
Property, Equipment and Leasehold Improvements, Net......      237,588             99,978
Deposits and Other Long Term Assets......................       22,808             13,528
                                                             ---------          ---------
       Total Assets......................................    $ 685,297          $ 757,793
                                                             =========          =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable.......................................    $  30,954          $  18,333
  Accrued Liabilities....................................       21,988             16,030
  Current Portion of Long-term Obligations...............        4,673              4,306
                                                             ---------          ---------
       Total Current Liabilities.........................       57,615             38,669
Long-term Obligations....................................       14,272             12,147
Redeemable Common Stock..................................           --              1,725
Shareholders' Equity:
  Common stock, $.0001 par value; 800,000 shares
     authorized; 332,965 and 321,582 issued and
     outstanding at June 30, 2000 and December 31, 1999,
     respectively........................................           33                 32
  Additional Paid-in Capital.............................      964,864            964,536
  Deferred Compensation..................................      (62,208)           (99,178)
  Accumulated Deficit....................................     (291,593)          (159,413)
  Accumulated Other Comprehensive Income (Loss)..........        2,314               (725)
                                                             ---------          ---------
       Total Shareholders' Equity........................      613,410            705,252
                                                             ---------          ---------
       Total Liabilities and Shareholders' Equity........    $ 685,297          $ 757,793
                                                             =========          =========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                THREE MONTHS             SIX MONTHS
                                               ENDED JUNE 30,          ENDED JUNE 30,
                                            --------------------    ---------------------
                                              2000        1999        2000         1999
                                            --------    --------    ---------    --------
Net Sales.................................  $ 28,300    $    383    $  44,569    $    395
Cost of Goods Sold........................    20,307         410       32,445         419
                                            --------    --------    ---------    --------
Gross Profit..............................     7,993         (27)      12,124         (24)
                                            --------    --------    ---------    --------
Sales and Marketing Expenses..............     9,907       1,907       18,266       2,339
Development and Engineering Expenses......     5,465       3,048       10,988       6,308
General and Administrative Expenses.......    57,890      16,224       96,883      22,957
Amortization of Deferred Compensation.....    16,774       2,186       34,494       3,953
                                            --------    --------    ---------    --------
          Total Expenses..................    90,036      23,365      160,631      35,557
                                            --------    --------    ---------    --------
Loss from Operations......................   (82,043)    (23,392)    (148,507)    (35,581)
Interest Income...........................     7,824         768       16,623       1,641
Interest Expense..........................       146         820          296       1,194
                                            --------    --------    ---------    --------
Net Interest Income (Expense).............     7,678         (52)      16,327         447
                                            --------    --------    ---------    --------
Net Loss..................................   (74,365)    (23,444)    (132,180)    (35,134)
Unrealized Gain (Loss) on Marketable
  Securities..............................     2,049         (42)       3,039         (59)
                                            --------    --------    ---------    --------
Comprehensive Loss........................  $(72,316)   $(23,486)   $(129,141)   $(35,193)
                                            ========    ========    =========    ========
Basic and Diluted Net Loss Per Share......  $  (0.23)   $  (0.38)   $   (0.41)   $  (0.62)
                                            ========    ========    =========    ========
Shares Used In Calculating Basic and
  Diluted Net Loss Per Share..............   327,667      62,252      324,252      56,966
                                            ========    ========    =========    ========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss....................................................    $(132,180)       $(35,134)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................        9,620           2,673
  Accretion on redeemable common stock......................           29             254
  Amortization of deferred compensation.....................       34,494           3,953
  Stock compensation........................................        1,739           3,783
Changes in operating assets and liabilities:
  Inventories...............................................       (1,718)           (596)
  Prepaid and other current assets..........................       (6,745)         (3,180)
  Accounts payable..........................................        5,480             415
  Accrued liabilities.......................................      (10,414)          5,107
  Deferred rent.............................................          745             161
                                                                ---------        --------
          Net cash used in operating activities.............      (98,950)        (22,564)
                                                                ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold
  improvements..............................................     (123,261)        (25,948)
Purchases of marketable securities..........................      192,817         (14,562)
Purchases of investments....................................       (2,000)           (500)
Deposits and other assets...................................       (4,217)            163
Restricted cash.............................................       (4,405)         (1,685)
                                                                ---------        --------
          Net cash provided by (used in) investing
             activities.....................................       58,934         (42,532)
                                                                ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Landlord tenant improvement allowances and
  sublessee security deposit................................        3,863              --
Repayment of long-term debt.................................       (1,805)         (1,519)
Proceeds from capital lease financing.......................           --           2,200
Repayment of capital lease obligations......................         (323)           (212)
Net proceeds from Series B preferred stock..................           --              11
Net proceeds from Series C preferred stock..................           --          72,776
Net proceeds from Series D preferred stock..................           --              37
Shareholder note receivable.................................       (2,154)             --
Proceeds from restricted common stock issued................        1,436              --
                                                                ---------        --------
          Net cash provided by financing activities.........        1,017          73,293
                                                                ---------        --------
Net increase in cash and equivalents........................      (38,999)          8,197
Cash and equivalents, beginning of period...................       60,220          13,839
                                                                ---------        --------
Cash and equivalents, end of period.........................    $  21,221        $ 22,036
                                                                =========        ========

See Notes to Unaudited Condensed Consolidated Financial Statements.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 1999)

      1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS. The accompanying condensed consolidated financial statements have been prepared by the Company without audit and reflect all adjustments, consisting of normal recurring adjustments and accruals, which are, in the opinion of management, necessary for a fair statement of the financial position of the Company as of June 30, 2000 and the results of operations and cash flows for the interim periods indicated. The results of operations covered are not necessarily indicative of the results to be expected for the future quarters or for the year ending December 31, 2000. The statements have been prepared in accordance with the regulations of the Securities and Exchange Commission; accordingly, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The financial statements should be read in conjunction with the audited financial statements and notes thereto of Webvan Group, Inc. for the year ended December 31, 1999, which are included in Webvan Group's Form 10-K (file number 0-27541) filed with the Securities Exchange Commission.

      2. NET LOSS PER SHARE. Webvan computes net income (loss) per share of common stock in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net income per share ("Basic EPS") is computed by dividing net income by the weighted average number of shares of common stock outstanding. The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands except per share amounts):

                                                  THREE MONTHS ENDED      SIX MONTHS ENDED
                                                       JUNE 30,               JUNE 30,
                                                  -------------------   --------------------
                                                    2000       1999       2000        1999
                                                  --------   --------   ---------   --------
NET LOSS (NUMERATOR)
Basic and diluted...............................  $(74,365)  $(23,444)  $(132,180)  $(35,134)
SHARES (DENOMINATOR)
Weighted average common shares outstanding......   331,599     85,165     329,819     84,689
Weighted average common shares outstanding and
  subject to repurchase.........................    (3,932)   (22,913)     (5,567)   (27,723)
                                                  --------   --------   ---------   --------
Shares used in computation, basic and diluted...   327,667     62,252     324,252     56,966
NET LOSS PER SHARE BASIC AND DILUTED............  $  (0.23)  $  (0.38)  $   (0.41)  $  (0.62)

      3. RECENTLY ISSUED ACCOUNTING STANDARDS. In December 1999 the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Based on these guidelines, revenue should not be recognized until it is realized or realizable and earned. Webvan will adopt this statement in the forth fiscal quarter of its fiscal year ended December 31, 2000. Management does not expect any material impact as a result of adopting the guidelines of this standard.

                       WEBVAN GROUP, INC. AND SUBSIDIARY

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)
      (FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 1999)

     In May 2000, the Emerging Issues Task Force reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. The issue addresses the accounting for sales incentives by vendors without charge to customers that can be used in a single exchange transaction. For example, certain promotional costs, such as those relating to coupons, must be recorded as a reduction in revenue. The consensus is required to be adopted prospectively in the first fiscal quarter beginning after May 18, 2000. Upon adoption, Webvan will reclassify $140,000 and $2.35 million of promotional costs previously including in sales and marketing expense as a reduction to revenues for the year ended December 31, 1999 and six months ended June 30, 2000, respectively.

      4. MERGER WITH HOMEGROCER.COM, INC. On June 25, 2000, the Company entered into a definitive merger agreement with HomeGrocer.com, Inc. ("HomeGrocer"). The agreement is expected to close late in the third quarter or in the fourth quarter of 2000. Under the terms of the agreement, the Company will issue
1.07605 shares of common stock in exchange for each share of HomeGrocer common stock. Outstanding options and warrants to purchase HomeGrocer common stock will be converted to options and warrants to purchase Webvan common stock at the same exchange ratio. The Company intends to account for the merger using the purchase method of accounting.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HomeGrocer.com, Inc.

     We have audited the accompanying balance sheets of HomeGrocer.com, Inc. as of January 2, 1999 and January 1, 2000, and the related statements of operations, shareholders' equity, and cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeGrocer.com, Inc. at January 2, 1999 and January 1, 2000, and the results of its operations and its cash flows for the period from January 15, 1997 (inception) to January 3, 1998 and the years ended January 2, 1999 and January 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Seattle, Washington
January 18, 2000, except for Note 9,
  as to which the date is February 15, 2000

                              HOMEGROCER.COM, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                           PRO FORMA
                                                                                         SHAREHOLDERS'
                                                              JANUARY 2,   JANUARY 1,       EQUITY
                                                                 1999         2000      JANUARY 1, 2000
                                                              ----------   ----------   ---------------
                                                                                           (NOTE 6)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 1,084      $ 39,806
  Marketable securities.....................................        --        37,762
  Inventories...............................................       284         2,555
  Prepaid expenses and other current assets.................       296         3,032
                                                               -------      --------
      Total current assets..................................     1,664        83,155
Fixed assets, net...........................................     1,237        52,066
Deposits and other long-term assets.........................       657         3,776
Restricted cash.............................................        --         7,932
                                                               -------      --------
      Total assets..........................................   $ 3,558      $146,929
                                                               =======      ========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   199      $  4,396
  Accrued liabilities.......................................       522         4,856
  Accrued compensation and related liabilities..............       239         3,249
  Current portion of capital lease obligations..............       209         3,081
  Current portion of long-term debt.........................       122           980
                                                               -------      --------
      Total current liabilities.............................     1,291        16,562
Capital lease obligations, less current portion.............       602        17,041
Long-term debt, less current portion........................       278           749
Other long-term liabilities.................................        --           430
                                                               -------      --------
      Total liabilities.....................................     2,171        34,782
Commitments and contingencies
Shareholders' equity:
  Convertible preferred stock, $0.001 par value:
    78,357,142 shares authorized;
    Series A, 8,000,000 shares authorized, 8,000,000 issued
     and outstanding (none pro forma); liquidation
     preference of $4,000 (none pro forma);.................         8             8
    Series B, 16,857,142 shares authorized, 16,857,142
     issued and outstanding (none pro forma); liquidation
     preference of $5,900 (none pro forma);.................        17            17
    Series C, 30,200,000 shares authorized, 29,942,050
     issued and outstanding at January 1, 2000 (none pro
     forma); liquidation preference of $52,399 at January 1,
     2000 (none pro forma);.................................        --            30
    Series D, 23,300,000 shares authorized, 18,407,546
     issued and outstanding at January 1, 2000 (none pro
     forma), liquidation preference of $106,764 at January
     1, 2000 (none pro forma)...............................        --            18
  Common stock, $0.001 par value:
    130,000,000 shares authorized; 12,416,666 issued and
     outstanding at January 2, 1999 and 29,605,536 at
     January 1, 2000 (102,812,274 pro forma)................        12            30       $    103
Additional paid-in capital..................................    10,614       250,151        250,151
Notes receivable from officers for common stock.............        --        (3,231)        (3,231)
Deferred stock-based compensation...........................        --       (41,619)       (41,619)
Accumulated deficit.........................................    (9,264)      (93,257)       (93,257)
                                                               -------      --------       --------
      Total shareholders' equity............................     1,387       112,147       $112,147
                                                               -------      --------       ========
      Total liabilities & shareholders' equity..............   $ 3,558      $146,929
                                                               =======      ========

See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                    51 WEEKS FROM      52 WEEKS      52 WEEKS
                                                   JANUARY 15, 1997      ENDED         ENDED
                                                    (INCEPTION) TO    JANUARY 2,    JANUARY 1,
                                                   JANUARY 3, 1998       1999          2000
                                                   ----------------   -----------   -----------
Net sales........................................    $        --      $     1,094   $    21,648
Cost of sales....................................             --            1,018        19,515
                                                     -----------      -----------   -----------
  Gross profit...................................             --               76         2,133
Selling, general and administrative expenses,
  excluding stock-based compensation.............          1,064            7,455        59,208
Stock-based compensation expense.................            230              412        28,158
                                                     -----------      -----------   -----------
  Loss from operations...........................         (1,294)          (7,791)      (85,233)
Interest expense.................................            (61)            (172)         (384)
Interest income..................................             --               54         2,232
Other expense....................................             --               --          (608)
                                                     -----------      -----------   -----------
  Net loss.......................................    $    (1,355)     $    (7,909)  $   (83,993)
                                                     ===========      ===========   ===========
Basic and diluted net loss per share.............    $     (0.14)     $     (0.72)  $     (5.56)
                                                     ===========      ===========   ===========
Pro forma basic and diluted net loss per share
  (unaudited)....................................                                   $     (1.28)
                                                                                    ===========
Weighted average shares outstanding used to
  compute basic and diluted net loss per share...     10,034,721       11,044,174    15,102,698
                                                     ===========      ===========   ===========
Weighted average shares outstanding used to
  compute pro forma basic and diluted net loss
  per share (unaudited)..........................                                    65,382,807
                                                                                    ===========

See accompanying notes.

                              HOMEGROCER.COM, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   CONVERTIBLE PREFERRED STOCK
                                                  --------------------------------------------------------------
                                                       SERIES A             SERIES B              SERIES C
                                                  ------------------   -------------------   -------------------
                                                   SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                  ---------   ------   ----------   ------   ----------   ------
Sale of common stock............................         --    $--             --    $--             --    $--
Issuance of common stock warrants with
 convertible promissory notes...................         --     --             --     --             --     --
Stock issued and stock options granted in
 exchange for consulting services...............         --     --             --     --             --     --
Net loss and comprehensive loss for the period
 ended January 3, 1998..........................         --     --             --     --             --     --
                                                  ---------    ---     ----------    ---     ----------    ---
Balance at January 3, 1998......................         --     --             --     --             --     --
Repurchase of common stock......................
Issuance of common stock warrants for goods and
 services.......................................         --     --             --     --             --     --
Stock options granted in exchange for consulting
 services.......................................         --     --             --     --             --     --
Issuance of Series A preferred stock, net of
 offering costs of $73..........................  7,500,000      8             --     --             --     --
Issuance of Series A preferred stock for
 consulting services............................    500,000     --             --     --             --     --
Issuance of Series B preferred stock, net of
 offering costs of $48..........................         --     --     16,857,142     17             --     --
Issuance of Series C preferred stock warrants
 for goods and services.........................         --     --             --     --             --     --
Common stock returned in settlement with service
 provider.......................................         --     --             --     --             --     --
Net loss and comprehensive loss for the year
 ended January 2, 1999..........................         --     --             --     --             --     --
                                                  ---------    ---     ----------    ---     ----------    ---
Balance at January 2, 1999......................  8,000,000      8     16,857,142     17             --     --
Issuance of Series C preferred stock, net of
 offering costs of $48..........................         --     --             --     --     29,942,050     30
Issuance of Series D preferred stock, net of
 offering costs of $291.........................         --     --             --     --             --     --
Issuance of Series D preferred stock warrants
 for goods and services.........................         --     --             --     --             --     --
Stock options granted in exchange for consulting
 services.......................................         --     --             --     --             --     --
Exercise of common stock options................         --     --             --     --             --     --
Repurchase of restricted common stock...........         --     --             --     --             --     --
Issuance of restricted common stock.............         --     --             --     --             --     --
Exercise of warrants to purchase common stock...         --     --             --     --             --     --
Notes receivable from officers for common
 stock..........................................         --     --             --     --             --     --
Deferred stock based compensation...............         --     --             --     --             --     --
Amortization of stock-based compensation........         --     --             --     --             --     --
Net loss and comprehensive loss for the year
 ended January 1, 2000..........................         --     --             --     --             --     --
                                                  ---------    ---     ----------    ---     ----------    ---
Balance at January 1, 2000......................  8,000,000    $ 8     16,857,142    $17     29,942,050    $30
                                                  =========    ===     ==========    ===     ==========    ===

                                                  CONVERTIBLE PREFERRED STOCK
                                                  -------------------                                        NOTES
                                                       SERIES D            COMMON STOCK       ADDITIONAL   RECEIVABLE     DEFERRED
                                                  -------------------   -------------------    PAID-IN        FROM      STOCK-BASED
                                                    SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL      OFFICERS    COMPENSATION
                                                  ----------   ------   ----------   ------   ----------   ----------   ------------
Sale of common stock............................          --     --     15,200,000    $15      $    277     $    --       $     --
Issuance of common stock warrants with
 convertible promissory notes...................          --     --             --     --           190          --             --
Stock issued and stock options granted in
 exchange for consulting services...............          --     --        800,000      1           229          --             --
Net loss and comprehensive loss for the period
 ended January 3, 1998..........................          --     --             --     --            --          --             --
                                                  ----------    ---     ----------    ---      --------     -------       --------
Balance at January 3, 1998......................          --     --     16,000,000     16           696          --             --
Repurchase of common stock......................                        (3,333,334)    (4)            2          --             --
Issuance of common stock warrants for goods and
 services.......................................          --     --             --     --            27          --             --
Stock options granted in exchange for consulting
 services.......................................          --     --             --     --           191          --             --
Issuance of Series A preferred stock, net of
 offering costs of $73..........................          --     --             --     --         3,669          --             --
Issuance of Series A preferred stock for
 consulting services............................          --     --             --     --           250          --             --
Issuance of Series B preferred stock, net of
 offering costs of $48..........................          --     --             --     --         5,835          --             --
Issuance of Series C preferred stock warrants
 for goods and services.........................          --     --             --     --            84          --             --
Common stock returned in settlement with service
 provider.......................................          --     --       (250,000)    --          (140)         --             --
Net loss and comprehensive loss for the year
 ended January 2, 1999..........................          --     --             --     --            --          --             --
                                                  ----------    ---     ----------    ---      --------     -------       --------
Balance at January 2, 1999......................          --     --     12,416,666     12        10,614          --             --
Issuance of Series C preferred stock, net of
 offering costs of $48..........................          --     --             --     --        52,320          --             --
Issuance of Series D preferred stock, net of
 offering costs of $291.........................  18,407,546     18             --     --       106,455          --             --
Issuance of Series D preferred stock warrants
 for goods and services.........................          --     --             --     --         1,361          --             --
Stock options granted in exchange for consulting
 services.......................................          --     --             --     --         2,028          --             --
Exercise of common stock options................          --     --     14,400,870     14         8,429          --             --
Repurchase of restricted common stock...........          --     --        (12,000)     1            (5)         --             --
Issuance of restricted common stock.............          --     --      2,050,000      2           920          --             --
Exercise of warrants to purchase common stock...          --     --        750,000      1           280          --             --
Notes receivable from officers for common
 stock..........................................          --     --             --     --            --      (3,231)            --
Deferred stock based compensation...............          --     --             --     --        67,749          --        (67,749)
Amortization of stock-based compensation........          --     --             --     --            --          --         26,130
Net loss and comprehensive loss for the year
 ended January 1, 2000..........................          --     --             --     --            --          --             --
                                                  ----------    ---     ----------    ---      --------     -------       --------
Balance at January 1, 2000......................  18,407,546    $18     29,605,536    $30      $250,151     $(3,231)      $(41,619)
                                                  ==========    ===     ==========    ===      ========     =======       ========

                                                                  TOTAL
                                                                 SHARE-
                                                                HOLDERS'
                                                  ACCUMULATED    EQUITY
                                                    DEFICIT     (DEFICIT)
                                                  -----------   ---------
Sale of common stock............................   $     --     $     292
Issuance of common stock warrants with
 convertible promissory notes...................         --           190
Stock issued and stock options granted in
 exchange for consulting services...............         --           230
Net loss and comprehensive loss for the period
 ended January 3, 1998..........................     (1,355)       (1,355)
                                                   --------     ---------
Balance at January 3, 1998......................     (1,355)         (643)
Repurchase of common stock......................         --            (2)
Issuance of common stock warrants for goods and
 services.......................................         --            27
Stock options granted in exchange for consulting
 services.......................................         --           191
Issuance of Series A preferred stock, net of
 offering costs of $73..........................         --         3,677
Issuance of Series A preferred stock for
 consulting services............................         --           250
Issuance of Series B preferred stock, net of
 offering costs of $48..........................         --         5,852
Issuance of Series C preferred stock warrants
 for goods and services.........................         --            84
Common stock returned in settlement with service
 provider.......................................         --          (140)
Net loss and comprehensive loss for the year
 ended January 2, 1999..........................     (7,909)       (7,909)
                                                   --------     ---------
Balance at January 2, 1999......................     (9,264)        1,387
Issuance of Series C preferred stock, net of
 offering costs of $48..........................         --        52,350
Issuance of Series D preferred stock, net of
 offering costs of $291.........................         --       106,473
Issuance of Series D preferred stock warrants
 for goods and services.........................         --         1,361
Stock options granted in exchange for consulting
 services.......................................         --         2,028
Exercise of common stock options................         --         8,443
Repurchase of restricted common stock...........         --            (4)
Issuance of restricted common stock.............         --           922
Exercise of warrants to purchase common stock...         --           281
Notes receivable from officers for common
 stock..........................................         --        (3,231)
Deferred stock based compensation...............         --             0
Amortization of stock-based compensation........         --        26,130
Net loss and comprehensive loss for the year
 ended January 1, 2000..........................    (83,993)      (83,993)
                                                   --------     ---------
Balance at January 1, 2000......................   $(93,257)    $ 112,147
                                                   ========     =========

See accompanying notes.

                              HOMEGROCER.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               51 WEEKS ENDED
                                                              JANUARY 15, 1997      52 WEEKS          52 WEEKS
                                                               (INCEPTION) TO         ENDED             ENDED
                                                              JANUARY 3, 1998    JANUARY 2, 1999   JANUARY 1, 2000
                                                              ----------------   ---------------   ---------------
OPERATING ACTIVITIES:
Net loss....................................................      $(1,355)           $(7,909)         $(83,993)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................            7                175             2,881
  Amortization..............................................           57                132               120
  Stock-based compensation expense..........................          230                412            28,158
  Loss on disposal of fixed assets..........................           --                 --               628
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets...............         (165)              (265)           (2,736)
    Inventories.............................................           --               (284)           (2,271)
    Accounts payable........................................          740                 49             4,197
    Accrued liabilities.....................................           --                (68)            4,334
    Accrued compensation and related liabilities............           --                239             3,010
                                                                  -------            -------          --------
Net cash used in operating activities.......................         (486)            (7,519)          (45,672)
INVESTING ACTIVITIES:
Purchases of fixed assets...................................         (393)              (737)          (34,387)
Purchases of marketable securities..........................           --                 --           (37,762)
Deposits and other..........................................           --               (571)           (1,448)
Restricted cash.............................................           --                 --            (7,932)
                                                                  -------            -------          --------
Net cash used in investing activities.......................         (393)            (1,308)          (81,529)
FINANCING ACTIVITIES:
Net proceeds from sale of Series A preferred stock..........           --              2,926                --
Net proceeds from sale of Series B preferred stock..........           --              5,852                --
Net proceeds from sale of Series C preferred stock..........           --                 --            52,350
Net proceeds from sale of Series D preferred stock..........           --                 --           106,473
Proceeds from sale of common stock..........................          292                 --               459
Repurchase of common stock..................................           --                 (2)               (4)
Proceeds from exercise of stock options.....................           --                 --             5,675
Proceeds from exercise of warrants..........................           --                 --               281
Proceeds from convertible notes.............................          900                 --                --
Repayment of convertible notes..............................           --               (100)               --
Proceeds from notes payable.................................           --                900                --
Repayment of notes payable..................................           --               (500)               --
Proceeds from sale leaseback................................           --                522                --
Proceeds from long-term debt................................           --                 --             2,309
Repayments of long-term debt................................           --                 --              (980)
Repayments of capital lease obligations.....................           --                 --              (640)
                                                                  -------            -------          --------
Net cash provided by financing activities...................        1,192              9,598           165,923
                                                                  -------            -------          --------
Net increase in cash and cash equivalents...................          313                771            38,722
Cash and cash equivalents, beginning of period..............           --                313             1,084
                                                                  -------            -------          --------
Cash and cash equivalents, end of period....................      $   313            $ 1,084          $ 39,806
                                                                  =======            =======          ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for interest....................      $    --            $    35          $    509
NONCASH FINANCING AND INVESTING ACTIVITIES:
Fixed assets acquired through capital lease.................           --                811            19,951
Issuance of warrants to purchase common stock in connection
  with convertible notes issued.............................          190                 --                --
Conversion of notes to Series A preferred stock (net of
  convertible note origination fees)........................           --                751                --
Issuance of warrants to purchase preferred stock in
  connection with loan agreement............................           --                 --             1,361
Issuance of notes receivable for officers to purchase common
  stock.....................................................           --                 --            (3,231)

See accompanying notes.

                              HOMEGROCER.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business

     HomeGrocer.com, Inc. (the "Company") is an Internet retailer of grocery and other consumer products. The Company operates its own distribution system providing next-day delivery of products. The Company began delivering groceries to the Seattle market from its first customer fulfillment center located in Bellevue, Washington in June 1998. As of January 1, 2000, the Company was delivering groceries from four customer fulfillment centers in the following markets:

 CUSTOMER FULFILLMENT CENTER LOCATION         DELIVERY COMMENCEMENT                MARKET SERVED
 ------------------------------------         ---------------------                -------------
Renton, WA (formerly Bellevue)             June 1998                       Seattle
Tualatin, OR                               May 1999                        Portland
Irvine, CA                                 September 1999                  Orange County
Fullerton, CA                              November 1999                   Orange County/Los Angeles

     The Company was incorporated on January 15, 1997 in British Columbia, Canada as GrocerNet Home Shopping, Inc. On September 29, 1997, the Company reincorporated in Delaware as HomeGrocer.com, Inc.

     The Company has incurred significant operating losses since its inception. To date, the Company has financed its operations primarily through the issuance of equity securities. The Company's current expansion plans as well as costs associated with increasing its customer base in its existing markets will require additional financing. The Company believes that additional financing can be obtained from existing or new investors.

Fiscal Year

     The Company reports on a 52/53 week fiscal year basis that ends on the Saturday nearest December 31. Because the Company commenced on January 15, 1997 (inception), the fiscal year ended January 3, 1998 was a 51-week year. Fiscal years 1998 and 1999 were 52-week years that ended on January 2, 1999 and January 1, 2000, respectively.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at fair market value, which approximates cost.

Marketable Securities

     The Company considers all investments with a maturity of more than three months but less than one year when purchased and investments to be sold within one year to be short-term and available-for-sale. The Company's marketable securities consists of commercial paper.

                              HOMEGROCER.COM, INC.

Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of its holdings of cash, cash equivalents and marketable securities. Banking and investing with credit-worthy financial institutions mitigates risks associated with cash, cash equivalents and marketable securities.

Fair Value of Financial Instruments

     Financial instruments consist of cash and cash equivalents, marketable securities, capital leases and other long-term obligations. The carrying value of all financial instruments approximates fair market value.

Inventories

     Inventories are stated at the lower of cost (using the weighted average cost method) or market. The Company's largest vendor accounted for approximately 29% and 32% of the Company's purchases in fiscal 1998 and 1999, respectively. In addition, another vendor accounted for approximately 11% of the Company's purchases in fiscal 1999. Although products are readily available from other sources, the vendors' inability to supply product in a timely manner or on terms acceptable to the Company could adversely affect the Company's ability to meet customers' demands.

Fixed Assets

     Fixed assets are stated at cost less accumulated depreciation and amortization. Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from two to fifteen years. Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or lease term.

     The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from use of the assets and their ultimate disposition. In circumstances where impairment is determined to exist, the Company writes down the impaired asset to its fair value based on the present value of estimated expected future cash flows.

Restricted Cash

     The Company has entered into various lease agreements requiring standby letters of credit. The bank has required the Company to maintain certain balances on deposit as security for the letters of credit. These letters of credit expire at various dates ranging from July 2000 through August 2015. As of January 1, 2000, standby outstanding letters of credit totalled $7.9 million.

Income Taxes

     The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

                              HOMEGROCER.COM, INC.

Revenue Recognition

     The Company recognizes revenue from product sales, net of promotional discounts, when products are delivered to customers. The Company provides an allowance for sales returns, which have been insignificant, based upon historical experience.

Cost of Sales

     Cost of sales includes the cost of merchandise sold to customers, inbound freight costs and the cost of free product given to customers. Cost of sales also includes a provision for inventory loss resulting from shrinkage and damaged and spoiled inventory. The Company adjusts its provision based on historical experience.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses include payroll and other costs associated with operating the Company's customer fulfillment centers, delivery fleet and related expenses, advertising and promotional expenditures, information technology and corporate overhead.

Advertising Costs

     The costs of advertising are expensed as incurred. The Company incurred advertising costs of $82,000, $1.0 million and $7.7 million for the 51 weeks ended January 3, 1998 and the 52 weeks ended January 2, 1999, and January 1, 2000, respectively. No similar costs were incurred in fiscal 1997.

Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under APB No. 25 compensation expense related to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. The Company recognizes compensation expense for options granted to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus Issue 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require using a Black-Scholes option pricing model and remeasuring such stock options to the current fair market value until the performance date has been reached.

     Deferred stock-based compensation consists of amounts recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes. Deferred stock-based compensation is amortized over the vesting period of the underlying options.

                              HOMEGROCER.COM, INC.

Net Loss Per Share

     Net loss per share is calculated using the weighted average number of common shares outstanding less the number of shares subject to repurchase. Common stock that the Company has the right to repurchase and shares associated with outstanding stock options, warrants and convertible preferred stock are not included in the calculation of diluted loss per share because they are antidilutive.

     Pro forma net loss per share is calculated using the weighted average number of common shares outstanding less shares subject to repurchase, including the pro forma effects of the automatic conversion of all outstanding convertible preferred stock into shares of common stock effective upon closing of the Company's initial public offering as if such conversion had occurred at the original date of issuance.

     The following table sets forth the computation of basic and diluted loss per share and pro forma basic and diluted loss per share for the periods indicated:

                                                   FISCAL         FISCAL         FISCAL
                                                    1997           1998           1999
                                                 -----------    -----------    -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND
                                                            PER SHARE AMOUNTS)
Numerator:
  Net loss.....................................  $    (1,355)   $    (7,909)   $   (83,993)
                                                 ===========    ===========    ===========
Denominator:
  Weighted average common shares outstanding...   15,868,041     13,833,333     18,587,559
  Less: Weighted average shares subject to
     repurchase agreements.....................   (5,833,320)    (2,789,159)    (3,484,861)
                                                 -----------    -----------    -----------
  Denominator for basic and diluted
     calculation...............................   10,034,721     11,044,174     15,102,698
                                                 ===========    ===========    ===========
  Weighted average effect of pro forma
     conversion of securities:
       Series A convertible preferred stock....                                  8,000,000
       Series B convertible preferred stock....                                 16,857,142
       Series C convertible preferred stock....                                 21,381,550
       Series D convertible preferred stock....                                  4,041,417
                                                                               -----------
  Denominator for pro forma basic and diluted
     (unaudited)...............................                                 65,382,807
                                                                               ===========
Net loss per share:
  Basic and diluted............................  $     (0.14)   $     (0.72)   $     (5.56)
                                                 ===========    ===========    ===========
  Pro forma basic and diluted (unaudited)......                                $     (1.28)
                                                                               ===========

     At January 3, 1998, January 2, 1999 and January 1, 2000, 3,666,653,
7,642,986, and 19,782,460, respectively, shares of common stock subject to repurchase, stock options and warrants were excluded from the computation of actual and pro forma diluted loss per share, as their impact was antidilutive. If the Company had reported net income, the calculation of earnings per share would have included the dilutive effect of these common stock equivalents using the treasury stock method.

                              HOMEGROCER.COM, INC.

Comprehensive Income (Loss)

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted SFAS No. 130 on January 4, 1998. The Company has no items of other comprehensive income or loss.

Segment Information

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company adopted SFAS No. 131 on January 4, 1998. The Company operates in one principal business segment across domestic markets.

New Accounting Pronouncements

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP 98-1 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires costs of start-up activities and organization costs be expensed as incurred. The Company adopted SOP 98-5 on January 3, 1999 and there was no significant impact on the Company's financial position or operating results.

     In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB No. 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policy.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements because the Company does not currently hold any derivative instruments.

                              HOMEGROCER.COM, INC.

2. FIXED ASSETS

     Fixed assets, at cost, consist of the following (in thousands):

                                                            JANUARY 2,    JANUARY 1,
                                                               1999          2000
                                                            ----------    ----------
Computer equipment and software...........................    $  923       $17,163
Machinery and equipment...................................       110         8,000
Delivery fleet............................................        --        12,846
Furniture and fixtures....................................       224         1,951
Leasehold improvements....................................       162         6,481
Construction in progress..................................        --         8,564
                                                              ------       -------
                                                               1,419        55,005
Less accumulated depreciation and amortization............      (182)       (2,939)
                                                              ------       -------
                                                              $1,237       $52,066
                                                              ======       =======

     At January 2, 1999 and January 1, 2000, fixed assets held under capital leases totaled $811,000 and $20.8 million, respectively, and accumulated amortization for these assets totaled $25,000 and $867,000, respectively. Construction in progress at January 1, 2000 consists primarily of leasehold improvements and equipment purchases related to customer fulfillment centers which were not placed in service as of January 1, 2000.

     The Company capitalized interest of approximately $246,000 in fiscal 1999 during the acquisition and construction of certain assets.

3. DEBT

Long-Term Debt

     The Company has entered into various Payment Plan Agreements with Oracle Credit Corporation. The dates of the agreements range from November 1998 through May 1999 and have payment terms ranging from seven to 12 quarters. The interest rates on the agreements range from 6.72% to 13.65%.

     Maturities of the amounts outstanding under the Payment Plan Agreements are as follows (in thousands):

                      FISCAL YEAR
                      -----------
2000....................................................  $  980
2001....................................................     535
2002....................................................     214
                                                          ------
                                                          $1,729
                                                          ======

     In September 1999, the Company entered into a Subordinated Loan and Security Agreement with Comdisco. Under the terms of the agreement, Comdisco agreed to loan up to $10.0 million to the Company in minimum installments of $1.0 million. Borrowings under the agreement are due and payable in 36 equal monthly payments and amounts outstanding bear interest at 11%. No amounts were outstanding under the agreement at January 1, 2000. In connection with the Subordinated Loan and Security Agreement, the Company granted Comdisco a warrant to purchase 275,862 shares of

                              HOMEGROCER.COM, INC.

Series D preferred stock at an exercise price of $5.80 per share. The warrant is exercisable for a period of ten years from the date of issuance or five years from the date of the Company's initial public offering, whichever is earlier. The fair value of this warrant was determined to be $1.4 million and is being amortized as interest expense over 40 months which is the term of the underlying Subordinated Loan and Security Agreement. The fair value of the warrant was determined using the following assumptions: expected life of ten years; risk-free interest rate of 6.25%; no dividends during the expected term and volatility of 80%.

     During fiscal 1998, the Company incurred debt of $400,000 through a credit facility with Silicon Valley Bank bearing interest at prime plus 1% and requiring 36 equal payments commencing January 1999. The general assets of the Company exclusive of intellectual property secured the facility. All amounts outstanding under the credit facility at January 2, 1999 were repaid in August 1999 and the agreement was terminated.

Convertible Promissory Notes

     In November and December 1997, the Company issued convertible promissory notes with an aggregate face amount of $900,000. The notes bear interest at 6% per annum and were convertible or redeemable upon completion of the Series A preferred stock financing. The notes also contained a provision providing for the issuance of warrants to purchase 1,800,000 shares of common stock at $0.38 per share and expire on the earlier of December 31, 2000, or an initial public offering. The fair value of these warrants was determined to be $190,000 and was amortized to interest expense during fiscal 1997 and 1998. The fair value was calculated at the time of issuance using the Black-Scholes pricing model with the following assumptions: expected life of three years; risk free interest rate of 5%; no dividends during the term and volatility of 50%. During fiscal 1999, warrants to purchase 750,000 shares were exercised and the remaining warrants to purchase 1,050,000 shares are exercisable at January 1, 2000.

     In February 1998, holders of the convertible notes elected to convert $800,000 of the outstanding notes into 1,600,000 shares of Series A preferred stock. The Company redeemed the remaining $100,000 outstanding convertible notes.

4. LEASES

     The Company leases its corporate offices, operating facilities, certain operating equipment and its delivery fleet under noncancelable leases. The leases have lives of three to 15 years and generally contain renewal options for up to ten years.

                              HOMEGROCER.COM, INC.

     Aggregate rental expense for the 51 weeks ended January 3, 1998, 52 weeks ended January 2, 1999 and the 52 weeks ended January 1, 2000 was $50,000, $603,000 and $3.2 million, respectively. Future minimum payments under capital leases and noncancelable operating leases during the next five years for leases with a remaining life in excess of one year at January 1, 2000 were as follows (in thousands):

                                                      CAPITAL    OPERATING
                                                      LEASES      LEASES
                                                      -------    ---------
2000................................................  $ 4,872     $ 8,363
2001................................................    4,894       9,090
2002................................................    4,482       9,466
2003................................................    3,544       9,754
2004................................................    2,125       8,909
Thereafter..........................................    6,283      46,586
                                                      -------     -------
          Total minimum payments....................   26,200     $92,168
                                                                  =======
Less amounts representing interest..................    6,078
                                                      -------
Present value of minimum lease payments.............   20,122
Less current portion of capital lease obligations...    3,081
                                                      -------
Noncurrent capital lease obligations................  $17,041
                                                      =======

     In January 2000, leases for four additional operating facilities were executed with future minimum lease commitments totalling $36.4 million.

     In July and October 1998, the Company issued warrants to purchase 304,120 shares of common stock in connection with equipment lease and loan agreements. The fair value of this warrant was determined to be $27,000 and is being amortized to interest expense over the terms of the agreements. The fair value of the warrants was calculated at the time of issuance using the Black-Scholes option pricing model with the following assumptions: expected life of seven years; risk-free interest rate of 5%; no dividends during the expected term and volatility of 50%. This warrant has an exercise price of $0.50 per share and is exercisable on or before the later of seven years from the date of issuance, or three years from the closing of an initial public offering.

     In November 1998, the Company entered into a Master Lease Agreement with Comdisco, Inc. ("Comdisco"), under which Comdisco agreed to provide the Company lease financing, up to an aggregate purchase price of $3.0 million. In addition, during fiscal 1999, Comdisco agreed to provide an additional $5.0 million of lease financing. As of January 2, 1999 and January 1, 2000, leases executed pursuant to this loan agreement aggregated to approximately $811,000 and $8.0 million, respectively and provide for equal monthly payments over a 30, 42- or 48-month term with implicit interest rates ranging from 8% to 18%. Amounts outstanding under the lease agreement are secured by the equipment which has a net book value of $6.8 million at January 1, 2000. The Company accounts for its obligations under the Master Lease Agreement as capital leases. As part of the Master Lease Agreement, the Company granted Comdisco a warrant to purchase 153,600 shares of Series C preferred stock at an exercise price of $0.78 per share. This warrant is exercisable for a period of seven years from the date of issuance or three years from the date of the Company's initial public offering, whichever is longer. The fair value of this warrant was determined to be $84,000. The fair value of the warrants was calculated at the time of issuance using the Black-Scholes pricing

                              HOMEGROCER.COM, INC.

model with the following assumptions: expected life seven years; risk-free interest rate of 5%; no dividends during the expected term and volatility of 50%.

     In August 1999, the Company entered into a Lease Agreement with Valley Freightliner, Inc ("VFI") and a related financing agreement with Mercedes-Benz Credit Corporation ("MBCC"). Under the terms of the Lease Agreement, the Company will lease its delivery fleet from VFI for a period of 84 months following receipt of the vehicles. The Company has no option to purchase the vehicles at any time and is obligated to pay VFI a guaranteed residual value of $12,500 per vehicle at the end of the lease term. The Company accounts for its obligations under this Lease Agreement as capital leases. The financing agreement entered into with MBCC is a revolving line of credit under which the Company may borrow up to $15.0 million for the purchase of delivery vehicles or to finance the lease of such vehicles. As of January 1, 2000, leases executed pursuant to this agreement aggregated approximately $12.7 million. Amounts available under the agreement will increase to $20.0 million if the Company raises an additional $44.0 million in equity financing. The financing agreement restricts the Company's ability to pay dividends and expires on June 30, 2000. Borrowings under the line are payable in 84 monthly installments and are secured by the delivery vehicles which have a net book value of $12.6 million at January 1, 2000.

5. INCOME TAXES

     The Company did not provide any current or deferred United States federal income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The Company provided a full valuation allowance on the net deferred tax asset, consisting primarily of net operating loss carryforwards, because management believes there is substantial uncertainty as to its ability to use such tax loss carryforwards.

     As of January 1, 2000, the Company had approximately $66.0 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2017. In 1999, due to the issuance and sale of Series C preferred stock, the Company incurred an ownership change pursuant to applicable regulations under the Internal Revenue Code of 1986, as amended. The Company's use of the $11.5 million of net operating losses incurred through the date of ownership change will be limited to approximately $1.0 million per year in order to offset future taxable income. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period. The Company's anticipated initial public offering is not likely to cause an additional ownership change.

                              HOMEGROCER.COM, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                      JANUARY 2, 1999   JANUARY 1, 2000
                                                      ---------------   ---------------
Deferred tax assets:
Net operating loss carryforwards....................      $ 2,796          $ 23,109
Stock-based compensation............................           --               307
Accrued liabilities and other.......................          336               370
                                                          -------          --------
  Total deferred tax assets.........................        3,132            23,786
Deferred tax liabilities -- depreciation and
  other.............................................           46               575
                                                          -------          --------
  Net deferred tax assets...........................        3,086            23,211
  Less valuation allowance..........................       (3,086)          (23,211)
                                                          -------          --------
                                                          $     0          $      0
                                                          =======          ========

     Because the Company's utilization of these deferred tax assets is dependent on future profits that are not assured, a valuation allowance equal to the deferred tax assets has been provided. The valuation reserve increased $2.6 million and $20.1 million during fiscal 1998 and 1999, respectively.

6. SHAREHOLDERS' EQUITY

Stock Split

     In November 1999, the Company's shareholders approved a two-for-one stock split of shares, warrants and options outstanding which became effective on November 23, 1999. All share and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

Proposed Initial Public Offering of Common Stock

     On December 14, 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as currently expected, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma shareholders' equity at January 1, 2000 reflects the anticipated conversion of all outstanding shares of Series A, Series B, Series C and Series D preferred stock into 73,206,738 shares of common stock upon completion of the offering.

Common Stock

     In fiscal 1997, the Company sold 15,200,000 shares of common stock for cash consideration of $292,000.

     In September 1997, the Company's founders entered into common shareholders' agreements whereby the Company had the right to repurchase 6,000,000 shares of common stock held by the founders at the original purchase price of $0.0005 per share if their employment terminated under certain circumstances. The Company's right of repurchase originally lapsed quarterly from December 31, 1997 through September 30, 2000. In addition, the Company had the option to purchase any unrestricted shares from the founders upon termination at fair market value.

                              HOMEGROCER.COM, INC.

     In December 1997, one founder left the employment of the Company. The Company exercised its repurchase right in February 1998 as to 2,000,000 shares for $1,000. In August 1998, another founder left the employment of the Company. The Company exercised its repurchase right as to 1,333,334 shares for $667. The Company did not exercise its right to purchase either of the founders' unrestricted shares.

     In August 1998, as a part of the Series B preferred stock financing, the lapsing schedule for the Company's remaining founder was accelerated such that his remaining shares became fully vested by January 1, 2000.

     The Company entered into a service agreement in April 1997 with a consultant pursuant to which the Company issued 800,000 shares of common stock ($230,000) in 1997 and 500,000 shares of Series A preferred stock ($250,000) in 1998 for services provided. In October 1998, the service agreement was terminated and the consultant returned 250,000 shares of common stock.

Preferred Stock

     In February, April, June and July 1998, the Company issued 8,000,000 shares of Series A preferred stock. Net proceeds of $3.7 million were obtained from the conversion of $800,000 of notes for 1,600,000 shares, the sale of 5,900,000 shares at $0.50 per share and the issuance of 500,000 shares in exchange for services. In June 1998, the Company issued a warrant to purchase 965,666 shares of common stock to an investor as part of the Series A preferred stock financing. The exercise price of this warrant is $0.50 per share and it is exercisable through December 31, 2000, but terminates upon an initial public offering.

     In September 1998, 16,857,142 shares of Series B preferred stock were issued at a price of $0.35 per share, resulting in net proceeds of $5.9 million.

     In January and February 1999, certain preferred stock shareholders provided $2.0 million of bridge financing. In April and May 1999, 29,942,050 shares of Series C preferred stock were sold at a price of $1.75 per share, resulting in net proceeds of $52.4 million, including $1.7 million of shareholder loans obtained in 1999 that were converted into 969,464 shares of Series C preferred stock. As part of the Series C preferred stock offering, the Company granted one of the Series C investors an initial public offering purchase option, which was waived in December 1999.

     In September, October and November 1999, 18,407,546 shares of Series D preferred stock were sold at a price of $5.80 per share, resulting in net proceeds of $106.5 million.

     Subject to certain conditions, the preferred stock has mandatory conversion requirements in the event of a qualified initial public offering of the Company's common stock in which net proceeds exceed $75.0 million and a price of not less than $5.80 per share, or if a majority of the preferred shareholders, voting as a single class, elects to convert to common stock. In the event of any distribution of assets upon liquidation of the Company, holders of Series A, Series B, Series C and Series D preferred stock shall first receive a liquidation preference of $0.50 per share, $0.35 per share, $1.75 per share and $5.80 per share respectively, plus cumulative dividends, if and when declared, at an annual rate of 9%. Each share of outstanding preferred stock has voting rights equivalent to the number of common shares issuable, if converted.

                              HOMEGROCER.COM, INC.

Stock Option Plans

     In October 1997, the Company adopted the 1997 Stock Incentive Compensation Plan ("1997 Plan"), under which the Company grants incentive stock options and nonqualified stock options to employees, officers and consultants. Incentive stock options are issued only to employees and are exercisable at prices that are no less than the fair market value of the stock on the date of grant. Generally, options granted under the 1997 Plan become exercisable immediately and vest over four years. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services and such restrictions lapse over the original vesting schedule. During fiscal 1999, the Company repurchased 12,000 shares of restricted common stock from employees who terminated prior to the lapsing of the repurchase restrictions at their original price of an aggregate of $4,000. At January 1, 2000, 4,996,870 shares of restricted common stock issued were subject to repurchase at a weighted average exercise price of $0.97 per share. Nonqualified stock options are granted at a price and vesting period determined by the Plan administrator. Options under the 1997 Plan generally have a term of ten years. Unless earlier terminated by the Board of Directors, the 1997 Plan expires in October 2007.

     On December 14, 1999, the Company's 1999 Stock Incentive Plan ("1999 Stock Plan") was adopted by the Board of Directors, subject to shareholder approval. A total of 12,500,000 shares have been reserved for issuance under the plan subject to an annual increase on the first day of each of the Company's next five fiscal years beginning in fiscal 2001 equal to the lesser of 2,500,000 shares or 2.5% of outstanding shares on the last day of the preceding fiscal year. The number of options granted, the exercise price of the option and the option vesting period will be determined by the Plan administrator, subject to certain restrictions. Unless terminated earlier by the Board of Directors, the 1999 Stock Plan will terminate in December 2009.

     On December 14, 1999, the Company's 1999 Directors' Stock Option Plan ("1999 Directors' Plan") was adopted by the Board of Directors, subject to shareholder approval and the completion of the initial public offering. A total of 500,000 shares of common stock has been reserved for issuance under the plan. The 1999 Directors' Plan provides for a nonqualified stock option grant to purchase 20,000 shares of common stock on the date on which the individual becomes a non-employee director. Thereafter, on the date of the Company's annual shareholders' meeting, each non-employee director who has served as a director of the Company for six months will be granted an additional option to purchase 5,000 shares. Options granted under the plan will vest ratably over four years and have a term of ten years. Unless terminated earlier, the 1999 Directors Plan will terminate in December 2009.

                              HOMEGROCER.COM, INC.

     A summary of activity related to the Company's 1997 plan follows:

                                         SHARES AVAILABLE                WEIGHTED-AVERAGE
                                         FOR FUTURE GRANT    OPTIONS      EXERCISE PRICE
                                         ----------------   ----------   ----------------
1997 Plan adoption.....................     10,124,334              --        $  --
  Granted..............................     (4,509,000)      4,509,000         0.24
  Canceled.............................        656,000        (656,000)        0.25
                                           -----------      ----------
Balance, January 2, 1999...............      6,271,334       3,853,000         0.24
  1997 Plan amendment..................      5,800,000              --           --
  Granted..............................    (10,810,400)     10,810,400         1.39
  Exercised............................             --      (8,250,870)        0.69
  Canceled.............................        526,188        (526,188)        0.62
  1999 Stock Plan adoption.............     12,500,000              --           --
                                           -----------      ----------
Balance, January 1, 2000...............     14,287,122       5,886,342        $1.69
                                           ===========      ==========

     The following information is provided for options outstanding and vested at January 1, 2000:

                                   OUTSTANDING
                  ---------------------------------------------            VESTED
                                                  WEIGHTED-       ------------------------
                                WEIGHTED-          AVERAGE        NUMBER      WEIGHTED-
   RANGE OF       NUMBER OF      AVERAGE          REMAINING         OF         AVERAGE
EXERCISE PRICES    OPTIONS    EXERCISE PRICE   CONTRACTUAL LIFE   OPTIONS   EXERCISE PRICE
---------------   ---------   --------------   ----------------   -------   --------------
$0.00 - $0.09        40,000       $0.09               8.3          40,000       $0.09
$0.10 - $0.25       414,442       $0.25               8.7         178,953       $0.25
$0.26 - $0.45     2,825,300       $0.45               9.6         100,000       $0.45
$0.46 - $2.50     1,781,000       $2.50               9.9           8,399       $2.50
$2.51 - $5.00       825,600       $5.00              10.0              --       $5.00
                  ---------                                       -------
$0.00 - $5.00     5,886,342       $1.69               9.7         327,352       $0.35
                  =========                                       =======

     Under APB No. 25, no compensation expense is recognized when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant. Deferred stock-based compensation was recorded when the exercise price of an option or the sales price of restricted stock was lower than the subsequently determined deemed fair value for financial reporting purposes of the underlying common stock. The Company recorded aggregate deferred stock-based compensation of $67.7 million in fiscal 1999 and will amortize the deferred stock-based compensation over the vesting period of the underlying options, which is typically four years. Amortization of deferred stock-based compensation was $26.1 million in fiscal 1999.

     Had the Company elected to recognize compensation cost based on the fair value of the options as prescribed by SFAS 123, the pro forma net loss would have been $8.0 million or $(0.73) per share in fiscal 1998 and pro forma net loss of $80.0 million or $(5.30) per share in fiscal 1999. The fair value of each option grant was estimated on the date of grant using the minimum value method and the following assumptions: average expected option life of four years, risk-free interest rates from 4.1% to 6.4%, and no expected dividends. The weighted-average fair value of options granted during 1998 and 1999 was $0.04 and $3.93 per share, respectively. No options were granted during 1997. The initial impact on pro forma net loss may not be representative of compensation expense in future

                              HOMEGROCER.COM, INC.

years, when the effect of the amortization of multiple awards will be reflected in the results of operations.

     A total of 1,795,350 options under the 1997 Plan have been granted to employees, directors and consultants who reside in California. Some of these optionees have exercised their options prior to January 1, 2000. The 1997 Plan did not include certain provisions required by California state securities laws. The Company plans to offer to repurchase shares that were exercised (782,000 shares) and to repurchase unexercised options (1,013,350 options). The rescission offer aggregates $344,000 for outstanding common stock and $562,000 for outstanding stock options. The Company expects to make the rescission offer in March 2000 and this offer will remain open for 30 days. Due to this rescission offer, the $344,000 related to outstanding common stock should be classified in the January 1, 2000 balance sheet outside of shareholders' equity as mezzanine equity until the rescission offer expires, however this amount was included within shareholders' equity because the amount is not considered material.

Stock Option Grants and Restricted Stock Sales

     In September 1999, two officers of the Company were granted nonqualified stock options to purchase 6,150,000 shares of the Company's common stock for $0.45 per share. The options were granted outside of the Company's 1997 Plan and vest over a period of four years. Each option agreement also provide that in the event the officer's employment is terminated for other than cause or in the event of a change in control whereby the officer is not offered a position with similar responsibilities, additional shares will vest to the officer. These shares are subject to a repurchase option which gives the Company the right to purchase such shares at a price equal to that paid by the officers. The repurchase option expires over the original vesting schedule of the underlying option and no shares were vested at January 1, 2000. In addition to the stock options, in September 1999, the Company sold 2,050,000 shares of restricted common stock to the same two officers at $0.45 per share. The shares are fully vested but are subject to a right of first refusal, whereby the Company has the right to purchase the shares for the same price and terms as offered to the officers by a third party. This right expires upon the Company's successful completion of an initial public offering.

     In September 1999, the Company loaned the two officers $3,231,000 to enable them to exercise the stock options granted to them and purchase the restricted shares of the Company's common stock. The promissory notes are with full recourse against the officers, bear interest at 5.98% and are payable in full on September 9, 2004. Principal amounts outstanding under the notes are reflected as a component of shareholders' equity.

                              HOMEGROCER.COM, INC.

Common Stock Reserved

     The following shares of common stock were reserved for future issuance:

                                                              JANUARY 1,
                                                                 2000
                                                              ----------
Outstanding stock options...................................   5,886,342
Stock options available for future grant....................  14,287,122
Warrants to purchase common stock...........................   2,319,786
Conversion of convertible preferred stock:
  Series A..................................................   8,000,000
  Series B..................................................  16,857,142
  Series C..................................................  29,942,050
  Series D..................................................  18,407,546
Warrant to purchase preferred stock that is convertible to
  common stock..............................................     429,462
                                                              ----------
     Total common shares reserved for future issuance.......  96,129,450
                                                              ==========

7. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) Plan that is available to all employees over the age of 21 who have been with the Company three months. Eligible employees may contribute up to 20% of their annual compensation to the 401(k) Plan, subject to limitations imposed by federal income tax regulations. Each participant is fully vested in his or her deferred salary contribution. The Company matches participants' contributions to the 401(k) Plan up to 5% of the participants' compensation if the participant has performed at least 1,000 hours of service during the year. The Company's fiscal 1998 and 1999 matching contributions were $23,000 and $318,000, respectively. The Company's matching contributions vest 33% after two years of service, 66% after three years of service and 100% after four years of service.

     On December 14, 1999, the Company's 1999 Employee Stock Purchase Plan ("1999 ESPP") was adopted by the Board of Directors, subject to shareholder approval. If approved by the shareholders, the 1999 ESPP will become effective upon the completion of the initial public offering and completion of the initial public offering. A total of 3,000,000 shares of common stock has been reserved for issuance under the 1999 ESPP plus an annual automatic increase on the first day of each fiscal year beginning in 2001 and continuing through 2005 equal to the lesser of 500,000 shares, 0.5% of the Company's outstanding shares or the number of shares determined by the Board of Directors. Under the 1999 ESPP, eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first or last day of the previous six or 12 months. Employees may end their participation in the 1999 ESPP at any time during the offering period. Unless terminated earlier, the 1999 ESPP will terminate in December 2019.

8. COMMITMENTS AND CONTINGENCIES

     In November 1999, the Company entered into a noncancelable advertising agreement with one of its investors under which the Company will pay an aggregate sum of $10.0 million for a maximum of 2.0 million advertising mailings. The $10.0 million is due in eight quarterly installments commencing on March 31, 2000, subject to acceleration if certain milestones are achieved.

                              HOMEGROCER.COM, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

     As of January 1, 2000, the Company has signed agreements to acquire additional delivery vehicles with an estimated cost of $35.6 million and had construction-related commitments of approximately $6.5 million.

     The Company is party to routine claims and litigation incidental to its business. The Company believes the ultimate resolution of these routine matters will not have a material adverse effect on its financial position, results of operations or cash flows.

9. SUBSEQUENT EVENT

     On February 15, 2000, the Company entered into a marketing agreement with America Online ("AOL"), an Internet online service provider. Under the terms of the agreement, AOL has agreed to promote the Company online and to deliver a minimum number of annual page views. Over the five year term of the agreement, the Company is obligated to make payments totaling up to $60 million to AOL and pay a referral fee for each new customer referred by AOL to the Company above specified thresholds.

                                 * * * * * * *

                              HOMEGROCER.COM, INC.
                            CONDENSED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                JULY 1,      JANUARY 1,
                                                                 2000           2000
                                                              -----------    ----------
                                                              (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents...................................   $158,571       $ 39,806
Marketable securities.......................................          0         37,762
Inventories.................................................      6,890          2,555
Prepaid expenses and other current assets...................     16,373          3,032
                                                               --------       --------
  Total current assets......................................    181,834         83,155
Fixed assets, net...........................................    126,619         52,066
Deposits and other long-term assets.........................      6,742          3,776
Restricted cash.............................................     20,304          7,932
                                                               --------       --------
  Total assets..............................................   $335,499       $146,929
                                                               ========       ========
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................   $  4,315       $  4,396
Accrued liabilities.........................................     12,896          4,856
Accrued compensation and related liabilities................      9,190          3,249
Current portion of capital lease obligations................      4,005          3,081
Current portion of long-term debt...........................      3,934            980
                                                               --------       --------
  Total current liabilities.................................     34,340         16,562

Capital lease obligations, less current portion.............     22,013         17,041
Long-term debt, less current portion........................      6,259            749
Other long-term liabilities.................................      1,259            430
                                                               --------       --------
  Total liabilities.........................................     63,871         34,782

Commitments and contingencies

Shareholders' equity:
Convertible preferred stock, no par value:
10,000,000 and 78,357,142 shares authorized as of July 1,
  2000 and January 1, 2000: Issued and outstanding
  shares -- none and 73,206,738 as of July 1, 2000 and
  January 1, 2000, respectively.............................         --        170,047
Common stock, no par value:
1,000,000,000 and 130,000,000 shares authorized as of July
  1, 2000 and January 1, 2000: Issued and outstanding shares
   -- 128,043,971 and 29,605,536 as of July 1, 2000 and
  January 1, 2000, respectively.............................    501,800         80,207
Notes receivable from officers for common stock.............     (3,231)        (3,231)
Deferred stock-based compensation...........................    (31,744)       (41,619)
Accumulated other comprehensive loss........................        (88)             0
Accumulated deficit.........................................   (195,109)       (93,257)
                                                               --------       --------
  Total shareholders' equity................................    271,628        112,147
                                                               --------       --------
  Total liabilities & shareholders' equity..................   $335,499       $146,929
                                                               ========       ========

See accompanying notes to the unaudited financial statements.

                              HOMEGROCER.COM, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                          13 WEEKS      13 WEEKS      26 WEEKS      26 WEEKS
                                           ENDED          ENDED         ENDED         ENDED
                                          JULY 1,        JULY 3,       JULY 1,       JULY 3,
                                            2000          1999          2000          1999
                                        ------------   -----------   -----------   -----------
                                        (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Net sales.............................  $     29,793   $     3,442   $    51,008   $     5,220
Cost of merchandise sold..............        22,312         2,807        39,827         4,294
Customer fulfillment center
  expenses............................        22,496         2,145        40,140         3,389
Marketing expenses....................        15,729         1,353        21,317         2,088
Technology operations and development
  expenses............................         8,114         2,130        14,580         3,218
Preopening expenses...................         5,364           256         7,379           256
General & administrative expenses.....         9,329         1,779        17,640         2,603
Merger expenses.......................         1,487             0         1,487             0
Stock-based compensation expense......         6,719           714        14,862           822
                                        ------------   -----------   -----------   -----------
Loss from operations..................       (61,757)       (7,742)     (106,224)      (11,450)
Interest expense......................          (334)         (130)         (997)         (151)
Interest income.......................         3,663           352         5,351           356
Other income/(expense)................            41          (125)           18          (124)
                                        ------------   -----------   -----------   -----------
  Net loss............................  $    (58,387)  $    (7,645)  $  (101,852)  $   (11,369)
                                        ============   ===========   ===========   ===========
Basic and diluted net loss per
  share...............................  $      (0.50)  $     (0.52)  $     (1.26)  $     (0.85)
                                        ============   ===========   ===========   ===========
Weighted average shares outstanding
  used to compute basic and diluted
  net loss per share..................   116,399,865    14,571,046    80,538,749    13,375,947
                                        ============   ===========   ===========   ===========

See accompanying notes to the unaudited financial statements.

                              HOMEGROCER.COM, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               26 WEEKS       26 WEEKS
                                                                 ENDED          ENDED
                                                                JULY 1,        JULY 3,
                                                                 2000           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..................................................   $(101,852)     $(11,369)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................       8,144           318
    Amortization............................................         120             0
    Stock-based compensation expense........................      14,862           627
    Stock options issued for services.......................           0           195
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets...............     (13,341)         (567)
    Inventories.............................................      (4,335)         (279)
    Accounts payable........................................         (81)        1,248
    Accrued liabilities.....................................       8,429           345
    Accrued compensation and related liabilities............       5,552           560
                                                               ---------      --------
       Net cash used in operating activities................     (82,502)       (8,922)
INVESTING ACTIVITIES:
  Purchases of fixed assets.................................     (75,195)       (2,840)
  Sales and maturities of marketable securities.............      37,762             0
  Deposits and other long-term..............................      (2,257)         (415)
  Restricted cash...........................................     (12,372)       (2,250)
                                                               ---------      --------
       Net cash used in investing activities................     (52,062)       (5,505)
FINANCING ACTIVITIES:
  Net proceeds from sale of preferred stock -- Series C.....           0        52,350
  Proceeds from initial public offering.....................     243,503             0
  Proceeds from exercise of stock options...................       2,303           942
  Proceeds from exercise of warrants........................         877             0
  Repurchase of common stock................................        (124)            0
  Proceeds from long-term debt..............................      10,000         2,121
  Repayments of long-term debt..............................      (1,536)            0
  Repayments of capital lease obligations...................      (1,694)         (125)
                                                               ---------      --------
       Net cash provided by financing activities............     253,329        55,288
                                                               ---------      --------
Net increase in cash and equivalents........................     118,765        40,861
Cash and equivalents, beginning of period...................      39,806         1,084
                                                               ---------      --------
Cash and equivalents, end of period.........................   $ 158,571      $ 41,945
                                                               =========      ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for interest....................   $   1,505      $    158
NONCASH FINANCING AND INVESTING ACTIVITIES:
Fixed assets acquired through capital lease arrangements....   $   7,561      $  2,054

See accompanying notes to the financial statements.

                                 HOMEGROCER.COM
               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     The accompanying unaudited condensed financial statements of HomeGrocer.com, Inc. have been prepared in conformity with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of the Company's management, the statements include all adjustments necessary, which are of a normal and recurring nature, for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended January 1, 2000, included in the Company's Registration Statement on Form S-1 (File No. 333-93015) dated March 9, 2000, filed with the Securities and Exchange Commission in connection with the Company's initial public offering. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.


     The Company reports on a 52/53-week fiscal year basis that ends on the Saturday nearest December 31. The quarters ended July 1, 2000 and July 3, 1999 were 13-week quarters.

2. DESCRIPTION OF BUSINESS

     HomeGrocer.com, Inc. (the "Company") is an Internet retailer of grocery and other consumer products. The Company operates its own distribution system providing next-day delivery of products within a customer-designated delivery period. The Company began delivering groceries to the Seattle area from its first customer fulfillment center ("CFC") located in Bellevue, Washington in June 1998. As of July 1, 2000, the Company was delivering groceries from eight CFCs serving the Seattle, Washington; Portland, Oregon; Orange County, Los Angeles and San Diego, California; and Dallas, Texas geographic areas.

3. INITIAL PUBLIC OFFERING

     On March 10, 2000, the Company completed its initial public offering ("IPO") of 22,000,000 shares of common stock at a price of $12.00 per share. The IPO, net of underwriting and other issuance costs resulted in approximately $243.5 million of net proceeds to the Company. Concurrent with the closing of the offering, all of the outstanding convertible preferred stock was converted into an aggregate of 73,206,738 shares of common stock.

4. REINCORPORATION

     In March 2000, the Company reincorporated into the State of Washington and eliminated the par value of its common and preferred stock. The Company also increased its authorization to issue common shares to 1,000,000,000 and preferred shares to 10,000,000.

5. AGREEMENT TO MERGE WITH WEBVAN GROUP, INC.

     On June 25, 2000, the Company entered into a definitive merger agreement with Webvan Group, Inc. The merger is expected to close late in the third quarter or early in the fourth quarter of fiscal 2000 upon satisfaction of customary closing conditions and receipt of governmental and shareholder approvals. Under the terms of the agreement, HomeGrocer.com shareholders will receive 1.07605 shares of Webvan common stock in exchange for each share of HomeGrocer.com common

                                 HOMEGROCER.COM
         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

stock. Outstanding stock options and warrants to purchase shares of HomeGrocer.com stock will be converted to options and warrants to purchase shares of Webvan common stock at the same exchange ratio. Webvan intends to account for the merger as a purchase transaction.

6. RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (FIN 44), that clarifies guidance for certain issues related to the application of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB
25). The adoption of FIN 44 by the Company on July 1, 2000 had no impact on the Company's operating results or financial position. The Company does not expect that FIN 44 will impact the way it accounts for its equity instruments in the future.


     In May 2000, the Emerging Issues Task Force reached a consensus on Issue 00-14, Accounting for Certain Sales Incentives. The Issue addresses the accounting for sales incentives offered by vendors without charge to customers that can be used in a single exchange transaction. The consensus is required to be adopted prospectively in the first fiscal quarter beginning after May 18, 2000. HomeGrocer believes that its historical and existing accounting procedures for free product and sales discounts are already in accordance with Issue 00-14.


7. EARNINGS PER SHARE

     Net loss per share is computed using the weighted average number of shares of common stock outstanding less the number of shares that the Company has the right but not the obligation to repurchase. Shares associated with common stock subject to repurchase, stock options and warrants are not included in the calculation of diluted net loss per share because they are anti-dilutive.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                              13 WEEKS ENDED              26 WEEKS ENDED
                                        --------------------------   -------------------------
                                          JULY 1,        JULY 3,       JULY 1,       JULY 3,
                                            2000          1999          2000          1999
                                        ------------   -----------   -----------   -----------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Numerator:
  Net loss............................  $    (58,387)  $    (7,645)  $  (101,582)  $   (11,369)
                                        ============   ===========   ===========   ===========
Denominator:
  Weighted average shares
     outstanding......................   128,087,015    15,819,761    92,352,347    14,386,983
  Less: Weighted average shares
     subject to repurchase............    11,687,150     1,248,715    11,813,598     1,011,036
                                        ------------   -----------   -----------   -----------
Denominator for basic and diluted.....   116,399,865    14,571,046    80,538,749    13,375,947
                                        ============   ===========   ===========   ===========
Net loss per share:
  Basic and diluted...................  $      (0.50)  $     (0.52)  $     (1.26)  $     (0.85)
                                        ============   ===========   ===========   ===========

     At July 1, 2000, 21,592,708 shares of common stock subject to repurchase, stock options and warrants were excluded from the computation of actual diluted loss per share, as their impact was anti-dilutive. If the Company had reported net income, the calculation of earnings per share would have included the dilutive effect of these common stock equivalents using the treasury stock method.

                                 HOMEGROCER.COM
         NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

8. COMPREHENSIVE NET LOSS

     Comprehensive net loss, as defined by accounting and reporting standards, consists of the Company's net loss as reported and any unrealized gains or losses on cash equivalents and investments. During the second quarter, the Company recorded $4,000 of unrealized gains on its cash equivalents bringing the Company's accumulated other comprehensive loss to $88,000. There were no items of other comprehensive income or loss in the prior year.

9. COMMITMENTS AND CONTINGENCIES

     In February 2000, the Company entered into a marketing agreement with America Online ("AOL"). Under the terms of the agreement, AOL has agreed to promote the Company online and to deliver a minimum number of annual page views. Over the five year term of the agreement, the Company is obligated to make payments totaling up to $60 million to AOL and pay a referral fee for each new customer referred by AOL to the Company above specified thresholds.

     In February 2000, the Company borrowed $10.0 million under its Subordinated Loan and Security Agreement with Comdisco. Borrowings under the agreement are due in 36 monthly installments and bear interest at 11%. The first installment of approximately $326,400 was paid on March 1, 2000.

     In March 2000, the amount available under the Company's revolving line of credit with Mercedes-Benz Credit Corporation was increased from $15.0 million to $20.0 million. As of July 1, 2000, no amounts remained available for borrowing under the line of credit. Borrowings under the line are payable in 84 monthly installments and are secured by the delivery vehicles.

     As of July 1, 2000, the Company had capitalized approximately $21.4 million consisting primarily of construction costs, prepaid rent and deposits for unopened sites. As of that date, the Company also had construction and related commitments related to unopened sites totaling approximately $19.0 million.

     As of July 1, 2000, the Company had signed agreements to acquire additional delivery vehicles with an estimated cost of $15.9 million. In addition, the Company has executed leases for operating facilities and office space with future minimum lease commitments totaling $204.0 million.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              WEBVAN GROUP, INC.,

                            ROBIN MERGER CORPORATION

                                      AND

                              HOMEGROCER.COM, INC.

                           DATED AS OF JUNE 25, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I -- THE MERGER.............................................   A-2
   1.1  The Merger..................................................   A-2
   1.2  Effective Time; Closing.....................................   A-2
   1.3  Effect of the Merger........................................   A-2
   1.4  Articles of Incorporation; Bylaws...........................   A-2
   1.5  Directors and Officers......................................   A-2
   1.6  Effect on Capital Stock.....................................   A-3
   1.7  Surrender of Certificates; Payment of Stock Consideration...   A-4
   1.8  No Further Ownership Rights in Company Common Stock.........   A-6
   1.9  Lost, Stolen or Destroyed Certificates......................   A-6
  1.10  Tax and Accounting Consequences.............................   A-6
  1.11  Taking of Necessary Action; Further Action..................   A-6

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF COMPANY.............   A-6
   2.1  Organization of Company; Subsidiaries.......................   A-6
   2.2  Company Capital Structure...................................   A-7
   2.3  Obligations With Respect to Capital Stock...................   A-7
   2.4  Authority...................................................   A-8
   2.5  SEC Filings; Company Financial Statements...................   A-9
   2.6  Absence of Certain Changes or Events........................  A-10
   2.7  Taxes.......................................................  A-10
   2.8  Tax Returns and Audits......................................  A-10
   2.9  Company Intellectual Property...............................  A-11
  2.10  Compliance; Permits; Restrictions...........................  A-12
  2.11  Litigation..................................................  A-13
  2.12  Brokers' and Finders' Fees..................................  A-13
  2.13  Employee Benefit Plans......................................  A-13
  2.14  Absence of Liens and Encumbrances...........................  A-15
  2.15  Environmental Matters.......................................  A-15
  2.16  Labor Matters...............................................  A-15
  2.17  Agreements, Contracts and Commitments.......................  A-15
  2.18  Insurance...................................................  A-16
  2.19  Registration Statement; Joint Proxy Statement/Prospectus....  A-17
  2.20  Board Approval..............................................  A-17
  2.21  State Takeover Statutes.....................................  A-17
  2.22  Fairness Opinion............................................  A-17

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
               SUB..................................................  A-18
   3.1  Organization of Parent; Subsidiaries........................  A-18
   3.2  Parent Capital Structure....................................  A-18
   3.3  Obligations With Respect to Capital Stock...................  A-19
   3.4  Authority...................................................  A-19
   3.5  SEC Filings; Parent Financial Statements....................  A-20
   3.6  Absence of Certain Changes or Events........................  A-21
   3.7  Taxes.......................................................  A-21
   3.8  Parent Intellectual Property................................  A-22

                                                                      PAGE
                                                                      ----
   3.9  Compliance; Permits; Restrictions...........................  A-23
  3.10  Litigation..................................................  A-23
  3.11  Brokers' and Finders' Fees..................................  A-23
  3.12  Employee Benefit Plans......................................  A-24
  3.13  Absence of Liens and Encumbrances...........................  A-25
  3.14  Environmental Matters.......................................  A-25
  3.15  Labor Matters...............................................  A-26
  3.16  Agreements, Contracts and Commitments.......................  A-26
  3.17  Insurance...................................................  A-27
  3.18  Registration Statement; Joint Proxy Statement/Prospectus....  A-27
  3.19  Board Approval..............................................  A-27
  3.20  Fairness Opinion............................................  A-27

ARTICLE IV -- CONDUCT PRIOR TO THE EFFECTIVE TIME...................  A-28
   4.1  Conduct of Business by Company..............................  A-28
   4.2  Conduct of Business by Parent...............................  A-30

ARTICLE V -- ADDITIONAL AGREEMENTS..................................  A-32
   5.1  Joint Proxy Statement/Prospectus; Registration Statement....  A-32
   5.2  Shareholder and Stockholder Meetings........................  A-32
   5.3  Confidentiality; Access to Information......................  A-33
   5.4  No Solicitation.............................................  A-33
   5.5  Public Disclosure...........................................  A-37
   5.6  Reasonable Efforts; Notification............................  A-37
   5.7  Third Party Consents........................................  A-38
   5.8  Stock Options; Warrants; Employee Stock Purchase Plan;
        401(k) Plan.................................................  A-38
   5.9  Form S-8; Section 16........................................  A-39
  5.10  Indemnification.............................................  A-39
  5.11  Nasdaq Listing..............................................  A-40
  5.12  Affiliates..................................................  A-40
  5.13  Regulatory Filings; Reasonable Efforts......................  A-40
  5.14  Board of Directors..........................................  A-41

ARTICLE VI -- CONDITIONS TO THE MERGER..............................  A-41
   6.1  Conditions to Obligations of Each Party to Effect the
        Merger......................................................  A-41
   6.2  Additional Conditions to Obligations of Company.............  A-41
   6.3  Additional Conditions to the Obligations of Parent and
        Merger Sub..................................................  A-42

ARTICLE VII -- TERMINATION, AMENDMENT AND WAIVER....................  A-43
   7.1  Termination.................................................  A-43
   7.2  Notice of Termination; Effect of Termination................  A-44
   7.3  Fees and Expenses...........................................  A-44
   7.4  Amendment...................................................  A-47
   7.5  Extension; Waiver...........................................  A-47

ARTICLE VIII -- GENERAL PROVISIONS..................................  A-47
   8.1  Survival of Representations and Warranties..................  A-47
   8.2  Notices.....................................................  A-47
   8.3  Interpretation; Definitions.................................  A-48

                                                                      PAGE
                                                                      ----
   8.4  Counterparts................................................  A-49
   8.5  Entire Agreement; Third Party Beneficiaries.................  A-49
   8.6  Severability................................................  A-49
   8.7  Other Remedies; Specific Performance........................  A-49
   8.8  Governing Law...............................................  A-49
   8.9  Rules of Construction.......................................  A-49
  8.10  Assignment..................................................  A-49

                               INDEX OF EXHIBITS

Exhibit A-1  Form of Company Voting Agreement

Exhibit A-2  Form of Parent Voting Agreement

Exhibit B-1  Form of Company Lock-Up Agreement

Exhibit B-2  Form of Parent Lock-Up Agreement

Exhibit C    Form of Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of June 25, 2000, among Webvan Group, Inc., a Delaware corporation ("PARENT"), Robin Merger Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("MERGER SUB") and HomeGrocer.com, Inc., a Washington corporation ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Washington Business Corporations Act ("WASHINGTON LAW"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company unanimously (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

     C. The Board of Directors of Parent unanimously (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "SHARE ISSUANCE").

     D. Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in the form attached hereto as Exhibit A-1 (the "COMPANY VOTING AGREEMENTS") and (ii) as a condition and inducement to Company's willingness to enter into this Agreement, certain affiliates of Parent are entering into Voting Agreements in the form attached hereto as Exhibit A-2 (the "PARENT VOTING AGREEMENTS").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain key employees of Company are entering into Employment and Noncompetition Agreements with Parent and Company.

     F. Concurrently with the execution of this Agreement, (i) as a condition and inducement to Parent's willingness to enter into this Agreement, the chief executive officer and certain other significant shareholders of Company are entering into Lock-Up Agreements in favor of Parent in the form attached hereto as Exhibit B-1 and (ii) as a condition and inducement to Company's willingness to enter into this Agreement, the chief executive officer and certain other significant shareholders of Parent are entering into Lock-Up Agreements in favor of Company in the form attached hereto as Exhibit B-2.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Washington Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement and plan of merger and articles, certificates or other appropriate filing documents with the Secretary of State of the State of Washington in accordance with the relevant provisions of Washington Law (collectively, the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Washington Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.

          (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "HomeGrocer.com, Inc."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Company Common Stock. Each share of Common Stock, no par value per share, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock ("SHARES") to be cancelled pursuant to Section 1.6(b) and Dissenting Shares (as defined in Section 1.6(g)), will be cancelled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive that number of shares of Common Stock, $0.0001 par value per share, of Parent (the "PARENT COMMON STOCK") equal to 1.07605 (the "EXCHANGE RATIO"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
     Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, subject to the terms of the plan or agreement pursuant to which such shares were issued, the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

          (c) Stock Options and Warrants. At the Effective Time, all options to purchase Company Common Stock and stock appreciation rights then outstanding under Company's 1997 Stock Incentive Compensation Plan (the "1997 PLAN"), 1999 Stock Incentive Plan (the "1999 PLAN") and 1999 Directors' Stock Option Plan (the "DIRECTORS PLAN" and, together with the 1997 Plan and the 1999 Plan, the "COMPANY OPTION PLANS"), each of the Company Option Plans and all warrants to purchase Company Common Stock shall be assumed by Parent in accordance with Section 5.8 hereof.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, no par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into or exercisable for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change

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     with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction and (ii) the average closing price of Parent Common Stock for the five trading days immediately preceding the last full trading day prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

          (g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares by Company in accordance with Sections 23B.13.010 et seq. of Washington Law ("DISSENTING SHARES") and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights, shall not be converted into or represent a right to receive the merger consideration described in Section 1.6(a), but the holder thereof shall be entitled only to such rights as are granted by Washington Law. Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices and any other instruments served pursuant to Washington Law and received by Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under Washington Law. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

     1.7  Surrender of Certificates; Payment of Stock Consideration.

          (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

          (c) Exchange Procedures. As soon as practicable after the Effective Time (and in any event within five business days after Parent's receipt of all necessary shareholder list and other supporting information), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding Shares whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to

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     Section 1.6(f) and any dividends or other distributions pursuant to Section
     1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding
     Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f).

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) Required Withholding. Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g) No Liability. Notwithstanding anything to the contrary in this
     Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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     1.8  No Further Ownership Rights in Company Common Stock. All shares of
Parent Common Stock issued upon the surrender for exchange of Shares of Company Common Stock in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.6(f), 1.6(g) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the manner of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are (i) specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception to reference the specific section number of this Article II to which it applies and each other section number of this Article II to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "COMPANY SCHEDULE") or
(ii) described in the Company SEC Reports (as defined below) filed on or prior to the date hereof, as follows:

     2.1  Organization of Company; Subsidiaries.

          (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate

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     power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3(b)(ii)) on Company.

          (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Company's equity interest therein. Neither Company nor any of its subsidiaries directly or indirectly owns an equity, membership, partnership or similar interest in, or any interest convertible into, or exchangeable or exercisable for any such interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

          (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) All of the outstanding shares of capital stock of each of Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the charter documents of any such subsidiary or any agreement or document to which any such subsidiary is party or by which its is bound, and all such shares (other than directors' qualifying shares in the case of applicable foreign subsidiaries) are owned, of record and beneficially, by Company or another subsidiary of Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

     2.2 Company Capital Structure. The authorized capital stock of Company consists of 1,000,000,000 shares of Common Stock, no par value, of which there were 128,282,596 shares issued and outstanding as of June 12, 2000, and 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of June 12, 2000, Company had reserved an aggregate of 19,491,960 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plans, under which options are outstanding for an aggregate of 9,995,378 shares and under which 9,496,582 shares are available for grant as of June 12, 2000. As of June 12, 2000, Company had reserved an aggregate of 685,582 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock ("COMPANY WARRANTS"). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the Company Schedule lists (i) each outstanding option to acquire shares of Company Common Stock at June 12, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any, and (ii) each outstanding Company Warrant at June 12, 2000, the name of the holder of such Company Warrant and the exercise price therefor.

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any

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class of Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no stock appreciation rights, phantom stock or other similar rights of Company and no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such stock appreciation rights, phantom stock or other similar rights or any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4  Authority.

          (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders and the filing and recordation of the Certificate of Merger pursuant to Washington Law. A vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock is required for Company's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of the Merger by Company's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case

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     of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), (ii) the filing of the Certificate of Merger with the Secretary of State of Washington, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.19) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (v) compliance with applicable requirements of state liquor laws and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement.

     2.5  SEC Filings; Company Financial Statements.

          (a) Company has filed all forms, reports and documents required to be filed with the SEC since March 9, 2000, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Company contained in the Company SEC Reports as of April 1, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, neither

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     Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business and (A) immaterial in the aggregate or (B) incurred in compliance with the terms of this Agreement in connection with the construction, operation, financing or equipping of distribution centers.

          (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect on Company,
(ii) any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Company of any of its assets other than as required by GAAP in the ordinary course of business, (iv) any increase prior to the date of this Agreement by Company or any of its subsidiaries in the compensation or fringe benefits of any officers or employees, (v) any payment by Company or any of its subsidiaries of, or entry into any understanding or agreement to pay, any bonus, severance or termination payment to any officers or employees, or (vi) any grant of stock options prior to the date of this Agreement other than grants to new employees in connection with the commencement of their employment.

     2.7  Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     2.8  Tax Returns and Audits.

          (a) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") and/or extensions relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company. Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

          (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any

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     unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

          (f) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since March 31, 2000 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

          (g) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

          (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

          (j) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (k) Company has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) with respect to the Taxes of any person (other than Company or any of its subsidiaries) (i) no liability under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) and (ii) no material liability as a transferee or successor and (c) never been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes.

          (l) Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     2.9 Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention

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     disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world;
     (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company.

          (a) No Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b) To the knowledge of Company, Company owns, or has license or other rights to use (sufficient for the conduct of its business as currently conducted), each material item of Company Intellectual Property or other Intellectual Property used by Company free and clear of any lien or encumbrance (excluding licenses and related restrictions).

          (c) Neither Company nor any of its subsidiaries has transferred ownership of or granted any license with respect to, any material Company Intellectual Property to any third party.

          (d) To the knowledge of Company, the operation of the business of Company and its subsidiaries as such business currently is conducted does not infringe the Intellectual Property of any third party.

          (e) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries, infringes the Intellectual Property of any third party.

          (f) To the knowledge of Company, no person has or is infringing any material Company Intellectual Property.

          (g) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     2.10  Compliance; Permits; Restrictions.

          (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its
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     subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Company, no investigation or review by any Governmental Entity is pending or threatened against Company or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

          (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Company (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.11 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Company or any of its subsidiaries has received any notice of assertion nor, to Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries which in each case reasonably would be likely to be material to Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.12 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated May 22, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13  Employee Benefit Plans.

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of Company ("COMPANY EMPLOYEE" which shall for this purpose mean an employee of Company or an Affiliate (as defined below)), any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "AFFILIATE"), or with respect to which Company has or, to its knowledge, may in the future have liability, are listed in Section 2.13(a) of the Company Schedules (the "COMPANY PLANS"). Company has provided or will make available to Parent: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Company Plan; (vi) the most recent discrimination tests for each Company Plan; (vii) the most recent actuarial valuations, if any, prepared for each Company Plan; (viii) if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets; and (ix) all

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     communication to Company Employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Company or any Affiliate.

          (b) Each Company Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Company Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued. Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Company, no condition or circumstance exists giving rise to a material likelihood that any such Company Plan would not be treated as qualified by the IRS. Company does not have any plan or commitment to establish any new Company Plan, to modify any Company Plan (except to the extent required by law or to conform any such Company Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by the terms of any Company Plan or this Agreement), or to enter into any new Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses).

          (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
     Section 412 of the Code and at no time has Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of
     Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Company Plan which could subject Company or its Affiliates to material liability.

          (d) None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Company Employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Company is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

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          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or Company Employee or any of its subsidiaries under any Company Plan or otherwise,
     (ii) increase any benefits otherwise payable under any Company Plan, or
     (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.14 Absence of Liens and Encumbrances. Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Company.

     2.15  Environmental Matters.

          (a) Except as would not reasonably be likely to result in a Material Adverse Effect on Company, (i) neither Company nor any of its subsidiaries has generated, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, or any toxic, radioactive or otherwise hazardous materials ("HAZARDOUS MATERIALS") in violation of, or in a manner that would be reasonably likely to result in liability under, any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect as of the date hereof to protect the environment or to prohibit, regulate or control Hazardous Materials ("ENVIRONMENTAL LAWS") and (ii) no Hazardous Materials are located in, on or under any real property or facility now or previously owned, leased or operated by Company or any of its subsidiaries in a manner which would reasonably be expected to result in liability under, or a violation of, any Environmental Law.

          (b) Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Company, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Company's knowledge, threatened concerning any Company Permit relating to any environmental matter, or otherwise relating to any Environmental Law.

     2.16 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries.

     2.17 Agreements, Contracts and Commitments. As of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company, (ii) any such agreement, contract or commitment with any employee, consultant, shareholder or other person that will result in any obligation of Company or any of its subsidiaries to make any payments as a result of the transactions contemplated hereby, (iii) any agreement with any employee, consultant or

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     shareholder of Company pursuant to which Company has loaned or is obligated to loan any money thereto or (iv) any agreement or arrangement providing for severance or termination pay;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification of officers, directors or employees of Company or any guaranty of third party indebtedness or of obligations of officers, directors, employees or agents of Company;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any person or granting to any person any interest in Company's distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (f) any agreement, contract or commitment containing exclusivity provisions pursuant to which Company has agreed not to purchase the goods (other than local grocery products) or services of, or enter into a commercial relationship with, another person;

          (g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (h) any settlement agreement relating to any claim or suit;

          (i) any real property lease covering more than 20,000 square feet;

          (j) any agreement, contract or commitment obligating Company to make any payments based on (i) the number of users accessing any website operated by Company or any of its subsidiaries (whether measured by registrations, click-throughs or purchases by such users) or (ii) revenues generated by purchases on any such website; or

          (k) any other agreement, contract or commitment that involves remaining obligations of Company of $1,000,000 or more individually.

     Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Insurance. There is no material claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

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     2.19  Registration Statement; Joint Proxy Statement/Prospectus. None of the
information supplied or to be supplied by Company for inclusion in (i) the Registration Statement (as defined in Section 2.5(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/ prospectus to be sent to the shareholders of Company and stockholders of Parent in connection with the meeting of Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "COMPANY SHAREHOLDERS' MEETING") and in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the terms of the Merger (the "PARENT STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's shareholders and Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Stockholders'
Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.20 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to, advisable and in the best interests of Company and its shareholders, (ii) determined to recommend that the shareholders of Company approve this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     2.21 State Takeover Statutes. The Board of Directors of Company has approved the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby the provisions of Chapter 19 of Washington Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Voting Agreements or the transactions contemplated hereby and thereby.

     2.22 Fairness Opinion. Company has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Company's shareholders from a financial point of view and has provided to Parent a copy of such opinion.

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                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are (i) specifically disclosed in writing in the disclosure letter and schedules thereto (each such exception to reference the specific section number of this Article III to which it applies and each other section number of this Article III to the extent such applicability is reasonably apparent on the face of such exception), dated as of the date hereof (the "PARENT SCHEDULE") or (ii) described in the Parent SEC Reports (as defined below) filed on or prior to the date hereof, as follows:

     3.1  Organization of Parent; Subsidiaries.

          (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3(b)(ii)) on Parent.

          (b) Parent has delivered to Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Parent's equity interest therein. Neither Parent nor any of its subsidiaries directly or indirectly owns an equity, membership, partnership or similar interest in, or any interest convertible into, or exchangeable or exercisable for any such interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

          (c) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) All of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the charter documents of any such subsidiary or any agreement or document to which any such subsidiary is party or by which its is bound, and all such shares (other than directors' qualifying shares in the case of applicable foreign subsidiaries) are owned, of record and beneficially, by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature.

     3.2 Parent Capital Structure. The authorized capital stock of Parent consists of 800,000,000 shares of Common Stock, par value $0.0001 per share, of which 332,405,516 shares are issued and outstanding as of June 21, 2000 and 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of June 21, 2000, Parent had reserved an aggregate of 85,182,398 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 1997 Stock Plan and Parent's 1999 Nonstatutory Stock

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Option Plan (the "PARENT STOCK OPTION PLANS"), under which options are outstanding for 65,682,345 shares and under which 19,500,033 shares are available for grant as of June 21, 2000. As of June 21, 2000, Parent had reserved an aggregate of 2,892,052 shares of Parent Common Stock for issuance to holders of warrants to purchase Parent Common Stock ("PARENT WARRANTS"). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, as of the date hereof, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no stock appreciation rights, phantom stock or other similar rights of Parent and no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such stock appreciation rights, phantom stock or other similar rights or any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4  Authority.

          (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval and adoption of this Agreement and the approval or the Share Issuance by Parent's stockholders and the filing and recordation of the Certificate of Merger pursuant to Washington Law. A vote of the holders of at least a majority of the shares of Parent Common Stock present or represented by proxy at the Parent Stockholders' Meeting is required for Parent's stockholders to approve and adopt a Share Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of the Share Issuance by Parent's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default

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     (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a material adverse effect on Parent's ability to perform its obligations under this Agreement.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Washington, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act, (v) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuance, or to be reserved for issuance, in connection with the Merger, (vi) applicable requirements of state liquor laws and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Company or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.5  SEC Filings; Parent Financial Statements.

          (a) Parent has filed all forms, reports and documents required to be filed with the SEC since November 4, 1999, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports
     (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
     (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the

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     periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of March 31, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or
     (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business and (A) immaterial in the aggregate or (B) incurred in connection with the construction, operation, financing or equipping of distribution centers.

          (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Parent of any of its assets other than as required by GAAP in the ordinary course of business, (iv) any increase prior to the date of this Agreement by Parent or any of its subsidiaries in the compensation or fringe benefits of any officers or employees, (v) any payment by Parent or any of its subsidiaries of, or entry into any understanding or agreement to pay, any bonus, severance or termination payment to any officers or employees, or (vi) any grant of stock options prior to the date of this Agreement other than grants to new employees in connection with the commencement of their employment.

     3.7  Taxes.

          (a) Parent and each of its subsidiaries have timely filed all Returns and/or extensions relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent. Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) Parent and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Parent.

          (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof.

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          (f) Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since March 31, 2000 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

          (g) There is no contract, agreement, plan or arrangement to which Parent or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Parent is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

          (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

          (j) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (k) Parent has (a) never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) with respect to the Taxes of any person (other than Parent or any of its subsidiaries) (i) no liability under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) and (ii) no material liability as a transferee or successor and (c) never been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes.

          (l) Parent has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

     3.8 Parent Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Parent Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent.

          (a) No Parent Intellectual Property or product or service of Parent or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

          (b) To the knowledge of Parent, Parent owns, or has license or other rights to use (sufficient for the conduct of its business as currently conducted), each material item of Parent Intellectual Property or other Intellectual Property used by Parent free and clear of any lien or encumbrance (excluding licenses and related restrictions).

          (c) Neither Parent nor any of its subsidiaries has transferred ownership of, or granted any license with respect to any material Parent Intellectual Property to any third party.

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

          (d) To the knowledge of Parent, the operation of the business of Parent and its subsidiaries as such business currently is conducted does not infringe the Intellectual Property of any third party.

          (e) Neither Parent nor any of its subsidiaries has received notice from any third party that the operation of the business of Parent or any of its subsidiaries or any act, product or service of Parent or any of its subsidiaries, infringes the Intellectual Property of any third party.

          (f) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property.

          (g) Parent and each of its subsidiaries has taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its subsidiaries, and, without limiting the foregoing, each of Parent and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/ confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.9  Compliance; Permits; Restrictions.

          (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

          (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.10 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.11 Brokers' and Finders' Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated June 22, 2000, a copy of which has been provided to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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     3.12  Employee Benefit Plans.

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of Parent ("PARENT EMPLOYEE" which shall for this purpose mean an employee of Company or any Affiliate (as defined below)), any subsidiary of Parent or any trade or business (whether or not incorporated) which is an Affiliate, or with respect to which Parent has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the Parent Schedules (the "PARENT PLANS"). Parent has provided or will make available to Company: (i) correct and complete copies of all documents embodying each Parent Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Parent Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Parent Plan; (vi) the most recent discrimination tests for each Parent Plan; (vii) the most recent actuarial valuations, if any, prepared for each Parent Plan; (viii) if the Parent Plan is funded, the most recent annual and periodic accounting of the Parent Plan assets; and (ix) all communication to Parent Employees relating to any Parent Plan and any proposed Parent Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to Parent or any Affiliate.

          (b) Each Parent Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought, or to the knowledge of Parent, is threatened, against or with respect to any such Parent Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or the DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Parent Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of Parent, no condition or circumstance exists giving rise to a material likelihood that any such Parent Plan would not be treated as qualified by the IRS. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by the terms of any Parent Plan or this Agreement), or to enter into any new Parent Plan. Each Parent Plan can be amended, terminated or otherwise discontinued after the

     Effective Time in accordance with its terms, without liability to Company, Parent or any of its Affiliates (other than ordinary administration expenses).

          (c) Neither Parent, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
     Section 412 of the Code and at no time has Parent contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither Parent, any of its subsidiaries, nor any officer or director of Parent or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Parent Plan which could subject Parent or its Affiliates to material liability.

          (d) None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any Parent Employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Parent is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or Parent Employee or any of its subsidiaries under any Parent Plan or otherwise,
     (ii) increase any benefits otherwise payable under any Parent Plan, or
     (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.13 Absence of Liens and Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

     3.14  Environmental Matters.

          (a) Except as would not reasonably be likely to result in a Material Adverse Effect on Parent, (i) neither Parent nor any of its subsidiaries has generated, transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of, or in a manner that would reasonably be likely to result in liability under, any Environmental Law, and (ii) no Hazardous Materials are located in, on or under any real property or facility now or previously owned, leased or operated by Parent or any of its subsidiaries in a manner which would reasonably be expected to result in liability under, or in violation of, any Environmental Law.

          (b) Except for matters which would not reasonably be expected to result in a Material Adverse Effect on Parent, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Parent Permit relating to any environmental matter, or otherwise relating to any Hazardous Material or any Environmental Law.

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     3.15  Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Parent and its respective subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

     3.16 Agreements, Contracts and Commitments. As of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Parent, (ii) any such agreement, contract or commitment with any employee, consultant, stockholder or other person that will result in any obligation of Parent or any of its subsidiaries to make any payments as a result of the transactions contemplated hereby, (iii) any agreement with any employee, consultant or stockholder of Parent pursuant to which Parent has loaned or is obligated to loan any money thereto or (iv) any arrangement or agreement providing for severance or termination pay;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification of officers, directors or employees of Parent or any guaranty of third party indebtedness or of obligations of officers, directors, employees or agents of Parent;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Parent or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any person or granting to any person any interest in Parent's distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Parent's subsidiaries;

          (f) any contract containing exclusivity provisions pursuant to which Parent has agreed not to purchase the goods (other than local grocery products) or services of, or enter into a commercial relationship with, another person;

          (g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (h) any settlement agreement relating to any claim or suit;

          (i) any real property lease covering more than 20,000 square feet;

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

          (j) any agreement, contract or commitment obligating Parent to make any payments based on (i) the number of users accessing any website operated by Parent or any of its subsidiaries (whether measured by registrations, click-throughs or purchases by such users) or (ii) revenues generated by purchases on any such website; or

          (k) any other agreement, contract or commitment that involves remaining obligations of Parent of $5,000,000 or more individually.

     Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Parent Schedules (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.17 Insurance. There is no material claim by Parent or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Parent and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     3.18 Registration Statement; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent's stockholders and Company's shareholders, at the time of the Parent Stockholders' Meeting or the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Shareholders' Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.19 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, unanimously (i) determined that the Merger is fair to and in the best interests of Parent and its stockholders, (ii) determined to recommend that the stockholders of Parent approve the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     3.20 Fairness Opinion. Parent has received an opinion from Goldman, Sachs & Co., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from

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a financial point of view and will provide to Company a copy of the written confirmation of such opinion promptly after Parent's receipt thereof.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as expressly permitted by the terms of this Agreement and except as set forth on Section 4.1 of the Company Schedule(1) without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property other than in the ordinary course of business consistent with past practices;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of shares

---------------

(1)Will include parameters of agreed upon stay bonus program.
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     of Company Common Stock pursuant to the exercise of stock options and
     Company Warrants outstanding as of the date of this Agreement or stock options granted pursuant to clause (y) hereof and (y) the granting of stock options to new hires, in the ordinary course of business and consistent with past practices (but in no event to include any provision providing for accelerated vesting), in an amount not to exceed options to purchase 250,000 shares in the aggregate;

          (g) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice) or enter into any joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and truck lease financing, in each case consistent with past practice;

          (k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than as required by law or offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration (it being understood by the parties that payments pursuant to Company's quarterly bonus program as conducted in the ordinary course of business consistent with past practice do not constitute special bonuses or special remuneration) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than annual review salary increases for non-officer employees in the ordinary course of business consistent with past practice;

          (l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in which Company is a defendant other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

          (m) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000;

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          (n) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (o) Enter into any agreement, contract or commitment which if in existence on the date hereof would be required to be listed on Section 2.17 of the Company Schedule;

          (p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (q) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $50,000 individually;

          (r) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this
     Article IV;

          (s) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries or settle or compromise any material income Tax liability;

          (t) Make or authorize (i) any capital expenditure in excess of $5 million with respect to any distribution center or $15 million in the aggregate or (ii) any marketing expenditure in excess of $6 million in the aggregate during any successive thirty (30) day period following the date hereof or $15 million in the aggregate during any successive ninety (90) day period following the date hereof;

          (u) Enter into any collective bargaining agreements; or

          (v) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (u) above.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     In addition, except as expressly permitted by the terms of this Agreement and except as set forth on Section 4.2 of the Parent Schedule, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock, except for intercompany dividends or distributions, or split, combine or reclassify any capital stock or, except with respect

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

     to securities of wholly owned subsidiaries, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (d) Except as would not result in a delay of three weeks or more in the Effective Time, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of shares of Parent Common Stock pursuant to the exercise of stock options and Parent Warrants outstanding as of the date of this Agreement or stock options granted pursuant to clause (y) hereof, (y) the granting of stock options, in the ordinary course of business and consistent with past practices and
     (z) in connection with transactions permitted by section (f) hereof;

          (e) Cause, permit or propose any amendments to the Parent Charter Documents (or similar governing instruments of any of its subsidiaries) that would have an adverse effect on the rights of holders of Parent Common Stock (including the Parent Common Stock to be issued in the Merger);

          (f) Except as would not result in a delay of three weeks or more in the Effective Time, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than in the ordinary course of business consistent with past practice);

          (g) Except as would not result in a delay of three weeks or more in the Effective Time, incur any indebtedness for borrowed money (other than borrowings under Parent's existing credit facility) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and truck lease financing, in each case consistent with past practice;

          (h) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in which Parent is a defendant other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Parent included in the Parent SEC Reports or incurred in the ordinary cause of business consistent with past practice since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Parent or any of its subsidiaries is a party or of which Parent or any of its subsidiaries is a beneficiary;

          (i) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

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

          (j) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this
     Article IV;

          (k) Make any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Parent or any of its subsidiaries or settle or compromise any material income Tax liability; or

          (l) Agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through (k) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Joint Proxy Statement/Prospectus; Registration Statement.

          (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/ Prospectus. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the shareholders of Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substances to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq.

          (b) The Joint Proxy Statement/Prospectus shall include the approval of this Agreement and the Merger and the recommendation of the Board of Directors of Company to Company's shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of Company to withdraw at any time prior to the date of the Company Shareholders' Meeting its recommendation and to recommend a Superior Proposal determined to be such in compliance with Section 5.4(a) of this Agreement. The Joint Proxy Statement/Prospectus shall include the approval of the Share Issuance and the recommendation of the Board of Directors of Parent to Parent's stockholders that they vote in favor of approval of the Share Issuance.

          (c) No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     5.2 Shareholder and Stockholder Meetings. Company shall call and hold the Company Shareholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting as promptly

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

as practicable after the date hereof for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger (in the case of the Company Shareholders' Meeting) and the Share Issuance (in the case of the Parent Stockholders' Meeting) pursuant to the Joint Proxy Statement/Prospectus, and Company and Parent shall use all reasonable efforts to hold the Parent Stockholders' Meeting and the Company Shareholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Parent from adjourning or postponing the Company Shareholders' Meeting or the Parent Stockholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the shareholders or stockholders. The Board of Directors of Company shall submit this Agreement and the Merger for shareholder approval pursuant to Section 23B.11.030(b)(3) of the Washington Law subject only to the condition of shareholder approval as described in Section 2.4. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(a), Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of shareholders required by Washington Law or applicable Nasdaq requirements to obtain such approval. Parent shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law or applicable Nasdaq requirements to obtain such approval. Company shall call and hold the Company Shareholders' Meeting for the purpose of voting upon the adoption and approval of this Agreement and the approval of the Merger whether or not Company's Board of Directors at any time subsequent to the date hereof withdraws its recommendation of this Agreement and the Merger.

     5.3  Confidentiality; Access to Information.

          (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of May 22, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access to its properties, books, records, shareholder lists and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

          (a) By Company. (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (C) engage in discussions with any person with respect to any Acquisition Proposal, (D) approve, endorse or recommend any

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     Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4(a) shall prohibit the Board of Directors of Company from (m) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made after a violation of this Section 5.4(a) or (n) at any time prior to the date of the Company Shareholders' Meeting, in response to a bona fide written Acquisition Proposal received without the prior occurrence of a breach of this Section 5.4(a) that Company's Board of Directors reasonably concludes constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal to the extent (1) the Board of Directors of Company determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so, (2) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Parent written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Company, and (3) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(a) by any officer, director, affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Company.

          (ii) For purposes of this Agreement, (A) "ACQUISITION PROPOSAL" shall mean any offer, inquiry or proposal (other than an offer, inquiry or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement; (B) "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (X) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (Y) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (Z) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (C) "SUPERIOR PROPOSAL" shall mean an Acquisition Proposal with respect to which (x) if any cash consideration is involved, shall not be subject to any financing contingency or with respect to which Company's Board of Directors shall have reasonably determined (based upon the advice of Company's financial advisors) that the acquiring party is capable of consummating the proposed Acquisition Transaction on the terms proposed, and (y) Company's Board of Directors shall have reasonably determined that the proposed Acquisition Transaction

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     provides greater value to the shareholders of Company than the Merger
     (based upon a written opinion, subject to customary qualifications, of Company's financial advisor).

          (iii) In addition to the obligations of Company set forth in paragraph
     (i) of this Section 5.4(a), Company as promptly as practicable, and in any event within 24 hours, shall advise Parent orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (A) provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and (B) provide Parent with at least three (3) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal.

          (b) By Parent. (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (A) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal (as defined below), (B) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Parent Acquisition Proposal, (C) engage in discussions with any person with respect to any Parent Acquisition Proposal, (D) approve, endorse or recommend any Parent Acquisition Proposal or (E) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 5.4(b) shall prohibit the Board of Directors of Parent from (m) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made after a violation of this Section 5.4(b) or (n) at any time prior to the date of the Parent Stockholders' Meeting, in response to a bona fide written Parent Acquisition Proposal received without the prior occurrence of a breach of this Section 5.4(b) that Parent's Board of Directors reasonably concludes constitutes a Parent Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Parent Acquisition Proposal to the extent (1) the Board of Directors of Parent determines in good faith after consultation with its outside legal counsel that its fiduciary obligations under applicable law require it to do so, (2) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Parent gives Company written notice of Parent's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Parent receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party by or on behalf of Parent, and
     (3) contemporaneously with furnishing any such nonpublic information to such party, Parent furnishes such nonpublic information to

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     Company (to the extent such nonpublic information has not been previously furnished by Parent to Company). Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4(b) by any officer, director, affiliate or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by Parent.

          (ii) For purposes of this Agreement, (A) "PARENT ACQUISITION PROPOSAL" shall mean any offer, inquiry or proposal relating to any Parent Acquisition Transaction. For the purposes of this Agreement; (B) "PARENT ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions that (m) is (1) conditioned upon termination of the Merger Agreement or (2) structured in a manner that makes it impossible to consummate such transaction or series of related transactions and the Merger and (n) involves: (x) any acquisition or purchase from Parent by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Parent or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Parent or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Parent pursuant to which the shareholders of Parent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (y) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Parent; or (z) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Parent; and (C) "PARENT SUPERIOR PROPOSAL" shall mean an Parent Acquisition Proposal with respect to which (x) if any cash consideration is involved, shall not be subject to any financing contingency or with respect to which Parent's Board of Directors shall have reasonably determined (based upon the advice of Parent's financial advisors) that the acquiring party is capable of consummating the proposed Parent Acquisition Transaction on the terms proposed, and (y) Parent's Board of Directors shall have reasonably determined that the proposed Parent Acquisition Transaction provides greater value to the shareholders of Parent than the Merger (based upon a written opinion, subject to customary qualifications, of Parent's financial advisor).

          (iii) In addition to the obligations of Parent set forth in paragraph
     (i) of this Section 5.4(b), Parent as promptly as practicable, and in any event within 24 hours, shall advise Company orally and in writing of any request for information which Parent reasonably believes would lead to an Parent Acquisition Proposal or of any Parent Acquisition Proposal, or any inquiry with respect to or which Parent reasonably believes would lead to any Parent Acquisition Proposal, the material terms and conditions of such request, Parent Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Parent Acquisition Proposal or inquiry. Parent will keep Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Parent Acquisition Proposal or inquiry. In addition to the foregoing, Parent shall (A) provide Company with at least 48 hours prior notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than eight hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider an Parent Acquisition Proposal and (B) provide Company with at least three (3) business days prior written notice of a meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to recommend a Parent Superior Proposal to its shareholders

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     and together with such notice a copy of the definitive documentation relating to such Parent Superior Proposal.

     5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in
     Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger, this Agreement, the Company Voting Agreements and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Company Voting Agreements and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

          (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such

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     notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  Stock Options; Warrants; Employee Stock Purchase Plan; 401(k) Plan.

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under any of the Company Option Plans, whether or not vested, and each outstanding Company Warrant, whether or not then exercisable, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option and each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, including, to the extent not otherwise waived, accelerated vesting on the terms provided in Company's 1997 Stock Option Plan for options granted prior to January 10, 2000), except that (i) each Company Stock Option and each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option or Company Warrant, as applicable, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option or Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option or Company Warrant, as applicable, was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (b) Prior to the Effective Time, outstanding purchase rights under the Company ESPP shall be exercised in accordance with Section 20(b) of the 1999 Employee Stock Purchase Plan (the "COMPANY ESPP") and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such purchase rights under the Company ESPP immediately prior to the Effective Time multiplied by the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to Company ESPP participants. Company agrees that it shall terminate the Company ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder.

          (c) Company agrees to terminate its 401(k) Plans immediately prior to the Effective Time. Parent agrees to take, or cause to be taken, such actions as are necessary to permit participants

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

     in Company's 401(k) plans to roll over their accounts under such plans, after the Effective Time (and after completion of the termination of Company's 401(k) plan), into a qualified plan or plans maintained by Parent.

          (d) Parent shall cause employees of Company and its subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES") to be credited with service with Company and each of its subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its subsidiaries after the Effective Time to the extent of their service with Company provided, however, that such service shall not be recognized to the extent that such recognition would result in duplication of benefits. To the extent permitted by the Parent Plans and applicable law, Parent will, or will cause Company to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time. Affected Employees shall be eligible to participate in the stock option and other stock incentive plans maintained by Parent after the Effective Time to the same extent as similarly situated employees of Parent. Without limiting the foregoing, Affected Employees shall be able to participate in the employee stock purchase plan of Parent as promptly as practicable following the Effective Time.

          (e) Parent shall provide Affected Employees with severance benefits in accordance with the terms set forth in Section 5.8(e) of the Company Schedule.

     5.9 Form S-8; Section 16. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable (and in any event within ten business days) after the Effective Time. In addition, Parent shall use its best efforts to cause Parent's Board of Directors to approve the issuance of such shares of Parent Common Stock, with respect to any employees of the Company who will become Section 16 insiders of Parent to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3.

     5.10  Indemnification.

          (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "INDEMNIFIED PARTIES") as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability

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

     insurance policy in an amount and on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by the Company.

          (c) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall make or cause to be made proper provisions so that the successors and assigns of Parent assume the indemnification obligations of Parent under this Section 5.10 for the benefit of the Indemnified Parties.

          (d) This Section 5.10 shall survive the consummation of the merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

     5.11 Nasdaq Listing. Parent agrees to file with the Nasdaq a Notification Form for Listing of Additional Shares with regards to the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger.

     5.12 Affiliates. Set forth in Section 5.12(a) of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Company will promptly provide Parent with updates to such list with respect to persons who may deemed to become after the date hereof, in Company's reasonable judgment, Company Affiliates. Company has provided Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list and any such updates. Company has provided to Parent (with respect to current Company Affiliates), and will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date any person who subsequently becomes a Company Affiliate, from each person who becomes a Company Affiliate after the date hereof, an executed affiliate agreement in substantially the form attached hereto as Exhibit C (the "AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreement.

     5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that neither Parent nor Company shall be required to agree to any divestiture by Parent or Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of

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

any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.14 Board of Directors. The Board of Directors of Parent will take all actions necessary such that (a) James Barksdale and one other individual to be mutually agreed upon by Parent and Company (or in the event that either or both of such individuals is unable or unwilling to serve on Parent's Board of Directors, then other individuals designated by Company and reasonably acceptable to Parent) shall be appointed to Parent's Board of Directors as of the Effective Time with terms expiring at the 2002 and 2003 annual meetings of Parent's stockholders and (b) upon such appointment the Board of Directors of Parent will be comprised of eight members.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Shareholder and Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the stockholders of Parent.

          (b) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (d) Tax Opinions. Each of Parent and Company shall have received a written opinion from its tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Davis Polk & Wardwell, respectively, or other nationally recognized tax counsel), in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, in the case of clauses (i) and (ii),
     (A) for such failures to be true and correct that do not in the aggregate constitute a Material

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     Adverse Effect on Parent and Merger Sub provided, however, that such
     Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties contained in Sections 3.2 and 3.19 (which representations and warranties shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with clauses (i) and (ii), (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, in the case of clauses (i) and (ii), (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties contained in Section 2.2 and 2.20 (which representations and warranties shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with clauses (i) and (ii), (x) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (y) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

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          (c) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(c)(2).

          (d) Dissenting Shares. No more than 5% of the outstanding shares of Company Common Stock shall be Dissenting Shares.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company and the stockholders of Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if (i) required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof; or (ii) the required approval by the stockholders of Parent of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment or postponement thereof;

          (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise best efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph
     (e) if such breach by Parent is cured during such thirty (30)-day period);

          (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or

---------------

(2)Including, without limitation, certain landlord consents.

     Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) such breach by Company is cured during such thirty
     (30)-day period);

          (g) by Parent, if (i) the Board of Directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal, (iii) the Company fails to comply with Section 5.4(a), (iv) an Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Company shall have (A) failed to recommend against acceptance of such by its shareholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within five business days thereafter or (v) the Board of Directors of Company resolves to take any of the actions described above; or

          (h) by Company, if (i) the Board of Directors of Parent withdraws, modifies or changes its recommendation of the Share Issuance in a manner adverse to Company and its shareholders, (ii) the Board of Directors of Parent shall have recommended to the stockholders of Parent a Parent Acquisition Proposal, (iii) Parent fails to comply with Section 5.4(b),
     (iv) a Parent Acquisition Proposal shall have been announced or otherwise become publicly known and the Board of Directors of Parent shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its shareholders of a Parent Acquisition Proposal involving a tender offer or exchange offer) or (B) failed to reconfirm its approval and recommendation of the Share Issuance within five business days thereafter or (v) the Board of Directors of Parent resolves to take any of the actions described above.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or such later time as may be required by Section 7.1). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 5.3(a), Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

     7.3  Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

        (b) Termination Fee Payable by Company.

          (i) In the event that (A) Parent shall terminate this Agreement pursuant to Section 7.1(g), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(i) and (1) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal that has not been publicly, irrevocably and unconditionally withdrawn prior to such termination and (2) within 6 months after any such termination pursuant to Section 7.1(b) or within 12 months after any such termination pursuant to Section 7.1(d)(i), as the case may be, Company shall enter into a definitive agreement with respect to any Company Acquisition (which Company Acquisition is later consummated) or any Company Acquisition shall be consummated, then, in the case of clause (A), promptly after such termination, or in the case of clause (B), concurrently with the consummation of such Company Acquisition, Company shall pay to Parent $36 million in cash (the "TERMINATION FEE").

          (ii) In the event that this Agreement shall be terminated pursuant to
     Section 7.1(d)(i), then promptly after such termination Company shall pay to Parent $15 million in cash; provided, however, that no fee shall be payable pursuant to this Section 7.3(b)(ii) if (A) prior to the payment of such fee, Company shall have paid or become obligated to pay the Termination Fee pursuant to Section 7.3(b)(i) or (B) at the time of such vote of Company's shareholders, the representations of Parent or Merger Sub contained in this Agreement shall have become untrue or inaccurate, or Parent or Merger Sub shall have failed to comply with in any material respect any covenant or agreement to be complied with by it under this Agreement, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (excluding, for purposes of this analysis, clause (B)(z) of Section 8.3(b)(ii)). Any fee payable pursuant to this Section 7.3(b)(ii) will be credited against any Termination Fee that Company becomes obligated to pay pursuant to Section 7.3(b)(i).

          (iii) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(f), then Company shall promptly reimburse Parent for Parent's costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          (iv) Company acknowledges that the agreements contained in this
     Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement):
     (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by Company of assets representing in excess of 40% of the aggregate fair market value of Company's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Company.

        (c) Termination Fee Payable by Parent.

          (i) In the event that (A) Company shall terminate this Agreement pursuant to Section 7.1(h), or (B) this Agreement shall be terminated (x) pursuant to Section 7.1(b) or (y) pursuant to Section 7.1(d)(ii) and (1) at or prior to such termination, there shall exist or have been proposed a Parent Acquisition Proposal (it being understood that for purposes of this Section 7.3(c)(i) the definition of "Parent Acquisition Proposal" (and the related definition of "Parent Acquisition Transaction" shall not include the phrase "(m) is (1) conditioned upon termination of the Merger Agreement or (2) structured in a manner that makes is impossible to consummate such transaction or series of related transactions and the Merger and (n)") that has not been publicly, irrevocably and unconditionally withdrawn prior to such termination and (2) within 6 months after any such termination pursuant to Section 7.1(b) or within 12 months after any such termination pursuant to Section 7.1(d)(ii), as the case may be, Parent shall enter into a definitive agreement with respect to any Parent Acquisition (which Parent Acquisition is later consummated) or any Parent Acquisition shall be consummated, then, in the case of clause (A), promptly after such termination, or in the case of clause (B), concurrently with the consummation of such Parent Acquisition, Parent shall pay to Company the Termination Fee.

          (ii) In the event that this Agreement shall be terminated pursuant to
     Section 7.1(d)(ii), then promptly after such termination Company shall pay to Parent $15 million in cash; provided, however, that no fee shall be payable pursuant to this Section 7.3(c)(ii) if (A) prior to the payment of such fee, Parent shall have paid or become obligated to pay the Termination Fee pursuant to Section 7.3(c)(i) or (B) at the time of such vote of Parent's shareholders, the representations of Company contained in this Agreement shall have become untrue or inaccurate, or Company shall have failed to comply with in any material respect any covenant or agreement to be complied with by it under this Agreement, in each case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (excluding clause (B)(z) of Section 8.3(b)(ii) for the purpose of this analysis)). Any fee payable pursuant to this Section 7.3(c)(ii) will be credited against any Termination Fee that Parent becomes obligated to pay pursuant to Section 7.3(c)(i).

          (iii) In the event that Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall promptly reimburse Company for Company's costs and expenses in connection with this Agreement and the transactions contemplated hereby.

          (iv) Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, Company makes a claim that results in a judgment against Parent for the amounts set forth in this Section 7.3(c), Parent shall pay to Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. For the purposes of this Agreement, "PARENT ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction,

     (B) a sale or other disposition by Parent of assets representing in excess of 40% of the aggregate fair market value of Parent's business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Parent.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

           (a) if to Parent or Merger Sub, to:

               Webvan Group, Inc.
               310 Lakeside Drive
               Foster City, California 94404
               Attention: General Counsel
               Telecopy No.: (650) 627-3921

                with copies to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Jeffrey D. Saper/J. Robert Suffoletta
               Telecopy No.: (650) 493-6811
                and

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               One Market
               Spear Tower, Suite 3300
               San Francisco, California 94105
               Attention: Steve L. Camahort
               Telecopy No.: (415) 947-2099

           (b) if to Company, to:

               HomeGrocer.com, Inc.
               10230 NE Points Drive
               Kirkland, Washington 98033
               Attention: Mary Alice Taylor
               Telecopy No.: (425) 201-7575

                with a copy to:

               Davis Polk & Wardwell
               1600 El Camino Real
               Menlo Park, California 94025
               Attention: Daniel G. Kelly, Jr.
               Telecopy No.: (650) 752-2111

     8.3  Interpretation; Definitions.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement:

          (i) the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the executive officers of such party;

          (ii) the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) changes affecting the industry in which such entity operates generally (which changes do not disproportionately affect such entity), (y) changes affecting the United States economy generally or (z) the public announcement or pendency of the Merger, constitute a Material Adverse Effect;

          (iii) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. Except to the extent mandatorily governed by Washington Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          WEBVAN GROUP, INC.
                                          By:     /s/ GEORGE T. SHAHEEN
                                            ------------------------------------
                                          Name: George T. Shaheen
                                              ----------------------------------
                                          Title: President and Chief Executive
                                                 Officer
                                             -----------------------------------

                                          ROBIN MERGER CORPORATION
                                          By:       /s/ ALAN CHESICK
                                            ------------------------------------
                                          Name: Alan Chesick
                                              ----------------------------------
                                          Title: Vice President
                                             -----------------------------------

                                          HOMEGROCER.COM, INC.
                                          By:     /s/ MARY ALICE TAYLOR
                                            ------------------------------------
                                          Name: Mary Alice Taylor
                                              ----------------------------------
                                          Title: President and Chief Executive
                                                 Officer
                                             -----------------------------------

            [SIGNATURE PAGE OF AGREEMENT AND PLAN OF REORGANIZATION]

                                                                     EXHIBIT A-1

                        FORM OF COMPANY VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of June 25, 2000, among Webvan Group, Inc., a Delaware corporation ("Parent"), and the undersigned shareholder ("Shareholder") of HomeGrocer.com, Inc., a Washington corporation (the "Company").

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of certain shares of the outstanding capital stock of the Company; and

     C. In consideration of the execution of the Reorganization Agreement by Parent, Shareholder (in his or her capacity as such) agrees to vote the Shares (as defined below) so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

          1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

             (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

             (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

             (c) "Shares" shall mean all of the shares of Company Common Stock beneficially owned by Shareholder as of the date of this Agreement.

             (d) "Voted Shares" shall mean that number of shares of Company Common Stock beneficially owned by Shareholder as of the date of this Agreement listed on the signature page hereto.

             (e) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

          2. Transfer of Shares.

             (a) Transferee of Shares to be Bound by this Agreement. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date,

                                     A-A-1-1

        Shareholder shall not cause or permit any Transfer of any of the Shares, except (a) for a Transfer to the Shareholder's spouse, ancestors, descendants or a trust for any of their benefit, (b) in transactions involving the distribution without consideration of the Shares to the Shareholder's partners or retired partners or the estate of any of them, or (c) to any affiliate of the Shareholder; provided, however, that in any such case, each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have (i) executed a counterpart of this Voting Agreement and a proxy in the form attached hereto as Exhibit A and (ii) agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement and (iii) executed an agreement substantially in the form of Exhibit B-1 (Company Lock up Agreement) to the Reorganization Agreement.

             (b) Transfer of Voting Rights. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

          3. Agreement to Vote Shares. At every meeting of the shareholders of the Company called during the period from the date of this Agreement through the Expiration Date, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, Shareholder (in his or her capacity as such) shall cause the Voted Shares to be voted (i) in favor of approval of the Reorganization Agreement and the Merger, (ii) in favor of any matter that could reasonably be expected to facilitate the Merger, (iii) against any matter that could reasonably be expected to prevent the Merger, (iv) against any Acquisition Proposal and
     (v) against any matter that could reasonably be expected to facilitate any Acquisition Proposal.

          4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Voted Shares.

          5. Representations and Warranties of the Shareholder. Shareholder (i) is the beneficial owner of the Shares, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that would adversely affect the ability of Shareholder to carry out the terms of this Agreement, except for the Company's right to repurchase such shares under certain circumstances; and (ii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

          6. Additional Documents. Shareholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

          7. Consent and Waiver. Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have. As further clarification, but not limitation, of the foregoing, Shareholder further agrees not to assert any dissenters' rights Shareholder may have pursuant to Chapter 23B.13 of the Washington Law.

          8. Legending of Shares. If so requested by Parent, Shareholder agrees that the Voted Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder shall not

                                     A-A-1-2

     Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

          9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

          10. Miscellaneous.

             (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

             (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

             (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

             (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

             (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

           If to Parent:  Webvan Group, Inc.
                          310 Lakeside Drive
                          Foster City,California 94404
                          Attention: General Counsel
                          Telecopy No.: (650) 627-3921

              With copies to:        Wilson Sonsini Goodrich & Rosati
                                     Professional Corporation
                                     650 Page Mill Road
                                     Palo Alto, California 94304
                                     Attention: Jeffrey D. Saper
                                                J. Robert Suffoletta
                                     Facsimile No.: (650) 493-6811

                                     A-A-1-3
              and

                                Wilson Sonsini Goodrich & Rosati
                                Professional Corporation
                                One Market
                                Spear Tower, Suite 3300
                                San Francisco, California 94105
                                Attention: Steve L. Camahort
                                Facsimile No.: (415) 947-2099

           If to Shareholder:  To the address for notice set forth
                               on the signature page hereof.

             (f) Governing Law. Except to the extent mandatorily governed the laws of the State of Washington, this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

             (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

             (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

             (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

             (j) No Limitation on Actions of Shareholder as
        Director. Notwithstanding anything to the contrary in this Agreement, in the event Shareholder is a director of the Company, nothing in this Agreement is intended or shall be construed to require Shareholder, in Shareholder's capacity as a director of the Company, to fail to act in accordance with Shareholder's fiduciary duties in such capacity.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

WEBVAN GROUP, INC                                           SHAREHOLDER

-----------------------------------------------------       -----------------------------------------------------
Signature                                                   Signature

-----------------------------------------------------       -----------------------------------------------------
Print Name                                                  Print Name

-----------------------------------------------------       -----------------------------------------------------
Print Title                                                 Print Title

                                                            -----------------------------------------------------
                                                            Print Address

                                                            -----------------------------------------------------
                                                            Print Telephone

                                                            -----------------------------------------------------
                                                            Print Facsimile No.

                                                            "Voted Shares": ------------------------------------

                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

                                     A-A-1-4

                               IRREVOCABLE PROXY

     The undersigned shareholder of HomeGrocer.com, Inc., a Washington corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Webvan Group, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the Voted Shares (as defined in the Voting Agreement) in accordance with the terms of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Voted Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Voted Shares until after the termination of this proxy in accordance with its terms.

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned shareholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Parent, a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to
Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Voted Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Voted Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting
(i) in favor of approval of the Reorganization Agreement and the Merger, (ii) in favor of any matter that could reasonably be expected to facilitate the Merger,
(iii) against any matter that could reasonably be expected to prevent the Merger, (iv) against any Acquisition Proposal and (v) against any matter that could reasonably be expected to facilitate any Acquisition Proposal.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Voted Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: June 25, 2000

                                          Signature of Shareholder:
              ------------------------------------------------------------------

                                          Print Name of Shareholder:
                ----------------------------------------------------------------

                                          "Voted Shares":
    ----------------------------------------------------------------------------

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     A-A-1-5

                                                                     EXHIBIT A-2

                        FORM OF PARENT VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of June 25, 2000, among HomeGrocer.com, Inc., a Washington corporation ("Company"), and the undersigned stockholder and/or option holder ("Stockholder") of Webvan Group, Inc., a Delaware corporation ("Parent").

                                    RECITALS

     A. Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement;

     B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Parent and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

     C. In consideration of the execution of the Reorganization Agreement by Company, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of Parent over which Stockholder has voting power so as to facilitate consummation of the Share Issuance.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

          (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

          (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (c) "Shares" shall mean: (i) all securities of the Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

          (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

                                     A-A-2-1

     2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have (i) executed a counterpart of this Voting Agreement and a proxy in the form attached hereto as Exhibit A and (ii) agreed to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement.

     (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. At every meeting of the stockholders of Parent called during the period from the date of this Agreement through the Expiration Date, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in his or her capacity as such) shall cause the Shares to be voted (i) in favor of the Share Issuance, (ii) in favor of any matter that could reasonably be expected to facilitate the Share Issuance, (iii) against any matter that could reasonably be expected to prevent the Share Issuance, (iv) against any Parent Acquisition Proposal and (v) against any matter that could be reasonably be expected to facilitate any Parent Acquisition Proposal.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Company a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the shares of Parent Common Stock and the options and warrants to purchase shares of Common Stock of Parent indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement; (ii) does not beneficially own any securities of Parent other than the shares of Parent Common Stock and options and warrants to purchase shares of Common Stock of Parent indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Additional Documents. Stockholder (in his or her capacity as such) hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the intent of this Agreement.

     7. Consent and Waiver. Stockholder (not in his capacity as a director or officer of Parent) hereby gives any consents or waivers that are reasonably required for the consummation of the Share Issuance under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

     8. Legending of Shares. If so requested by Company, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Stockholder agrees that Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     9. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

                                     A-A-2-2

     10. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.

     (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Company:

               HomeGrocer.com, Inc.
               10230 N.E. Points Drive
               Kirkland, WA 98033
               Attention: General Counsel
               Telecopy No.: (425) 201-7575

        With a copy to:

               Davis Polk & Wardwell
               1600 El Camino Real
               Menlo Park, CA 94025
               Attention: David Ferguson
               Telecopy No.: (650) 752-2111

                                     A-A-2-3

        If to Stockholder:

           To the address for notice set forth on the signature page hereof.

     (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) No Limitation on Actions of Stockholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event Stockholder is a director of Parent, nothing in this Agreement is intended or shall be construed to require Stockholder, in Stockholder's capacity as a director of Parent, to fail to act in accordance with Stockholder's fiduciary duties in such capacity.

               [Remainder Of This Page Left Blank Intentionally]

                                     A-A-2-4

     IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

HOMEGROCER.COM, INC.                                        STOCKHOLDER

-----------------------------------------------------       -----------------------------------------------------
Signature                                                   Signature

-----------------------------------------------------       -----------------------------------------------------

-----------------------------------------------------       -----------------------------------------------------
Print Name                                                  Print Name

-----------------------------------------------------       -----------------------------------------------------
Print Title                                                 Print Title

                                                            -----------------------------------------------------

                                                            -----------------------------------------------------
                                                            Print Address

                                                            -----------------------------------------------------
                                                            Print Telephone

                                                            -----------------------------------------------------
                                                            Print Facsimile No.

                                                            Shares beneficially owned:

                                                            ____________ shares of Parent Common Stock

                                                            ____________ shares of Parent Common Stock issuable
                                                            upon exercise of outstanding options or warrants

                  [SIGNATURE PAGE TO PARENT VOTING AGREEMENT]

                                     A-A-2-5

                               IRREVOCABLE PROXY

     The undersigned stockholder of Webvan Group, Inc., a Delaware corporation (the "Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of HomeGrocer.com, Inc., a Washington corporation ("Company"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the termination of this proxy in accordance with its terms.

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Company and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Company entering into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), among Parent, a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to
Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the Share Issuance (as defined in the Reorganization Agreement), (ii) in favor of any matter that reasonably be expected to facilitate the Stock Issuance or the Merger, (iii) against any matter that could reasonably be expected to prevent the Share Issuance, (iv) against any Parent Acquisition Proposal and (v) against any matter that could reasonably be expected to facilitate any Parent Acquisition Proposal.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

                                     A-A-2-6

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: June   , 2000

                                                            Signature of Stockholder:

                                                            Print Name of Stockholder:

                                                            Shares beneficially owned:

                                                            ____________ shares of Parent Common Stock

                                                            ____________ shares of the Parent Common Stock
                                                            issuable upon exercise of outstanding options or
                                                                         warrants

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                     A-A-2-7

                                                                     EXHIBIT B-1

                       FORM OF COMPANY LOCK-UP AGREEMENT

Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA 94404
Attention: President

Ladies and Gentlemen:

     Pursuant to the terms of an Agreement and Plan of Reorganization dated as of June 25, 2000 (the "Agreement") between Webvan Group, Inc., a Delaware corporation ("Parent"), Robin Acquisition Corporation, a Washington corporation and subsidiary of Parent, and HomeGrocer.com, Inc., a Washington corporation (the "Company"), the undersigned will receive shares of Common Stock, $.0001 par value per share, of Parent (the "Shares"), in exchange for shares of common stock of the Company owned by the undersigned.

     In order to induce Parent to enter into the Agreement, the undersigned hereby agrees as follows:

          1. Each Share may not be sold, transferred, hypothecated, pledged, be the subject of an equity swap, put, put equivalent position or similar agreement or otherwise be transferred (collectively, a "Disposition") without the prior written consent of Parent, prior to the six-month anniversary of the Effective Time (as defined in the Agreement).

          2. The undersigned acknowledges that Parent may impose stock transfer restrictions on the Shares with Parent's stock transfer agent and/or place stock legends on the certificates representing the Shares to enforce the provisions of this Agreement.

          3. Conditioned upon the occurrence of the Closing Date (as defined in the Agreement), from and after the Closing Date, the undersigned hereby irrevocably waives any and all rights with respect to the Shares or the common stock of the Company provided in or pursuant to the Third Amended and Restated Investor Rights Agreement dated September 30, 1999 by and among the Company and certain of the Company's stockholders.

                                          Very truly yours,

                                          --------------------------------------
                                                   Name of Stockholder

                                          By:
                                                        Signature

                                          Date:

                                     A-B-1-1

AGREED TO:

WEBVAN GROUP, INC.

By:
---------------------------------
    Name:

    Title:

HOMEGROCER.COM, INC.

By:
---------------------------------
    Name:

    Title:

                                     A-B-1-2

                                                                     EXHIBIT B-2

                        FORM OF PARENT LOCK-UP AGREEMENT

HomeGrocer.com, Inc.
10230 NE Points Drive
Kirkland, WA 98033
Attention: President

Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA 94404
Attention: President

Ladies and Gentlemen:

     Pursuant to the terms of an Agreement and Plan of Merger and Reorganization dated as of June 25, 2000 (the "Agreement") between Webvan Group, Inc., a Delaware corporation ("Parent"), Robin Merger Corporation, a Washington corporation and subsidiary of Parent ("Merger Sub"), and HomeGrocer.com, Inc., a Washington corporation (the "Company"), Merger Sub will be merged into the Company in a transaction in which the outstanding shares of the Company will be exchanged for shares of Common Stock, $.0001 par value per share, of Parent ("Parent Common Stock").

     In order to induce the Company to enter into the Agreement, the undersigned hereby agrees as follows:

          1. The shares of Parent Common Stock owned by the undersigned (the "Shares") may not be sold, transferred, hypothecated, pledged, be the subject of an equity swap, put, put equivalent position or similar agreement or otherwise be transferred (collectively, a "Disposition") without the prior written consent of the Company and Parent, prior to the six-month anniversary of the Effective Time (as defined in the Agreement).

          2. The undersigned acknowledges that, upon the Company's request, Parent may impose stock transfer restrictions on the Shares with Parent's stock transfer agent and/or place stock legends on the certificates representing the Shares to enforce the provisions of this Agreement.

                                          Very truly yours,

                                          By:
                                          --------------------------------------
                                          Address:

AGREED TO:

HOMEGROCER.COM, INC.

By:
    --------------------------------------------------------
Name:
Title:

                                     A-B-2-1

                                                                       EXHIBIT C

                          FORM OF AFFILIATE AGREEMENT

     THIS AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of June 25, 2000, among Webvan Group, Inc., a Delaware corporation ("Parent"), and the undersigned shareholder who may be deemed an affiliate ("Affiliate") of HomeGrocer.com, Inc., a Washington corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

     A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company (the "Company Capital Stock") shall be converted into the right to receive Common Stock of Parent;

     B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC").

     C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent, the Company and their respective affiliates and counsel, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise Affiliate with regard to such matters.

     2. Beneficial Ownership of Company Capital Stock. The Affiliate is the sole record and beneficial owner of the number of shares of Company Capital Stock set forth next to its name on the signature page hereto (the "Shares"). The Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Capital Stock and common stock of Parent ("Parent Common Stock") acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

                                      A-C-1

     3. Compliance with Rule 145 and the Securities Act.

     (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

     (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

     4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VII of the Reorganization Agreement.

     5. Miscellaneous.

     (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor

                                      A-C-2
any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

     (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (f) Entire Agreement. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

     (g) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     (h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

     (i) Third Party Reliance. Counsel to and independent auditors for Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

     (j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

     (k) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by

                                      A-C-3
registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        If to Parent:

               Webvan Group, Inc.
               310 Lakeside Drive
               Foster City, California 94404
               Attention: General Counsel
               Facsimile: (650) 627-3921

        With copies to:

               Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
               Palo Alto, California 94304
               Attention: Jeffrey D. Saper/J. Robert Suffoletta
               Facsimile: (650) 493-6811

        And

               Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market
               Spear Tower, Suite 3300
               San Francisco, California 94105
               Attention: Steve L. Camahort
               Facsimile: (415) 947-2099

        If to Affiliate:

               To the address for notice set forth on the signature page hereof.

     (l) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                                      A-C-4

     IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

WEBVAN GROUP, INC.                                 AFFILIATE

By:                                                By:
--------------------------------------------       --------------------------------------------

Name:                                              Affiliate's Address for Notice:
--------------------------------------------

Title:                                             --------------------------------------------
--------------------------------------------

                                                   --------------------------------------------

                                                   --------------------------------------------

                                                   Shares beneficially owned:

                                                   ____________ shares of Company Common Stock

                                                   ____________ shares of Company Common Stock
                                                   issuable upon exercise of outstanding
                                                                options and warrants

                                                   ____________ shares of Parent Common Stock

                    [SIGNATURE PAGE TO AFFILIATE AGREEMENT]
                                      A-C-5

                                                                         ANNEX B

PERSONAL AND CONFIDENTIAL

June 25, 2000

Board of Directors
Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA 94404

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to Webvan Group, Inc. (the "Company") of the exchange ratio of 1.07605 (the "Exchange Ratio") shares of Common Stock, $0.0001 par value per share (the "Company Shares"), of the Company to be exchanged for each share of Common Stock, no par value per share (the "HomeGrocer.com Shares"), of HomeGrocer.com, Inc. ("HomeGrocer.com"), pursuant to the Agreement and Plan of Reorganization, dated as of June 25, 2000, by and among the Company, Robin Merger Corporation, a wholly-owned subsidiary of the Company, and HomeGrocer.com (the "Agreement").

     Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of the initial public offering of 28,750,000 Company Shares in November 1999. As of the date hereof, entities affiliated with Goldman Sachs own an aggregate of 7,880,220 Company Shares, purchased in July 1999 as Series D-2 Preferred Stock of the Company for an aggregate purchase price of approximately $100 million. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or HomeGrocer.com for its own account and for the accounts of customers. As of the date hereof, Goldman Sachs accumulated in various trading accounts a long position of 4,219 Company Shares against which Goldman Sachs is short 1,347,680 Company Shares, and a long position of 1,000 HomeGrocer.com Shares.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Stockholders and the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1999; the Registration Statement on Form S-1 of the Company, including the Prospectus of the Company filed November 5, 1999; the Registration Statement on Form S-1 of HomeGrocer.com, including the Prospectus of HomeGrocer.com filed March 10, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and HomeGrocer.com; certain other communications from the Company and HomeGrocer.com to their respective stockholders; certain internal financial analyses and forecasts for HomeGrocer.com prepared by the management of HomeGrocer.com; certain internal financial analyses and forecasts for HomeGrocer.com prepared by the management of the Company; certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the "Company Forecasts"); certain internal financial analyses and forecasts for the Company and HomeGrocer.com as a combined entity (the "Pro Forma Forecasts") prepared by the management of the Company, including the effect of certain cost savings and operating synergies projected by the management of the Company to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and HomeGrocer.com

Webvan Group, Inc.
June 25, 2000
Page  Two

regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Shares and the HomeGrocer.com Shares, which like many Internet-related stocks have been and are likely to continue to be subject to significant short term price and trading volatility, compared certain financial and stock market information for the Company and HomeGrocer.com with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Company Forecasts and the Pro Forma Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that the Pro Forma Forecasts will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or HomeGrocer.com or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Company Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,


/s/ Goldman, Sachs & Co.

------------------------------------

Board of Directors
June 22, 2000
Page  1

                                                                         ANNEX C

                                                                   June 22, 2000

Board of Directors
HomeGrocer.com, Inc.
10230 N.E. Points Drive
Kirkland, WA 98033

Members of the Board:

     We understand that HomeGrocer.com, Inc. ("HomeGrocer" or the "Company"), Webvan Group, Inc. ("Webvan"), and Webvan Subsidiary, Inc. ("Merger Sub"), a wholly-owned subsidiary of Webvan, have entered into an Agreement and Plan of Merger, substantially in the form of the draft dated June 21, 2000 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into HomeGrocer. Pursuant to the Merger, HomeGrocer will become a wholly-owned subsidiary of Webvan and each outstanding share of common stock, no par value per share (the "HomeGrocer Common Stock") of HomeGrocer, other than shares held in treasury or held by Webvan or any subsidiary of HomeGrocer or Webvan, or as to which dissenters' rights have been perfected, will be converted into the right to receive 1.07605 shares (the "Exchange Ratio") of common stock, $0.0001 par value per share (the "Webvan Common Stock") of Webvan. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of HomeGrocer Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of HomeGrocer;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning HomeGrocer prepared by the management of HomeGrocer;

          (iii) reviewed certain financial projections prepared by the managements of HomeGrocer and Webvan;

          (iv) reviewed certain publicly available financial projections from equity research analysts reports of HomeGrocer;

          (v) discussed the past and current operations and financial condition and the prospects of HomeGrocer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of HomeGrocer;

          (vi) reviewed certain publicly available financial statements and other information of Webvan;

          (vii) reviewed certain internal financial statements and other financial and operating data concerning Webvan prepared by the management of Webvan;

          (viii) reviewed the proforma impact of the Merger on certain operational and financial metrics of Webvan;

Board of Directors
June 22, 2000
Page  2

          (ix) discussed the past and current operations and financial condition and the prospects of Webvan, including a review of publicly available projections from equity research analyst estimates and information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Webvan;

          (x) reviewed the reported prices and trading activity for the HomeGrocer Common Stock and Webvan Common Stock;

          (xi) compared the financial performance of HomeGrocer and Webvan and the prices and trading activity of the HomeGrocer Common Stock and Webvan Common Stock with that of certain other publicly-traded companies comparable to HomeGrocer and Webvan, respectively, and their securities;

          (xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (xiii) reviewed and discussed with the senior managements of HomeGrocer and Webvan their strategic rationales for the Merger;

          (xiv) participated in discussions and negotiations among representatives of HomeGrocer, Webvan and their financial and legal advisors;

          (xv) reviewed the draft Merger Agreement and certain related documents; and

          (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and discussions relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have, in each case, been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of HomeGrocer and Webvan. We have relied upon the assessment by the managements of HomeGrocer and Webvan of their ability to retain key employees of HomeGrocer. We have also relied upon, without independent verification, the assessment by the managements of HomeGrocer and Webvan of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of HomeGrocer and Webvan; and (iii) the validity of, and risks associated with, HomeGrocer's and Webvan's existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of HomeGrocer and Webvan, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. In addition, we have assumed that the Merger will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of HomeGrocer in connection with this transaction and will receive a fee for our services which shall consist, in part, of shares of HomeGrocer Common Stock. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for HomeGrocer, and financing services for Webvan, and have received fees for the rendering of these services. In the ordinary course of our

Board of Directors
June 22, 2000
Page  3

business we may actively trade the securities of HomeGrocer and Webvan for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of HomeGrocer and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing of a proxy or registration statement with the Securities and Exchange Commission made by HomeGrocer in respect of this transaction. In addition, this opinion does not in any manner address the prices at which the Webvan Common Stock will trade following the consummation of the Merger, and Morgan Stanley & Co. Incorporated expresses no opinion or recommendation as to how the shareholders of HomeGrocer should vote at the shareholders' meeting to be held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of HomeGrocer Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:       /s/ RUTH M. PORAT
                                            ------------------------------------
                                                       Ruth M. Porat
                                                     Managing Director

                                                                         ANNEX D

                         REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (the "Agreement"), dated as of June 25, 2000, is entered into by and between Webvan Group, Inc., a Delaware corporation (the "Company"), and Amazon.com, Inc., a Delaware corporation (the "Shareholder").

                                    RECITALS

     A. The Shareholder holds shares of common stock of HomeGrocer.com, Inc., a Washington corporation ("HomeGrocer.com").

     B. The Company and HomeGrocer.com propose to enter into an Agreement and Plan of Reorganization dated the date hereof (the "Reorganization Agreement") pursuant to which a wholly owned subsidiary of the Company will merge with and into HomeGrocer.com and HomeGrocer.com will become a wholly owned subsidiary of the Company (the "Merger").

     C. The Reorganization Agreement contemplates that the Shareholder and certain other holders of HomeGrocer.com's common stock will enter into voting agreements (the "Voting Agreements") in connection with the Merger.

     D. The Company is unwilling to enter into the Reorganization Agreement unless the Shareholder enters into a Voting Agreement.

     E. The Shareholder is unwilling to enter into a Voting Agreement unless the Company grants Shareholder the rights set forth herein.

     F. The Company and the Shareholder desire that the Reorganization Agreement be executed and that the Merger be consummated.

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

          1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

          "Closing Date" shall mean the closing date of the Merger as defined in the Reorganization Agreement.

          "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Common Stock" shall mean the common stock of the Company, par value $0.0001 per share.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "Registrable Securities" shall mean shares of Common Stock issued to the Shareholder pursuant to the Merger (including any shares of Common Stock issued upon any stock split, stock dividend, recapitalization, substitution, or similar event with respect to the Common Stock); provided, however, that Registrable Securities shall not include any (a) shares of

     Common Stock which have previously been registered for resale by the Shareholder and sold pursuant to such registration, (b) shares of Common Stock which have previously been sold to the public, or (c) securities which would otherwise be Registrable Securities if the Shareholder then holds in the aggregate less than one percent of the Company's outstanding equity securities.

          "Registration Expenses" shall mean all expenses (excluding underwriting discounts and selling commissions) incurred in connection with a registration under Sections 3 and 4 hereof, including all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and blue sky fees.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, the fees and expenses of counsel for the Shareholder and all other expenses which are not Registration Expenses.

     2. Lock-Up Restrictions.

     (a) The Shareholder hereby covenants and agrees with the Company not to sell, transfer, hypothecate, pledge, or otherwise transfer any Registrable Securities or enter into an equity swap, put, put equivalent position or similar agreement with respect to any shares of Common Stock of the Company (collectively, a "Disposition") without the prior written consent of the Company at any time prior to the date which is six (6) months following the Closing Date except that the provisions of this Section 2(a) shall not apply to the Disposition in accordance with the applicable provisions of Rule 145 under the Securities Act of up to three (3) million shares of Common Stock during the three (3) months following the Closing Date and as to an additional five (5) million shares during the period beginning three months and one day following the Closing Date and ending on the date which is six (6) months following the Closing Date.

     (b) For so long as the Shareholder holds at least two percent (2%) of the outstanding shares of capital stock of the Company, the Shareholder hereby covenants and agrees with the Company not to engage in a Disposition of any Common Stock (or other securities) of the Company held by such Shareholder during a period of time determined by the Company and its underwriters (not to exceed 90 days) following the effective date of the registration statement of the Companyfiled under the Securities Act with respect to an underwritten offering of Common Stock by the Company, provided that all executive officers and directors of the Company who then hold Common Stock (or other securities) of the Company enter into similar agreements and all other persons who are shareholders of the Company as of the date hereof (other than an institutional investor that acquired all of its shares in the public market) then holding at least as many shares as the Shareholder then holds (collectively, the "Required Signatories") enter into similar agreements. Such agreement to be entered into by the Shareholder and the Required Signatories shall not be inconsistent with the provisions of this Agreement and shall be in writing in a form reasonably satisfactory to the Company, the underwriter and the Shareholder. This Section 2(b) shall only apply to underwritten offerings of the Company's Common Stock for which the date of the preliminary prospectus used to market such offering is on or prior to the date which is one (1) year following the Closing Date and the final price per share in such offering is determined no later than three (3) weeks following such preliminary prospectus date.

     (c) For so long as the Shareholder holds at least two percent (2%) of the outstanding shares of capital stock of the Company, the Shareholder hereby covenants and agrees with the Company not to engage in a Disposition of any Common Stock (or other securities) of the Company held by such Shareholder during a period of time determined by the Company and its underwriters (not to exceed 60 days) following the effective date of the registration statement of the Company filed under the

Securities Act with respect to an underwritten offering of securities other than Common Stock by the Company, provided that all Required Signatories enter into similar agreements. Such agreement to be entered into by the Shareholder and the Required Signatories shall not be inconsistent with the provisions of this Agreement and shall be in writing in a form reasonably satisfactory to the Company, the underwriter and the Shareholder. This Section 2(c) shall only apply to underwritten offerings of the Company's securities (other than Common Stock) for which the date of the preliminary prospectus used to market such offering is on or prior to the date which is one (1) year following the Closing Date and the final price per share in such offering is determined no later than four (4) weeks following such preliminary prospectus date.

     (d) With respect to any underwritten offering of securities in which the Shareholder includes shares of Common Stock, the Shareholder hereby covenants and agrees with the Company not to engage in a Disposition of any Common Stock (or other securities) of the Company held by such Shareholder during a period of time determined by the Company and its underwriters (not to exceed 90 days) following the effective date of the registration statement of the Company filed under the Securities Act with respect to such registration and offering. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter.

     (e) The Shareholder hereby covenants and agrees that the Company may impose stop transfer instructions with respect to the Common Stock subject to the restrictions contained in this Section 2.

     (f) Any lock-up agreement entered into by Shareholder pursuant to Section 2(b) or 2(c) of this Agreement (the "Lock-Up Agreement") shall go into effect only as of the date that all Required Signatories become subject to similar obligations, and shall provide that, in the event that the underwriter(s) in such offering either release a Required Signatory from the restrictions set forth in the lock-up agreement between the underwriter(s) and such Required Signatory as to any or all ofthe shares of Common Stock held by such Required Signatory or do not require all of such shares of Common Stock held by a Required Signatory to be subject to a lock-up agreement, the underwriter(s) shall concurrently release the same percentage of the Shareholder's shares of Common Stock from the restrictions set forth in the Lock-Up Agreement, subject to the following terms, conditions and limitations:

          (i) The underwriter(s) shall not be obligated to effect any such release as the result of the release of a number of shares held by any Required Signatory not exceeding 10,000 shares;

          (ii) In the event that more than one Required Signatory is released from such restrictions, the percentage of the Shareholder's Common Stock subject to release shall be the largest percentage of shares released as to any Required Signatory, but shall not be cumulative of or otherwise the sum of the percentages released as to more than one Required Signatory;

          (iii) With respect to any release of the Shareholder's shares attributable to the release of shares held by a Required Signatory, the release of the Shareholder's shares shall be subject to the same conditions, limitations and restrictions (whether on the manner or time of disposition or otherwise) as are imposed by the underwriter(s) on such Required Signatory; and

          (iv) In the event that the underwriter(s) release the Shareholder from any of its obligations under a Lock-Up Agreement pursuant to this Section 2(f), the Company and the underwriter(s) shall promptly notify the undersigned of the number or percentage of shares so released.

     3. Requested Registration.

     (a) Request for Registration. If the Company shall receive from the Shareholder a written request that the Company effect any registration for an underwritten offering with respect to at least that number of Registrable Securities which would result in an aggregate offering of at least $20,000,000, the Company will as soon as practicable (but in any event within (30) days after receipt

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of such written request), use its best efforts to effect such registration
(including, without limitation, the execution of an undertaking to file post effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request; provided that the written request shall not be deemed to have been received by the Company and the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 3:

          (i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

          (ii) After the Company has effected two (2) such registrations pursuant to this Section 3(a) and such registrations have been declared or ordered effective and the sales of such Registrable Securities have closed; or

          (iii) Prior to the date which is six (6) months following the Closing Date.

          (iv) Prior to the date which is nine (9) months following receipt of a prior request by the Shareholder pursuant to this Section 3(a), provided that the registration resulting from such request has been declared or ordered effective and the sales of such Registrable Securities have closed; or

          (v) With respect to a request that is received more than two (2) years following the Closing Date.

     Subject to the foregoing clauses (i), (ii), (iii), (iv) and (v), the Company shall file with the Commission a registration statement covering the Registrable Securities so requested to be registered; provided, however, that if the Company shall furnish to the Shareholder a certificate signed by its Chief Executive Officer or Chief Financial Officer stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its stockholders for such registration statement to be filed on or before the time filing would be required and it is therefore necessary to defer the filing of such registration statement, the Company shall have the right to defer such filing (but not more than once with respect to any one (1) request of the Shareholder for a registration hereunder) for a period of not more than ninety (90) days after receipt of the request of the Shareholder.

     The registration statement filed pursuant to the request of the Shareholder, may, subject to the provisions of Section 3(b) below, include securities to be registered and sold by the Company.

     (b) Underwriting. Any registration of shares pursuant to this Section 3 shall be made pursuant to an underwritten offering, and the underwriter or underwriters (collectively, the "Underwriter") shall be selected by the Company. The maximum number of shares to be included in any registration pursuant to this
Section 3 shall be determined by such Underwriter in consultation with the Company and the Shareholder. The right of the Shareholder to registration pursuant to Section 3 shall be conditioned upon such Shareholder's participation in such underwriting and the inclusion of such Shareholder's Registrable Securities in the underwriting to the extent provided herein.

     If the Company desires to include shares of its securities in any registration pursuant to Section 3, such securities shall be included in such registration subject to the further applicable provisions of this Agreement. The Company shall (together with the Shareholder) enter into a written underwriting agreement with the representative of the Underwriter that is not inconsistent with the provisions of this agreement and in a form reasonably acceptable to the Company, the

Underwriter and the Shareholder. Notwithstanding any other provision of this
Section 3, if the Underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Underwriter may limit the number of Registrable Securities to be included in theregistration and underwriting to not less than the greater of (i) thirty percent (30%) of the securities to be included in such offering and (ii) the lesser of forty percent (40%) of the securities to be included in such offering and the number of shares of Common Stock the Shareholder would then be able to sell in a three (3) month period pursuant to Rule 145 under the Securities Act (based on the Company's trading volume and shares outstanding as of the date that Shareholder's written request pursuant to Section 3(a) is received by the Company). The number of shares that are entitled to be included in the registration and underwriting shall be allocated to the Shareholder up to the number of shares determined in accordance with the previous sentence and to the Company as to any remaining shares. Subject to the terms of this Agreement, if the Shareholder disapproves of the terms of any such underwriting, it may withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     4. Company Registration.

     (a) If, prior to the date which is two (2) years following the Closing Date, the Company shall determine to register for an underwritten equity offering shares of its Common Stock either for its own account or for the account of a security holder or holders with demand registration rights, the Company will:

          (i) promptly give to the Shareholder written notice thereof; and

          (ii) include in such registration and underwriting, all of the Registrable Securities specified in a written request made by such Shareholder within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in
     Section 4(b) below. Such written request may specify all or a part of the Shareholder's Registrable Securities.

     (b) Underwriting. Any registration of shares pursuant to this Section 4 shall be made pursuant to an underwritten offering and the Underwriter shall be selected by the Company. The maximum number of shares to be included in any registration pursuant to this Section 4 shall be determined by such Underwriter in consultation with the Company and the Shareholder. The right of the Shareholder to registration pursuant to Section 4 shall be conditioned upon such Shareholder's participation in such underwriting. If the Shareholder desires to include shares in such registration and underwriting, such Shareholder shall (together with the Company) enter into an underwriting agreement in customary form. Notwithstanding any other provision of this Section 4, if the Underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Underwriter may limit the number of Registrable Securities to be included in the registration and underwriting to not less than
(i) the greater of twenty percent (20%) of the securities to be included in such offering or three (3) million shares if the date of the preliminary prospectus used to market such offering is on or prior to the date which is three (3) months following the Closing Date and the final price per share in such offering is determined no later than three (3) weeks following such preliminary prospectus date, (ii) the greater of twenty percent (20%) of the securities to be included in such offering or five (5) million shares if the date of the preliminary prospectus used to market such offering is on the date which is more than three (3) months following the Closing Date but on or prior to the date which is six (6) months following the Closing Date andthe final price per share in such offering is determined no later than three (3) weeks following such preliminary prospectus date, and (iii) the greater of (A) thirty percent (30%) of the securities to be included in such offering and (B) the lesser of forty percent (40%) of the securities to be included in such offering and the number of shares of Common Stock the Shareholder would then be able to sell in a three month period pursuant to Rule 145 under the Securities Act (based on the Company's trading volume and shares outstanding as of a date selected by the Company which shall be no more than five (5) business days prior to the filing of the registration statement for the offering), if the date of the preliminary prospectus used to market such offering is more than six
(6) months following the Closing Date. If the Shareholder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the Underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     5. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Shareholder; provided, however, that the Company shall not be required to pay any Registration Expenses in a registration not proposing to register shares for the account of the Company if, as a result of the withdrawal of a request for registration by the Shareholder, the registration statement does not become effective, unless such withdrawal is caused by a material adverse change in the business, operations or prospects of the Company after such request for registration pursuant to Section 3 hereof, or unless the Shareholder agrees to have such registration considered a registration pursuant to Section 3(a)(ii).

     6. Registration Procedures. In the case of each registration effected by the Company pursuant to this Agreement, the Company will keep the Shareholder advised as to the initiation of such registration and as to the completion thereof. At its expense, the Company will:

          (a) Keep such registration effective until the underwritten distribution described in the registration statement relating thereto, is completed; and

          (b) Furnish such number of prospectuses and other documents incident thereto as the Shareholder from time to time may reasonably request; and

          (c) Enter into any underwriting agreement reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains customary underwriting provisions.

     7. Indemnification.

     (a) The Company will indemnify and hold harmless the Shareholder, each of its officers and directors, and each person controlling such Shareholder, if Registrable Securities held by such Shareholder are included in the securities with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof), whether joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document(including any related registration statement) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation thereunder relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Shareholder, each of its officers and directors, and each person controlling such Shareholder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, as such expenses are incurred provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) based upon information furnished in writing to the Company by such Shareholder or underwriter and stated to be specifically for use therein.

     (b) The Shareholder will, if Registrable Securities or other securities held by such Shareholder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers and agents and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof), whether joint or several, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse the Company and such directors, officers, agents, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating of defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished in writing to the Company by such Shareholder and stated to be specifically for use therein. Notwithstanding the foregoing, the Shareholder shall not be required to indemnify the Company or its directors, officers, agents or underwriters if, in the case of settlement of litigation, such settlement is effected without the consent of the Shareholder. In no event shall the liability of the Shareholder for indemnification under this Section 7 exceed the proceeds received by such Shareholder in the offering of the Registrable Securities.

     (c) Each party entitled to indemnification under this Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved bythe Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent the Indemnifying Party is prejudiced thereby, and provided further, however, that an indemnified party (together with all other indemnified parties) shall have the right to retain one separate counsel, with the reasonable fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. No Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

     (d) If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     (e) Notwithstanding the foregoing provisions of this Section 7, to the extent that any provision contained in the underwriting agreement entered into in connection with the underwritten public offering related to any such claim for indemnification or contribution are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     (f) The obligations of the Company and the Shareholder under this Section 7 shall survive the completion of any offering of Registrable Securities pursuant to this Agreement, and otherwise.

     8. Information by Shareholder. The Shareholder hereby agrees in any registration in which it includes securities to furnish to the Company such information regarding such Shareholder as the Company may reasonably request and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

     9. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Shareholder, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights which would cause a reduction in the amount of Registrable Securities of the Shareholder that would be registrable in a registration statement contemplated by this Agreement.

     10. No Transfer or Assignment of Registration Rights. The rights to cause the Company to register Shareholder's securities granted to Shareholder by the Company hereunder may not be transferred or assigned by Shareholder.

     11. Effective Date; Termination of Rights. This Agreement shall become effective on the Closing Date and shall be of no force or effect if the Closing Date does not occur. The provisions of this Agreement (other than Section 2, Section 7 and Section 12 hereof) shall terminate upon the first to occur of (a) the date which is (2) years following the Closing Date, provided however, that such two (2) years shall be extended until the completion of any offering that was initiated during such two (2) year period, and (b) such time as the Shareholder ceases to hold any Registrable Securities.

     12. No Other Registration Rights. Shareholder hereby irrevocably waives any registration rights it may have with respect to the Common Stock (except as expressly set forth in this Agreement) or the common stock of HomeGrocer.com, whether pursuant to the Third Amended and Restated Investor Rights Agreement dated September 30, 1999 by and among HomeGrocer.com and certain of its shareholders, or otherwise.

     13. Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of California. The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any

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and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

     14. Entire Agreement. This Agreement, the Voting Agreement entered into with the Shareholder and accompanying proxy constitute the full and entire understanding and agreement among the parties regarding rights to registration. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     15. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by telecopier or mailed by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger or by overnight courier service, addressed (a) if to the Shareholder, at the address set forth under the Shareholder's name on the signature page attached hereto, or at such other address as the Shareholder shall have furnished to the Company in writing, or (b) if to the Company, at the address of its principal offices set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to the Shareholder in writing.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     17. Amendments. Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Shareholder.

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     IN WITNESS WHEREOF, the parties have executed this Registration Rights
Agreement as of the date first above written.

                                          Webvan Group, Inc.

                                          By:    /s/ GEORGE T. SHAHEEN
                                          --------------------------------------
                                          Title: Chief Executive Officer and
                                                 President
                                          Address: 310 Lakeside Drive
                                                   Foster City, California 94404

                                          SHAREHOLDER
                                          Amazon.com, Inc.
                                          By:       /s/ MARK BRITTO
                                          --------------------------------------
                                          Title: Vice President
                                          Address: 1200 12th Avenue South,
                                                   Suite 1200 Seattle,
                                                   Washington
                                                   98144-2734

                                                                         ANNEX E

CHAPTER 23B.13 RCW

                               DISSENTERS' RIGHTS

 SECTIONS
23B.13.010    Definitions.
23B.13.020    Right to dissent.
23B.13.030    Dissent by nominees and beneficial owners.
23B.13.200    Notice of dissenters' rights.
23B.13.210    Notice of intent to demand payment.
23B.13.220    Dissenters' notice.
23B.13.230    Duty to demand payment.
23B.13.240    Share restrictions.
23B.13.250    Payment.
23B.13.260    Failure to take action.
23B.13.270    After-acquired shares.
23B.13.280    Procedure if shareholder dissatisfied with payment or offer.
23B.13.300    Court action.
23B.13.310    Court costs and counsel fees.

RCW 23B.13.010  DEFINITIONS

     As used in this chapter:

     (1) "CORPORATION" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "DISSENTER" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "FAIR VALUE," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "INTEREST" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "RECORD SHAREHOLDER" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "BENEFICIAL SHAREHOLDER" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "SHAREHOLDER" MEANS the record shareholder or the beneficial shareholder. [1989 c 165 s 140.]

RCW 23B.13.020  RIGHT TO DISSENT

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11,080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 s 37; 1989 c 165 s 141.]

RCW 23B.13.030  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 s 142.]

RCW 23B.13.200  NOTICE OF DISSENTERS' RIGHTS

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165 s 143.]

RCW 23B.13.210  NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 144.]

RCW 23B.13.220  DISSENTERS' NOTICE

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty-days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter. [1989 c 165 s 145.]

RCW 23B.13.230  DUTY TO DEMAND PAYMENT

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 s 146.]

RCW 23B.13.240  SHARE RESTRICTIONS

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 s 147.]

RCW 23B.13.250  PAYMENT

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter' right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter. [1989 c 165 s 148.]

RCW 23B.13.260  FAILURE TO TAKE ACTION

     (1) If the corporation does not effect the proposed action within sixty-days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 s 149.]

RCW 23B.13.270 AFTER-ACQUIRED SHARES

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 s 150.]

RCW 23B.13.280  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty-days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty-days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165 s 151.]

RCW 23B.13.300  COURT ACTION

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty-days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 s 152.]

RCW 23B.13.310  COURT COSTS AND COUNSEL FEES

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 s 153.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

     The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Registrant has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
     2.1(1)     Agreement and Plan of Reorganization, dated as of June 25,
                2000, by and among the Registrant, HomeGrocer.com, Inc. and
                Robin Merger Corporation
     3.1(2)     Restated Certificate of Incorporation of the Registrant
     3.2(2)     Bylaws of the Registrant
     4.1(2)     Specimen Common Stock Certificate
     4.2(2)     Registration Rights Agreement dated October 29, 1997, as
                amended
     4.3(3)     Form of Registration Rights Agreement between the Registrant and Amazon.com, Inc.
     5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation
     8.1        Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation
     8.2        Tax Opinion of Davis Polk & Wardwell
     9.1(1)     Form of HomeGrocer Voting Agreement dated June 25, 2000
     9.2(1)     Form of Webvan Voting Agreement dated June 25, 2000
    10.1(2)     Form of Indemnification Agreement between the Registrant and each of its directors and officers
    10.2(2)     1997 Stock Plan and form of agreements thereunder
    10.3(2)     1999 Employee Stock Purchase Plan
    10.4(2)     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
                Oakland, California

    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
    10.5(2)     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia
    10.6(2)     Lease Agreement dated January 21, 1997 between the
                Registrant and Dove Holdings, Inc. for premises in Foster
                City, California
    10.7(2)     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
                lenders
    10.8(2)     Offer Letter dated March 18, 1999 between the Registrant and
                Kevin R. Czinger
    10.9(2)     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan
    10.10(2)    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski
    10.11(2)    Offer Letter dated March 31, 1997 between the Registrant and
                Gary B. Dahl
    10.12(2)    Offer Letter dated June 5, 1997 between the Registrant and
                Mark J. Holtzman
    10.13(2)    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman
    10.14(2)    Contract dated July 8, 1999 for turnkey design/build
                construction and related services between the Registrant and
                Bechtel Corporation
    10.15(2)    Warrant dated July 8, 1999 issued to Bechtel Corporation
    10.16(2)    Warrant dated May 27, 1998 issued to Comdisco Ventures
    10.17(2)    Warrant dated November 18, 1998 issued to Lighthouse Capital
                Partners
    10.18(2)    Internet Data Services Agreement dated January 21, 1999
                between the Registrant and Exodus Communications, Inc.
    10.19(2)    1999 Nonstatutory Stock Option Plan and form of agreements thereunder
    10.20(2)    Employment Agreement between the Registrant and George T.
                Shaheen
    10.21(2)    Offer Letter dated August 19, 1999 between the Registrant
                and Gregory Beutler
    10.22(2)    Offer Letter dated July 25, 1999 between the Registrant and
                Vivek M. Joshi
    10.23(2)    Offer Letter dated October 2, 1999 between the Registrant
                and Robert H. Swan
    10.24(2)    Exclusive Supply and Sole Source Agreement between the
                Registrant and Diamond Phoenix Corporation
    10.25(2)    Offer Letter dated November 10, 1998 between the Registrant and Christian T. Mannella
    10.26(4)    Offer Letter dated February 28, 2000 between the Registrant and F. Terry Bean
    10.27*      Employment Agreement dated June 20, 2000 between the
                Registrant and Rex L. Carter
    10.28*      Employment Agreement dated June 15, 2000 between the
                Registrant and Corwin J. Karaffa
    23.1        Consent of Deloitte & Touche LLP, Independent Auditors
    23.2        Consent of Ernst & Young LLP, Independent Auditors
    23.3*       Consent of Morgan Stanley & Co. Incorporated
    23.4        Consent of Goldman Sachs & Co.
    23.5        Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in opinions filed as Exhibit 5.1 and
                8.1)
    23.6        Consent of Davis Polk & Wardwell (included in opinion filed as Exhibit 8.2)
    24.1*       Power of Attorney (see page II-5)
    27.1*       Financial Data Schedule
    99.1*       Form of Webvan Group, Inc. Proxy Card
    99.2*       Form of HomeGrocer.com, Inc. Proxy Card

-------------------------

 *  Previously filed.


(1) Incorporated by reference from Annex A to the Proxy Statement/Prospectus included as part of this Registration Statement.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (file no. 333-84703), as amended.

(3) Incorporated by reference from Annex D to the Proxy Statement/Prospectus included as part of this Registration Statement.

(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1999.

(b) Not Applicable.

(c) Not Applicable.

ITEM 22. UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Webvan Group, Inc has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on the 3rd day of August, 2000.


                                          WEBVAN GROUP, INC.

                                          By:     /s/ GEORGE T. SHAHEEN
                                            ------------------------------------
                                              George T. Shaheen
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement has been signed by the following persons in the capacities indicated on August 3, 2000:



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                                  Chairman of the Board of Directors
-----------------------------------------------------
                  LOUIS H. BORDERS

                /s/ GEORGE T. SHAHEEN                      President, Chief Executive Officer and
-----------------------------------------------------                     Director
                  GEORGE T. SHAHEEN

                          *                                       Chief Financial Officer
-----------------------------------------------------
                   ROBERT H. SWAN

                          *                                               Director
-----------------------------------------------------
                   DAVID M. BEIRNE

                          *                                               Director
-----------------------------------------------------
                CHRISTOS M. COTSAKOS

                          *                                               Director
-----------------------------------------------------
                     TIM KOOGLE

                          *                                               Director
-----------------------------------------------------
                  MICHAEL J. MORITZ

             /s/ *BY: GEORGE T. SHAHEEN
-----------------------------------------------------
                 George T. Shaheen,
                  Attorney-in-fact

                                 EXHIBIT INDEX


    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
     2.1(1)     Agreement and Plan of Reorganization, dated as of June 25,
                2000, by and among the Registrant, HomeGrocer.com, Inc. and
                Robin Merger Corporation
     3.1(2)     Restated Certificate of Incorporation of the Registrant
     3.2(2)     Bylaws of the Registrant
     4.1(2)     Specimen Common Stock Certificate
     4.2(2)     Registration Rights Agreement dated October 29, 1997, as
                amended
     4.3(3)     Form of Registration Rights Agreement between the Registrant and Amazon.com, Inc.
     5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation
     8.1        Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation
     8.2        Tax Opinion of Davis Polk & Wardwell
     9.1(1)     Form of HomeGrocer Voting Agreement dated June 25, 2000
     9.2(1)     Form of Webvan Voting Agreement dated June 25, 2000
    10.1(2)     Form of Indemnification Agreement between the Registrant and each of its directors and officers
    10.2(2)     1997 Stock Plan and form of agreements thereunder
    10.3(2)     1999 Employee Stock Purchase Plan
    10.4(2)     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
                Oakland, California
    10.5(2)     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia
    10.6(2)     Lease Agreement dated January 21, 1997 between the
                Registrant and Dove Holdings, Inc. for premises in Foster
                City, California
    10.7(2)     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
                lenders
    10.8(2)     Offer Letter dated March 18, 1999 between the Registrant and
                Kevin R. Czinger
    10.9(2)     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan
    10.10(2)    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski
    10.11(2)    Offer Letter dated March 31, 1997 between the Registrant and
                Gary B. Dahl
    10.12(2)    Offer Letter dated June 5, 1997 between the Registrant and
                Mark J. Holtzman
    10.13(2)    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman
    10.14(2)    Contract dated July 8, 1999 for turnkey design/build
                construction and related services between the Registrant and
                Bechtel Corporation
    10.15(2)    Warrant dated July 8, 1999 issued to Bechtel Corporation
    10.16(2)    Warrant dated May 27, 1998 issued to Comdisco Ventures
    10.17(2)    Warrant dated November 18, 1998 issued to Lighthouse Capital
                Partners
    10.18(2)    Internet Data Services Agreement dated January 21, 1999
                between the Registrant and Exodus Communications, Inc.
    10.19(2)    1999 Nonstatutory Stock Option Plan and form of agreements thereunder
    10.20(2)    Employment Agreement between the Registrant and George T.
                Shaheen
    10.21(2)    Offer Letter dated August 19, 1999 between the Registrant
                and Gregory Beutler
    10.22(2)    Offer Letter dated July 25, 1999 between the Registrant and
                Vivek M. Joshi
    10.23(2)    Offer Letter dated October 2, 1999 between the Registrant
                and Robert H. Swan

    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
    10.24(2)    Exclusive Supply and Sole Source Agreement between the
                Registrant and Diamond Phoenix Corporation
    10.25(2)    Offer Letter dated November 10, 1998 between the Registrant and Christian T. Mannella
    10.26(4)    Offer Letter dated February 28, 2000 between the Registrant and F. Terry Bean
    10.27*      Employment Agreement dated June 20, 2000 between the
                Registrant and Rex L. Carter
    10.28*      Employment Agreement dated June 15, 2000 between the
                Registrant and Corwin J. Karaffa
    23.1        Consent of Deloitte & Touche LLP, Independent Auditors
    23.2        Consent of Ernst & Young LLP, Independent Auditors
    23.3*       Consent of Morgan Stanley & Co. Incorporated
    23.4        Consent of Goldman Sachs & Co.
    23.5        Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in opinions filed as Exhibits 5.1 and
                8.1)
    23.6        Consent of Davis Polk & Wardwell (included in opinion filed as Exhibit 8.2)
    24.1*       Power of Attorney (see page II-5)
    27.1*       Financial Data Schedule
    99.1*       Form of Webvan Group, Inc. Proxy Card
    99.2*       Form of HomeGrocer.com, Inc. Proxy Card


-------------------------

 *  Previously filed.


(1) Incorporated by reference from Annex A to the Proxy Statement/Prospectus included as part of this Registration Statement.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (file no. 333-84703), as amended.

(3) Incorporated by reference from Annex D to the Proxy Statement/Prospectus included as part of this Registration Statement.

(4) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1999.